Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

by and among

SANCHEZ ENERGY CORPORATION,

SN UR HOLDINGS, LLC

SN EF UNSUB GP, LLC

SN EF UNSUB, LP,

SN EF UNSUB HOLDINGS, LLC, GSO

ST HOLDINGS ASSOCIATES LLC,

and

GSO ST HOLDINGS LP

JANUARY 12, 2017

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EXHIBITS

EXHIBIT A	—	Form of Amended and Restated Agreement of Limited Partnership of SN EF UnSub, LP
EXHIBIT B	—	Form of Limited Liability Company Agreement of SN EF UnSub GP, LLC
EXHIBIT C	—	Form of Warrant Agreement
EXHIBIT D	—	Form of Management Services Agreement
EXHIBIT E	—	Form of Joint Development Agreement
EXHIBIT F	—	APC/KM PSA
EXHIBIT G	—	Hydrocarbon Marketing Agreement
EXHIBIT H	—	Form of Registration Rights Agreement
EXHIBIT I	—	Opinion Matters
EXHIBIT J	—	Equity Commitment Letters
EXHIBIT K	—	Form of Non-Solicitation Agreement
EXHIBIT L	—	Form of Voting Agreement
EXHIBIT M	—	GSO Funds
EXHIBIT N	—	SN Letter Agreement

SCHEDULES

SCHEDULE 3.07 — Partnership Approvals
SCHEDULE 3.08 — Liabilities
SCHEDULE 4.04 — Preferred Unit Purchaser Approvals
SCHEDULE 5.04 — SN Approvals

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SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), is entered into on January 12, 2017 (the “Effective Date”), by and among Sanchez Energy Corporation, a Delaware corporation (“SN”); SN UR Holdings, LLC, a Delaware limited liability company (“SN GP Member”) SN EF UnSub Holdings, LLC, a Delaware limited liability company (“Common Unit Purchaser”); SN EF UnSub, LP, a Delaware limited partnership (the “Partnership”); SN EF UnSub GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”); GSO ST Holdings Associates LLC, a Delaware limited liability company (“GSO Associates”); and GSO ST Holdings LP, a Delaware limited partnership (“Preferred Unit Purchaser” and, together with Common Unit Purchaser, collectively, the “Purchasers”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in accordance with Article I.

R E C I T A L S:

WHEREAS, on the Effective Date, the Partnership has entered into the APC/KM PSA as a Buyer Party, an executed copy of which APC/KM PSA is attached as Exhibit F hereto, pursuant to which the Partnership has agreed to purchase, and Anadarko has agreed to sell to the Partnership, the Acquired Properties;

WHEREAS, upon execution of the APC/KM PSA, Anadarko sent a Sale Notice to [redacted] whereby [redacted] will have thirty (30) days to elect to sell the [redacted] Properties to the Buyer Parties under the same terms and conditions that Anadarko proposes to transfer the Acquired Properties under the APC/KM PSA;

WHEREAS, if [redacted] elects to sell the [redacted] Properties to the Buyer Parties pursuant to the terms included in the Sale Notice (the “[redacted] Election”), then the Partnership and other Buyer Parties will execute a purchase agreement with [redacted] pursuant to the terms of the Sale Notice, this Agreement and as otherwise agreed among the parties (such purchase agreement, if any, the “[redacted] PSA”);

WHEREAS, the Anadarko Closing (as defined below) and the [redacted] Closing (as defined below) may occur on different days, provided that in such case the [redacted] Closing shall not occur unless the Anadarko Closing has previously occurred (“Separate Closings”), or on the same day (a “Dual Closing”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at the Anadarko Closing, the Partnership will issue to the Common Unit Purchaser 100,000 newly issued Common Units in consideration for a contribution of $100,000,000.00 (the “Common Unit Funding Amount”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at the Anadarko Closing and, if applicable, the [redacted] Closing, the Preferred Unit Purchaser has committed to contribute to the Partnership in the aggregate up to $800,000,000.00 (the “Preferred Unit Commitment Amount”), with the actual amount to be contributed by the Preferred Unit Purchaser at the Anadarko Closing (whether it occurs in a Separate Closing or as part of a Dual Closing) to be set forth in the Closing Notice, provided that if the Anadarko

Closing occurs in a Separate Closing the amount to be contributed by the Preferred Unit Purchaser shall be $500.0 million (the actual amount so contributed at the Anadarko Closing, the “Preferred Unit Anadarko Funding Amount”) and, if applicable, the actual amount (which shall be determined by SN but shall not be less than $200.0 million and not greater than $300.0 million) to be contributed by the Preferred Unit Purchaser at the [redacted] Closing (whether it occurs in a Separate Closing or as part of a Dual Closing) to be set forth (i) in the Closing Notice if a Dual Closing is to occur and (ii) in the Supplemental Closing Notice if Separate Closings will occur (the “Preferred Unit [redacted] Funding Amount” and, together with the “Preferred Unit Anadarko Funding Amount”, the “Preferred Funding Amounts”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, (i) at the Anadarko Closing, the Partnership will issue to the Preferred Unit Purchaser, a number of newly issued Preferred Units equal to the Preferred Unit Anadarko Funding Amount divided by the Preferred Unit Purchase Price and (ii) if applicable, at the [redacted] Closing, the Partnership will issue to the Preferred Unit Purchaser a number of newly issued Preferred Units equal to the Preferred Unit [redacted] Funding Amount divided by the Preferred Unit Purchase Price;

WHEREAS, in accordance with this Agreement and the Partnership Agreement, the Partnership will utilize the Common Unit Funding Amount and Preferred Funding Amounts, together with the proceeds of the Credit Facility and Senior Debt drawn at the Preferred Unit Closings, to (i) pay to Anadarko consideration for the sale by Anadarko to the Partnership of the Acquired Properties pursuant to the APC/KM PSA, (ii) if applicable, pay to [redacted] consideration for the sale by [redacted] to the Partnership of the [redacted] Properties pursuant to the [redacted] PSA and (iii) the payment of certain fees and expenses as provided herein;

WHEREAS, concurrently with the execution of the APC/KM PSA, the Partnership, SN and SN Maverick entered into the SN Letter Agreement, an executed copy of which is attached hereto as Exhibit N, and concurrently with the execution and delivery of this Agreement the Partnership and SN Maverick entered into the Hydrocarbons Marketing Agreement (as defined herein) an executed copy of which is attached hereto as Exhibit G;

WHEREAS, at the Anadarko Closing, the Partnership will enter into the Management Services Agreement and the Joint Development Agreement, which agreements will be in the form of Exhibit D and Exhibit E hereto, respectively;

WHEREAS, as partial consideration for the commitment by the Preferred Unit Purchaser to contribute the Preferred Funding Amounts to the Partnership pursuant to this Agreement, SN has agreed, on the terms and subject to the conditions set forth in this Agreement and in the Warrant Agreement, that at the Anadarko Closing, SN will issue to the Preferred Unit Purchaser the SN Shares and the Warrants, which Warrants shall be issued pursuant to the Warrant Agreement in the form attached as Exhibit C;

WHEREAS, the Preferred Unit Purchaser has directed SN to issue at the Anadarko Closing the SN Shares and the Warrants to the funds managed by GSO that are identified in Exhibit M in the proportions set forth in Exhibit M (collectively, the “GSO Funds”);

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WHEREAS, at the Anadarko Closing SN and the GSO Funds will enter into the Registration Rights Agreement in the form attached as Exhibit H, relating to the registration of the SN Common Stock subject to issuance upon exercise of the Warrants;

WHEREAS, as a condition to and inducement for the SN Parties to enter into this Agreement, contemporaneously with the execution of this Agreement the GSO Funds have executed and delivered to the Partnership and SN two equity commitment letters, enforceable by SN and the Partnership, with respect to certain of the Preferred Unit Purchaser’s obligations hereunder, copies of which are attached hereto as Exhibits J-1 and J-2 (the “Equity Commitment Letters”); and

WHEREAS, the parties hereto intend that the General Partner and the Partnership shall constitute bankruptcy remote, non-guarantor, unrestricted special purpose Subsidiaries of SN.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Acquired Properties” means the properties, assets and rights to be acquired, directly or indirectly, by the Partnership from Anadarko at the Closing (as such term is defined in the APC/KM PSA) pursuant to the “UnSub Assignment” (as such term is defined in the APC/KM PSA) in the form attached as Exhibit C-2 to the APC/KM PSA.

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person. For purposes of this Agreement, (i) The Blackstone Group, L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group, L.P. or its Affiliates that are not part of the credit-related businesses of The Blackstone Group L.P. shall not be considered or otherwise deemed to be an “Affiliate” of GSO or its Affiliates that are part of the credit-related businesses of The Blackstone Group L.P., but any fund or account managed, advised or sub-advised by or Controlled by GSO or its Affiliates within the credit-related businesses of The Blackstone Group L.P. shall constitute an Affiliate of GSO, and (ii) none of GSO or its Affiliates or any fund or account managed, advised or sub-advised by or Controlled by GSO or its Affiliates shall constitute an Affiliate of the Partnership or the General Partner.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Anadarko” means Anadarko Onshore and Kerr-McGee Oil and Gas Onshore LP, a Delaware limited partnership.

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“Anadarko Closing” means the issuance and sale of the Common Units and the Preferred Units to the Common Unit Purchaser and the Preferred Unit Purchaser, respectively, in consideration for the Common Unit Funding Amount and the Preferred Unit Anadarko Funding Amount, respectively, in accordance with Section 2.01(a).

“Anadarko Closing Date” means the date that is the “Closing Date”, as such term is defined in the APC/KM PSA.

“Anadarko Onshore” means Anadarko E&P Onshore LLC, a Delaware limited liability company.

“APC/KM PSA” means that certain Purchase and Sale Agreement among Anadarko E&P Onshore LLC, Kerr-McGee Oil and Gas Onshore LP, SN Maverick, the Partnership and Blackstone Newco, dated January 12, 2017, an executed copy of which is attached as Exhibit F hereto.

“Basic Documents” means, collectively, this Agreement, the Partnership Agreement, the GP LLC Agreement, the APC/KM PSA, the [redacted] PSA if such document is executed, the Management Services Agreement, the Joint Development Agreement, the Hydrocarbons Marketing Agreement, the Warrant Agreement, the Registration Rights Agreement, the Equity Commitment Letters, the SN Letter Agreement, the definitive documents relating to the Credit Facility and the Senior Debt, if any, the Voting Agreement, the Non-Solicitation Agreement and the Drilling Commitment Agreement.

“Blackstone” means The Blackstone Group, L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group, L.P. or its Affiliates that are not part of the credit-related businesses of The Blackstone Group L.P.

“Blackstone Newco” means Aguila Production, LLC, a Delaware limited liability company.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in Houston, Texas.

“Buyer Party” and “Buyer Parties” have the meaning set forth in the APC/KM PSA.

“Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America Inc. and/or any of their Affiliates.

“Class A Common Interests” has the meaning assigned to such term in Section 2.01(b).

“Class B Common Interests” has the meaning assigned to such term in Section 2.01(b).

“Closing Notice” means a written notice prepared and delivered by SN to the Preferred Unit Purchaser not less than thirteen (13) Business Days prior to the Anadarko Closing Date, which notice shall specify (i) if there will be Separate Closings, the Preferred Unit Anadarko Funding Amount in the Anadarko Closing that occurs in a Separate Closing (which amount shall

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be $500.0 million) and shall include wiring instructions for receipt of such Preferred Unit Anadarko Funding Amount and (ii) if there will be a Dual Closing, the Preferred Unit Anadarko Funding Amount in such Dual Closing and the Preferred Unit [redacted] Funding Amount in such Dual Closing (which combined amount shall be determined by SN, but shall not exceed $800.0 million and shall not be less than $700.0 million) and shall include wiring instructions for receipt of the Preferred Unit Anadarko Funding Amount and the Preferred Unit [redacted] Funding Amount, and in all cases, the Closing Notice shall be subject to deemed adjustment with respect to any Initial Debt Replacement Units in accordance with Section 2.01(c). If there will be a Dual Closing, the Anadarko Closing Date and the [redacted] Closing Date will occur on the same day.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Fee” means a fee payable by SN to the Preferred Unit Purchaser on the Effective Date in immediately available funds accordance with Section 2.04(a)(vii), which Commitment Fee shall be in an amount equal to $20.0 million.

“Common Indemnified Parties” has the meaning specified in Section 6.01(b).

“Common Unit Funding Amount” has the meaning specified in the recitals of this Agreement.

“Common Unit Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Common Units” means the “Common Units” as such term is defined in the Partnership Agreement.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Control” has the meaning set forth in the Partnership Agreement.

“Credit Facility” means the up to $500.0 million senior secured first lien reserve based revolving credit facility among the Partnership, as borrower, and J.P. Morgan and Citi, as joint lead arrangers and joint book runners, J.P. Morgan as administrative agent, and J.P. Morgan, Citi and the syndicate of banks and financial institutions named therein as the lenders; provided, however, that if J.P. Morgan and Citi are unable to fully syndicate such facility, SN may in its discretion reduce, but subject to the rights of the Preferred Unit Purchaser set forth in Section 2.01(c), the amount of such credit facility by up to $300.0 million in the aggregate (the “Facility Reduction Amount”) and incur Senior Debt in an amount up to such reduction.

“Damages” means losses, judgments, liabilities, damages and fines and all reasonable costs, fees, outlays, expenses, expenditures and disbursements of every nature (including costs of investigation and fees and expenses of attorneys, accountants, consultants, expert witnesses and other witnesses).

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“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time, and any successor to the Delaware Act.

“Deposit” has the meaning set forth in the APC/KM PSA.

“Drilling Commitment Agreement” means the Development Agreement to be entered into at the Anadarko Closing (whether it occurs in a Separate Closing or at the Dual Closing), by and among Anadarko, SN Maverick, the Partnership and Aguila Production, LLC, and, solely for the purpose specified therein, SN, the form of which is attached as Exhibit N to the APC/KM PSA.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C §17-101 et seq. as amended from time to time and any successor to DRULPA.

“Dual Closing” has the meaning specified in the recitals of this Agreement.

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Equity Commitment Letters” has the meaning set forth in the recitals.

“Equity Interests” means (i) equity interests (including capital stock, membership interests and partnership interests) of any applicable Person, (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into equity interests, and (iii) warrants, options or other rights to purchase or otherwise acquire or receive equity interests.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility Reduction Amount” has the meaning set forth in the definition of the term “Credit Facility”.

“Fee Letter” means that certain Project Lightning Fee Letter, dated January 12, 2017, among J.P. Morgan, Citi and the Partnership.

“Final Availability Cushion” has the meaning assigned to such term in Section 2.02(b).

“Final Debt Replacement Election” has the meaning assigned to such term in Section 2.01(b).

“Final Debt Replacement Units” has the meaning assigned to such term in Section 2.02(b).

“Final Non-Syndicated Debt” has the meaning set forth in Section 2.02(b).

“Fundamental Representations” means those representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05 (solely as such representation relates to the absence of proceedings as of the Effective Date), 3.06, 3.09, 3.10, 3.13, 4.01, 4.02, 5.01, 5.02, 5.03, 5.06,

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5.09, 5.10, 5.12 (solely as such representation relates to the absence of proceedings as of the Effective Date) and 5.14.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” has the meaning set forth in the introductory paragraph to this Agreement.

“Governmental Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“GP LLC Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of the General Partner in the form attached as Exhibit B hereto.

“GSO” means GSO Capital Partners LP, a Delaware limited partnership.

“GSO Associates” has the meaning set forth in the introductory paragraph to this Agreement.

“GSO Funds” has the meaning set forth in the recitals.

“Hydrocarbon Marketing Agreement” means the Hydrocarbons Purchase and Marketing Agreement to be entered into on the Effective Date between SN Maverick and the Partnership, substantially in the form attached as Exhibit G hereto.

“Indebtedness” means, with respect to any specified Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for a deferred purchase price (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person under capital leases, (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, regardless of whether drawn, (f) all obligations of such Person created or arising under any conditional sale or title retention agreement, (g) the liquidation value or redemption price, as the case may be, of all preferred or redeemable stock of such Person, (h) all net obligations of such Person payable under any rate, currency, commodity or other swap, option or derivative agreement, (i) all obligations secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, regardless of whether such Person has assumed or become liable for the payment of such obligation and (j) all obligations of others guaranteed by such Person.

“Indemnified Party” has the meaning specified in Section 6.02(a).

“Indemnifying Party” has the meaning specified in Section 6.02(a).

“Initial Availability Cushion” has the meaning assigned to such term in Section 2.01(c).

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“Initial Debt Replacement Election” has the meaning assigned to such term in Section 2.01(c).

“Initial Debt Replacement Units” has the meaning assigned to such term in Section 2.01(c).

“Joint Development Agreement” means the Joint Development Agreement to be entered into between the Partnership, Blackstone Newco and SN Maverick substantially in the form attached as Exhibit D hereto.

“J.P. Morgan” means J.P. Morgan Chase Bank, N.A.

“[redacted]” means [redacted], a Texas limited partnership.

“[redacted] Closing” means the issuance and sale of the [redacted] Preferred Units to the Preferred Unit Purchaser in consideration for the Preferred Unit [redacted] Funding Amount in accordance with Section 2.02(a); provided, however, that in no event will the [redacted] Closing occur unless the Anadarko Closing has previously occurred or occurs concurrently with the [redacted] Closing.

“[redacted] Closing Date” means, the day upon which closing occurs pursuant to the [redacted] PSA, which date shall occur (i) on the day of the Anadarko Closing if a Dual Closing occurs or (ii) on a date after the Anadarko Closing has occurred if the [redacted] Closing occurs in a Separate Closing.

“[redacted] Election” has the meaning set forth in the recitals.

“[redacted] Participation Agreement” means that certain Maverick Basin Area Participation Agreement, dated March 17, 2011, by and among Anadarko and [redacted].

“[redacted] Properties” means [redacted]’s pro rata share of the Interests (as defined in the [redacted] Participation Agreement).

“[redacted] PSA” has the meaning set forth in the recitals.

“Knowledge of SN” means the actual knowledge, after due inquiry, of any of Antonio R. Sanchez, III, Eduardo A. Sanchez, Patricio D. Sanchez and Cameron W. George.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind.

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“Management Services Agreement” means the Management Services Agreement to be entered into at the Anadarko Closing by and between the Partnership and SOG, substantially in the form attached hereto as Exhibit D.

“Non-Solicitation Agreement” means the Non-Solicitation Agreement to be entered into at the Anadarko Closing by and among SN, SOG and GSO substantially in the form attached as Exhibit K hereto.

“Non-Syndicated Debt” has the meaning set forth in Section 2.01(c).

“NYSE” has the meaning assigned to such term in Section 5.07.

“Partnership” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership to be entered into at the Anadarko Closing by and among the General Partner, Common Unit Purchaser and Preferred Unit Purchaser, substantially in the form attached as Exhibit A hereto.

“Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates of a Governmental Authority.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Authority.

“Preferred Funding Amounts” has the meaning specified in the recitals of this Agreement.

“Preferred Unit Anadarko Funding Amount” has the meaning specified in the recitals of this Agreement.

“Preferred Unit Closings” means the Anadarko Closing and the [redacted] Closing.

“Preferred Unit Commitment Amount” has the meaning specified in the recitals of this Agreement.

“Preferred Unit [redacted] Funding Amount” has the meaning specified in the recitals of this Agreement.

“Preferred Unit Purchase Price” means a cash purchase price of $1,000 per Preferred Unit.

“Preferred Unit Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

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“Preferred Units” means “Preferred Units”, as defined in the Partnership Agreement.

“Purchased Preferred Units” means those Preferred Units purchased by the Preferred Unit Purchaser in accordance with Section 2.01(a) and, if applicable, Section 2.02(a).

“Purchaser Indemnified Parties” has the meaning specified in Section 6.01(a).

“Purchasers” has the meaning set forth in the introductory paragraph to this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into at the Anadarko Closing between SN and the GSO Funds substantially in the form attached as Exhibit H hereto.

“Restricted Subsidiary” has the meaning assigned to such term in the SN Credit Agreement, or in any indenture or other agreement pertaining to indebtedness of SN.

“Rights” has the meaning assigned to such term under the SN Rights Plan.

“Sale Notice” has the meaning assigned to such term under Section 22.2 of the [redacted] Participation Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Senior Debt” means the senior credit facility (other than, for the avoidance of doubt, the Credit Facility) and/or securities or note issuance among the Partnership, as borrower or issuer, J.P. Morgan and Citi as joint lead arrangers and joint book runners (or other equivalent roles), J.P. Morgan as administrative agent (or equivalent role) and J.P. Morgan, Citi and the syndicate of banks and the financial institutions as the lenders or holders in an original principal amount up to $300 million, but in no event shall the original principal amount of the Senior Debt exceed the Facility Reduction Amount.

“Separate Closings” has the meaning specified in the recitals of this Agreement.

“SN” has the meaning set forth in the introductory paragraph to this Agreement.

“SN Common Stock” means the common stock, par value $0.01 per share of SN. For purposes of this Agreement, references to a share or shares of SN Common Stock shall be deemed to include the Right(s) associated with such share or shares that are issued pursuant to the SN Rights Plan or any similar successor plan hereafter adopted by SN.

“SN Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of June 30, 2014, among Sanchez Energy Corporation, Royal Bank of Canada, as Administrative Agent, and the lenders party thereto, as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“SN GP Member” has the meaning set forth in the introductory paragraph to this Agreement.

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“SN Letter Agreement” means that certain Letter Agreement to be entered into on the Effective Date by and among SN, SN Maverick and the Partnership, substantially in the form attached as Exhibit P hereto.

“SN Maverick” means SN EF Maverick, LLC, a Delaware limited liability company.

“SN Parties” means SN, SN GP Member, the General Partner, the Partnership and the Common Unit Purchaser.

“SN Rights Plan” means that certain Rights Agreement, dated as of July 28, 2015, between SN and Continental Stock Transfer & Trust Company, as rights agent, including the exhibits attached thereto, as such rights agreement may be amended, modified or supplemented from time to time.

“SN Shares” means the 1,500,000 shares of SN Common Stock to be issued by SN to the Preferred Unit Purchaser at the Anadarko Closing.

“SOG” means Sanchez Oil & Gas Corporation, a Delaware corporation.

“Springfield Gathering Agreements” means (a) the Second Amended and Restated Lease Dedication and Gas Gathering Agreement between Springfield Pipeline LLC, a Texas limited liability company (“Springfield”), and SN and (b) the Second Amended and Restated Lease Dedication and Oil Gathering Agreement between Springfield and SN, in each case to be entered into upon termination of the Marketing Transition Services Agreement pursuant to the APC/KM PSA.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the membership interests, partnership interests or other similar ownership interests thereof with voting rights is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or Control, directly or indirectly, the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity.

“Supplemental Closing Notice” means a written notice prepared and delivered by SN to the Preferred Unit Purchaser not less than thirteen (13) Business Days prior to the [redacted] Closing Date that will occur in a Separate Closing, which notice shall specify the Preferred Unit [redacted] Funding Amount (which amount shall be determined by SN, but shall not exceed $300.0 million and shall not be less than $200.0 million, such amount not in duplication of any amounts

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funded at the Anadarko Closing that has or, prior to the [redacted] Closing, will occur in a Separate Closing), which Supplemental Closing Notice shall be subject to deemed adjustment with respect to any Final Debt Replacement Units in accordance with Section 2.02(b); provided that such written notice shall only be delivered if Separate Closings will occur. A Supplemental Closing Notice may be only be delivered by SN to the Preferred Unit Purchaser if a Closing Notice for the Anadarko Closing that will occur in a Separate Closing has previously been delivered by SN to the Preferred Unit Purchaser.

“Third Party Claim” has the meaning specified in Section 6.02(b).

“Unrestricted Subsidiary” has the meaning assigned to such term in the SN Credit Agreement, or in any indenture or other agreement pertaining to Indebtedness of SN or any of its Subsidiaries (other than the General Partner or the Partnership or any of its Subsidiaries).

“Voting Agreement” mean the Voting and Standstill Agreement to be entered into at the Anadarko Closing between the GSO Funds and SN, substantially in the form attached as Exhibit L hereto.

“Warrant Agreement” means the Warrant Agreement to be entered into at the Anadarko Closing between the GSO Funds and SN, substantially in the form attached as Exhibit C hereto.

“Warrants” means the Warrants issued in accordance with the Warrant Agreement.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.01                           Anadarko Commitment and Related Matters.

(a)                               At the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), on the terms and subject to the conditions set forth in this Agreement, (i) the Preferred Unit Purchaser shall contribute and fund to the Partnership by wire transfer of immediately available funds the Preferred Unit Anadarko Funding Amount and (ii) Common Unit Purchaser shall contribute and fund to the Partnership by wire transfer of immediately available funds the Common Unit Funding Amount. At the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), on the terms and subject to the conditions set forth in this Agreement, each of the Preferred Unit Anadarko Funding Amount and the Common Unit Funding Amount shall be paid by wire transfer of immediately available funds to an account of the Partnership designated in writing by SN in the Closing Notice, in consideration for the issuance by the Partnership (x) to the Common Unit Purchaser 100,000 Common Units and (y) subject to increase in accordance with Section 2.01(c), to the Preferred Unit Purchaser a number of Preferred Units equal to the Preferred Unit Anadarko Funding Amount divided by the Preferred Unit Purchase Price. Each of the Preferred Unit Anadarko Funding Amount and the Common Unit Funding Amount shall be used, together with the proceeds of the Senior Debt, if any, and drawings on the Credit Facility as of the Anadarko Closing, to fund the portion of the “Purchase Price” (as defined in the APC/KM PSA) attributable to the Acquired Properties, with any excess funds being retained by the Partnership for its general business purposes and reimbursement of the Purchasers’ expenses to the extent required under the Basic Documents.

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(b)                               At the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), on the terms and subject to the conditions set forth in this Agreement, (i) GSO Associates and SN GP Member shall each make the applicable nominal contribution to the General Partner set forth in the GP LLC Agreement and (ii) the General Partner shall issue to the SN GP Member 99 Class A common membership interest (the “Class A Common Interests”) and to GSO Associates 1 Class B common membership interest (the “Class B Common Interest”). Funds contributed to the General Partner pursuant to this Section 2.01(b) shall be paid by wire transfer of immediately available funds to an account designated by the General Partner pursuant to a written notice delivered to SN GP Member and GSO Associates no later than two (2) Business Days before the Anadarko Closing.

(c)                                Notwithstanding anything to the contrary contained herein, not less than thirteen (13) Business Days prior to the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), SN shall notify the Preferred Unit Purchaser whether (i)(a) it intends to cause the Partnership to incur any Senior Debt on the day of the Anadarko Closing or (b) if the lenders to the Credit Facility have not achieved a “Successful Syndication” (as such term is defined in the Fee Letter) and the maximum size of the “Demand Facility” (as such term is defined in the Fee Letter) that may be requested by the lenders pursuant to a “Term Loan” (as such term is defined in the Fee Letter) (the “Non-Syndicated Debt”), or (ii) if the availability under the Credit Facility will be less than (A) $65.0 million immediately following the Anadarko Closing if Separate Closings will occur or (B) $100.0 million immediately following the Dual Closings if a Dual Closing will occur (such shortfall in clause (ii)(A) or (ii)(B), the “Initial Availability Cushion”), and following delivery of such notification the Preferred Unit Purchaser may elect within seven (7) Business Days thereafter to, in its sole discretion by written notice provided to SN (any such election, a “Initial Debt Replacement Election”), irrevocably commit in writing to purchase on the day of the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing) an additional number of Preferred Units equal to (i) to the extent applicable (a) all or part of the Senior Debt proposed to be incurred by the Partnership on the day of the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), and/or (b) all or a part of the Initial Availability Cushion and/or (c) the Non-Syndicated Debt, divided by (ii) the Preferred Unit Purchase Price (such number of additional Preferred Units, the “Initial Debt Replacement Units”). Following receipt of a timely Initial Debt Replacement Election and in accordance with such election, on the day of the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), (i) the Partnership shall not incur to the extent applicable (x) the portion of the proposed Senior Debt corresponding to the portion of the proposed Senior Debt to be funded by the Preferred Unit Purchaser as set forth in the Initial Debt Replacement Election and/or (y) borrowings under the Credit Facility in an amount corresponding to the portion of the Initial Availability Cushion to be funded by the Preferred Unit Purchaser as set forth in the Initial Debt Replacement Election and/or (z) the Non-Syndicated Debt, (ii) the Preferred Unit Purchaser shall purchase the Initial Debt Replacement Units, (iii) the maximum number of Preferred Units authorized to be issued by the Partnership shall be increased by the Initial Debt Replacement Units, (iv) the Preferred Unit Anadarko Funding Amount shall automatically be increased by the product of (A) the Initial Debt Replacement Units to be purchased by the Preferred Unit Purchaser at the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing) and (B) the Preferred Unit Purchase Price and (v) the number of Preferred Units to be issued at the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing) to the Preferred Unit Purchaser shall be increased by the Initial Debt

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Replacement Units purchased on the day of the Anadarko Closing. In addition, at the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), SN shall pay to the Preferred Unit Purchaser a fee equal to the product of (a) two and one-half percent (2.5%) and (b) the product of (i) the Preferred Unit Purchase Price and (ii) the number of Initial Debt Replacement Units actually purchased by the Preferred Unit Purchaser at the Anadarko Closing.

(d)                               Not less than thirteen (13) Business Days prior to the Anadarko Closing Date, SN shall provide, based upon information available to them at such time, notice to the Preferred Unit Purchaser in writing of the proposed key terms of the Credit Facility and Senior Debt, if any Senior Debt is contemplated. In addition, SN and the Partnership shall, and the Common Unit Purchaser shall cause the Partnership to, keep the Preferred Unit Purchaser reasonably apprised of the expected Anadarko Closing Date and apprised of whether the Anadarko Closing is expected to occur on the same day as the [redacted] Closing, and shall use their commercially reasonable efforts (based upon information available to them) (i) to notify the Preferred Unit Purchaser not later than thirteen (13) Business Days prior to the Anadarko Closing Date, provided that, any failure to so notify the Preferred Unit Purchaser shall not limit the Preferred Unit Purchaser’s obligations hereunder, including with respect to funding the Preferred Unit Anadarko Funding Amount at the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing) or the Preferred Unit [redacted] Funding Amount at the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing) and (ii) to deliver the Closing Notice to the Preferred Unit Purchaser not later than thirteen (13) Business Days prior to the Anadarko Closing Date, which Closing Notice shall be prepared by SN.

(e)                                SN will use its commercially reasonable efforts if the [redacted] Election is timely made to cause the Anadarko Closing and the [redacted] Closing to occur at the Dual Closing; provided that SN shall have no liability to any Person if the Anadarko Closing and the [redacted] Closing do not occur on the same day.

Section 2.02                                Anadarko Related Commitment and Related Matters.

(a)                               SN shall promptly deliver to the Preferred Unit Purchaser a copy of the [redacted] Election upon SN’s receipt of same. At the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing), if applicable, on the terms and subject to the conditions set forth in this Agreement, the Preferred Unit Purchaser shall contribute and fund to the Partnership by wire transfer of immediately available funds the Preferred Unit [redacted] Funding Amount in consideration for the issuance by the Partnership to the Preferred Unit Purchaser of a number of Preferred Units equal to the Preferred Unit [redacted] Funding Amount divided by the Preferred Unit Purchase Price. Funds contributed to the Partnership pursuant to this Section 2.02(a) shall be paid by wire transfer of immediately available funds to an account designated by the General Partner pursuant to a written notice delivered to Preferred Unit Purchaser no later than two (2) Business Days before the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing).

(b)                               Notwithstanding anything to the contrary contained herein, but only if the [redacted] Closing will occur in a Separate Closing, not less than thirteen (13) Business Days prior to the [redacted] Closing that will occur in a Separate Closing, if such closing is to occur, SN shall notify the Preferred Unit Purchaser whether (i)(a) it intends to cause the Partnership to incur any

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Senior Debt at the [redacted] Closing or (b) if the lenders to the Credit Facility have not achieved a “Successful Syndication” (as such term is defined in the Fee Letter) and the maximum size of the “Demand Facility” (as such term is defined in the Fee Letter) that may be requested by the lenders pursuant to a “Term Loan” (as such term is defined in the Fee Letter) (the “Final Non- Syndicated Debt”) or (ii) if the availability under the Credit Facility will be less than $100.0 million at the [redacted] Closing (such shortfall, the “Final Availability Cushion”), and following delivery of such notification the Preferred Unit Purchaser may elect within seven (7) Business Days thereafter to, in its sole discretion by written notice provided to SN (any such election, a “Final Debt Replacement Election”), irrevocably commit in writing to purchase at the [redacted] Closing an additional number of Preferred Units equal to (i) to the extent applicable (a) all or part of the Senior Debt proposed to be incurred by the Partnership, and/or (b) all or a part of the Final Availability Cushion and/or (c) the Final Non-Syndicated Debt, divided by (ii) the Preferred Unit Purchase Price (such number of additional Preferred Units, the “Final Debt Replacement Units”). Following receipt of a timely Final Debt Replacement Election and in accordance with such election, at the [redacted] Closing that will occur in a Separate Closing, (i) the Partnership shall not incur to the extent applicable (x) the portion of the proposed Senior Debt corresponding to the portion of the proposed Senior Debt to be funded by the Preferred Unit Purchaser as set forth in the Final Debt Replacement Election and/or (y) borrowings under the Credit Facility in an amount corresponding to the portion of the Final Availability Cushion to be funded by the Preferred Unit Purchaser as set forth in the Final Debt Replacement Election and/or (z) the Final Non-Syndicated Debt, (ii) the Preferred Unit Purchaser shall purchase on the day of the [redacted] Closing that will occur in a Separate Closing, the Final Debt Replacement Units, (iii) the maximum number of Preferred Units authorized to be issued by the Partnership shall be increased on the day of the [redacted] Closing that will occur in a Separate Closing, by the Final Debt Replacement Units, (iv) the Preferred Unit [redacted] Funding Amount shall automatically be increased on the day of the [redacted] Closing that will occur in a Separate Closing, by the product of (A) the Final Debt Replacement Units to be purchased by the Preferred Unit Purchaser at the [redacted] Closing and (B) the Preferred Unit Purchase Price and (v) the number of Preferred Units to be issued at the [redacted] Closing that will occur in a Separate Closing, to the Preferred Unit Purchaser shall be increased by the Final Debt Replacement Units. In addition, if there are Separate Closings, then at the [redacted] Closing that will occur in a Separate Closing, if such closing occurs, SN shall pay to the Preferred Unit Purchaser a fee equal to the product of (a) two and one-half percent (2.5%) and (b) the product of (i) the Preferred Unit Purchase Price and (ii) the number of Final Debt Replacement Units actually purchased by the Preferred Unit Purchaser at the [redacted] Closing.

(c)                          SN will, or will cause its Affiliates to, promptly provide the Purchasers with copies of all notices provided to and received from [redacted] regarding its response to the Sale Notice sent to [redacted] by Anadarko on the Effective Date. Additionally, SN will use commercially reasonable efforts to notify the Purchasers within fifteen (15) days of the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing) if it anticipates that [redacted] will exercise the [redacted] Election. If [redacted] makes the [redacted] Election, SN will, or will cause its Affiliates to, keep the Preferred Unit Purchaser reasonably apprised of the expected [redacted] Closing Date (whether in a Separate Closing or as part of a Dual Closing), and shall use their commercially reasonable efforts (based upon information available to them) (i) to notify the Preferred Unit Purchaser not later than thirteen (13) Business Days prior to the [redacted] Closing Date (whether in a Separate Closing or as part of a Dual Closing),

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which notice may be combined with the notice provided in Section 2.01(d), provided that, any failure to so notify the Preferred Unit Purchaser shall not limit the Preferred Unit Purchaser’s obligations hereunder, including with respect to funding the Preferred Unit [redacted] Funding Amount at the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing) and (ii) to deliver the Supplemental Closing Notice to the Preferred Unit Purchaser not later than thirteen (13) Business Days prior to the [redacted] Closing Date, which Supplemental Closing Notice shall be prepared by SN.

Section 2.03                      Closing.

(a)                               On the terms and subject to the conditions hereof, the consummation of the funding of each of the Preferred Unit Anadarko Funding Amount and the Common Unit Funding Amount shall take place on the Anadarko Closing Date (whether in a Separate Closing or as part of a Dual Closing) at the offices of Kirkland and Ellis LLP located at 600 Travis Street, Suite 3300, Houston, Texas 77002, at the same time as the “Closing” (as such term is defined in the APC/KM PSA).

(b)                               If the [redacted] Election occurs, then on the terms and subject to the conditions hereof, the consummation of the funding of the Preferred Unit [redacted] Funding Amount shall take place on the [redacted] Closing Date (whether in a Separate Closing or as part of a Dual Closing) at the offices of Kirkland and Ellis LLP located at 600 Travis Street, Suite 3300, Houston, Texas 77002, at the same time as the closing under the [redacted] PSA.

Section 2.04                           Deliveries Upon the Effective Date.

(a)                                Deliveries of SN Parties. On the Effective Date:

(i)                                   SN shall deliver to the Purchasers counterparts of this Agreement, duly executed by the SN Parties;

(ii)                                SN GP Member shall deliver to the Purchasers an executed copy of the limited liability company agreement of the General Partner, duly executed by the General Partner and SN GP Member;

(iii)                             Common Unit Purchaser shall deliver to the Purchasers an executed copy of the agreement of limited partnership of the Partnership, duly executed by the General Partner and Common Unit Purchaser;

(iv)                            SN shall deliver to Purchasers a copy of the APC/KM PSA, duly executed by the parties thereto, including evidence that SN Maverick has paid the Deposit on behalf of SN Maverick and the Partnership;

(v)                               SN shall deliver to the Purchaser a counterpart of (A) the SN Letter Agreement, duly executed by SN, SN Maverick and the Partnership, and (B) the Hydrocarbon Marketing Agreement, duly executed by SN Maverick and the Partnership;

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(vi)                            SN shall deliver to the Purchasers copies of the duly executed commitments for the Credit Facility and the fee letter with respect to the Credit Facility providing the market “flex” provisions applicable to the Senior Debt;

(vii)                         SN shall deliver payment to the Preferred Unit Purchaser of the Commitment Fee within one (1) Business Day after the Effective Date; and

(viii)                      SN shall deliver a copy of the Sale Notice furnished to [redacted].

(b)                                Deliveries by Purchasers. On the Effective Date, the Preferred Unit Purchaser shall deliver:

(i)                                   counterparts of this Agreement duly executed by each of the Purchasers to the SN Parties; and

(ii)                                copies of each of the Equity Commitment Letters, duly executed by GSO or the GSO Funds, as applicable, to SN and the Partnership.

Section 2.05                             Deliveries Upon Execution of [redacted] PSA. Promptly following the execution of the [redacted] PSA:

(a)                                SN will deliver or cause to be delivered to the Preferred Unit Purchaser a copy of the [redacted] PSA (including all schedules, exhibits and annexes thereto), duly executed by the parties thereto; and

(b)                                The Preferred Unit Purchaser will deliver to SN an equity commitment letter in form and substance consistent in all material respects with the Equity Commitment Letter attached as Exhibit J-1 hereto with such changes as are appropriate to address (i) the commitment of the GSO Investors (as defined in such Equity Commitment Letter attached as Exhibit J-1 hereto) to fund to the Partnership the amount necessary for the Partnership to fund the Preferred Unit [redacted] Funding Amount instead of the Preferred Unit Anadarko Funding Amount and (ii) in Section 2 of such equity commitment letter the conditions to the [redacted] Closing instead of the Anadarko Closing as are addressed in Section 2 of the Equity Commitment Letter attached as Exhibit J-1 hereto; provided, that [redacted] shall not be a third party beneficiary of such equity commitment letter unless specifically requested by [redacted].

Section 2.06                             Deliveries Upon the Closings.

(a)                                Deliveries of SN - Anadarko Closing. At the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), SN will deliver or cause to be delivered to the Preferred Unit Purchaser (or in the case of sub-clause (iv) below, to the Preferred Unit Purchaser on behalf of the GSO Funds) or GSO Associates, as applicable, the following:

(i)                                        a counterpart of the GP LLC Agreement, duly executed by the SN GP Member and the General Partner;

(ii)                                     a counterpart of the Partnership Agreement, duly executed by the Common Unit Purchaser and the General Partner;

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(iii)                                  a counterpart of each of the Management Services Agreement and the Development Agreement each of which shall be duly executed by SOG and the Partnership, the Joint Development Agreement, duly executed by SN Maverick, Blackstone Newco and the Partnership, the Drilling Commitment Agreement, duly executed by the parties thereto, and the Registration Rights Agreement, duly executed by SN;

(iv)                                 the SN Shares and a counterpart of the Warrant Agreement, duly executed by SN (which in accordance with the direction of the Preferred Unit Purchaser will be issued to the GSO Funds, but delivered at the Anadarko Closing to the Preferred Unit Purchaser on behalf of the GSO Funds);

(v)                                    fully executed copies of the definitive agreements for the Credit Facility and, if applicable, Senior Debt, subject to Section 2.01(c);

(vi)                                 payment by SN of the fee due in accordance with the final sentence of Section 2.01(c) in respect of the Initial Debt Replacement Units to be issued and sold to the Preferred Unit Purchaser at the Anadarko Closing, if any, by wire transfer of immediately available funds to an account specified by the Preferred Unit Purchaser not less than two (2) Business Days prior to the Anadarko Closing;

(vii)                              an opinion of (a) Kirkland & Ellis LLP, as counsel to SN addressing such matters set forth in substantially the same form attached hereto as Exhibit I-1 hereto and (b) Akin, Gump, Strauss, Hauer & Feld LLP, as counsel to SN, addressing such matters set forth in substantially the same form attached hereto as Exhibit I-2;

(viii)                           a counterpart of the Voting Agreement, duly executed by SN; and

(ix)                                 a counterpart of the Non-Solicitation Agreement, duly executed by SN and SOG.

(b)                                          Deliveries of Preferred Unit Purchaser — Anadarko Closing. At the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), the Preferred Unit Purchaser shall deliver to each SN Party, as applicable, the following:

(i)                                        a counterpart of the GP LLC Agreement, duly executed by GSO Associates;

(ii)                                     a counterpart of the Partnership Agreement, duly executed by the Preferred Unit Purchaser;

(iii)                                  a counterpart of the Warrant Agreement, duly executed by the GSO Funds;

(iv)                                 a counterpart of the Registration Rights Agreement, duly executed by the GSO Funds;

(v)                                    a counterpart of the Voting Agreement, duly executed by the GSO Funds; and

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(vi)                              a counterpart of the Non-Solicitation Agreement; duly executed by GSO.

(c)                                 Deliveries of SN Parties - [redacted] Closing. At the [redacted] Closing that occurs in a Separate Closing:

(i)                                        SN shall deliver payment of the fee due in accordance with the final sentence of Section 2.02(b) in respect of the Final Debt Replacement Units to be issued and sold to the Preferred Unit Purchaser at the [redacted] Closing that occurs in a Separate Closing, if any, by wire transfer of immediately available funds to an account specified by the Preferred Unit Purchaser not less than two (2) Business Days prior to the [redacted] Closing.

(d)                                Delivery of Funds.

(i)                                        At the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), the Preferred Unit Purchaser shall deliver the Preferred Unit Anadarko Funding Amount to the Partnership by wire transfer of immediately available funds pursuant to Section 2.01(a);

(ii)                                     At the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), the Common Unit Purchaser shall deliver the Common Unit Funding Amount to the Partnership by wire transfer of immediately available funds pursuant to Section 2.01(a);

(iii)                                  At the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), GSO Associates shall deliver to the General Partner such nominal amounts as set forth in the GP LLC Agreement pursuant to Section 2.01(b); and

(iv)                                 At the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), the SN GP Member shall deliver to the General Partner such nominal amounts as set forth in the GP LLC Agreement pursuant to Section 2.01(b).

(v)                                    At the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing), if applicable, the Preferred Unit Purchaser shall deliver the Preferred Unit [redacted] Funding Amount, if any, to the Partnership by wire transfer of immediately available funds pursuant to Section 2.02(b).

Section 2.07                Conditions of Preferred Unit Purchaser’s Obligations at the Closing. The obligations of the Preferred Unit Purchaser and/or GSO Associates to wire funds at the Anadarko Closing pursuant to Section 2.06(d)(i) and Section 2.06(d)(iii) and, if applicable, the [redacted] Closing pursuant to Section 2.06(d)(v), and the obligations of the Purchasers to deliver the documents specified in Section 2.06(b) are subject to the satisfaction (or waiver by the Purchasers) on or prior to the Anadarko Closing Date (whether in a Separate Closing or as part of a Dual Closing), and, as applicable, the [redacted] Closing Date, of the following conditions:

(a)                                no statute, order, rule, decree or regulation has been entered by any Governmental Authority having jurisdiction over the parties hereto or the subject matter of this Agreement that restrains or prohibits the transactions contemplated by this Agreement and that remains in effect at the applicable Preferred Unit Closing and there shall not be pending any suit,

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action or proceeding by any Governmental Authority or other Person seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement;

(b)                               solely with respect to (i) the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), the simultaneous “Closing” (as such term is defined in the APC/KM PSA) and (ii) the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing), if applicable, the simultaneous consummation of the transactions contemplated by the [redacted] PSA and the Anadarko Closing shall have occurred or in the case of a Dual Closing shall occur immediately before or concurrently with the [redacted] Closing;

(c)                                solely with respect to the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), the Partnership shall not have been assigned any interest under the Springfield Gathering Agreements, and SN and Anadarko shall have executed and delivered at the Anadarko Closing the Marketing Transition Services Agreement (as such term is defined in the APC/KM PSA) in accordance with the APC/KM PSA;

(d)                               all of (i) the Fundamental Representations of SN contained in Article III and Article V of this Agreement shall be true and correct at and as of each of the Anadarko Closing Date and [redacted] Closing Date, as applicable, (other than representations and warranties as of an earlier specified date, which representations and warranties shall be true and correct at and as of such date), (ii) the representations and warranties of SN contained in Sections 3.08, 3.14 and 5.13 shall be true and correct in all material respects at and as of each of the Anadarko Closing Date and [redacted] Closing Date, and (iii) all of the other representations and warranties of SN contained in Article III and Article V of this Agreement not specified in clauses (i) or (ii) of this Section 2.07(d), excluding for purposes of this determination any qualification in such representations or warranties of materiality or material adverse effect therein (other than representations and warranties as of an earlier specified date, which representations and warranties shall be true and correct at and as of such date) shall be true and correct at and as of each of the Anadarko Closing Date and the [redacted] Closing Date, as applicable, except where the failure of any such representations and warranties to be true and correct has not had, and is not reasonably likely to have, individually or in the aggregate, a material and adverse effect on the General Partner and the Partnership considered as a whole, or the Preferred Unit Purchaser;

(e)                                solely with respect to the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), the simultaneous funding by the Common Unit Purchaser of the Common Unit Funding Amount;

(f)                                 solely with respect to the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), the closings of the Credit Facility and, if applicable, the Senior Debt shall have occurred or shall occur simultaneous with such Anadarko Closing, and the Partnership shall have unused availability under the Credit Facility of not less than $100.0 million, provided that, if a [redacted] Election is not made or the [redacted] Closing will not occur in a Dual Closing, the Partnership shall have unused availability under the Credit Facility of not less than $65.0 million, in each case subject to Section 2.01(c);

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(g)                                 solely with respect to the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing), the Partnership shall have unused availability under the Credit Facility of not less than $100.0 million;

(h)                                each of the SN Parties shall have performed in all material respects all of the covenants required to be performed by it hereunder at or prior to each of the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing) and the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing), as applicable;

(i)                                    solely with respect to the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), if the Preferred Unit Purchaser together with any of its Affiliates is or would become an Acquiring Person (as defined in the SN Rights Plan) as of such Anadarko Closing (taking into account all SN Common Stock issuable upon exercise of the Warrants and any warrants issued to any Affiliate of the Preferred Unit Purchaser), then the Board of Directors shall have taken all actions necessary to cause the SN Rights Plan to be amended, in a form reasonably acceptable to SN and the Preferred Unit Purchaser, to provide that none of the Preferred Unit Purchaser or any of its Affiliates shall be deemed an Acquiring Person, by designating such Persons as an Exempt Person (as defined in the SN Rights Plan) or otherwise; provided, however, that SN shall be entitled to (i) place a limitation on the maximum percentage of shares beneficially owned (as defined in the SN Rights Plan) by the Preferred Unit Purchaser and any of its Affiliates so long as such limitation is a higher ownership percentage than is represented by the SN Shares and Warrants issuable at the Anadarko Closing to the Preferred Unit Purchaser and/or the GSO Funds and/or their Affiliates (including, without limitation, warrants to purchase SN Shares issued to Affiliates of the Preferred Unit Purchaser and/or the GSO Funds), including for the avoidance of doubt the shares of SN Common Stock for which the Warrants (and such warrants issued to any such Affiliate) may be exercisable by the Preferred Unit Purchaser and/or the GSO Funds and/or their Affiliates after the Anadarko Closing (provided, that SN will place separate percentage limits on Affiliates associated with Blackstone, on the one hand, and Affiliates associated with GSO, on the other hand) and (ii) provide in such amendment that, (x) at such time as the Preferred Unit Purchaser together with any of its Affiliates no longer Beneficially Owns 4.9% or more of the SN Common Stock (provided, that SN will place separate percentage limits on Affiliates associated with Blackstone, on the one hand, and Affiliates associated with GSO, on the other hand), then such Person may no longer be an Exempt Person and/or may be an Acquiring Person thereafter, and (y) Persons not subject to or bound by the Voting Agreement (or substantially similar agreement with SN) shall not be entitled to the benefits of the exemptions provided for in such amendment. As used in this clause (h) “Affiliates” has the meaning ascribed to such term in the SN Rights Plan; provided, further, that in no event will the amendment to the SN Rights Plan be structured to prohibit such Exempt Persons from maintaining their respective then-current percentage ownership in SN or from exercising Rights to acquire SN Shares to maintain their then- current respective percentage interests;

(j)                                   solely with respect to the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), the Board of Directors of SN shall have reserved for issuance a

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number of shares of SN Common Stock equal to the number of shares issuable upon exercise of the Warrants;

(k)                                neither the General Partner nor the Partnership shall be, and shall not be required to become, a guarantor or a Restricted Subsidiary under any credit agreement, indenture or other loan agreement or other material agreement relating to indebtedness of, or guaranteed by, SN or any of its Subsidiaries (other than the General Partner and the Partnership); and

(l)                                    solely with respect to the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), the SN Shares and the SN Common Stock subject to issuance upon the exercise of the Warrants shall be approved for listing on the NYSE, subject to the official notice of issuance.

Section 2.08                     Conditions of the Common Unit Purchaser’s Obligations at Committed Closing.  The obligation of the Common Unit Purchaser and SN GP Member to wire funds at the Anadarko Closing pursuant to Section 2.06(d)(ii) and Section 2.06(d)(iv), and the obligation of SN to deliver, or cause to be delivered, (a) those Anadarko Closing deliverables set forth in Section 2.06(a) is subject to the satisfaction (or waiver by the SN Parties) on or prior to the Anadarko Closing Date and (b) the [redacted] Closing deliverables set forth in Section 2.06(c) is subject to the satisfaction (or waiver by the SN Parties) on or prior to the [redacted] Closing Date, of the following conditions:

(a)                                no statute, order, rule, decree or regulation has been entered by any Governmental Authority having jurisdiction over the parties hereto or the subject matter of this Agreement that restrains or prohibits the transactions contemplated by this Agreement and that remains in effect at the applicable Preferred Unit Closing and there shall not be pending any suit, action or proceeding by any Governmental Authority or other Person seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement;

(b)                                solely with respect to (i) the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), the simultaneous “Closing” (as such term is defined in the APC/KM PSA) and (ii) the [redacted] Closing, if such closing occurs, the simultaneous consummation of the transactions contemplated by the [redacted] PSA;

(c)                                 all of the Fundamental Representations of the Preferred Unit Purchaser contained in this Agreement shall be true and correct at and as of each of the Anadarko Closing Date and [redacted] Closing Date, as applicable, (other than representations and warranties as of an earlier specified date, which representations and warranties shall be true and correct on and as of such date) and all of the other representations and warranties of the Preferred Unit Purchaser contained in Article IV of this Agreement excluding for purposes of this determination any qualification in such representations or warranties of materiality or material adverse effect therein shall be true and correct at and as of each of the Anadarko Closing Date and [redacted] Closing Date, as applicable, (other than representations and warranties as of an earlier specified date, which representations and warranties shall be true and correct at and as of such date) except where the failure of any such representation has not had, and is not reasonably like to have, individually and in the aggregate, a material and adverse effect on the General Partner and the Partnership considered as a whole, or the Common Unit Purchaser;

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(d)                                solely with respect to (i) the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), the simultaneous funding of the Preferred Unit Anadarko Funding Amount and (ii) the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing), the simultaneous funding of the Preferred Unit [redacted] Funding Amount; and

(e)                                 the Purchasers shall have performed in all material respects all of the covenants required to be performed by them hereunder at or prior to each of the Anadarko Closing Date and [redacted] Closing Date.

Section 2.09                Further Assurances.   From time to time after the date hereof, without further consideration, each of SN, SN GP Member, the General Partner, the Partnership, the Common Unit Purchaser, the Preferred Unit Purchaser and GSO Associates shall use its reasonable best efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and the other Basic Documents.

Section 2.10                UCC Filings After the Effective Date.   As promptly as commercially practicable after the Effective Date, SN shall cause filings on UCC Form 1s to be filed on behalf of the Partnership in the States of Delaware and Texas and in such other locations as the Preferred Unit Purchaser may reasonably direct with respect to the Liens and security interests of the Partnership under the Hydrocarbons Marketing Agreement to secure payments that become due to the Partnership thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

RELATED TO THE GENERAL PARTNER AND THE PARTNERSHIP

Except as otherwise expressly limited to a specific date herein, as of the Effective Date, the Anadarko Closing Date, and if the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing) occurs, the [redacted] Closing Date, SN represents and warrants to GSO Associates and the Purchasers as follows:

Section 3.01                Existence and Power.

(a)                                The General Partner has been duly formed and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware, has the full limited liability company power and authority to own or lease its properties and assets and to conduct its business, and is duly registered or qualified as a foreign limited liability company, as the case may be, for the transaction of business under the Laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the General Partner. All limited liability company action required to be taken by the General Partner for the execution and delivery of this Agreement and the other Basic Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been, or prior to the applicable Preferred Unit Closing shall have been, duly and validly taken. Upon the execution and delivery of the GP LLC Agreement by the parties thereto, the General Partner will have all

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requisite power and authority to issue, sell and deliver the Class A Common Interests and the Class B Common Interests, in accordance with and upon the terms set forth in this Agreement and the GP LLC Agreement.

(b)                                The Partnership has been duly formed and is validly existing as a limited partnership under the Laws of the jurisdiction of the State of Delaware, has the full limited partnership power and authority to own or lease its properties and assets and to conduct its business, and is duly registered or qualified as a foreign limited partnership, as the case may be, for the transaction of business under the Laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the Partnership. All limited partnership action required to be taken by the Partnership for the execution and delivery by the Partnership of this Agreement and the other Basic Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been, or prior to the applicable Preferred Unit Closing shall have been, duly and validly taken. Upon execution of the Partnership Agreement, the Partnership will have all requisite power and authority to issue, sell and deliver the non- economic general partner interest, the Common Units to be issued to the Common Units Purchaser in accordance with Section 2.01(a) and the Preferred Units to be issued to the Preferred Unit Purchaser in accordance with Section 2.01(a) and Section 2.02(a).

Section 3.02                Authority; Enforceability.

(a)                                The limited liability company agreement of the General Partner and agreement of limited partnership of the Partnership, each as of the Effective Date, have been duly authorized, executed and delivered by (i) in the case of the General Partner, SN GP Member and (ii) in the case of the Partnership, by Common Unit Purchaser and the General Partner, and constitute valid and legally binding agreements, enforceable in accordance with their respective terms, except as the enforceability of such agreements may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)                                Each of the Basic Documents to which the General Partner or the Partnership is or will be a party have been duly and validly authorized and executed, or when executed shall be duly and validly authorized and executed by each of the General Partner or the Partnership, as the case may be, and constitutes, or will when executed constitute, the legal, valid and binding obligations of each of the General Partner or the Partnership that is a party thereto, as the case may be, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.03                Capitalization; Issuance of Units.

(a)                                As of the Effective Date:

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(i)                                        The General Partner’s authorized Equity Interests consist of 100 Common Units which membership interests have been duly authorized and validly issued in accordance with the governing documents of the General Partner and applicable Law; and

(ii)                                     The Partnership’s authorized Equity Interests consist solely of (A) a non- economic general partner interest held by the General Partner and (B) 100 common limited partner interests held by Common Unit Purchaser, which partnership interests have been duly authorized and validly issued in accordance with the governing documents of the Partnership and applicable Law.

(b)                                Immediately following the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), after giving effect to the execution of the GP LLC Agreement and the Partnership Agreement by the parties thereto:

(i)                                        The outstanding Equity Interests of the General Partner, shall consist of the 99 Class A Common Interests issued to SN GP Member and 1 Class B Common Interest issued to GSO Associates, which membership interests, when issued, will have been duly authorized and validly issued in accordance with the GP LLC Agreement and applicable Law, will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the GP LLC Agreement under or applicable state and federal securities Laws and will be fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Act); and

(ii)                                     The outstanding Equity Interests of the Partnership, shall consist of (A) the non-economic general partner interest held by the General Partner, (B) the Common Units issued to the Common Unit Purchaser pursuant to Section 2.01(a) and (C) the Preferred Units issued to the Preferred Unit Purchaser pursuant to Section 2.01(a), subject to increase in accordance with Section 2.01(c), which Equity Interests will be duly authorized and validly issued in accordance with the Partnership Agreement and applicable Law, free and clear of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement or under applicable state and federal securities Laws, fully paid and the Common Units and Preferred Units will be non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of DRULPA).

(c)                                 Immediately following the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing):

(i)                                        The outstanding Equity Interests of the Partnership, shall consist of (A) the non-economic general partner interest held by the General Partner, (B) the Common Units issued to the Common Unit Purchaser pursuant to Section 2.01(a) and (C) the Preferred Units issued to the Preferred Unit Purchaser pursuant to Section 2.01(a) and Section 2.02(a), subject to increase in accordance with Section 2.01(c) and, if the [redacted] Closing occurs in a Separate Closing, Section 2.02(b), respectively, which partnership interests will be duly authorized and validly issued in accordance with the Partnership Agreement and applicable Law, free and clear of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement or under applicable state and federal securities Laws, fully paid and the Common

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Units and Preferred Units will be non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of DRULPA).

(d)                               Except as set forth in this Agreement or (i) with respect to the General Partner, the GP LLC Agreement or (ii) with respect to the Partnership, the Partnership Agreement, there are no Persons entitled to preemptive, statutory or other similar contractual rights to subscribe for any Class A Common Interests, Class B Common Interests, any general partner interest of the Partnership, Common Units, Preferred Units or any other Equity Interests of either the General Partner or the Partnership.

(e)                                Except for the Class A Common Interests, the Class B Common Interest, the non-economic interest of the General Partner, the Common Units and the Preferred Units to be issued pursuant to this Agreement, there are no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, membership interest, general partner interest, limited partner interest or any other ownership interests in the General Partner or the Partnership, as applicable.

Section 3.04                Subsidiaries of the General Partner and the Partnership.   Except for its non-economic general partnership interest in the Partnership, the General Partner does not have any Subsidiary and does not own, directly or indirectly, any Equity Interests in any other Person. The Partnership does not have any Subsidiaries and does not own, directly or indirectly, any Equity Interests in any other Person.

Section 3.05                Litigation.  As of the Effective Date, there are no, and as of the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing) and, if occurring, the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing), there will not be any, legal or governmental proceedings pending to which the General Partner or the Partnership is a party or to which any property or asset of the General Partner or the Partnership is subject or which challenges the validity of any of the Basic Documents or the right of the General Partner or the Partnership to enter into any of the Basic Documents to which it is a party or to consummate the transactions contemplated hereby or thereby and, to the Knowledge of SN, no such proceedings are threatened by any Governmental Authorities or others.

Section 3.06                No Conflicts.    None of (a) the offering, issuance and sale by (i) the General Partner of the Class A Common Interests or Class B Common Interests or (ii) the Partnership of the non-economic general partners interest, the Common Units or the Preferred Units, and, in each case, the application of the proceeds therefrom, (b) the execution, delivery and performance by the General Partner or the Partnership of the Basic Documents to which it is or will be a party, or (c) the consummation of the transactions contemplated hereby or thereby (i) constitutes or will constitute a violation of the other organizational documents of the General Partner or the Partnership, (ii) constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any Contract to which the General Partner or the Partnership is a party or by which any of them or any of their respective properties may be bound or (iii) violates or will violate any statute, Law, Permit or regulation or any order, judgment, decree or injunction of any court or Governmental Authority or body having jurisdiction over the General Partner or the Partnership or any of their respective properties in a proceeding to which any of them or their property is or

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was a party, except, in cases of clauses (ii) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the Partnership and the General Partner, taken as a whole.

Section 3.07                Approvals.    Except as set forth on Schedule 3.07, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with (a) the execution, delivery or performance by any of the General Partner or the Partnership of any of the Basic Documents, (b) the General Partner’s issuance at the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing) and sale of the Class A Common Interests or Class B Common Interests, or (c) the Partnership’s issuance at (i) the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing) of the non- economic general partner interest and the Common Units to be issued to the Common Unit Purchaser pursuant to Section 2.01(a) (ii) the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing) and, if occurring the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing), of the Preferred Units to be issued to the Preferred Unit Purchaser pursuant to Section 2.01(a) and, if applicable, Section 2.02(a).

Section 3.08                No Liabilities. Except (i) as arising under this Agreement, the APC/KM PSA or, if entered into, the [redacted] PSA, (ii) as set forth on Schedule 3.08 and (iii) for obligations of the General Partner and the Partnership arising under any document contemplated (x) hereby, (y) in the APC/KM PSA or (z) if entered into, the [redacted] PSA, to be entered into by the Partnership at or prior to the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), as of the Effective Date and as of the time immediately prior to the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing) or, if the [redacted] PSA is entered into, immediately prior to the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing), neither the General Partner or the Partnership is or will be subject to any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) nor has conducted any business other than in connection with the foregoing.

Section 3.09                Investment Company Status.     Neither the General Partners nor the Partnership is, and upon the issuance and sale of the Class A Common Interests, the Class B Common Interests, the non-economic general partner interest, the Common Units and the Preferred Units as herein contemplated and the application of the net proceeds therefrom, neither the General Partner nor the Partnership will be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

Section 3.10                No Registration Required.  Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement and their compliance with the agreements set forth in this Agreement, the sale and issuance at the Closing of the Class A Common Interests, the Class B Common Interests, the non-economic general partner interests, the Common Units and the Preferred Units pursuant to this Agreement is exempt from the registration  requirements  of  the  Securities  Act,  and  neither  the  General  Partner  nor  the Partnership nor, to the Knowledge of SN, any authorized representative acting on behalf of the

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General Partner or the Partnership has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.11                Certain Fees.  Except for fees payable to J.P. Morgan, Citi and the other lenders in respect of the Credit Facility or Senior Debt that have been disclosed in writing to the Purchasers prior to the Effective Date and pursuant to the terms of the Fee Letter, no fees or commissions are or will be payable by the General Partner or the Partnership, and the Preferred Unit Purchaser and its Affiliates shall not be subject to any liability or other obligation with respect, to brokers, finders or investment bankers in connection with or relating to the issuance of the Class A Common Interests, the Class B Common Interests, the non-economic general partner interests, the Common Units, the Preferred Units, the Initial Debt Replacement Units, the Final Debt Replacement Units, the SN Shares, the Warrants, the issuance of SN Common Stock upon exercise of the Warrants or the consummation of the transactions contemplated by this Agreement; provided that, SN shall pay for any fees payable to J.P. Morgan, Citi and the other lenders that are not provided for pursuant to the Fee Letter.

Section 3.12                No  Integration.    Neither  the  General  Partner  nor  the  Partnership  has, directly or indirectly through any representative, made any offers or sales of any security or solicited any offers to buy any security that is or will be integrated with the issuance and sale of the Class A Common Interests, the Class B Common Interests, the non-economic general partner interests, the Common Units or the Preferred Units in a manner that would require the offer and sale of any of the Class A Common Interests, Class B Common Interests, the non-economic general partner interests, Common Units or Preferred Units to be registered under the Securities Act.

Section 3.13                No  Restrictions  on  Dividends.    Neither  the  General  Partner  nor  the Partnership is a party to or otherwise subject to or bound by any instrument or agreement that limits or prohibits or could limit or prohibit, directly or indirectly, the General Partner or the Partnership from (a) redeeming the Preferred Units pursuant to their terms or (b) paying any dividends or making other distributions on the Preferred Units that may be issued, except as may be set forth in the GP LLC Agreement, the Partnership Agreement, the Credit Facility or any documents relating to the Senior Debt, if applicable.

Section 3.14                Springfield Gathering.   At the Closing and assuming the “Closing” (as such term is defined in the APC/KM PSA) has occurred, the Partnership shall not have been assigned any interest under the Springfield Gathering Agreements, and SN and Anadarko shall have executed and delivered at the Anadarko Closing the Marketing Transition Services Agreement (as such term is defined in the APC/KM PSA) in accordance with the APC/KM PSA.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PREFERRED UNIT PURCHASER

Except as otherwise expressly limited to a specific date herein, as of the Effective Date, the Anadarko Closing Date, and if the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing) occurs, the [redacted] Closing Date, the Preferred Unit Purchaser represents and warrants to the SN Parties as follows:

Section 4.01                Existence.   GSO Associates is duly organized and validly existing as a limited liability company and in good standing under the Laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.  The Preferred Unit Purchaser is duly organized and validly existing as a limited partnership and in good standing under the Laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.  Each of the GSO Funds is duly organized as a limited partnership and in good standing under the Laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02                Authorization, Enforceability.  GSO Associates has all necessary limited liability company, and the Preferred Unit Purchaser and the GSO Funds have all necessary limited partnership, legal power and authority to enter into, deliver and perform its obligations (if any) under the Basic Documents to which it is or will be a party.  The execution, delivery and performance by each of GSO Associates, the Preferred Unit Purchaser and the GSO Funds of the Basic Documents to which it is or will be a party and the consummation by it of the transactions contemplated hereby and thereby have been or, when executed, will be duly and validly authorized by all necessary legal action of each of GSO Associates, the Preferred Unit Purchaser and the GSO Funds, and no further consent or authorization of GSO Associates, the Preferred Unit Purchaser or the GSO Funds is required.  The Basic Documents to which GSO Associates, the Preferred Unit Purchaser or the GSO Funds is or will be a party have been or, prior to the Closing, will be duly executed and delivered by GSO Associates, the Preferred Unit Purchaser or the GSO Funds, as the case may be, and constitute or, when executed, will constitute legal, valid and binding obligations of GSO Associates, the Preferred Unit Purchaser or the GSO Funds, as the case may be; except as, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity and except as the rights to indemnification may be limited by applicable Law (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.03                No Breach.   None of the execution, delivery or performance by GSO Associates, the Preferred Unit Purchaser or the GSO Funds of the Basic Documents to which it is, or prior to the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing) or, as applicable, the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing), will be a party or the consummation by GSO Associates, the Preferred Unit Purchaser or the GSO Funds of the transactions contemplated hereby or thereby will (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which the GSO Associates or Preferred Unit Purchaser is a party or by

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which GSO Associates, the Preferred Unit Purchaser or the GSO Funds is bound or to which any of the property or assets of GSO Associates, the Preferred Unit Purchaser or the GSO Funds is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of GSO Associates, the Preferred Unit Purchaser or the GSO Funds, or (c) violate any statute, order, rule or regulation of any court or Governmental Authority or body having jurisdiction over GSO Associates, the Preferred Unit Purchaser or the GSO Funds or the property or assets of GSO Associates, the Preferred Unit Purchaser or the GSO Funds, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by the Basic Documents to which GSO Associates, the Preferred Unit Purchaser or the GSO Funds, as the case may be, is or, prior to the Anadarko Closing and if applicable, the [redacted] Closing, will be a party.

Section 4.04                Approvals.    Except as set forth on Schedule 4.04, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by GSO Associates, the Preferred Unit Purchaser or the GSO Funds of any of the Basic Documents.

Section 4.05                Certain Fees.   No fees or commissions are or will be payable by GSO Associates, the Preferred Unit Purchaser or the GSO Funds to brokers, finders or investment bankers with respect to the purchase of the Class B Common Interest or any of the Purchased Preferred Units, the issuance to the GSO Funds of the SN Shares and Warrants or the consummation of the transactions contemplated by this Agreement, in each case, for which an SN Party may be liable.

Section 4.06                Restricted Securities.   Except for possible permitted transfers subject to the terms of (a) in the case of Class B Common Interest, the GP LLC Agreement or (b) in the case of the Purchased Preferred Units, the Partnership Agreement, GSO Associates is acquiring the Class B Common Interest, the Preferred Unit Purchaser is acquiring the Purchased Preferred Units, and the GSO Funds are acquiring the SN Shares and the Warrants, and any SN Common Stock acquired upon exercise of the Warrants, for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws.  Each of GSO Associates, the Preferred Unit Purchaser and the GSO Funds has such knowledge, sophistication and experience in financial and business matters so as to be capable of evaluating the merits and risks of its proposed investment in (a) in the case of GSO Associates, the Class B Common Interest, (b) in the case of the Preferred Unit Purchaser, the Purchased Preferred Units, and (c) in the case of the GSO Funds, the SN Shares, the Warrants and any SN Common Stock issued upon exercise of the Warrants and is capable of bearing the economic risk of such investment.  Each of GSO Associates, the Preferred Unit Purchaser, and the GSO Funds is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act.   Each of GSO Associates, the Preferred Unit Purchaser and the GSO Funds acknowledges and understands that the acquisition by (a) GSO Associates of the Class B Common Interest, (b) the Preferred Unit Purchaser of the Purchased Preferred Units, and (c) the GSO Funds of the SN Shares and the Warrants has not been, and prior to the Closing will not be, and any SN Common Stock acquired upon exercise of the Warrants will not be, registered under the Securities Act in each case in reliance on an exemption therefrom and that each of SN, the General Partner and the Partnership

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is relying upon the truth and accuracy of, and GSO Associates’, the Preferred Unit Purchaser’s and the GSO Funds’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of GSO Associates, the Preferred Unit Purchaser and the GSO Funds set forth herein in order to determine the availability of such exemptions and the eligibility of GSO Associates to acquire the Class B Common Interest, the Preferred Unit Purchaser to acquire the Purchased Preferred Units, and the GSO Funds to acquire the SN Shares, the Warrants and any SN Common Stock acquired upon exercise of the Warrants and the Class B Common Interest, the Purchased Preferred Units, the SN Shares, the Warrants and any SN Common Stock acquired upon exercise of the Warrants will, upon such acquisition, be characterized as “restricted securities” under state and federal securities Laws. GSO Associates, the Preferred Unit Purchaser and the GSO Funds further acknowledge and understand that (x) none of the Class B Common Interest, the Purchased Preferred Units, the SN Shares, the Warrants, any SN Common Stock acquired upon exercise of the Warrants may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws and (y) when issued at the Closing, the Class B Common Interest, the Purchased Preferred Units, the SN Shares and the Warrants and when issued upon exercise of the Warrants any SN Common Stock so issued, will bear a legend substantially as set forth below:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction.  These securities may not be sold or offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has receive documentation satisfactory to it that such transaction does not require registration under the Securities Act.”

Section 4.07                Financing.

(a)                                At the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing) and, if applicable, the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing), the Preferred Unit Purchaser will have all funds necessary for its payment of the Preferred Unit Anadarko Funding Amount at the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing) and the Preferred Unit [redacted] Funding Amount at the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing), in each case in accordance with this Agreement, and for all other actions necessary for GSO Associates and the Preferred Unit Purchaser to consummate the transactions contemplated in this Agreement and to perform its obligations hereunder. Each of GSO Associates and the Preferred Unit Purchaser understands that its obligations to consummate the transactions contemplated by this Agreement (including the payment of all amounts when due) are not subject to the availability to GSO Associates or the Preferred Unit Purchaser of any financing or funding.

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(b)                                At the Effective Date, the Preferred Unit Purchaser delivered to SN and the Partnership a true, complete and correct copy of each of the executed Equity Commitment Letters pursuant to which the applicable investor party or parties thereto has or have committed, on the terms and subject to the conditions set forth therein, to invest in Preferred Unit Purchaser the cash amount set forth therein.

(c)                                 Neither of the Equity Commitment Letters has been modified or amended and no modification or amendment is contemplated, and the commitment thereunder has not been terminated, reduced, withdrawn or rescinded in any respect and no such termination, reduction, withdrawal or recession is contemplated.  There are no side letters or other Contracts or arrangements related to the funding therein that contradicts or reduces the obligations of the Affiliates of GSO thereunder to perform subject to the conditions and on the terms set forth therein.  Each of the Equity Commitment Letters is in full force and effect and is the legal, valid, binding and enforceable obligations of Preferred Unit Purchaser and each of the other parties thereto, as the case may be.  There are no conditions precedent or other contingencies related to the funding of the full amount (or any portion) except as set forth in the Equity Commitment Letters and this Agreement.  No event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a default or breach on the part of Preferred Unit Purchaser or any other party thereto under either of the Equity Commitment Letters.  The Preferred Unit Purchaser has not incurred any obligation, commitment, restriction or other liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or other liability of any kind, in either case which would impair or adversely affect such resources, funds or capabilities.  The Equity Commitment Letters designate SN as an intended third party beneficiary thereof who may enforce the rights of Preferred Unit Purchaser pursuant to such Equity Commitment Letter as if each SN was a party thereto.  All commitments and other fees, if any, required to be paid under the Equity Commitment Letters prior to the Effective Date have been paid in full.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SN

Except as otherwise expressly limited to a specific date herein, as of the Effective Date, the Anadarko Closing Date, and if the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing) occurs, the [redacted] Closing Date, SN represents and warrants to the Partnership, the General Partner, GSO Associates and the Preferred Unit Purchaser as follows:

Section 5.01                Existence.

(a)                                SN is duly organized and validly existing as a corporation and in good standing under the Laws of its state of formation, with all necessary power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered or qualified as a foreign corporation, as the case may be, for the transaction of business under the Laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on SN.  SN has all requisite corporate power and authority to execute and deliver this Agreement

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and the other Basic Documents to which it is or will be a party and to perform its obligations hereunder and thereunder.

(b)                                SN GP Member is duly organized and validly existing as a limited liability company and in good standing under the Laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

(c)                                 Common Unit Purchaser is duly organized and validly existing as a limited liability company and in good standing under the Laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 5.02                Authorization, Enforceability.  Each of SN, SN GP Member and Common Unit Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under the Basic Documents to which it is or will be a party.  The execution, delivery and performance by SN, SN GP Member and Common Unit Purchaser of the Basic Documents and the consummation by it of the transactions contemplated hereby and thereby have been or, when executed, will be duly and validly authorized by all necessary legal action, and no further consent or authorization of SN, SN GP Member or Common Unit Purchaser is required.  The Basic Documents to which SN, SN GP Member or Common Unit Purchaser, as the case may be, is or will be a party have been or will be duly executed and delivered by SN, SN GP Member and/or Common Unit Purchaser, as the case may be, and constitute or, when executed, will constitute the legal, valid and binding obligations of SN, SN GP Member or Common Unit Purchaser, as the case may be, except or the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity and except as the rights to indemnification may be limited by applicable Law (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.03                No Conflicts.  None of (a) the execution, delivery and performance by SN, SN GP Member or Common Unit Purchaser of the Basic Documents to which it is or will be a party or (b) the consummation of the transactions contemplated hereby or thereby (i) constitutes or will constitute a violation of the other organizational documents of SN, SN GP Member or Common Unit Purchaser, (ii) constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, the SN Credit Agreement or any indenture or any other agreement pertaining to indebtedness to which SN or any of its Subsidiaries is a party or any Contract to which SN is a party or by which any of them or any of their respective properties may be bound or (iii) violates or will violate any statute, Law, Permit or regulation or any order, judgment, decree or injunction of any court or Governmental Authority or body having jurisdiction over SN, SN GP Member or Common Unit Purchaser or any of their respective properties in a proceeding to which any of them or their property is or was a party, except, in cases of clauses (ii) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on SN.

Section 5.04                Approvals.    Except as set forth on Schedule 5.04, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing,

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declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by SN, SN GP Member or Common Unit Purchaser of any of the Basic Documents to which it is a party, other than consents, waivers, licenses, qualifications, exemptions, filings, declarations, qualifications or registrations that have been or prior to Closing are obtained or made.  Prior to the Anadarko Closing, and if applicable, the [redacted] Closing, SN shall use its commercially reasonable efforts to take, or shall cause the SN Parties to take, all actions necessary to cause the conditions to Closing set forth in Section 2.06 to be satisfied at and as of the Closing.

Section 5.05                Certain Fees.  No fees or commissions are or will be payable by SN GP Member or the Common Unit Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Common Unit Purchaser’s Class A Common Interests or the Common Units or the consummation of the transactions contemplated by this Agreement, in each case, for which any the General Partner, the Partnership, or the Preferred Unit Purchaser may be liable.

Section 5.06                The SN Shares and the Warrants.  When issued to the GSO Funds at the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), the SN Shares will be duly authorized, validly issued, fully paid and nonassessable.  The offer and sale by SN of the Warrants to the GSO Funds has been duly authorized by SN pursuant to its organizational documents and applicable Law and, when issued and delivered to the GSO Funds in accordance with the terms of this Agreement and the Warrant Agreement will be validly issued, fully paid (to the extent required by applicable Law and the Warrant Agreement), non-assessable and issued in compliance with all applicable Laws, including securities Laws, and will be free and clear of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Warrant Agreement or arising under applicable state and federal securities Laws. Neither the execution, delivery and performance by SN of the Warrant Agreement or the issuance of the SN Shares, the Warrants or SN Common Stock upon exercise of the Warrants and compliances by SN with its objections under the Warrant Agreement will, whether with or without the giving of notice, the passage of time or both, require any consent, approval or notice under, or will constitute a breach or violation of the organization documents of SN, conflict with or constitute a material breach of, or default under, or result in the creation or imposition of any Lien upon the property or assets of SN pursuant to any Contract to which SN is a party, or result in a violation of any applicable material Law, judgment, order, writ or decree of any Governmental Authority with jurisdiction over SN or its assets.  The SN Common Stock to be issued upon exercise of the Warrant will, when issued, be validly issued, fully paid and non-assessable.  The shares of SN Common Stock subject to issuance upon exercise of the Warrant have been reserved for issuance by SN and will be so reserved until the exercise in full of the Warrant.  The holders of the outstanding Equity Interests of SN are not entitled to subscribe for any of the Warrants or the SN Common Stock to be issued upon exercise of the Warrants.  The GSO Funds will have the right on the terms and subject to the conditions set forth in the Registration Rights Agreement to require SN to register the SN Shares and the SN Common Stock subject to issuance upon exercise of the warrants for resale on a registration statement to be filed by SN with the Commission.

Section 5.07                Investment Company Status.  SN is not, and upon the issuance and sale of the SN Shares and Warrants as herein contemplated will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment

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Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

Section 5.08   Stock Exchange Listing and Reporting Requirements.  The SN Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the New York Stock Exchange (the “NYSE”) and SN has taken no action designed to, or likely to have the effect of, terminating the registration of the SN Common Stock under the Exchange Act or delisting the SN Common Stock from the NYSE, and SN has not received any notification that the Commission or the NYSE is contemplating terminating such registration or listing.  Prior to the Anadarko Closing, the SN Shares and the SN Common Stock subject to issuance upon exercise of the Warrants will be approved for listing on the NYSE, subject only to notice of official issuance.

Section 5.09                No Registration Required.  Assuming the accuracy of the representations and warranties of the Preferred Unit Purchaser contained in this Agreement and its compliance with the agreements set forth in this Agreement, the sale and issuance at the Anadarko Closing of the SN Shares and the Warrants pursuant to this Agreement (and, when issued, the issuance of SN Common Stock upon exercise of the Warrant) is exempt from the registration requirements of the Securities Act, and SN has not and, to the Knowledge of SN, no authorized representative acting on behalf of any of SN has taken or will take any action hereafter that would cause the loss of such exemption.   The issuance and sale of the SN Shares and the Warrants and the issuance of SN Common Stock upon exercise of the Warrants does not contravene the rules and regulations of the NYSE.

Section 5.10                No Integration.      SN has not, directly or indirectly through any representative, made any offers or sales of any security or solicited any offers to buy any security that is or will be integrated with the issuance and sale of the SN Shares or the Warrants in a manner that would require the offer and sale of the SN Shares or the Warrants to be registered under the Securities Act.

Section 5.11                Restricted Securities.   Except for possible permitted transfers subject to the terms of (a) in the case of Class A Common Interest, the GP LLC Agreement or (b) in the case of the Common Units, the Partnership Agreement, SN GP Member is acquiring the Class A Common Interests and Common Unit Purchaser is acquiring the Common Units for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws. Each of SN GP Member and Common Unit Purchaser has such knowledge, sophistication and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in (a), in the case of SN GP Member, the Class A Common Interests and (b), in the case of Common Unit Purchaser, the Common Units and is capable of bearing the economic risk of such investment. Each of SN GP Member and Common Unit Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Each of SN GP Member and Common Unit Purchaser acknowledges and understands that (a) (i), in the case of SN GP Member, the acquisition of the Class A Common Interests and (ii), in the case of Common Unit Purchaser, the acquisition of the Common Units, have not been registered under the Securities Act in reliance on an exemption therefrom and that each of the General Partner and the Partnership is relying upon the truth and accuracy of, and SN

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GP Member’s and Common Unit Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of SN GP Member and Common Unit Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of SN GP Member to acquire the Class A Common Interests and Common Unit Purchaser to acquire the Common Units; (b) the Class A Common Interests and the Common Units will, upon such acquisition, be characterized as “restricted securities” under state and federal securities Laws. Each of SN GP Member and Common Unit Purchaser further acknowledges and understands that the Class A Common Interests and the Common Units (x) may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws and the Warrants and (y) will bear a legend substantially as set forth below.

“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction.  These securities may not be sold or offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has receive documentation satisfactory to it that such transaction does not require registration under the Securities Act.”

Section 5.12                Litigation.  As of the Effective Date, there are no, and as of the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing), and if occurring, the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing), there will not be any, legal or governmental proceedings pending to which SN, SN GP Member or Common Unit Purchaser is a party that challenges the validity of any of the Basic Documents or the right of SN, SN GP Member or Common Unit Purchaser to enter into any of the Basic Documents to which it is or will be a party or to consummate the transactions contemplated hereby or thereby and, to the Knowledge of SN, no such proceedings are threatened by any Governmental Authorities or others.

Section 5.13                Solvency.   As of the Effective Date and giving pro forma effect to the “Closing” (as defined in the APC/KM PSA) and the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing) and the consummation of the transactions contemplated by this Agreement and the Basic Documents and the APC/KM PSA and to the [redacted] Closing (assuming [redacted] exercises its tag right and delivers the election notice), assuming (a) such transactions were to occur at or concurrently with the Effective Date and concurrently with the funding by the Partnership, SN Maverick and Blackstone Newco of the “Purchase Price” (as defined in the APC/KM PSA) and that (b) (i) Anadarko and Blackstone Newco have each satisfied the conditions to SN Maverick and the Partnership’s obligations to consummate the transactions contemplated by the APC/KM PSA and that the representations and warranties of Anadarko and Blackstone Newco set forth in the APC/KM PSA are accurate (for such purposes, such representations and warranties shall be true and correct without giving effect to any

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knowledge, materiality or “material adverse effect” qualification or expectation), (ii) the Preferred Unit Purchaser, GSO Associates and the GSO Funds have each satisfied the conditions to the SN Parties’ obligations to consummate the transactions contemplated by this Agreement and that the representations and warranties of the Preferred Unit Purchaser, GSO Associates and the GSO Funds set forth in this Agreement are accurate (for such purposes, such representations and warranties shall be true and correct without giving effect to any knowledge, materiality or “material adverse effect” qualification or expectation) and (iii) each of Anadarko, Blackstone Newco, GSO, the Preferred Unit Purchaser, GSO Associates and the GSO Funds, as applicable, have complied with the terms of any other Basic Document to which it is a party and that any representations or warranties made by Anadarko, Blackstone Newco, GSO, the Preferred Unit Purchaser, GSO Associates and the GSO Funds, as applicable, set forth in such Basic Document are accurate (for such purposes, such representations and warranties shall be true and correct without giving effect to any knowledge, materiality or “material adverse effect” qualification or expectation), (x) the amount of the “fair saleable value” of the assets of SN will, as of such time, exceed the sum of (A) the value of all “liabilities of such SN, including contingent and other liabilities,” as of such time, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of SN, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) SN will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) SN will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that SN will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.14                No Obligation to be Guarantor or Restricted Subsidiary.    As of the Effective Date, the Anadarko Closing Date and, if occurring, the [redacted] Closing Date, neither the General Partner nor the Partnership or any of its Subsidiaries is required, or upon the Anadarko Closing and if applicable, the [redacted] Closing, the consummation of the transactions contemplated hereby and by the other Basic Documents and the consummation by the Partnership of the transactions to be effected in connection with the “Closing” (as that term is defined in the APC/KM PSA) and if applicable, the consummation by the Partnership of the transaction to be effected in connection with the closing of the [redacted] PSA, will be required, to become a guarantor or a Restricted Subsidiary under the SN Credit Agreement (or any amendment or replacement thereof), or under any indenture or other agreement pertaining to indebtedness of SN or any of its Subsidiaries (other than the General Partner or the Partnership or any of its Subsidiaries).  SN shall have taken, or caused to be taken, all actions necessary or appropriate to cause each of the General Partner and the Partnership to constitute an Unrestricted Subsidiary of SN and its Subsidiaries (other than the General Partner or the Partnership or any of its Subsidiaries) under the SN Credit Agreement (or any amendment or replacement thereof), and under any indenture or other agreement pertaining to indebtedness of SN or any of its Subsidiaries (other than the General Partner or the Partnership or any of its Subsidiaries).

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ARTICLE VI

INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01                Indemnification.

(a)                                SN agrees to indemnify and hold harmless the Preferred Unit Purchaser and each of its officers, managers, directors, employees, Affiliates, members, partners, stockholders, and agents, and the successors to and permitted assigns of the foregoing (and their respective officers, managers, directors, employees, Affiliates (including GSO or its Affiliates or any fund or account managed, advised or sub-advised by GSO or its Affiliates, members, partners, stockholders, agents and successors and permitted assigns and solely for purposes of this Section 6.01(a), The Blackstone Group, L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group, L.P. or its Affiliates and any officer, director, employee, member, partner or stockholder of The Blackstone Group, L.P. or its Affiliates that are not part of the credit-related businesses of The Blackstone Group L.P.) (collectively, the “Purchaser Indemnified Parties”) from and against any and all Damages incurred or suffered by any of the Purchaser Indemnified Parties as a result of or arising out of (i) any failure of any representation or warranty in Article III or Article V to be true and correct and (ii) any breach of a covenant or agreement, or failure to perform or observe any duty, made or to be performed by the SN Parties pursuant to this Agreement.  Without duplication of any Damages paid under the preceding sentence, if this Agreement is terminated pursuant to Section 7.01(b) or Section 7.01(c), and the termination of the APC/KM PSA referred to in Section 7.01(b) or the [redacted] PSA referred to in Section 7.01(c) was not the result of a breach by the Preferred Unit Purchaser of its obligations under Section 2.01(a), Section 2.01(b), Section 2.02(a) or Section 7.01(e), as applicable, or the APC/KM PSA is terminated pursuant to Section 7.1(c) thereof and such termination of the APC/KM PSA is not the result of a breach by the Preferred Unit Purchaser of its obligation under Section 2.01(a) or Section 2.01(b) and any Purchaser Indemnified Parties suffers or incurs Damages (including unreimbursed out-of-pocket expenses incurred in due diligence or negotiating the Basic Documents) as a result of a claim brought by a third-party (other than The Blackstone Group, L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group, L.P. or its Affiliates and any officer, director, employee, member, partner or stockholder of The Blackstone Group, L.P. or its Affiliates that are not part of the credit-related businesses of The Blackstone Group L.P.) against the Purchaser Indemnified Parties in connection with such termination, then SN shall indemnify and hold harmless the Purchaser Indemnified Parties for all such Damages, but in no event shall the aggregate amount payable by SN pursuant to this sentence exceed the Preferred Unit Commitment Amount; provided that any such payment shall not be in duplication of any amounts received by The Blackstone Group, L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group, L.P. or its Affiliates and any officer, director, employee, member, partner or stockholder of The Blackstone Group, L.P.  or its Affiliates that are not part of the credit-related businesses of The Blackstone Group L.P. independently of any Purchaser Indemnified Party’s claims hereunder

(b)                                The Preferred Unit Purchaser agrees to indemnify and hold harmless the SN Parties and each of their respective officers, managers, directors, employees, Affiliates,

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members, partners, stockholders and agents and the successors and permitted assigns to the foregoing (and their respective officers, managers, directors, employees, Affiliates, members, partners, stockholders, agents, and successors and permitted assigns) (collectively, the “Common Indemnified Parties”) from and against any and all Damages incurred or suffered by a Common Indemnified Party as a result of or arising out of (i) any failure of any representation or warranty in Article IV to be true and correct or (ii) any breach of a covenant or agreement, or failure to perform or observe any duty, made or to be performed by either Purchaser pursuant to this Agreement.  Without duplication of any Damages paid under the preceding sentence, if (A) the Preferred Unit Purchaser breaches its obligation under Section 2.01(a) to contribute the Preferred Unit Anadarko Funding Amount at the Anadarko Closing (whether in a Separate Closing or as part of a Dual Closing) and any Common Indemnified Parties suffer or incur Damages as a result thereof, including, without limitation, the loss of all or any portion of the Deposit or (B) the Preferred Unit Purchaser breaches its obligation under Section 2.02(a) to contribute the Preferred Unit [redacted] Funding Amount at the [redacted] Closing (whether in a Separate Closing or as part of a Dual Closing) and any Common Indemnified Parties suffer or incur Damages as a result thereof, including, without limitation, the loss of all or any portion of any deposit due under the [redacted] PSA, and in the case of (A) or (B), any Damages actually incurred by the Common Indemnified Parties to Anadarko or Blackstone Newco pursuant to the APC/KM PSA and/or the [redacted] PSA, as applicable, and all reasonable, out-of-pocket third-party costs and expenses incurred by such Common Indemnified Parties in connection with any resulting breach of the APC/KM PSA and/or [redacted] PSA, as applicable, then the Preferred Unit Purchaser shall indemnify and hold harmless the Common Indemnified Parties for all such Damages but in no event shall the aggregate amount payable by the Preferred Unit Purchaser pursuant to this sentence exceed the excess, if any, of the Preferred Unit Commitment Amount over any amounts paid to the Partnership or SN under the Equity Commitment Letter.

Section 6.02                Indemnification Procedure.

(a)                                A claim for indemnification for any matter not involving a third-party claim may be asserted by notice from the party that may be entitled to indemnification pursuant to this Article VI (the “Indemnified Party”) to the party that may be obligated to provide indemnification pursuant to this Article VI (the “Indemnifying Party”); provided, however, that failure to so notify the Indemnifying Party shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.  The notice of claim shall state in reasonable detail the basis of the claim for indemnification.

(b)                                If any legal proceedings shall be instituted or any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 6.01(a) or Section 6.01(b) hereof (a “Third Party Claim”), the Indemnified Party shall promptly give written notice of the assertion of the Third Party Claim to the Indemnifying Party; provided, however, that failure of the Indemnified Party to so notify the Indemnifying Party shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.  Subject to the provisions of this Section 6.02, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or

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otherwise deal with any Third Party Claim which relates to any losses indemnified against by it hereunder; provided that, in order to defend against, negotiate, settle or otherwise deal with any such Third Party Claim, the Indemnifying Party must first acknowledge in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party as provided hereunder and provide to the Indemnified Party reasonable evidence that the Indemnifying Party has reasonably sufficient financial resources to enable it to fulfill its obligations under this Article VI.  Notwithstanding the preceding sentence, the Indemnifying Party shall not have the right to defend against, negotiate, settle, or otherwise deal with any Third Party Claim (i) if the Third Party Claim is not solely for monetary damages (except where any non-monetary relief being sought is merely incidental to a primary claim for monetary damages), (ii) if the Third Party Claim involves criminal allegations, or (iii) if the Indemnifying Party fails to prosecute or defend, actively and diligently, the Third Party Claim.  If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, it shall within fifteen (15) days of the Indemnified Party’s written notice of the assertion of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided that, the Indemnifying Party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the Indemnifying Party elects not to defend against, negotiate, settle, or otherwise deal with any Third Party Claim, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for losses relating to such Third Party Claim under this Agreement, the Indemnified Party may defend against, negotiate, settle, or otherwise deal with such Third Party Claim.  If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills, which reimbursement shall be made within thirty (30) days of the applicable submission. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at his, her or its own expense, in the defense of such Third Party Claim; provided, further, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided further that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any single Third Party Claim.  Each party hereto shall provide reasonable access to each other party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any Third Party Claim. Notwithstanding anything in this Section 6.02 to the contrary, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the written consent of the Indemnified Party if such settlement (i) would create any liability of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, (ii) would provide for any injunctive relief or other non-monetary obligation affecting the Indemnified Party, or (iii) does not include an unconditional release of the Indemnified Party from all liability in respect of the Third Party Claim.

(c)                                 After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the

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Indemnifying Party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

(d)                                Notwithstanding anything to the contrary in this Agreement, the Preferred Unit Purchaser shall not have any liability in the aggregate for any Damages arising from or relating to this Agreement that exceeds the excess, if any, of the Preferred Unit Commitment Amount minus any amounts funded to the Partnership pursuant to the Equity Commitment Letters.

(e)                                 Notwithstanding anything to the contrary in this Article VI or any other provision of this Agreement, in no event shall the Preferred Unit Purchaser or SN have any liability or indemnification obligation to any other party for punitive, consequential, special, indirect, diminution in value, loss of profit, penalty or other indirect or unforeseen Damages, whether in law or equity, arising from the performance of this Agreement or the transactions contemplated hereby; provided that if the Preferred Unit Purchaser breaches its obligations under Section 2.01(a) and Section 2.06(d)(i) to contribute the Preferred Unit Anadarko Funding Amount at the Anadarko Closing and/or the Preferred Unit Purchaser breaches its obligations under Section 2.02(a) and Section 2.06(d)(v) to contribute the Preferred Unit [redacted] Funding Amount at the [redacted] Closing, and any Common Indemnified Parties suffer or incur Damages as a result thereof, including, without limitation, the loss of all or any portion of the Deposit or the deposit under the [redacted] PSA, if any, and any damages payable to Anadarko or Blackstone Newco as a result thereof, then the loss of the Deposit and/or the deposit under the [redacted] PSA, if any, and any Damages actually incurred by the Common Indemnified Parties to Anadarko or Blackstone Newco pursuant to the APC/KM PSA or the [redacted] PSA, as applicable, in respect thereof shall be recoverable by the Common Indemnified Parties subject to the maximum specified in Section 6.02(d) above.

Section 6.03                Survival.    All of the Fundamental Representations shall survive the execution and delivery of this Agreement and the consummation of the Closing for a period equal to the statute of limitations applicable to breach of contract under Delaware law.  All of the representations and warranties other than the Fundamental Representations set forth in Articles III, IV and V shall survive the execution and delivery of this Agreement, and the consummation of the Closing for a period ending on the one (1) year anniversary of the Closing; provided that any claim made prior to such date shall survive the one (1) year anniversary of the Closing until finally determined in accordance with this Article VI. All covenants contemplated herein to be performed at or prior to the Closing shall survive the Closing for a period equal to the statute of limitations applicable to breach of contract under Delaware law.

ARTICLE VII

TERMINATION

Section 7.01                Termination.  This Agreement may be terminated at any time prior to the Closing Date as follows:

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(a)                                by mutual written consent of the parties hereto;

(b)                                by any party hereto, if the APC/KM PSA shall have been validly terminated in accordance with its terms;

(c)                                 by any party hereto, solely with respect to the obligations under this Agreement related to actions to be taken pursuant to Section 2.02 and Section 2.06(d)(v), if the [redacted] PSA shall have been validly terminated in accordance with its terms;

(d)                                by either Purchaser if the “Closing” (as defined in the APC/KM PSA) has not occurred on or before March 31, 2017;

(e)                                 by the Preferred Unit Purchaser if at any time the representations and warranties regarding the SN Parties contained in this Agreement shall fail to be true and correct or an SN Party shall at any time have failed to perform and comply with all agreements and covenants of such Person contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 2.07(d) or Section 2.07(h) would not be fulfilled prior to or on either the Anadarko Closing Date or the [redacted] Closing Date and (ii) if capable of being cured, shall not have been cured within 10 Business Days of the receipt of written notice thereof by such SN Party from either Purchaser; and

(f)                                  by any SN Party if at any time the representations and warranties regarding the Purchasers contained in this Agreement shall fail to be true and correct or either Purchaser shall at any time have failed to perform and comply with all agreements and covenants of such Person contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 2.08(c) or Section 2.08(e) would not be fulfilled prior to or on the Anadarko Closing Date or the [redacted] Closing Date and (ii) if capable of being cured, shall not have been cured within 10 Business Days of the receipt of written notice thereof by such Purchaser from any SN Party.

Section 7.02                Notice of Termination.     Either Purchaser may exercise its right to terminate this Agreement by giving written notice thereof from time to time to the SN Parties specifying the basis for such Purchaser’s termination.  Each SN Party may exercise its right to terminate this Agreement by giving written notice thereof from time to time to the Purchasers specifying the basis for such SN Party’s termination.

Section 7.03                Effect of Termination.  If a termination of this Agreement pursuant to the provisions of this Article VII shall occur, this Agreement shall become void and have no effect, and there shall be no further liability on the part of the Preferred Unit Purchaser, the GSO Associates, the Common Unit Purchaser, the Partnership, the General Partner, the SN GP Member or SN to any Person in respect hereof, except that Article VIII shall survive any such termination; provided, however, that no such termination shall relieve any party of any liability resulting from any breach of this Agreement by such party prior to the time of such termination. In the event this Agreement is terminated by any SN Party pursuant to Section 7.01(f), the Preferred Unit Purchaser shall immediately remit to SN the Commitment Fee by wire transfer of immediately available funds.

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Section 7.04                Termination of Commitment Related to [redacted] Closing.   If the [redacted] Closing (whether in a Dual Closing or Separate Closing) has not occurred by midnight, Houston, Texas time on March 31, 2017, the Preferred Unit Commitment Amount shall be reduced to $500.0 million unless the Preferred Unit Purchaser elects in its sole discretion for the Preferred Unit Commitment Amount to remain at $800.0 million for such additional time as the Preferred Unit Purchaser determines to be appropriate.

ARTICLE VIII

MISCELLANEOUS

Section 8.01                Expenses.   All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation, negotiation and due diligence of this Agreement or the other Basic Documents and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses unless otherwise expressly stated in such Basic Document, provided that (i) if the Anadarko Closing occurs, then the Partnership shall reimburse GSO and its Affiliates for all of their reasonable, documented, third-party out-of-pocket costs and expenses incurred in connection with the transactions contemplated hereby and thereby and (ii) if the Anadarko Closing does not occur, then SN shall reimburse GSO and its Affiliates for all of their reasonable, documented, third-party out-of-pocket costs and expenses incurred in connection with the transactions contemplated hereby and thereby prior to termination of this Agreement; provided that from and after the Effective Date GSO shall promptly notify the Partnership and SN at such time as the costs and expenses for which GSO intends to seek reimbursement pursuant to this Section 8.01 equal increments of $250,000; and provided further that GSO and its Affiliates will not entitled to any such reimbursement if this Agreement is terminated by the Common Unit Purchaser pursuant to Section 7.01(f).

Section 8.02                Interpretation.   The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited.  The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur.  The word “including” (in its various forms) means including without limitation.  All references to “$” or “dollars” shall be deemed references to the lawful currency of the United States of America.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement.  Unless expressly provided to the contrary, the word “or” is not exclusive.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

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Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The words “day” or “days” shall mean calendar day, unless denoted as a Business Day.  The words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation.  When used in this Agreement, the word “either” shall be deemed to mean “one or the other”, not “both”.  Unless otherwise noted, references herein to a “party” are references to the applicable party to this Agreement.

Section 8.03                Amendments and Waivers.

(a)                                Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party, or in the case of a waiver, by the party against whom the waiver is to be effective.  For the purposes of clarity, no signature or consent of any third-party beneficiary to any provision of Article VI shall be required in order to amend or waive any provision of Article VI.

(b)                                No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies hereunder, under any other Basic Document, or at law or in equity; accordingly, no exercise of any right or remedy shall be construed as an election of remedies by any party.

Section 8.04                Binding Effect.   This Agreement shall be binding upon the parties and their respective successors and permitted assigns, and shall remain in full force and effect after the Anadarko Closing and if occurring, the [redacted] Closing.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 8.05                Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses

(a)                                If to GSO Associates or the Preferred Unit Purchaser:

c/o GSO Capital Partners

GSO ST Holdings LP

1111 Bagby Street, #2050

Houston, Texas  77002

Attention:  Robert Horn

Email:  robert.horn@gsocap.com

with a copy to (which shall not constitute notice):

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c/o GSO Capital Partners
345 Park Avenue, 31st Floor
New York, New York 10154
Email:	GSO Legal@gsocap.com
GSOValuationsGroup@gsocap.com

with a copy to (which shall not constitute notice):

Andrews Kurth Kenyon LLP

600 Travis Street, Suite 4200

Houston, Texas  77002

Attention:  G. Michael O’Leary

Jon Daly

Facsimile: (713) 220-4285

Email:  moleary@akllp.com

jondaly@andrewskurth.com

(b)                                If to an SN Party:

1000 Main Street, Suite 3000

Houston, Texas 77002

Attention: Gregory Kopel

Email: gkopel@sanchezog.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas  77002

Attention:  John D. Pitts

Email:  john.pitts@kirkland.com

or to such other address as the parties hereto may designate in writing.  All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the overnight courier copy, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 8.06                Entire Agreement; Integrated Transaction.    This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.  Each of the parties hereto acknowledges and agrees that in executing this Agreement (i) the intent of the

45

parties is this Agreement and the other Basic Documents shall constitute an unseverable and single agreement of the parties with respect to the transactions contemplated hereby and thereby, (ii) it waives, on behalf of itself and each of its Affiliates, any claim or defense based upon the characterization that this Agreement and the other Basic Documents are anything other than a true single agreement relating to such matters and (iii) the matters set forth in this Section 8.06 constitute a material inducement to enter into this Agreement and the other Basic Documents and to consummate the transactions contemplated hereby and thereby.  Each of the parties hereto stipulates and agrees (i) not to challenge the validity, enforceability or characterization of this Agreement and the other Basic Documents as a single, unseverable instrument pertaining to the matters that are the subject of such agreements, (ii) this Agreement and the other Basic Documents shall be treated as a single integrated and indivisible agreement for all purposes, including the bankruptcy of any party and (iii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 8.06.

Section 8.07                Governing Law; Submission to Jurisdiction.   This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.  Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.08                Waiver of Jury Trial.   THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.09                Execution in Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which

46

counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

Section 8.10                Successors and Assigns.  The provisions of this Agreement will be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of each other party, and any such purported assignment in violation of this Section 8.10 shall be void ab initio.  Notwithstanding the foregoing, the Preferred Unit Purchaser may assign its rights and obligations under this Agreement without the prior approval of any other party to this Agreement to any fund or account managed, advised or sub-advised by GSO or any of its Affiliates; provided that any such assignment shall not relieve the Preferred Unit Purchaser of any of its obligations hereunder.

Section 8.11                Severability.     Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

Section 8.12                Interim Actions.

(a)                                SN shall consult in good faith with the Purchasers in connection with any amendment, modification or waiver of any right under or the satisfaction of any condition in the APC/KM PSA or [redacted] PSA, as applicable, to be satisfied by Anadarko, it being understood that, except as specified in the immediately following sentence, the foregoing shall not be construed to require the consent of the Purchasers in order to effect any such termination amendment, modification or waiver.  Notwithstanding anything to the contrary set forth in this Agreement, neither SN nor any of its Affiliates will take any of the following actions in respect of the APC/KM PSA, without the prior approval of the Purchasers, such approval not to be unreasonably withheld:

(i)                                        Approve any amendment or modification to any provision of, or waive any right or condition under, the APC/KM PSA or [redacted] PSA;

(ii)                                     Enter into any agreements with any counterparty in respect of a “Hard Consent” (as such term is defined in the APC/KM PSA) or a consent required to assign any of the gathering or processing agreements (including, without limitation, either of the Springfield Gathering Agreements) included in the “Applicable Agreements” (as such term is defined in the APC/KM PSA), in order to obtain consents to assignment required to be obtained under the APC/KM PSA or [redacted] PSA, as applicable, that would result in a $2,000,000 net cost to the Partnership (and such cost shall be shared proportionately among SN, Blackstone Newco and the Partnership with the Partnership bearing a 20% share) or that would have a material and adverse effect on the Partnership;

47

(iii)                                  Enter into any hedge contracts on behalf of the Partnership, except to the extent such hedge contracts are consistent with Section 6.7 of the Partnership Agreement; provided, however, that prior to the Anadarko Closing SN shall use its commercially reasonable efforts to cause Anadarko to enter into hedges in respect of the Acquired Properties that are consistent with the hedge plan set forth in Schedule 11.9(a), Part I of the APC/KM PSA as such Schedule is in effect on the Effective Date;

(iv)                                 Approve any amendment or modification of, or waive any right under, the Hydrocarbons Marketing Agreement; or

(v)                                    Enter into the [redacted] PSA if (A) the [redacted] PSA is not on substantially the same terms and conditions as the APC/KM PSA (including, without limitation, the portion of the purchase price to be paid by the Partnership at the [redacted] Closing and the form of conveyance of properties to the Partnership by [redacted]) or (B) the unadjusted base purchase price (which shall correspond to the definition of “Purchase Price” under the APC/KM PSA) payable to [redacted] thereunder shall not exceed $1,137,500,000.00.

(b)                          SN shall consult in good faith with the Purchasers in connection with (i) SN’s actions or any of its Affiliates’ actions relating to each of the title defect and environmental defect process under Articles XIII and XIV, respectively, of the APC/KM PSA, or any similar provisions under the [redacted] PSA, as applicable, including reviewing any interim and final defect notices prior to submission thereof to Anadarko or [redacted], as applicable, exercise of elections by or on behalf of the Partnership regarding curative matters, and arbitration and settlement title and environmental disputes and with respect to the settlement of any defect dispute after the consummation of the “Closing” (as such term is defined in the APC/KM PSA) contemplated by the APC/KM PSA or, as applicable, the exercise any analogous right under the [redacted] PSA; (ii) the submission to Anadarko or [redacted], as applicable, of preliminary and final accounting settlement statements and agreements with Anadarko or [redacted], as applicable, on such settlement statements and any arbitration proceedings to resolve such matters; (iii) SN’s plan to hire any Anadarko employees or [redacted] employees, as applicable, and the anticipated impact thereof on general and administrative expenditures and lease operating expenditures that would be chargeable by SN or its Affiliates to the Partnership in respect of the Acquired Properties or [redacted] Properties, as applicable, and operations conducted thereon; and (iv) any public announcements proposed to be made by Anadarko and SN or its Affiliates regarding the APC/KM PSA; [redacted] and SN or its Affiliates regarding the [redacted] PSA; the Basic Documents or the transactions contemplated thereby; in each case to the extent applicable to either Purchaser and their Affiliates.    Furthermore, SN shall consult in good faith with the Purchasers in connection with any contemplated termination of the APC/KM PSA and/or [redacted] PSA, it being understood that the foregoing shall not be construed to require the consent of the Purchasers in order to effect any such termination.

Section 8.13                No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any party may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement and the other Basic Documents, covenants, agrees and acknowledges that, except as may be set forth in each of the Equity Commitment Letters, no Persons other than the parties shall have any obligation

48

hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the parties, whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against such Persons and entities, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Persons, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

Section 8.14                Creditors.   None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of SN or by any creditors of any Subsidiary or Affiliate of SN.

Section 8.15                Public Disclosure; Confidentiality.  Unless required by Law (or the advice of counsel to an applicable party), no press release or public announcement related to the Partnership or the General Partner, this Agreement or the transactions contemplated herein or any other related announcement or communication shall be issued or made by any party without the advance approval of each other party, in which case each party shall be provided a reasonable opportunity to review and provide suggested comments concerning the disclosure contained in such press release, announcement or communication prior to issuance, distribution or publication.  In addition, except as required by Law (or the advice of counsel to an applicable party), no party shall, and each party shall cause its respective representatives not to, disclose the terms and conditions of this Agreement to any third party, in each case, without the prior written consent of each of the parties, except to authorized directors, managers, officers, legal counsel, accountants and financial advisors of such party or its Affiliates.  In furtherance of the foregoing, each party shall treat the terms and conditions of this Agreement as confidential; provided, however, that Preferred Unit Purchaser and its Affiliates shall be entitled to disclose the terms contemplated herein and high-level summary information regarding the General Partner’s and the Partnership’s operations (including total production volumes, total revenues, etc.) to its limited partners, owners, co-investors, prospective investors, and existing and potential investors in funds or accounts managed, advised or sub-advised by GSO, in each case, without the consent of any Person; provided, further, that nothing in this Section 8.15 shall derogate from the rights of any Purchaser to disclose any information it is permitted to disclose without the consent of any other Person under Section 6.6 of the Partnership Agreement.  Notwithstanding anything to

49

the contrary herein, nothing in this Section 8.15 shall limit SN or its Affiliates from publicly filing this Agreement and making additional disclosures therewith, in each case as required by applicable Law and securities regulations.

Section 8.16                Time is of the Essence.  Time is of the essence in the performance of all obligations under this Agreement.

Section 8.17                Remedies Generally.  The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate.   Accordingly, the parties hereto acknowledge and agree that each such party shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party hereby agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.  The parties hereto acknowledge and agree that any other party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.17 shall not be required to provide any bond or other security in connection with any such injunction.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the Effective Date.

SN:

SANCHEZ ENERGY CORPORATION

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

SN GP MEMBER:

SN UR HOLDINGS, LLC

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

PARTNERSHIP:

SN EF UNSUB, LP

By:	SN EF UNSUB GP, LLC, its general partner

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

GENERAL PARTNER:

SN EF UNSUB GP, LLC

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT

COMMON UNIT PURCHASER:

SN EF UNSUB HOLDINGS, LLC

By:	/s/ Antonio R. Sanchez , III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

GSO ASSOCIATES:

GSO ST HOLDINGS ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

PREFERRED UNIT PURCHASER:

GSO ST HOLDINGS LP

By:	GSO ST HOLDINGS ASSOCIATES LLC, its General Partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT

EXHIBIT A

FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SN EF UNSUB, LP

[Attached.]

EXHIBIT A TO

SECURITIES PURCHASE AGREEMENT

SN EF UnSub, LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Dated as of [•], 2017

THE UNITS ISSUED UNDER THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”).   SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM THE ACT AND THE APPLICABLE STATE ACTS, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN, INCLUDING (WITHOUT LIMITATION) THE PROVISIONS OF ARTICLE IX.

ARTICLE VI RIGHTS AND OBLIGATIONS OF THE PARTNERS; INDEMNIFICATION; CONFIDENTIALITY		39

6.1	Limitation of Liability	39
6.2	No Right of Partition	39
6.3	Indemnification	39
6.4	Actions by the Partners	41
6.5	Corporate Opportunities; Conflicts of Interest; Related Matters	41
6.6	Confidentiality	45
6.7	Hedging	46

ARTICLE VII BOOKS, RECORDS, ACCOUNTING AND REPORTS; INSPECTION		46

7.1	Records and Accounting	46
7.2	Reports	47
7.3	Transmission of Communications	47

ARTICLE VIII TAX MATTERS		47

8.1	Preparation of Tax Returns	47
8.2	Tax Elections	48
8.3	Tax Controversies	48
8.4	Unitary/Combined Tax Reporting	49

ARTICLE IX TRANSFER OF UNITS		50

9.1	Transfer Restrictions	50
9.2	Effect of Transfer	51
9.3	Additional Restrictions on Transfer	51
9.4	Legend	52
9.5	Disposition Transaction	52
9.6	Expenses and Transfer Fees	53
9.7	Void Transfers	53

ARTICLE X ADMISSION OF PARTNERS		53

10.1	Substituted Partners	53
10.2	Additional Partners	53

ARTICLE XI WITHDRAWAL AND RESIGNATION OF PARTNERS		54

11.1	Withdrawal and Resignation of Partners	54

ARTICLE XII DISSOLUTION AND LIQUIDATION		54

12.1	Dissolution	54
12.2	Liquidation and Termination	54
12.3	Securityholders Agreement	56
12.4	Cancellation of Certificate	56
12.5	Reasonable Time for Winding Up	56

12.6	Return of Capital	56
12.7	Hart-Scott-Rodino	56

ARTICLE XIII VALUATION		56

13.1	Valuation of Units	56
13.2	Valuation of Securities	56
13.3	Valuation of Other Assets	57
13.4	Objection Procedure	57

ARTICLE XIV REDEMPTION AND EXIT PROVISIONS		57

14.1	Optional Redemption of Preferred Units at Election of the Partnership	57
14.2	Optional Redemption of Preferred Units at Election of Required Preferred Holders	58
14.3	Exit Transactions	58

ARTICLE XV GENERAL PROVISIONS		63

15.1	Amendments	63
15.2	Remedies	64
15.3	Successors and Assigns	64
15.4	Severability	64
15.5	Counterparts; Binding Agreement	64
15.6	Applicable Law	64
15.7	Addresses and Notices	64
15.8	Creditors	65
15.9	No Waiver	65
15.10	Further Action	65
15.11	No Offset Against Amounts Payable	65
15.12	Entire Agreement; Integrated Transaction	65
15.13	Delivery by Facsimile	66
15.14	Survival	66
15.15	Consent to Jurisdiction; Waiver of Trial by Jury	66
15.16	Construction; Interpretation	67
15.17	No Third Party Beneficiaries	67
15.18	Outside Counsel	67
15.19	Time is of the Essence	68
15.20	No Recourse	68
15.21	Public Disclosure	68
15.22	Partnership Covenants, Representations and Warranties	69

EXHIBITS

Exhibit A - Form of Purchase and Sale Agreement

SCHEDULE

Schedule A - Schedule of Limited Partners

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SN EF UNSUB, LP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SN EF UNSUB, LP, a Delaware limited partnership (the “Partnership”) is entered as of [•], 2017 (the “Effective Date”), by and among SN EF UnSub GP, LLC, a Delaware limited liability company, as the general partner, and the Limited Partners as limited partners, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Securities Purchase Agreement.

RECITALS:

WHEREAS, the Partnership was formed as a limited partnership in accordance with the Delaware Act on December 21, 2016; and

WHEREAS, prior to the Effective Date, the Partnership was governed by the Agreement of Limited Partnership of the Partnership, dated December 21, 2016 (the “Original Partnership Agreement”); and

WHEREAS, Sanchez Parent, SN UR Holdings, LLC, a Delaware limited liability company, the General Partner, the Partnership, GSO ST Holdings LP, a Delaware limited partnership (the “Institutional Investor”), GSO ST Holdings Associates LLC, a Delaware limited liability company, and SN EF UnSub Holdings, LLC a Delaware limited liability company (the “Sanchez Investor”), are all parties to that certain Securities Purchase Agreement dated as of January 12, 2017 (the “Securities Purchase Agreement”); and

WHEREAS, pursuant to the Securities Purchase Agreement, (i) the Institutional Investor has agreed to make capital contributions to the Partnership in exchange for Preferred Units issued to the Institutional Investor under the Securities Purchase Agreement and (ii) the Sanchez Investor has agreed to make capital contributions to the Partnership in exchange for Common Units issued to the Sanchez Investor under the Securities Purchase Agreement; and

WHEREAS, as a condition to, and in connection with, the Institutional Investor and the Sanchez Investor making the foregoing capital contributions to the Partnership with respect to the Units to be issued under the Securities Purchase Agreement and this Agreement, the Partners desire to enter into the mutual covenants and agreements set forth in this Agreement and to amend and restate the Original Partnership Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used herein shall have the following meanings:

“Actual Unitary Tax Liability” has the meaning set forth in Section 8.4(b).

“Additional Partner” has the meaning set forth in Section 10.2.

“Additional Preferred Units Notice” has the meaning set forth in Section 3.1(c)(ii).

“Additional Sanchez Activities” has the meaning set forth in Section 6.5(a)(v).

“Adjusted Capital Account” means, as of the end of any Taxable Year, a Person’s Capital Account balance (i) reduced for any items described in Treasury Regulation Section 1.704- l(b)(2)(ii)(d)(4), (5), and (6), and (ii) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Partnership pursuant to Treasury Regulation Section 1.704-l(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Adjusted Resulting Tax Liability” has the meaning set forth in Section 8.4(d).

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person.  For the purposes of this Agreement, The Blackstone Group, L.P.  and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group, L.P. or its Affiliates that are not part of the credit-related businesses of the Blackstone Group L.P. shall not be considered or otherwise deemed to be an “Affiliate” of GSO or its Affiliates that are part of the credit-related businesses of The Blackstone Group L.P., but any fund or account managed, advised or subadvised or Controlled by GSO or its Affiliates within the credit-related businesses of The Blackstone Group L.P.  shall be considered an Affiliate of GSO.  For the avoidance of doubt, (i) GSO or its Affiliates or any fund or account managed, advised or subadvised by or Controlled by GSO or its Affiliates shall not be considered an Affiliate of the Partnership, and (ii) Affiliates of the Sanchez Investor shall include any member of the Sanchez Group.

“Agreement” means this Amended and Restated Agreement of Limited Partnership, as it may be amended, modified supplemented or restated from time to time in accordance with Section 15.1.

“AMI” means has the meaning set forth in the Joint Development Agreement.

“Anadarko Closing” has the meaning set forth in the Securities Purchase Agreement.

“Annual Statements” has the meaning set forth in Section 5.7(b).

“APC/KM PSA” means that certain Purchase and Sale Agreement among Anadarko E&P Onshore LLC, Kerr-McGee Oil and Gas Onshore LP, SN Maverick, the Partnership and Blackstone Newco, dated January 12, 2017, as it may be amended, modified, supplemented or restated from time to time.

“Approved Counterparty” means any Person that engages as a significant part of its operations in Hedging Arrangements if, at the time such Person enters into Hedging

Arrangements with the Partnership, such Person or its credit support provider either (x) has a long term senior unsecured debt rating of at least “BBB-” by Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (or any successor thereto), and at least “Baa3” by Moody’s Investor Services, Inc. (or any successor thereto) or (y) is either the “Administrative Agent” (or an Affiliate thereof) or a “Lender” (or an Affiliate thereof) under the Partnership’s then existing credit agreement.

“Available Cash” means, as of any time of determination, an amount equal to the difference between the following items, as determined by the General Partner, in consultation with the Institutional Investor, in its good faith discretion:

(a)                          all revenues, net cash proceeds from any divestitures, available liquidity (including cash on hand and cash available from committed financing sources), cash amounts received from hedging arrangements, lease bonus payments and other cash or cash equivalent amounts collected or received by the Partnership as of such time, less

(b)                          the sum of (i) the accrued and projected payments, costs and expenses of the Partnership to be paid by the Partnership as of such time, including such payments, costs and expenses in respect of operating and capital costs and expenses (including payments owed under the MSA), (ii) debt service costs in respect of the next six months, including, to the extent the General Partner determines in good faith that it is necessary to reserve cash therefor, any repayments of the principal amounts of any Indebtedness of the Partnership (including all fees, penalties or make-wholes in respect thereof) and losses from hedging arrangements, (iii) other current liabilities incurred by the Partnership as of such time and (iv) any other amounts in respect of which the General Partner established as a reserve to cover reasonably anticipated future payments in respect of the Partnership’s businesses not to exceed $10,000,000 in the aggregate.

“Base Preferred Return Amount” means, at any time of determination, an amount of cash Distributions that would be required to be made to the Preferred Partners in respect of each Preferred Unit then outstanding equal to the greater of (i) the amount required to cause the IRR with respect to each Preferred Unit to be equal to fourteen percent (14.0%) and (ii) the amount required to cause the Return on Investment with respect to each such Preferred Unit to be equal to the product of (x) 1.5 multiplied by (y) the Preferred Unit Purchase Price, each such figure to be determined inclusive of all cash Distributions previously made to the Preferred Partners (or if any such Preferred Unit has been Transferred since the Effective Date by the predecessor owner(s) of such Transferred Preferred Units) in respect of such Preferred Units, other than Excluded Amounts.

“Basic Documents” has the meaning assigned to such term in the Securities Purchase Agreement.

“Blackstone Newco” means Aguila Production, LLC.

“Board” means the board of directors of the General Partner.

“Book Value” means, with respect to any asset of the Partnership, the asset’s adjusted basis for federal income tax purposes, except that the Book Value of all assets of the Partnership may be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) immediately prior to:  (i) the date of the acquisition of any additional Interest by any new or existing Partner; (ii) the date of the distribution of more than a de minimis amount of assets of the Partnership to a Partner; (iii) the date an Interest is relinquished to the Partnership; provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners.  The Book Values of any asset contributed (or deemed contributed under Treasury Regulations Section 1.704-l(b)(l)(iv)) by a Partner to the Partnership will be the Fair Market Value of the asset at the date of its contribution thereto.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in Houston, Texas.

“Capital Account” means the capital account maintained for a Limited Partner pursuant to Section 3.2.

“Capital Contributions” means the aggregate dollar amounts of any cash, cash equivalents, promissory obligations (but only to the extent issued and repaid prior to the date hereof), or the Fair Market Value of other property which a Partner contributes or is deemed to have contributed to the Partnership with respect to any Unit pursuant to Section 3.1.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership as filed with the Secretary of State of the State of Delaware, as the same may be amended, supplemented or restated from time to time.

“Certificated Units” has the meaning set forth in Section 3.1(a).

“Change of Control” has the meaning set forth in the Indenture.

“Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. or any of their respective affiliates, as may be applicable.

“Class A Member” has the meaning set forth in the GP LLC Agreement.

“Class A Units” has the meaning set forth in the GP LLC Agreement.

“Class B Member” has the meaning set forth in the GP LLC Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Combined Reporting Partner” has the meaning set forth in Section 8.4(a).

“Common Partner” means any Partner holding Common Units with regard to such Person’s particular Interest designated as Common Units.

“Common Unit” means all outstanding Units with the rights, preferences, powers, restrictions, qualifications and limitations ascribed to Common Units as set forth in this Agreement, which include, for the purposes of clarity, the Common Units purchased on the Effective Date pursuant to the Securities Purchase Agreement (it being understood that in no instance shall any Preferred Unit be designated as a Common Unit).

“Confidential Information” has the meaning set forth in Section 6.6.

“Consolidated Total Net Leverage Ratio” has the meaning assigned to such term in the Credit Agreement.

“Control” mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled” and “Controlling” shall have correlative meanings.

“Credit Agreement” means the credit agreement governing the senior secured, first-lien, reserve-based revolving credit facility, among the Partnership, as borrower, and JPMorgan Chase Bank, N.A. and Citi, as joint lead arrangers and joint book runners, JPMorgan Chase Bank, N.A. as administrative agent, and JPMorgan Chase Bank, N.A., Citi and the syndicate of banks and financial institutions named therein as the lenders, as amended or modified from time to time.

“Credit Agreement Agent” means the administrative agent under the Credit Agreement or a Replacement Credit Agreement.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.

“Director” means a Director on the Board.

“Disposition Transaction” means: (i) a Transfer of more than fifty percent (50%) of the Common Units of the Partnership in a single transaction or series of related transactions; (ii) any consolidation or merger of the Partnership with or into any other corporation or other entity, or any other reorganization (including, without limitation, any conversion, transfer, or domestication of the Partnership) in a single transaction or series of related transactions, in which the Partners of the Partnership immediately prior to such consolidation, merger or reorganization own equity of the entity surviving such merger, consolidation or reorganization representing less than fifty percent (50%) of the Common Units immediately after such consolidation, merger or reorganization; or (iii) a sale, lease or other disposition in a single transaction or series of related transactions of more than fifty percent (50%) of the assets (which, for the avoidance of doubt, shall include securities of the Partnership’s Subsidiaries) of the Partnership and its Subsidiaries on a consolidated basis (measured either by book value in accordance with GAAP or by Fair Market Value).  For the avoidance of doubt, a Sale Transaction (as such term is defined in Section 4.5 of the JDA) shall be a Disposition Transaction subject to the terms of this Agreement and the GP LLC Agreement, including Section 5.7(b) and Section 9.4 of the GP LLC Agreement.

“Distribution” means each distribution made by the Partnership to a Limited Partner, whether in cash, property or securities of the Partners and whether by liquidating distribution, redemption, repurchase or otherwise; provided, that none of the following shall be a Distribution: (i) any pro rata exchange of outstanding securities of the Partnership for newly issued securities of the Partnership, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units; or (ii) any issuance of Units or other securities by the Partnership as contemplated by the Securities Purchase Agreement or this Agreement.

“Drilling Commitment Agreement” has the meaning set forth in the Securities Purchase Agreement.

“Dual Closing” has the meaning set forth in the Securities Purchase Agreement.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Elective Redemption Notice” has the meaning set forth in Section 14.1.

“Equity Interests” means, with respect to any Person, all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by such Person, however designated.

“Equity Securities” means (i) Units or other equity interests in the Partnership or its Subsidiaries, (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Partnership or its Subsidiaries, and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Partnership or its Subsidiaries.

“Event of Withdrawal” has the meaning set forth in Section 5.3(a).

“Excluded Amounts” means (i) any Distributions on Preferred Units that are accrued (i.e., any Distributions that increase Unpaid Amounts), (ii) any payments made to the Institutional Investor or any other Preferred Partner or any of their respective Affiliates with respect to the Warrants or Sanchez Shares, (iii) commitment fees, transaction fees, monitoring fees, expense reimbursements, or management fees received by the Institutional Investor or any Preferred Partner or any of their respective Affiliates and (iv) the Warrants or the Sanchez Shares.

“Exit Transaction” has the meaning set forth in Section 14.3(a).

“Exit Transaction Consideration” has the meaning set forth in Section 14.3(f).

“Fair Market Value” means, with respect to any asset or equity interest, its fair market value determined according to Article XIII.

“Family” means (i) an individual, (ii) such individual’s spouse, (iii) any other natural person who is related to such individual or such individual’s spouse within the second degree of kinship and (iv) any other natural person who has been adopted by such individual.

“Final Cash Redemption Amount” has the meaning set forth in Section 14.2.

“FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the General Partner and which is permitted or required by Code Section 706.

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the General Partner.  It is understood and agreed that the first Fiscal Quarter shall be deemed the period of time commencing on the Effective Date and concluding on the date that is the last day of the Fiscal Quarter during which the Effective Date occurs.

“Fiscal Year” means the calendar year ending on December 31, or such other annual accounting period as may be established by the General Partner.

“Fund Indemnified Persons” has the meaning set forth in Section 6.3(b).

“Fund Indemnitors” has the meaning set forth in Section 6.3(b).

“GAAP” means United States generally accepted accounting principles, consistently applied and as in effect from time to time.

“General Partner” means SN EF UnSub GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as a general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any limited partner interest that it may hold) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.  The General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States of America, the United States of America or a foreign entity or government.

“GP LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of the Effective Date, by and among the General Partner, SN UR Holdings, LLC and GSO ST Holdings Associates LLC, as amended from time to time.

“GSO” means GSO Capital Partners LP, a Delaware limited partnership.

“GSO Funds” has the meaning assigned to such term in the Securities Purchase Agreement.

“Hedging Arrangement” means any commodity hedging transaction pertaining to crude oil and natural gas, whether in the form of a swap agreement, option to acquire or dispose of a futures contract, whether on an organized commodities exchange or otherwise, or similar type of financial transaction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Hydrocarbons Marketing Agreement” means the Hydrocarbons Purchase and Marketing Agreement dated the date hereof between SN EF Maverick, LLC and the Partnership.

“Indebtedness” means, with respect to any specified Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for a deferred purchase price (other than trade payables incurred in the ordinary course of such Person’s business, consistent with past practice), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person under capital leases, (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, regardless of whether drawn, (f) all obligations of such Person created or arising under any conditional sale or title retention agreement, (g) the liquidation value or redemption price, as the case may be, of all preferred or redeemable stock of such Person, (h) all net obligations of such Person payable under any rate, currency, commodity or other swap, option or derivative agreement, (i) all obligations secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, regardless of whether such Person has assumed or become liable for the payment of such obligation and (j) all obligations of others guaranteed by such Person.

“Indenture” means that certain Indenture, dated as of June 27, 2014, among Sanchez Parent, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee, as amended or supplemented on or prior to the date hereof, but without giving effect to any amendment or supplement entered into after the date hereof and regardless of whether the Indenture remains in effect.

“Indemnified Person” has the meaning set forth in Section 6.3(a).

“Independent Director” has the meaning assigned to such term in the GP LLC Agreement.

“Initial Reserve Report” has the meaning assigned to such term in the Credit Agreement.

“Institutional Investor” has the meaning set forth in the recitals to this Agreement.

“Interest” means, with respect to any Partner (or other holder of Units if such holder is not a Partner) as of any time, such Person’s limited partner interest in the Partnership, such Person’s Capital Account balance, and such Person’s interest in the income, gains, losses, deductions, tax credits, and Distributions of the Partnership, and voting rights, if any, as may be affected by the provisions of this Agreement and as may thereafter be adjusted, from time to time, as more particularly provided herein.  The Interests are divided into, designated as, and represented by Units, as provided in this Agreement, and issued to the Partners, as provided in this Agreement.  For the purposes of clarity, the Transfer or issuance of a Unit or Interest does not mean that after giving effect to such Transfer or issuance the Transferee or holder is a Partner unless all conditions for a Person to become a Partner hereunder and under applicable law have been satisfied.

“Investor Redemption Event” has the meaning set forth in Section 14.3(a).

“Investor Representative” means a Preferred Partner that is an Affiliate of GSO designated by the Required Preferred Holders.

“IRR” means, as of any measurement date, the cumulative internal rate of return, compounded monthly, with respect to a Preferred Unit (i.e., the annual discount rate for which the net present value of all cash inflows from all Capital Contributions made to acquire such Preferred Unit (which for this purpose shall include the entire Preferred Unit Purchase Price), as applicable, and all cash outflows from all Distributions in respect of such Preferred Unit, as applicable, are equal to $0), as calculated using the XIRR function in Microsoft Excel (taking into account the respective dates of each such Capital Contribution and Distribution, as well as the IRR measurement date) (or if such program is no longer available, such other software program for calculating IRR approved by the Investor Representative and the General Partner). IRR shall be calculated on the basis of the actual number of days elapsed over a 365-day year.  In calculating IRR for Preferred Units and Return on Investment for Preferred Units as of any particular date, the aggregate amounts distributed pursuant to Section 4.1 with respect to any Preferred Unit on such date, and all amounts previously distributed under the subsections thereof, shall be taken into account, with the exception of any Excluded Amounts.

“Joint Development Agreement” means the Joint Development Agreement, dated as of the Effective Date, between the Partnership, Blackstone Newco and the SN Maverick, as it may be amended, modified, supplement or restated from time to time.

“[redacted] Closing” has the meaning set forth in the Securities Purchase Agreement.

“[redacted] PSA” has the meaning set forth in the Securities Purchase Agreement.

“Letters of Credit” has the meaning assigned to such term in the Credit Agreement.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, right of first refusal or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract or agreement to give any of the foregoing.

“Limited Partner” means each of the Persons listed on the Schedule of Limited Partners attached as Schedule A hereto, and any Person admitted to the Partnership as a Substituted

Partner or Additional Partner, but only so long as such Person is the owner of one or more Units, each in such Person’s capacity as a limited partner in the Partnership.

“Liquidation Assets” has the meaning set forth in Section 12.2(b).

“Liquidation FMV” has the meaning set forth in Section 12.2(b).

“Liquidation Statement” has the meaning set forth in Section 12.2(b).

“Losses” means the taxable loss of the Partnership as determined for federal income tax purposes, as adjusted by Section 3.2(b).  Losses shall be determined net of any amounts allocable in Section 4.3 or Section 4.4.

“Material Contract” means any contract, agreement or series of related contracts or agreements that (i) is reasonably expected to result in revenue to, or costs or expenses incurred by, the Partnership or any of its Subsidiaries of more than $5.0 million during any calendar year or (ii) must be approved by the Board pursuant to Section 5.7 of the GP LLC Agreement prior to its execution.

“Maximum Lawful Rate” means a rate of interest which, when multiplied by the amount described in this Agreement that remains outstanding from time to time, and the product thereof is then added to all commitment or other fees or sums (if any) paid on the amount described in this Agreement which under laws are deemed to constitute interest, will equal (but will not exceed) the maximum nonusurious rate of interest which may be contracted for, charged or received under applicable law.  If there shall be no Maximum Lawful Rate under applicable law, the Maximum Lawful Rate shall be deemed to be fifteen percent (15.0%) per annum.

“Minimum Hedging Threshold” has the meaning set forth in Section 6.7.

“MSA” means the Management Services Agreement, dated as of the Effective Date, by and between Sanchez Oil & Gas Corporation and the Partnership, as it may be amended, modified, supplemented or restated from time to time.

“Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss, that, in accordance with the principles of Treasury Regulation Section 1.704-2(b)(1), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning given to such term in Treasury Regulation Section 1.704-2(b)(3).

“NYMEX” means the New York Mercantile Exchange.

“Operating Agreement” has the meaning given to such term in the Joint Development Agreement.

“Organizational Limited Partner” means the Sanchez Investor, in its capacity as the organizational limited partner of the Partnership.

“Original Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“Participating Sellers” has the meaning set forth in Section 14.3(h).

“Partner Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning given to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Minimum Gain” has the meaning given to the term “partnership minimum gain” in Treasury Regulation Section 1.704-2(b)(2) and the amount of which shall be determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 8.3(b).

“Permitted Transferee” means, with respect to any Person, (i) any of such Person’s Affiliates (it being understood that in the case of the Sanchez Investor, such Affiliate must be wholly owned, directly or indirectly, by Sanchez Parent for purposes of being deemed a Permitted Transferee), or (ii) any transferee in connection with an Exit Transaction.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Authority.

“Preference Accrual” means, with respect to each Preferred Unit at any time of determination, an amount equal to the excess of (i) the sum of (A) the Preferred Unit Purchase Price with respect to such Preferred Unit and (B) all Unpaid Amounts with respect to such Preferred Unit as of such time, over (ii) the aggregate cash Distributions that have been paid by the Partnership with respect to such Preferred Unit prior to such time pursuant to Section 4.1 that reduce Unreturned Capital; provided, that the Preference Accrual shall never be less than zero dollars ($0). With respect to a Preferred Unit, the Preference Accrual shall be compounded on a quarterly basis and shall accrue on a quarterly basis from and after the date on which the Capital Contribution is made in respect of such Preferred Unit.

“Preferred Distribution Rate” means an annual rate of ten percent (10.0%).

“Preferred Partner” means any Partner holding Preferred Units with regard to such Person’s particular Interest designated by Preferred Units.

“Preferred Payment Date” means each of March 31, June 30, September 30 and December 31 of each year (or if any of the foregoing dates is on a day that is not a Business Day, the next Business Day immediately following such date).

“Preferred Unit Purchase Price” means, with respect to each Preferred Unit, $1,000.

“Preferred Units” means all outstanding Units with the rights, preferences, powers, restrictions, qualifications and limitations ascribed to Preferred Units as set forth in this Agreement, which include, for the purposes of clarity, the Preferred Units purchased on the Effective Date pursuant to the Securities Purchase Agreement.

“Prime Rate” as of a particular date means the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published and if the Wall Street Journal ceases to publish such rate, then the Preferred Partner shall pick a substitute rate that most closely approximates such rate, as determined in the Preferred Partner’s good faith judgment.

“Pro Rata Share” means with respect to each Unit, the proportional amount such Unit would entitle the holder of such Unit to receive of the Total Equity Value if an amount equal to the Total Equity Value were distributed to all holders of Units in accordance with Section 4.1(d), and with respect to each holder of a Unit, such holder’s pro rata share of Total Equity Value represented by all Units owned by such Person.

“Profits” means the taxable income of the Partnership as determined for federal income tax purposes, as adjusted by Section 3.2(b). Profits shall be determined net of any amounts allocable in Section 4.3 or Section 4.4.

“Proportional Share” means, with respect to each Common Partner, as applicable, the quotient obtained by dividing (i) the total number of Common Units held by such Common Partner by (ii) the total number of Common Units held by all Common Partners.

“Proved Developed Producing Reserves” has the meaning adopted by the Board of Directors, Society of Petroleum Engineers, Inc., March 1997.

“Quarterly Distribution Amount” has the meaning set forth in Section 4.1(b).

“Quarterly Statements” has the meaning set forth in Section 5.7(a).

“Redeemed Preferred Units” has the meaning set forth in Section 14.1.

“Redemption Non-Payment” means the failure of the Partnership to timely pay the full Final Cash Redemption Amount for the total number of Preferred Units to be redeemed pursuant to Section 14.2.

“Redemption Request Notice” has the meaning set forth in Section 14.2.

“Regulatory Allocations” has the meaning set forth in Section 4.3(i).

“Reimbursing Partner” has the meaning set forth in Section 8.4(a).

“Renounced Business Opportunity” has the meaning set forth in Section 6.5(a)(ii).

“Replacement Credit Agreement” means a credit agreement that provides for revolving loans to the Partnership and is established among the Partnership and one or more commercial banks and other commercial lenders in replacement of the current Credit Agreement, which credit agreement shall be on terms and conditions that are generally considered market for a company similarly situated to the Partnership and that, in the aggregate, are at least as favorable to the Partnership as the Credit Agreement; provided that the financial covenants, voluntary prepayments, mandatory prepayments, and provisions relating to event of default, interest costs (including upfront lender fees and discounts), call protection or costs associated with voluntary or mandatory repayment, and restricted payments (including restrictions on Distributions) shall each be at least as favorable to the Partnership as the Credit Agreement; provided, further, that such credit agreement shall in no way limit or restrict the payment of distributions or redemption of the Preferred Units other than as permitted by the terms of the Partnership Agreement as in effect on the Effective Date.

“Required Preferred Holders” means, as of the date of determination, the Preferred Partners holding a majority of the then issued and outstanding Preferred Units.

“Resulting Tax Liability” has the meaning set forth in Section 8.4(b).

“Return on Investment” means an amount equal to (x) the aggregate cash Distributions made by the Partnership with respect to a Preferred Unit as of the date of calculation divided by (y) the Preferred Unit Purchase Price. In calculating Return on Investment as of any particular date, the aggregate amounts distributed pursuant to Section 4.1 with respect to any Preferred Unit on such date, and all amounts previously distributed under the subsections thereof, shall be taken into account, with the exception of any Excluded Amounts.

“Revolving Credit Facility” has the meaning assigned to such term in the Credit Agreement.

“Sanchez Family” means (i) Antonio R. Sanchez, III and A.R. Sanchez, Jr., (ii) any spouse or descendant of any individual named in (i), (iii) any other natural person who is a member of the Family of any such individual referenced in (i)-(ii) above and (iv) any other natural person who has been adopted by any such individual referenced in (i)-(iii) above.

“Sanchez Group” means (i) any member of the Sanchez Family, (ii) Sanchez Energy Partners I, LP and SEP Management I, LLC, (iii) Sanchez Parent, (iv) Sanchez Investor,

(v) Sanchez Production Partners LP, (vi) Sanchez Oil & Gas Corporation, (vii) Blackstone Newco and (viii) any Person Controlled by any one or more of the foregoing (other than the General Partner, the Partnership or any of their respective Subsidiaries).

“Sanchez Investor” has the meaning set forth in the recitals to this Agreement.

“Sanchez Letter Agreement” has the meaning set forth in the GP LLC Agreement.

“Sanchez Parent” means Sanchez Energy Corporation, a Delaware corporation.

“Sanchez Shares” means the 1,500,000 shares of common stock, par value $0.01 per share, of Sanchez Parent issued to the Institutional Investor at the Anadarko Closing.

“Sanchez Shares and Warrants Amount” has the meaning set forth in the Sanchez Letter Agreement.

“Schedule of Limited Partners” means the Schedule of Limited Partners attached as Schedule A hereto.

“Securities Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Senior Debt” means credit facilities or issuances, including, but not limited to, the credit facility provided pursuant to the Credit Agreement.

“Senior Debt Agreements” means the Credit Agreement and any other credit agreement, note Securities Purchase Agreement, indenture or other agreements evidencing Senior Debt, collectively, and any documents related thereto.

“Simulated Basis” means the Book Value of any separate oil and gas property (as defined in Section 614 of the Code), as adjusted for Simulated Depletion.

“Simulated Depletion” means, with respect to each separate oil and gas property (as defined in Section 614 of the Code), a depletion allowance computed in accordance with federal income tax principles and in the manner specified in Treasury Regulation Section 1.704- l(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Book Value of such property, and in no event shall the allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis. For purposes of computing Simulated Depletion, the Partnership, as determined by the General Partner, will apply on a property by property basis the simulated cost depletion method or the simulated percentage depletion method (without regard to the limitations in Section 613A of the Code) under Treasury Regulations § 1.704-l(b)(2)(iv)(k)(2).

“Simulated Gain” means with respect to each separate oil and gas property (as defined in Section 614 of the Code), the simulated gain as computed in accordance with Treasury Regulation Section 1.704-l(b)(2)(iv)(k)(2) (i.e., the excess of the amount realized from the sale or other disposition of a separate oil and gas property over the Simulated Basis of such property). If the Book Value of any property the sale of which would result in Simulated Gain is increased as provided in this Agreement, the amount of such adjustment shall be taken into account as gain from the disposition of such property for purposes of computing Simulated Gain.

“Simulated Loss” means with respect to each separate oil and gas property (as defined in Section 614 of the Code), the simulated loss as computed in accordance with Treasury Regulation Section 1.704-l(b)(2)(iv)(k)(2) (i.e., the excess of the Simulated Basis of a separate oil and gas property over the amount realized from the sale or other disposition of such property). If the Book Value of any property the sale of which would result in Simulated Loss is decreased as provided in this Agreement, the amount of such adjustment shall be taken into account as loss from the disposition of such property for purposes of computing Simulated Loss.

“SN Maverick” means SN EF Maverick, LLC, a Delaware limited liability company.

“Special Approval” has the meaning set forth in the GP LLC Agreement.

“Stand-Alone Tax Liability” has the meaning set forth in Section 8.4(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability, partnership or other similar ownership interests thereof with voting rights at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control, directly or indirectly, the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity.

“Substituted Partner” has the meaning set forth in Section 10.1.

“Tax” or “Taxes” means any and all taxes and charges of any federal, state, local or foreign Governmental Authority, including income, profits, gross receipts, gains, franchise, estimated, alternative minimum, add-on minimum, sales, harmonized sales, use, transfer, registration, value added, ad valorem, excise, goods and services, land transfer, other transfer, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, workers’ compensation, welfare, license, employee and other withholding taxes, or other tax, fee, duty, levy, custom, tariff, impost, assessment, obligation, or charge of the same or of a similar nature to any of the foregoing, of any kind whatsoever, including any transferee liability and any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Distribution” has the meaning set forth in Section 4.1(a).

“Tax Matters Partner” has the meaning set forth in Section 6231 of the Code.

“Taxable Year” means the Partnership’s accounting period for federal income tax purposes determined pursuant to Section 8.2 or such other relevant period.

“Third Party Reserve Report” has the meaning set forth in Section 5.7(c).

“Total Equity Value” means the aggregate proceeds that would be received by the Partners if: (i) the assets of the Partnership were sold at their Fair Market Value; (ii) the Partnership satisfied and paid in full all of its obligations and liabilities (including all Taxes, costs and expenses incurred in connection with such transaction and any reasonable amounts representing the General Partner’s reasonable and good faith estimate of the actual amount that may be paid with respect to any contingent liabilities); and (iii) such net sale proceeds were then distributed in accordance with Section 4.1(d), all as determined by the Board in its reasonable and good faith judgment.

“Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, gift, grant of a security interest or other direct or indirect disposition or encumbrance (whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof, including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Units is transferred or shifted to another Person; provided that any indirect transfer of Equity Interests in the Sanchez Investor that does not result in a Change of Control shall not be deemed a “Transfer” for purposes of this Agreement. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as amended from time to time.

“Unit” means an Interest in the Partnership designated as a Common Unit or a Preferred Unit held by a Partner or other holder.

“Unitary/Combined Tax Report” has the meaning set forth in Section 8.4(a).

“Unpaid Amounts” means the aggregate amount of all Distributions (expressed in dollars) previously accrued but not paid in cash with respect to a Preferred Unit.

“Unreturned Capital” means, as of the date of determination, with respect to each Preferred Unit, an amount equal to the excess, if any, of (i) the Preferred Unit Purchase Price over (ii) the aggregate amount of Distributions previously made by the Partnership that constitute a return of the Capital Contributions (and not, by way of example, Distributions under Section 4.1(b), payments of Unpaid Amounts, or Base Preferred Return Amounts in excess of Unreturned Capital) with respect to such Unit (e.g., payments in respect of Unreturned Capital pursuant to Section 4.1(c), 4.1(d), 12.2(c), or 14.1).

“Warrant Agreement” means the Warrant Agreement, dated as of the Effective Date, by and between Sanchez Parent and the GSO Funds.

“Warrants” means the warrants to purchase 2,000,000 shares of common stock, par value $0.01 per share, of Sanchez Parent, subject to adjustment, pursuant to the Warrant Agreement.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1                        Continuation of the Partnership.  The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. This amendment and restatement shall become effective on the date of this Agreement.

2.2                        Limited Partnership Agreement.  The Partners hereby execute this Agreement for the purpose of providing for the affairs of the Partnership and the conduct of its business in accordance with the provisions of the Delaware Act. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

2.3                        Name.  The name of the Partnership shall be “SN EF UnSub, LP”. The Partnership’s business may be conducted under its name and any other name or names as determined by the General Partner, including the name of the General Partner. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

2.4                        Purpose.  The purpose and business of the Partnership shall be (i) to acquire, hold, maintain, renew, drill, develop, exploit and operate oil and gas properties and related assets and other properties in the AMI; (ii) subject to Section 2.4(i), to engage in or perform any other activities deemed necessary or advisable by the General Partner; and (iii) subject to Section 2.4(i), to engage in or perform any other lawful acts or activities that are incident to or in furtherance of the foregoing that the General Partner deems necessary or advisable.

2.5                        Principal Office: Registered Office.  The principal office of the Partnership shall be located at 1000 Main Street, Suite 3000, Houston, Texas 77002, or at such other place as the General Partner may from time to time designate, and all business and activities of the Partnership shall be deemed to have occurred at its principal office. Notice of any change to the principal office shall be promptly provided to all Limited Partners. The Partnership may maintain offices at such other place or places as the General Partner deems advisable. The address of the registered office of the Partnership in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Limited Partnership or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by applicable law, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be the registered agent named in the Certificate of Limited Partnership or such other Person or Persons as the General Partner may designate from time to time in the manner provided by applicable law.

2.6                        Term.  The term of the Partnership commenced upon the initial filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue indefinitely unless sooner terminated as provided herein. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

2.7                        Restriction on Jurisdiction of Organization.  The Partnership shall at all times be organized under the jurisdiction of the State of Delaware.

2.8                        Foreign Qualification.  The General Partner is authorized to cause the Partnership to comply, to the extent procedures are available, with all requirements necessary to qualify the Partnership as a foreign limited partnership in any jurisdiction in which the Partnership owns property or transacts business or elsewhere where such qualification may be necessary or advisable for the protection of the limited liability of the Limited Partners or to permit the Partnership to lawfully own property or transact business, and to obtain similar qualifications for the Partnership’s Subsidiaries. Each officer of the General Partner is authorized, on behalf of the Partnership, to execute, acknowledge and deliver all certificates and other instruments as may be necessary or appropriate in connection with the foregoing qualifications. Further, upon request of the General Partner, each Limited Partner will execute, acknowledge and deliver all certificates and other instruments that are reasonably necessary or appropriate to obtain, continue, modify or terminate such qualifications.

ARTICLE III

UNITS; CAPITAL CONTRIBUTIONS

3.1                               Units and Capital Contributions.

(a)                                 Units. The Units issued by the Partnership shall consist of Common Units and Preferred Units. The Partnership is authorized to issue up to 100,000 Common Units and 800,000 Preferred Units or such other number of Units as may be determined by the General Partner in accordance with the terms of the GP LLC Agreement or required to be issued pursuant to the Securities Purchase Agreement; provided, however, that the number of authorized Common Units shall automatically increase without any action of the General Partner by an amount equal to the number of Common Units issued, if any, pursuant to Section 3.1(c)(iii) upon the issuance of such Common Units pursuant to Section 3.1(c)(iii); provided, further, that the number of authorized Preferred Units shall automatically increase without any action of the Partners by an amount equal to the number of Preferred Units issued, if any, pursuant to Section 3.1(c)(ii) upon the issuance of such Preferred Units pursuant to Section 3.1(c)(ii) or otherwise as provided for pursuant to the Securities Purchase Agreement. Subject to the terms and conditions set forth in this Agreement and the Securities Purchase Agreement, and after giving effect to the transactions contemplated by the Securities Purchase Agreement, as of the Effective Date, the Partnership has issued 100,000 Common Units to the Sanchez Investor in exchange for

$100,000,000 in cash paid by wire transfer of immediately available funds and has issued [•](1)Preferred Units to the Institutional Investor in exchange for $[•](2) in cash paid by wire transfer of immediately available funds. For purposes hereof, the Institutional Investor shall be deemed initially to contribute $[•] to the Partnership for the Preferred Units and shall be deemed initially to contribute an amount of cash equal to the Sanchez Shares and Warrants Amount to Sanchez Parent for the Sanchez Shares and the Warrants. Thereafter, the Sanchez Investor shall be deemed to make an additional Capital Contribution of cash in an amount equal to the Sanchez Shares and Warrants Amount to the Partnership, which amount shall be deemed paid to the Institutional Investor and thereafter contributed to the Partnership by the Institutional Investor as an additional Capital Contribution for the Preferred Units. The Capital Account as reflected on the Schedule of Limited Partners attached as Schedule A hereto shall reflect the net effect of such transactions and the provisions of Section 4.3(h)(ii). The Units issued shall be recorded on the Schedule of Limited Partners attached as Schedule A hereto; provided, that the Partnership may (if directed by the Board) issue certificates representing the Units (“Certificated Units”). The General Partner is hereby authorized to amend the Schedule of Limited Partners to reflect the issuance of additional Units, the Transfer of Units, the admission of Additional Partners, the resignation or withdrawal of a Partner or a change or correction to any other information set forth on the Schedule of Limited Partners, in each case as provided in this Agreement. The General Partner shall make available to the Limited Partners copies of any amended or restated Schedule of Limited Partners from time to time. The Partnership may issue fractional Units. The ownership by a holder of Units shall entitle such holder to allocations of Profits and Losses and other items and Distributions of cash and other property as set forth in Article IV and Article XII. Each of the Limited Partners listed on the Schedule of Limited Partners attached as of the date hereof as Schedule A hereto is hereby admitted as a limited partner of the Partnership, and all of the Interests and Units held by such Limited Partners as of the date hereof, which collectively constitute all of the Interests and Units in the Partnership, are hereby authorized and issued.

(b)                         Capital Contributions and Schedule of Limited Partners.  As of the Effective Date, the Limited Partners have made the Capital Contributions set forth on the Schedule of Limited Partners attached as Schedule A hereto and each Limited Partner holds the Units specified for such Limited Partner on the Schedule of Limited Partners attached hereto. Other than the Capital Contributions made by the Limited Partners on the Effective Date, no Limited Partner shall be required to make any Capital Contributions to the Partnership, unless otherwise agreed to in writing by such Limited Partner and pursuant to the terms of the Securities Purchase Agreement and this Agreement. Any Capital Contributions following the Effective Date shall require the approval of the General Partner, subject to the limitations contained in the GP LLC Agreement. Any reference in this Agreement to the Schedule of Limited Partners shall be deemed a reference to the Schedule of Limited Partners as amended and in effect from time to time in accordance with this Agreement.

(1) Note to Draft:  Will be a number of Preferred Units equal to the Preferred Unit Anadarko Funding Amount and if applicable the Preferred Unit [redacted] Funding Amount (as defined in the Purchase Agreement) divided by $1,000.

(2) Note to Draft:  Will be an amount of cash equal to the Preferred Unit Anadarko Funding Amount (as defined in the Purchase Agreement) to be reduced by the Sanchez Shares and Warrants Amount.

(c)                                  Issuance of Additional Units.

(i)                                     After the Effective Date, the Partnership may issue additional Preferred Units to the Institutional Investor, with a purchase price for each such Preferred Units of $1,000 per Preferred Unit, as determined by the General Partner and subject to the limitations contained in the GP LLC Agreement.

(ii)                                   If, after the Effective Date, (A) an event of default or borrowing base deficiency (or analogous term or event) under any Senior Debt Agreement or any other agreements governing any material Indebtedness of any of the Partnership or its Subsidiaries (including, without limitation, any Replacement Credit Agreement) has occurred and such event of default remains uncured by the Partnership or other Subsidiary, as applicable, for ten (10) Business Days following receipt by the General Partner of notice of such event or default or (B) any Senior Debt Agreement, Replacement Credit Agreement or any other agreements governing any material Indebtedness of any of the Partnership or its Subsidiaries prohibits the payment by the Partnership of any Tax Distributions or, following the date that is 12 months following the Effective Date, Distributions in cash on the Preferred Units pursuant to Section 4.1(b) and such prohibition persists for ten (10) Business Days after the date such Distribution is due to be paid, then, the Institutional Investors shall have the right, in its sole discretion, to elect to cause the Partnership to issue additional Preferred Units, which number of Preferred Units shall be determined by the Institutional Investor in its sole discretion following consultation with the Board, to the Institutional Investor on the same terms and conditions that the Preferred Units were issued to the Institutional Investor on the Effective Date. In order to exercise such right, the Institutional Investor shall deliver a written notice (an “Additional Preferred Units Notice”) to the General Partner setting forth the request and the number of Preferred Units to be issued by the Partnership. Upon receipt of the Additional Preferred Units Notice, the General Partner and the Board shall be required to cause the Partnership (x) to enter into a purchase agreement with the Institutional Investor in substantially the same form attached hereto as Exhibit A (with any such changes to the extent the parties thereto may mutually agree) and (y) to issue the number of Preferred Units set forth in the Additional Preferred Units Notice within five (5) Business Days of receipt of the Additional Preferred Units Notice in accordance with such Securities Purchase Agreement. The Partnership shall use the proceeds from the issuance of such Preferred Units to the Institutional Investor solely outstanding Indebtedness of the Partnership and its Subsidiaries under the Senior Debt Agreements or any other agreements governing any material Indebtedness of the Partnership or any of its Subsidiaries (including a Replacement Credit Agreement) so as to remedy the applicable condition(s) described in clauses (A) and (B) of this Section 3.1(c)(ii).

(iii)                              At any time following the Effective Date, the Partnership may issue Common Units, as determined by the General Partner.

(d)                         General Partner Interest.  On the Effective Date, the General Partner retained the General Partner Interest in the Partnership, subject to all of the rights, privileges and duties of the General Partner under this Agreement.

3.2                               Capital Accounts.

(a)                         Maintenance of Capital Accounts.  The Partnership shall maintain a separate Capital Account for each Partner according to the rules of Treasury Regulation Section 1.704-l(b)(2)(iv).  For this purpose, upon the occurrence of the events specified in Treasury Regulation Section 1.704-l(b)(2)(iv)(f) (including a transaction to redeem any Preferred Unit pursuant to this Agreement), the Capital Account of each Partner and the Book Value of each asset of the Partnership immediately prior to the occurrence of such event shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to such asset, and any such unrealized gain or unrealized loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its Fair Market Value immediately prior to such event and had been allocated to the Limited Partners at such time pursuant to Section 12.2(c); provided, however, that in the event of (i) an issuance of Units for a de minimis amount of cash or contributed property, (ii) a Distribution of a de minimis amount of cash or property to a Partner, or (iii) an issuance of a de minimis amount of Units as consideration for the provision of services, the General Partner in its reasonable judgment may determine that such adjustments are unnecessary for the proper administration of the Partnership; provided further, that with prior approval of the Board and the Institutional Investor, the General Partner may determine that no adjustments shall be made pursuant to this Section 3.2(a).

(b)                         Computation of Profits and Losses.  For purposes of computing the Profits or Losses of the Partnership for any period, and any item of the Partnership’s income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, that:

(i)                             the computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B)  and  Treasury  Regulation  Section 1.704-l(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes;

(ii)                          if the Book Value of any of the Partnership’s property is adjusted pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iii)                       items of income, gain, loss or deduction attributable to the disposition of the Partnership’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(iv)                      items of depreciation, amortization and other cost recovery deductions with respect to the Partnership’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704- l(b)(2)(iv)(g); and

(v)                         to the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

3.3                       Negative Capital Accounts.  No Partner shall be required to pay to any other Partner or the Partnership any deficit or negative balance that may exist from time to time in such  Partner’s  Capital  Account  (including  upon  and  after  dissolution,  termination,  or cancellation of the Partnership).

3.4                       No Withdrawal.  No Partner shall be entitled to withdraw any part of such Partner’s Capital Contributions or Capital Account balance or to receive any Distribution from the Partnership, except as expressly provided herein.

3.5                       Loans From Partners.   Loans by Partners to the Partnership shall not be considered Capital Contributions. If any Partner shall loan funds to the Partnership in excess of the amounts required hereunder to be contributed by such Partner to the capital of the Partnership, the making of such loans shall not result in any increase in the amount of the Capital Account of such Partner. The amount of any such loans shall be a debt of the Partnership to such Partner and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

3.6                       Distributions of Property.  To the extent that the Partnership distributes property (other than cash and other than the Partnership making accruals that are added to the Preference Accrual pursuant to Section 4.1(b)) in kind to the Partners, the Partnership shall be treated as making a Distribution equal to the Fair Market Value of such property for purposes of Section 4.1 and such property shall be treated as if it were sold for an amount equal to its Fair Market Value and any resulting gain or loss shall be allocated to the Partners’ Capital Accounts in accordance with Sections 4.2 through 4.4.

3.7                       Transfer of Capital Accounts.  The original Capital Account established for each Substituted Partner shall be in the same amount as the Capital Account of the Partner (or portion thereof) to which such Substituted Partner succeeds, at the time such Substituted Partner is admitted as a Partner of the Partnership. The Capital Account of any Partner whose Interest in the Partnership shall be increased or decreased by means of the Transfer to it of all or part of the Units of another Partner or the repurchase of Units shall be appropriately adjusted to reflect such Transfer or repurchase.  Any reference in this Agreement to a Capital Contribution of or Distribution to a Partner that has succeeded any other Partner shall include any Capital

Contributions or Distributions previously made by or to the former Partner on account of the Units of such former Partner Transferred to such Partner.

3.8                       Certain Adjustments.  If the Partnership at any time subdivides (by any Unit split or otherwise) any Units, as applicable, into a greater number of Units, the Partnership shall also subdivide each Common Unit or Preferred Unit, respectively, outstanding immediately prior to such subdivision based upon the same ratio, and if the Partnership at any time combines (by reverse Unit split or otherwise) any Units, as applicable, into a smaller number of Units, the Partnership shall also combine each Common Unit or Preferred Unit, respectively, outstanding immediately prior to such combination based upon the same ratio.

ARTICLE IV
DISTRIBUTIONS AND ALLOCATIONS; REDEMPTION

4.1                               Distributions.

(a)                         Tax Distributions.  To the extent the Partnership has Available Cash, the Partnership shall distribute to each holder of Preferred Units with respect to each Fiscal Quarter, an amount of cash (a “Tax Distribution”) that in the good faith judgment of the General Partner equals the excess, if any, of (A) the product of (i) the cumulative amount of taxable income allocable to such holder of Preferred Units (or the predecessor holder of such Preferred Units) (and (x) including any income treated as a guaranteed payment or a payment other than in its capacity as a Partner to a holder of Preferred Units pursuant to Code Section 707, (y) including any amounts arising from Code Section 704(c) and (z) calculated using actual cost depletion for each Partner as computed under Section 4.5(d) since the inception of the Partnership (net of taxable losses allocated to each holder of Units (or the predecessor holder of such Units) since inception of the Partnership and not previously taken into account under this clause), multiplied by (ii) the combined maximum federal, state and local income tax rate to be applied with respect to such taxable income (calculated for all holders of Preferred Units using the Board’s determination of the highest maximum combined marginal federal, state and local income tax rates to which any holder of Preferred Units may be subject and taking into account the character of such taxable income and the deductibility of state income tax for federal income tax purposes, subject to any applicable limitations on deductibility) over (B) the cumulative amount of Distributions in cash made to such holder of Preferred Units; provided that the amount computed in clause (A)(i) shall be determined without taking into account any taxable income allocated to the holder of Preferred Units as a result of such holder having an initial Capital Account attributable to such Preferred Units that is less than the initial Base Preferred Return Amount (for the avoidance of doubt, this “provided” clause shall not apply to and Tax Distributions shall be made with respect to taxable income allocated as a result of the allocation of Profits pursuant to Section 4.2(a)). For the purposes of calculating the amounts payable under Sections 4.1(b), (c), or (d), Tax Distributions shall be treated as advances of any amounts holders of Preferred Units are entitled to receive pursuant to Sections 4.1(b), (c), or (d), as applicable, and shall be offset against any amounts holders of Preferred Units are entitled to receive pursuant to or in accordance with Sections 4.1(b), (c), or (d), as applicable.

(b)                          Preferred Distributions.  Persons holding Preferred Units shall be entitled to receive, on each Preferred Payment Date, with respect to the Fiscal Quarter then ended, a Distribution in cash with respect to each Preferred Unit in an amount equal to the product of (i) the Preferred Distribution Rate multiplied by (ii) the Preference Accrual (the “Quarterly Distribution Amount”); provided, however, that if the Effective Date is a day other than the first day of a Fiscal Quarter, then the first payment made hereunder shall be prorated accordingly. The Partnership shall pay such Distributions on the Preferred Units in cash, unless prohibited by the Senior Debt Agreements or any Replacement Credit Agreement. If any Distribution (or portion thereof) contemplated by this Section 4.1(b) is not paid in cash in accordance with the terms of this Agreement, then such Distribution (or portion thereof) shall accrue and shall be added to the Unpaid Amounts and thereupon become part of the Preference Accrual with respect to such Preferred Unit. In furtherance of the foregoing, all additions to the Preference Accrual resulting from such Distribution being less than the Quarterly Distribution Amount shall be deemed made automatically and without any further action by the Partnership, the General Partner, or any other Person and therefore shall become part of the Preference Accrual. At least two (2) Business Days prior to any applicable Preferred Payment Date, the Partnership shall notify the Preferred Partners in writing as to whether the Partnership has elected to pay the Distribution contemplated by this Section 4.1(b) in respect of the applicable Fiscal Quarter in cash on such Preferred Payment Date or has elected instead to defer payment of such Distribution and have the accrued but unpaid amount of such Distribution added to the Unpaid Amounts. In addition to the foregoing, the Partnership may make cash Distributions with respect to any Unpaid Amounts on a date other than a Preferred Payment Date, as determined by the General Partner.

(c)                                  Distributions on Preferred Units; Distributions on Common Units.

(i)                              After the first anniversary of the Effective Date and prior to the date on which there are no Preferred Units issued and outstanding, on any Preferred Payment Date, following the payment of all Distributions under Section 4.1(b), the General Partner may (but shall not be obligated to) make cash Distributions from Available Cash to the Preferred Partners, pro rata in proportion to the aggregate number of Preferred Units held by each such Preferred Partner, with such Distributions being applied toward the Base Preferred Return Amount for each outstanding Preferred Unit or the redemption of the Preferred Units held by such Preferred Partners in accordance with Article XIV. With respect to any redemption of a Preferred Unit under this Section 4.1(c)(i), it is understood and agreed that the amount paid in respect of such redemption shall be applied first to the amount by which the Preference Accrual exceeds the Unreturned Capital in respect of each Preferred Unit until such excess has been reduced to zero, then to the amount by which the Base Preferred Return Amount exceeds the Unreturned Capital with respect to such Preferred Unit until such excess has been reduced to zero, then to the Unreturned Capital with respect to such Preferred Unit.

(ii)                           Each Distribution in accordance with Section 4.1(d)(iv) and any other Distribution made by the Partnership following the date on which there are no Preferred Units issued and outstanding shall be made by the Partnership to the holders of the Common Units (pro rata in accordance with their Proportional

Share). The Partnership shall not make any Distributions on the Common Units until all Preferred Units are redeemed in full such that there are no Preferred Units issued and outstanding.

(d)                          Distributions upon Change of Control and Certain Other Transactions.  In the event of a Distribution of assets or properties of the Partnership in connection with a Change of Control, an Exit Transaction, any Disposition Transaction, any transaction under Section 14.1 (if all Preferred Units are redeemed), a transaction under Section 14.2, or a transaction under Section 14.3 (that does not trigger a dissolution or liquidation of the Partnership or a Partner’s Interest (within the meaning of Treasure Regulations Section 1.704-1(b)(2)(ii)(g)) pursuant to Article XII, each Partner shall receive, after any required payments under the Senior Debt Agreements or Replacement Credit Agreement, the portion of the aggregate consideration from such transactions described above, that such Person would have received if such aggregate consideration paid in connection with such transaction had been distributed by the Partnership in the following order of priority:

(i)                              first, an amount to the holders of Preferred Units, pro rata in proportion to the Preferred Units held by such holders of Preferred Units, until the aggregate amount, if any, by which the Preference Accrual exceeds the Unreturned Capital, with respect to each such holder’s Preferred Units, has been reduced to zero;

(ii)                           second, an amount to the holders of Preferred Units, pro rata in proportion to the Preferred Units held by such holders of Preferred Units, until the aggregate amount, if any, by which the Base Preferred Return Amount exceeds Unreturned Capital, with respect to each such holder’s Preferred Units, has been reduced to zero;

(iii)                        third, to the holders of Preferred Units, pro rata in proportion to the Preferred Units held by such holders of Preferred Units, until the aggregate Unreturned Capital with respect to each such holder’s Preferred Units has been reduced to zero and the Preferred Partners have received aggregate Distributions in an amount that yields the Base Preferred Return Amount with respect to each Preferred Unit; and

(iv)                       fourth, to the holders of Common Units (pro rata in accordance with their Proportional Share).

4.2                        Allocations.  For purposes of maintaining Capital Accounts and in determining the Profits and Losses of the Partners among themselves, Profits and Losses for any Fiscal Year or any Fiscal Period shall be allocated among the Partners as provided herein below.

(a)                                 Profits.                              After making the allocations required by Section 4.3 and Section 4.4, Profits for any Fiscal Year or Fiscal Period shall be allocated as follows:

(i)                              first, 100% to Preferred Partners, pro rata in proportion to the aggregate number of Preferred Units held by each such Preferred Partner, until the aggregate  Profits  allocated  to  the  Preferred  Partners  pursuant  to  this

Section 4.2(a)(i) for the current and all previous taxable periods is equal to the aggregate Losses allocated to the Preferred Partners pursuant to Section 4.2(b)(ii) for the current and all previous taxable periods;

(ii)                           second, 100% to the Preferred Partners pro rata in proportion to the aggregate number of Preferred Units held by each such Preferred Partner, until the amount  of  Profits  allocated  to  the  Preferred  Partners  pursuant  to  this Section 4.2(a)(ii) for the current and all previous taxable periods is equal to the amount of return accruing to each Preferred Partner sufficient to generate an IRR with respect to each Preferred Unit held by a Preferred Partner of fourteen percent (14%); provided that, for the avoidance of doubt, clause (ii) of the definition of Base Preferred Return Amount shall not be taken into account in making allocations of Profits unless Preferred Units are redeemed pursuant to Section 14.1 at a time when clause (ii) of the definition of Base Preferred Return Amount exceeds clause (i) of such definition; and

(iii)                        third, 100% to the holders of Common Units, pro rata in accordance with their respective Proportional Share.

(b)                                 Losses.                             After making the allocations required by Section 4.3 and Section 4.4, Losses for any Fiscal Year or Fiscal Period shall be allocated as follows:

(i)                              first, 100% to the holders of Common Units, pro rata in accordance with their respective Proportional Share, until the Adjusted Capital Account in respect to each Common Unit has been reduced to, but not below, zero; and

(ii)                           second, to the Preferred Partners, pro rata in proportion to the aggregate number of Preferred Units held by each such Preferred Partner.

4.3                               Special Allocations.

(a)                          Partnership Minimum Gain Chargeback.  Notwithstanding any other provisions of this Section 4.3, if there is a net decrease during a Taxable Year in Partnership Minimum Gain, items of income or gain of the Partnership for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Partners in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f)(6) and (g) (2) and Section 1.704-2(j)(2)(i), or any successor provisions.  This Section 4.3(a) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(g) and shall be interpreted consistently therewith.

(b)                          Partner Nonrecourse Debt Minimum Chargeback.  Notwithstanding any other provisions of this Section 4.3 (other than Section 4.3(a)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Taxable Year, each Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of the such Taxable Year shall be allocated items of income or gain of the Partnership for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 4.3(b) is intended to comply with the chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4), and shall be interpreted in a manner consistent therewith.

(c)                           Nonrecourse Deductions.  Nonrecourse Deductions for any Taxable Year shall be allocated to each Partner ratably among such Partners based upon the manner in which Profits are allocated among the Partners for such Taxable Year (and if no Profits are allocated in any Taxable Year, based on the Partners’ Pro Rata Shares).

(d)                          Partner Nonrecourse Deductions.  Losses attributable to Partner Nonrecourse Deductions for any Taxable Year shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i).

(e)                           Qualified Income Offset.  If any Partner that unexpectedly receives an adjustment,  allocation  or  distribution  described  in  Treasury  Regulation  Section 1.704- l(b)(2)(ii)(d)(4), (5) and (6) has a deficit balance in its Adjusted Capital Account as of the end of any Taxable Year, computed after the application of Section 4.2 but before the application of any other provision of this Article IV, then items of income or gains of the Partnership for such Taxable Year shall be allocated to such Partner in proportion to, and to the extent of, such deficit balance in its Adjusted Capital Account. This Section 4.3(e) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(f)                            Gross Income Allocation.  In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 4.3(f) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in Sections 4.2 and 4.3 have been tentatively made as if Section 4.3(e) and this Section 4.3(f) were not in this Agreement.

(g)                           Allocation of Certain Profits and Losses.  Profits and Losses described in Section 3.2(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704- l(b)(2)(iv)(m).

(h)                                 Special Allocations with Respect to the Preferred Units.

(i)                                     Items of gross income shall be allocated to each Preferred Partner until the cumulative allocations of items of gross income to each Preferred Partner pursuant to this Section 4.3(h)(i) equal the cumulative amount of Simulated Depletion allocated to each Preferred Partner pursuant to Section 4.3(j);

(ii)                                  Consistent with Section 3.1(a), the deemed payment of an amount of cash equal to the Sanchez Shares and Warrants Amount by the Partnership to

the Institutional Investor shall be treated as a guaranteed payment by the Partnership within the meaning of Code Section 707 and the resulting deduction shall be allocated to the Sanchez Investor.

(i)                              Regulatory Allocations.  The allocations set forth in Sections 4.3(a)-(d) (the  “Regulatory  Allocations”)  are  intended  to  comply  with  certain  requirements  of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to allocate Profit and Loss of the Partnership or make the Partnership’s Distributions. Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Partners so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Partners to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Partners anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each such Partner is zero.

(j)                             Simulated Items.  The Simulated Basis in each oil and gas property (as defined in Section 614 of the Code) shall be allocated among the Partners in accordance with the Partners’ Pro Rata Shares at the time of the acquisition of such property. Simulated Depletion, Simulated Gain, and Simulated Loss with respect to each oil and gas property (as defined in Section 614 of the Code) shall be allocated among the Partners in proportion to the manner in which the Simulated Basis of such property is allocated among the Partners and the Partnership shall elect the cost method for purposes of calculating Simulated Depletion with respect to each oil and gas property.

4.4                        Offsetting Allocations.  If, and to the extent that, any Partner is deemed to recognize any item of income, gain, deduction or loss as a result of any transaction between such Partner and the Partnership pursuant to Sections 83, 482, or 7872 of the Code or any similar provision now or hereafter in effect, the General Partner shall allocate any corresponding Profit or Loss to the other Partners of the Partnership.

4.5                               Tax Allocations.

(a)                          Allocations Generally. The income, gains, losses, deductions and credits of the Partnership will be allocated for federal, state and local income tax purposes among the Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, the Partnership’s subsequent income, gains, losses, deductions and credits will be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)                          Code Section 704(c) Allocations.  Items of the Partnership’s taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value. In addition, if the Book Value of any of the Partnership’s  asset  is  adjusted  pursuant  to  the  requirements  of  Treasury  Regulation Section 1.704-l(b)(2)(iv)(e) or (f), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).  The General Partner shall determine all allocations pursuant to this Section 4.5(b).

(c)                           Allocation of Tax Credits, Tax Credit Recapture, Etc. Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Partners according to their Interests in such items as determined by the General Partner taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(d)                                 Depletion.

(i)                              The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall, in accordance with Section 613A(c)(7)(D) of the Code, be computed for federal income tax purposes separately by the Partners rather than the Partnership. Except as provided in Section 4.5(b), for purposes of such computation, the proportionate share of the adjusted tax basis of each oil and gas property shall be allocated among the Partners in accordance with the Partners’ Pro Rata Shares at the time of the acquisition of such property. Each Partner, with the assistance of the General Partner, shall separately keep records of its share of the adjusted tax basis in each separate oil and gas property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Partnership. Upon the request of the General Partner, each Partner shall advise the General Partner of its adjusted tax basis in each separate oil and gas property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The General Partner may rely on such information and, if it is not provided by the Partner, may make such reasonable assumptions as it shall determine with respect thereto. When reasonably requested by a Partner, the Partnership shall provide all available information needed by the Partner to comply with the record keeping requirements of this section.

(ii)                           Except as provided in Section 4.5(b), for the purposes of the separate computation of gain or loss by each Partner on the sale or disposition of each separate oil and gas property (as defined in Section 614 of the Code), the Partnership’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for federal income tax purposes among the Partners as follows:

(A)                               first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Partners in the same percentages as the depletable basis of such property was allocated to the Partner pursuant to Section 4.5(d)(i); and

(B)                       second, the remainder of such amount realized, if any, to the Partners so that, to the maximum extent possible, the total amount realized allocated to each Partner under this Section 4.5 will equal such Partner’s share of the proceeds derived by the Partnership from such sale or disposition.

(iii)                       The Partnership will maintain the books and records regarding its properties, broken down by property and by Partner, and will prepare and provide to the Partners documentation and schedules, broken down by Partner, reasonably necessary and requested by any Partner so that the Partners can comply with their obligations under this Section 4.5(d).

(e)                                  Effect of Allocations. Allocations pursuant to this Section 4.5 are solely for purposes of federal, state and local taxes and shall not affect any Partner’s Capital Account.

(f)                                   General.                                For purposes  of maintaining Capital  Accounts  and  for allocations of Profits, Losses, and Distributions, any Unit holder shall be treated as a Partner.

4.6                       Withholding and Indemnification for Payments on Behalf of a Partner. The Partnership may withhold Distributions with respect to any Unit or portions thereof if it is required by applicable law to make any payment to a Governmental Authority that is specifically attributable to a Partner (as determined by the General Partner) with respect to Units held by such Person (including, without limitation, federal withholding taxes, state personal property taxes, state and local severance or extraction taxes, state unincorporated business taxes, and any taxes arising under Code Sections 6221 through 6241, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws, and, in each case, any interest and penalties attributable thereto) and each such Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any such payment that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner with respect to Units held by such Person pursuant to this Agreement. Any amounts withheld pursuant to this Section 4.6 will be treated as having been distributed to such Partner. To the extent that the cumulative amount of such withholding for any period exceeds the Distributions to which such Partner is entitled for such period with respect to Units held by such Person, the Partnership will provide notice to such Partner and (i) such amount will be treated as having been distributed to such Partner as an advance against the next Distributions that would otherwise be made to such Partner with respect to Units held by such Person, and such amount shall be satisfied by offset from such next Distributions or (ii) if requested in writing by the General Partner, contributed by such Partner to the Partnership within fifteen (15) days of demand therefore. Any tax liability paid by the Partnership pursuant to the Bipartisan Budget Act of 2015 shall be allocated to the Partners in accordance with a determination of the Board. If a Partner fails to comply with its obligation to contribute to the Partnership pursuant to clause (ii) above, such Partner shall indemnify the Partnership in full for the entire amount paid by the Partnership (including interest, penalties and related expenses). Each Partner will furnish the General Partner with such information as may reasonably be requested by the General

Partner from time to time to determine whether withholding is required and the amount thereof, and each Partner will promptly notify the General Partner if such Partner determines at any time that it is subject to withholding. A Partner’s obligation to indemnify and make contributions to the Partnership under this Section 4.6 shall survive the termination, dissolution, liquidation, cancellation, and winding up of the Partnership, and for purposes of this Section 4.6, to the fullest extent permitted by applicable law, the Partnership shall be treated as continuing in existence. The Partnership may pursue and enforce all rights and remedies it may have against each Partner under this Section 4.6 if a Partner does not comply with the provisions in this Section 4.6, including instituting a lawsuit to collect such contribution and indemnification amounts required to be paid to the Partnership, with interest calculated at a rate equal to the lesser of the (i) Maximum Lawful Rate and (ii) the Prime Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by applicable law), compounded on the last day of each Fiscal Quarter.

4.7                        Order of Redemptions. With respect to any redemption of Preferred Units contemplated under this Agreement, such redemption shall be effected first with respect to Preferred Units that were issued on the earliest issuance date as compared with all Preferred Units then outstanding.

ARTICLE V

MANAGEMENT

5.1                        Generally.  The General Partner shall conduct, direct and exercise full control over all activities and operations of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any right of control or management power over the business and affairs of the Partnership. Decisions or actions taken by the General Partner in accordance with the provisions of this Agreement shall constitute decisions or actions by the Partnership and shall be binding on each Partner and employee, if any, of the Partnership. Any Person dealing with the Partnership, other than a Partner or a Partner’s Affiliate, may rely on the authority of the General Partner in taking any action in the name of the Partnership without inquiry into the provisions of this Agreement or compliance with it, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. No Limited Partner in its capacity as a Limited Partner shall have any right or authority to take any action on behalf of the Partnership or to bind or commit the Partnership to any agreement, transaction or other arrangement with respect to third parties or otherwise or to hold itself out as an agent of the Partnership. Notwithstanding any contrary provisions in this Agreement, (a) in no event shall a Limited Partner be considered a general partner of the Partnership by agreement, estoppels, as a result of the performance of its duties or otherwise, and (b) the Limited Partners shall not be deemed to be participating in the control of the business of the Partnership within the meaning of the Act as a result of any actions taken by a Limited Partner hereunder. The General Partner shall comply with the terms of the GP LLC Agreement in managing the Partnership.

5.2                               Authority of the General Partner.  Subject to Section 2.4, Section 5.1 and Section 5.9, the General Partner shall have the power, right and authority to take all actions which the

General Partner deems necessary, useful or appropriate for the management and conduct of the Partnership’s business or to the accomplishment of the purposes of the Partnership.

5.3                               Appointment, Withdrawal and Removal of the General Partner.

(a)                          Withdrawal of the General Partner.  The General Partner may not withdraw from the Partnership except as set forth in the next succeeding sentence. The General Partner shall be deemed to have withdrawn from the Partnership immediately following the occurrence of any of the following events (each, an “Event of Withdrawal”): (i) if the General Partner Transfers all of its General Partner Interest in accordance with the terms of this Agreement, then upon the admission of the successor General Partner; and/or (ii) if the General Partner is removed in accordance with Section 5.3(b), then upon the admission of the successor General Partner. If an Event of Withdrawal occurs, the General Partner shall give written notice thereof to the Limited Partners within 30 days thereafter. Notwithstanding the foregoing or anything to the contrary herein, the General Partner shall not withdraw (including by Transfer of its Interests) without the prior written consent of the Credit Agreement Agent.

(b)                          Removal of the General Partner.  The General Partner may be removed by the affirmative vote of the Common Partners holding a majority of the outstanding Common Units, voting together as a single class, and the affirmative vote of the Preferred Partners holding a majority of the outstanding Preferred Units, voting together as a single class. Any such action by the Common Partners and the Preferred Partners must also provide for the election of a successor General Partner immediately prior to such action by vote of the Common Partners holding a majority of the outstanding Common Units, voting together as a single class, and by vote of the Preferred Partners holding a majority of the outstanding Preferred Units, voting together as a single class, respectively. Notwithstanding the foregoing or anything to the contrary herein, the General Partner may not be removed without the prior written consent of the Credit Agreement Agent.

(c)                           Impact of Event of Withdrawal.  Upon the occurrence of an Event of Withdrawal, the General Partner hereby waives any and all rights to any and all distributions, payments or other amounts which may otherwise be payable pursuant to Section 17-604 of the Delaware Act and agrees that all right, title and interest in and to such General Partner Interest held by the former General Partner shall immediately be fully vested in the successor General Partner appointed as set forth in Section 5.3(b) above.

5.4                        Discharge of Duties; Reliance on Reports.  The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by such Person to be genuine and to have been signed or presented to the General Partner. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act taken or omitted in reliance upon the opinion, statement, report or information of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

5.5                       Compensation and Reimbursements.  The General Partner shall not receive from the Partnership any compensation for managing the affairs of the Partnership; provided that the General Partner shall be reimbursed by the Partnership for all out-of-pocket costs and expenses that the General Partner incurs or payments it makes on behalf of the Partnership.

5.6                       Outside Activities.  The General Partner, for so long as it is the General Partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to its performance as general partner or managing member, if any, of one or more of the Partnership or any of its Subsidiaries.

5.7                       Information Rights.  Each holder of Preferred Units shall have the right to receive all of the following information from the Partnership, and the Partnership shall, and shall cause each of its Subsidiaries to, provide to each such Person:

(a)                         as soon as available but, in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters, unaudited consolidated statements of income and cash flows of the Partnership and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, and unaudited consolidated balance sheets of the Partnership and its Subsidiaries as of the end of such Fiscal Quarter (collectively, the “Quarterly Statements”). All Quarterly Statements shall be prepared in accordance with GAAP (subject to the absence of footnote disclosures and to changes resulting from normal year-end adjustments for recurring accruals) and shall be accompanied by a reasonably detailed description of the business activities that took place during such Fiscal Quarter and a summary business plan for the Fiscal Quarter following such Fiscal Quarter;

(b)                         within sixty (60) days after the end of each Fiscal Year, audited consolidated statements of income and cash flows of the Partnership and its Subsidiaries for such Fiscal Year, and audited consolidated balance sheets of the Partnership and its Subsidiaries as of the end of such Fiscal Year (collectively, the “Annual Statements”). All Annual Statements shall be prepared in accordance with GAAP and shall be accompanied by (i) with respect to the consolidated portions of the Annual Statements, an opinion of an independent accounting firm of recognized national standing acceptable to the Board, (ii) a copy of such firm’s annual management letter to the Board or the governing board of directors or managers of any Subsidiary of the Partnership and (iii) a reasonably detailed description of the business activities that took place during such Fiscal Year and a summary business plan for the Fiscal Year following such Fiscal Year;

(c)                          promptly upon receipt or preparation thereof, but in any event within sixty (60) days after the end of each Fiscal Year, an annual petroleum engineer report prepared by an independent third-party petroleum engineer, including an ARES or similar database (the “Third Party Reserve Report”);

(d)                         promptly upon completion thereof, a petroleum engineer report prepared internally as a semi-annual update to the most recent Third Party Reserve Report, including an ARES or similar database;

(e)                          (i) not later than thirty (30) days prior to the end of each Fiscal Year, an annual operating and capital budget prepared on a monthly basis for the Partnership and its Subsidiaries for the following Fiscal Year, (ii) promptly upon completion thereof, any other significant budgets prepared by the Partnership or any of its Subsidiaries and any material revisions of such annual or other budgets and (iii) simultaneously with the delivery of any Annual Statements or Quarterly Statements, as applicable, a comparison of (A) such Annual Statements or Quarterly Statements to the annual budget or quarterly portion thereof for such Fiscal Year or Fiscal Quarter, as applicable, and (B) the Partnership’s and its Subsidiaries’ capital expenditures for such Fiscal Year or Fiscal Quarter to the corresponding annual budget or quarterly portion thereof, as applicable;

(f)                           promptly upon completion thereof, but in any event within forty-five (45) days after the end of each month, monthly operating and financial reports prepared by or on behalf of the Partnership; statements;

(g)                          within sixty (60) days of the end of each Fiscal Quarter, monthly LOS

(h)                         within forty-five (45) days of the end of each Fiscal Quarter, a list of wells drilled (including, but not limited to, spud date, completion date, authority for expenditures, actual capital expenditures, target formation, lateral lengths, completion design issues, location and first sales), and, if so requested, any seismic, logging and other technical information acquired by the Partnership;

(i)                             within sixty (60) days of the end of each Fiscal Year, a list of acreage held by the Partnership and the SN Maverick in the AMI, including, but not limited to, gross and net acres, any material information regarding leases and a listing of any lease expirations and continuous drilling obligations in the upcoming year;

(j)                            on November 30 and May 31 of each year, a semi-annual plan of the Partnership, including (i) a forecast for the next six (6) months that includes anticipated production, NYMEX prices, realized prices, revenues, operating costs and capital expenditures, and (ii) a capital budget, including planned locations for new wells;

(k)                         promptly upon the reasonable request of any Preferred Partner, such other reports and information (in any form, electronic or otherwise) that are customarily provided to a holder of equity in a similar company, including information requested by a Preferred Partner to file tax returns and any other information reasonably requested by the Preferred Partners holding a majority of the Preferred Units;

(l)                             simultaneously with the initial delivery thereto, copies of material notices and reports and other material information provided by the Partnership to any of its or its Subsidiaries’ lenders;

(m)                     (A) copies of any notice provided by SN Maverick or Blackstone Newco under the Joint Development Agreement and access to any virtual or electronic data room provided to the working interest owners under the Joint Development Agreement, (B) copies of information and notices provided to UnSub or by UnSub under the Hydrocarbon Marketing

Agreement, and (C) copies of information and notices provided to UnSub or by UnSub under the Sanchez Letter Agreement;

(n)                         five (5) Business Days’ advance notice prior to (i) the Partnership’s execution of any Material Contract or any amendment thereto accompanied by a copy of such proposed Material Contract or amendment or (ii) the Partnership’s entry into any contract, arrangement, transaction or series of transactions with an Affiliate of UnSub in excess of $10 million, including (A) a description of such transaction, agreement or contract accompanied by a copy of such contract or agreement and (B) a certification from a financial officer of UnSub that the transaction meets the criteria set forth in Section 5.7(b)(xiii) of the GP LLC Agreement; and

(o)                         within thirty (30) days of the end of each Fiscal Quarter, a report describing in reasonable detail sales of any Joint Properties (as defined in the GP LLC Agreement) by Sanchez Investor, or any of its Affiliates, since the Partnership’s inception.

5.8                       Enforcement of Affiliate Contracts.  Each of the Partners agree that any term or condition of any arrangement, agreement or contract between the Partnership or any of its Subsidiaries, on the one hand, and any Affiliate of a Partner (excluding at any pertinent time, any Subsidiary of the Partnership), on the other hand, other than the APC/KM PSA, shall be exercised or enforced pursuant to Section 5.9 of the GP LLC Agreement by the Class A Member or Class B Member of the General Partner as set forth therein; provided, however, that any such exercise or enforcement shall not entitle such non-Affiliated Partner to vary any obligation of the Partnership or of such Affiliate under such arrangement, agreement or contract. The General Partner will provide to the non-Affiliated Partner copies of all formal notices or material correspondence under any of such arrangements, agreements or contracts at the same time as delivery to any counterparty under such arrangements, agreements or contracts. For clarity, the foregoing shall not permit the Class B Member to enforce the rights and obligations of the General Partner, the Partnership or any of its Subsidiaries under the Joint Development Agreement or any Operating Agreement to the extent that the term or condition of such arrangement, agreement or contract relates solely to a party that is not an Affiliate of a Partner or of the General Partner (provided, for the avoidance of doubt, the foregoing shall not limit the Class B Member, or its board member’s rights, under Section 5.7(a) and 5.7(b) of the GP LLC Agreement); provided, further that for clarity, the Class B Member shall be entitled to direct the exercise and enforcement by the General Partner, the Partnership or a Subsidiary of the Partnership under the Joint Development Agreement or any Operating Agreement to the extent that (i) the term or condition of such arrangement, agreement or contract relates to a party that is an Affiliate of a Partner or Affiliate of the Partnership and the Class B Member reasonably determines in good faith that there is a conflict of interest by the applicable member of the Sanchez Group in exercising or enforcing such term or condition or (ii) either the applicable member of the Sanchez Group or the Partnership is then in breach of the applicable arrangement, agreement or contract.

5.9                               Independent Director; Separateness Covenants.

(a)                         Notwithstanding anything to the contrary in this Agreement, at any time during which an Independent Director is required to be appointed to the Board, none of the General Partner, the Partnership or any officer or agent of the General Partner on behalf of the

Partnership shall, without the consent of the entire Board, including the Independent Director, take any action that would result in a Bankruptcy Event (as defined in the GP LLC Agreement) of the Partnership; adopt a plan of liquidation of the Partnership; take any action to commence any suit, case, proceeding or other action under any existing or future Law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to the Partnership, or seeking to adjudicate the Partnership as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Partnership; appoint a receiver, trustee, custodian or other similar official for Partnership, or for all or any material portion of the assets of the Partnership; or make a general assignment for the benefit of the creditors of the Partnership.

(b)                         The Partnership shall comply with, and the General Partner shall cause the Partnership to comply with, the covenants set forth in Section 5.13 of the GP LLC Agreement, which covenants are deemed incorporated by reference herein.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF THE PARTNERS;

INDEMNIFICATION; CONFIDENTIALITY

6.1                       Limitation of Liability.  Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Limited Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Limited Partner of the Partnership. Except as otherwise provided in this Agreement, a Limited Partner’s liability (in its capacity as a Limited Partner) for debts, liabilities and losses of the Partnership shall be limited to such Limited Partner’s Pro Rata Share of the Partnership’s assets.

6.2                       No Right of Partition.  No Partner shall have the right to seek or obtain partition by court decree or operation of law of any of the Partnership’s property, or the right to own or use particular or individual assets of the Partnership.

6.3                               Indemnification.

(a)                         Generally. Subject to the obligation of a Partner to indemnify the Partnership in accordance with Section 4.6, the Partnership hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Partnership to provide broader indemnification rights than the Partnership is providing immediately prior to such amendment, substitution or replacement), against all documented, out-of-pocket expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person by reason of the fact that such Person (or any of its respective Affiliates, officers, directors, liquidators, partners, stockholders, managers, members or employees) is or was serving as a Partner, member, Director or officer of the Partnership or the

General Partner, as applicable, or is or was serving at the request of the Partnership or the General Partner as a managing member, manager, officer, or director of a Subsidiary of the Partnership; provided, that (i) such Indemnified Person acted in good faith and in a manner such Indemnified Person believed to be in or not opposed to the best interests of the Partnership and its Subsidiaries and (ii) with respect to any criminal action or proceeding, such Indemnified Person had no reasonable cause to believe his conduct was unlawful; and provided, further that, unless the General Partner (with the consent of the Investor Representative) otherwise determines, no Person shall be entitled to indemnification hereunder with respect to a proceeding (A) initiated by such Person or (B) between such Person, on the one hand, and any of the General Partner, the Partnership or its Subsidiaries on the other, in each case, other than a proceeding to enforce such Indemnified Person’s rights under this Section 6.3. Except for any proceeding described in clauses (A) or (B) of the preceding sentence (in each case, other than a proceeding to enforce an Indemnified Person’s rights under this Section 6.3), reasonable, documented out- of-pocket expenses (including attorneys’ fees and expenses) incurred by any Indemnified Person in defending a proceeding for which indemnification may be available under this Section 6.3 shall be paid by the Partnership or its Subsidiaries in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction (which determination is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected) that such Indemnified Person is not entitled to be indemnified by the Partnership or its Subsidiaries.

(b)                         Fund Indemnitors.  The Partnership hereby acknowledges that certain Indemnified Persons have certain rights to indemnification, advancement of expenses or insurance provided by The Blackstone Group L.P. and certain of its Affiliates or GSO and certain of its Affiliates (collectively, the “Fund Indemnitors,” and the Indemnified Persons benefitting from such rights to indemnification, and other rights, from the Fund Indemnitors, the “Fund Indemnified Persons”). The Partnership hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Fund Indemnified Persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Fund Indemnified Persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an applicable Fund Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, without regard to any rights any Fund Indemnified Person may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Partnership further agrees that no advancement or payment by the Fund Indemnitors on behalf of any Fund Indemnified Person with respect to any claim for which a Fund Indemnified Person has sought indemnification from the Partnership shall affect the foregoing and the Fund Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of a Fund Indemnified Person against the Partnership. The Partnership acknowledges and agrees, notwithstanding anything herein to the contrary, that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 6.3(b).

(c)                           Nonexclusivity of Rights.  The right to indemnification and the advancement of expenses conferred in this Section 6.3 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, law, decision of the General Partner or otherwise.

(d)                          Insurance.  The General Partner, on behalf of the Partnership, may maintain insurance, at the Partnership’s expense, to protect any Indemnified Person against any expense, liability or loss described in Section 6.3(a), whether or not the Partnership would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 6.3.

(e)                           Limitation.  Notwithstanding anything contained in this Agreement to the contrary (including in this Section 6.3), any indemnity by the Partnership relating to the matters covered in this Section 6.3 shall be provided out of and to the extent of the Partnership’s assets only, and no Limited Partner (unless such Limited Partner otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof to help satisfy such indemnity by the Partnership (except as expressly provided herein).

(f)                            Indemnification of Employees and Agents.  The Partnership may, to the extent authorized from time to time by the General Partner, provide rights to indemnification and the advancement of expenses to employees and agents of the Partnership or its Subsidiaries similar to those conferred in this Article VI.

(g)                           Savings Clause. If this Section 6.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 6.3 to the fullest extent permitted by any applicable portion of this Section 6.3 that shall not have been invalidated and to the fullest extent permitted by applicable law.

6.4                        Actions by the Partners.  There shall be no required meetings of the Partners. For situations, if any, in which the consent or approval of the Partners (or any subset of the Partners) is expressly required by this Agreement or by applicable law, the Partners may act through written consents, executed by the Partners whose consent or approval is so required.

6.5                               Corporate Opportunities; Conflicts of Interest; Related Matters.

(a)                                 Corporate Opportunities and Conflicts of Interest.

(i)                              Notwithstanding anything in this Agreement to the contrary, the Partnership and each of the Partners acknowledges and agrees that certain of the Institutional Investor’s Affiliates (which, solely for purposes of this Section 6.5(a), shall include The Blackstone Group L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group L.P. and GSO and its Affiliates and any fund or account managed, advised or subadvised by GSO and its Affiliates) (x) have made, prior to the date hereof, and are expected to make, on and after the date hereof, investments (by way of capital contributions, loans or otherwise), and (y) have engaged, prior to the date hereof, and are expected to engage, on and after the date hereof, in other transactions with and with respect to, in each case, Persons engaged in businesses that directly or indirectly compete with the business of the Partnership and its Subsidiaries as conducted from time to time. The Partnership and the Partners agree that, subject only to the limitations provided in clause (ii) below, any involvement, engagement or participation of the Institutional Investor and its Affiliates (including any Director designated to the Board by the Institutional Investor) in such investments, transactions and businesses, even if competitive with the Partnership or its Subsidiaries, shall not be deemed wrongful or improper or to violate any duty express or implied under applicable law or this Agreement and shall not be deemed a conflict of interest. For the purposes of clarity, the Institutional Investor shall be deemed not to violate this Section 6.5 if it or an Affiliate of it shall invest in a fund or other entity, regardless of whether the Institutional Investor Controls such fund or entity that makes an investment that directly or indirectly competes with the Partnership or its Subsidiaries.

(ii)                                  Each of the Partnership, the General Partner and the Sanchez Investor (on behalf of itself and its respective Affiliates) hereby renounces any co- participation right, expectancy and any other rights (including information rights) with respect to any business opportunity in which the Institutional Investor participates or desires or seeks to participate that either (x) is not within the purposes of the Partnership as set forth in Section 2.4 or (y) is within such purposes of the Partnership but is not a business opportunity that (i) the Partnership or the General Partner presents to a Director solely in such individual’s capacity as a Director or (ii) is identified to the Director solely through the disclosure of information by or on behalf of the Partnership or the General Partner to the Director (each business opportunity other than those referred to in clauses (x), (y)(i) or (y)(ii) are referred to as a “Renounced Business Opportunity”); for clarity, GSO and its Affiliates can pursue other opportunities in the AMI. Neither the Institutional Investor nor any Director appointed by the Institutional Investor to the Board nor any Affiliate of any of the foregoing shall have any obligation to communicate or offer any Renounced Business Opportunity to the Partnership or the Sanchez Investor, and the Institutional Investor may pursue for itself or direct, sell, assign or transfer to a Person other than the Partnership any Renounced Business Opportunity, and any such action shall not be deemed a conflict of interest, a breach of this Agreement, or a breach of any duty. Notwithstanding anything to the contrary in this Agreement, any business opportunity that is within the purpose of the Partnership (as set forth in Section 2.4) and which is presented to the Institutional Investor solely by the Partnership or the General Partner (as distinguished from opportunities presented by multiple Persons), will not be pursued by the Institutional Investor or by GSO unless otherwise agreed to in writing by the Sanchez Investor.

(iii)                               Each of the Partnership and the Partners hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the Institutional Investor or any of its Affiliates (including any Director appointed by the Institutional Investor) for or in connection with any such investment activity or other transaction activity or other matters made in compliance with Section 6.5(a)(i) or 6.5(a)(ii), or activities related to any of the foregoing, whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement) or otherwise, are expressly released and waived by the Partnership and each Partner, in each case to the fullest extent permitted by applicable law; provided, however, that the foregoing shall not release any claims for actual fraud, willful misconduct, or a breach of this Agreement.

(iv)                                                Notwithstanding anything in this Agreement to the contrary, each of the Partnership and the Partners acknowledges and agrees that the Institutional Investor and its Affiliates (including any Director appointed by the Institutional Investor) have obtained, prior to the date hereof, and are expected to obtain, on and after the date hereof, confidential information from other companies in connection with the activities and transactions described in this Section 6.5 or otherwise. The Partnership and each of the Partners hereby agree that (x) none of the Institutional Investor or any of its Affiliates (including any Director appointed by the Institutional Investor) has any obligation to use in connection with the business, operations, management or other activities of the Partnership or to furnish to the Partnership, its Subsidiaries or any Partner any such confidential information, and (y) any claims against, actions, rights to sue, other remedies or other recourse to or against the Institutional Investor or any of its Affiliates (including any Director appointed by the Institutional Investor) for or in connection with any such failure to use or to furnish such confidential information, whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement) or otherwise, are expressly released and waived by each of the Partnership and the Partners to the fullest extent permitted by applicable law.

(v)                                                   Notwithstanding anything in this Agreement to the contrary, (x) the Partnership and each of the Partners acknowledge and agree that as of the Effective Date, SN Maverick, an Affiliate of Sanchez Parent, and Blackstone Newco purchased from Anadarko Petroleum Corporation and Kerr McGee Oil and Gas Onshore LP certain oil, gas and mineral interests in the AMI, in connection therewith entered into the Joint Development Agreement and related Operating Agreements and on and after the Effective Date, Sanchez Investor’s Affiliates (including Sanchez Parent and its Subsidiaries) will engage in oil and gas activities in the AMI related to such assets and agreements including, but not limited to, acquiring oil and gas assets, drilling and completing wells, producing oil and gas, gathering, processing, transporting and marketing oil and gas (the “Additional Sanchez Activities”) and the Additional Sanchez Activities may directly or indirectly compete with the business of the General Partner, the Partnership and any other Subsidiary of the General Partner or Partnership as conducted from time to time and (y) except as set forth in the Joint Development Agreement, the Sanchez Letter Agreement or Section 5.11 of the GP LLC Agreement, the Institutional Investor shall not be entitled to and hereby renounces any co-participation right in any business opportunities pursued by SN Maverick and its Affiliates (other than the Company, the Partnership or any of its Subsidiaries).

(b)                                 Liability Limitation.  The Partnership and the Partners (in their own names and in the name and on behalf of the Partnership) hereby:

(i)                              agree that (x) the terms of this Section 6.5 to the extent that they modify, limit or eliminate a duty (including any fiduciary duty) or other obligation, if any, that any Partner may have to the Partnership or another Partner under the Delaware Act or other applicable law, rule or regulation, are reasonable in form, scope and content; and (y) the terms of this Section 6.5(b) shall control to the fullest extent possible if it is in conflict with a duty (including any fiduciary duty), if any, that a Partner may have to the Partnership or another Partner, the Delaware Act or any other applicable law, rule or regulation;

(ii)                           waive any duty (including any fiduciary duty) or other obligation, if any, that a Partner may have to the Partnership or another Partner, pursuant to the Delaware Act or any other applicable law, rule or regulation, to the extent necessary to give effect to the terms of this Section 6.5; and

(iii)                        acknowledge, affirm and agree that the execution and delivery of this Agreement by each Partner is of material benefit to the Partnership and the other Partners, and each such Partner would not be willing to (x) execute and deliver this Agreement, and (y) enter into the transactions contemplated by the Securities Purchase Agreement, in each case, without the benefit of this Section 6.5, including the liability limitation set forth in this Section 6.5(b).

(c)                           Duties.  The Partners expressly intend, acknowledge and agree that the provisions of this Agreement, including those in this Article VI, shall govern the rights, duties and obligations of the Partners and shall supplant entirely any fiduciary duties of a Partner stated or implied by applicable law or equity which might otherwise apply. Neither the General Partner nor any other Partner shall be liable to the Partnership or to any other Partner for breach of any duty (including fiduciary duties) if such Partner relied in good faith on the provisions of this Agreement. Whenever in this Agreement, Partner is permitted or required to make a decision in its discretion or under a grant of similar authority or latitude, the Partner may do so in its and their sole discretion and shall be entitled to consider only such interests and factors as they desire, including their own interests, and shall, to the maximum extent permitted by applicable law, have no duty (including fiduciary duties) or obligation to give any consideration to any interest of or factors affecting any Partner, the Partnership or any other Person. In accordance with Section 17-1101(d) of the Delaware Act, the Partners hereby acknowledge and agree that the provisions of this Agreement, including the provisions of this Section 6.5(c), to the extent they restrict or eliminate the duties (including fiduciary duties) and liabilities relating thereto otherwise existing at law or in equity, to the maximum extent not prohibited by applicable law, replace completely and absolutely such other duties (including fiduciary duties) and liabilities relating thereto and further acknowledge and agree that the provisions of this Section 6.5(c) are fundamental elements to the parties’ willingness to enter into this Agreement and without such provisions the parties hereto would not have entered into this Agreement. For the avoidance of doubt, nothing in this Agreement shall limit the liability of any Partner to any other Partner for breach of this Agreement.

6.6                       Confidentiality.  Each Partner recognizes and acknowledges that it has received and may in the future receive certain confidential and proprietary information and trade secrets of the Partnership and its Subsidiaries and the Partners (including their respective predecessors) (the “Confidential Information”). Except as otherwise consented to by the Partnership in writing, each Partner agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, use any Confidential Information for any purposes other than in connection with its investment in the Partnership or disclose any Confidential Information for any reason or purpose whatsoever, except for disclosures: (i) to authorized directors, managers, officers, representatives, agents and employees of such Partner or its Affiliates (other than portfolio companies of the Institutional Investor), the Partnership or its Subsidiaries and as otherwise may be proper in the course of performing such Partner’s obligations, or enforcing such Partner’s rights, under this Agreement and the agreements expressly contemplated hereby, provided, that each such Person is informed of the confidential nature of such Confidential Information, agrees to hold such Confidential Information confidential and that the disclosing Partner remains liable for any breach of this provision by such Persons; (ii) made to the limited partners, owners, co-investors, and prospective investors in funds managed, advised or sub-advised by the Institutional Investor or its Affiliates; provided that if such limited partners, owners, co-investors, and prospective investors are receiving Confidential Information (other than with respect to high-level summary information regarding the Partnership’s operations (e.g., total production volumes, total revenues, etc.)), such receiving Person shall be subject to confidentiality obligations to the Institutional Investor or its Affiliates; (iii) to any bona fide prospective purchaser of the equity or assets of the Partnership or its Affiliates or the Units held by such Partner, to prospective financing sources, or a prospective merger partner of such Partner, the Partnership or any of their respective Affiliates and, except in connection with transactions under Section 14.3 and except as may be precluded by contractual restrictions or disclosure, following prior written notice of such disclosure to the Partnership, provided, that such purchaser, financing sources, or merger partner agrees in writing to be bound by the provisions of this Section 6.6 or other confidentiality agreement that includes confidentiality and use provisions at least as restrictive as the provisions herein; (iv) to attorneys, accountants and other professionals of such Partner or its Affiliates; and (v) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation or in connection with any disclosure to regulatory or Governmental Authority that regulates the Institutional Investor, provided, that the Partner shall provide to the Partnership prompt notice of any such requirement to enable the Partnership to seek an appropriate protective order or confidential treatment (except no such opportunity shall be afforded in the case of any law, rule or regulation or a routine audit or examination by, or a blanket document request from, a governmental or regulatory entity that does not reference the Partnership or this Agreement or if notifying the Partnership in advance of such disclosure is prohibited by applicable law) and shall disclose only that portion of such Confidential Information so required to be disclosed and (vi) by Sanchez Parent in connection with any publicly filed reports to the extent (A) relating to the Partnership’s or any of its Subsidiaries’ operations and assets and (B) the disclosure of such information is required by applicable law or regulation to be included therein. For purposes of this Section 6.6, the term “Confidential Information” shall not include any information which (x) a Person learns from a source other than the Partnership or its Subsidiaries, or any of their respective representatives, employees, agents or other service providers (y) is disclosed to the public or is available in the public domain or (z) was in a Person’s possession prior to disclosure hereunder; provided such information is not known by such Person to be subject to an obligation of confidentiality owed to the other Partners. Furthermore, the Partners understand that Partners and their representatives who have access to the Confidential Information may retain mental impressions of some aspects of the Confidential Information and the Partners agree that neither the Partners nor any of their representatives shall have any liability hereunder for use of such mental impressions in evaluating other business opportunities, except as otherwise expressly provided in this Agreement or any ancillary agreement thereto.

6.7                        Hedging.  Within sixty (60) days after the Effective Date, the Partnership shall have entered into Hedging Arrangements with Approved Counterparties with respect to at least eighty percent (80.0%) of its reasonably estimated projected crude oil and natural gas production (calculated separately with respect to natural gas and crude oil) (excluding natural gas liquids) from the oil and gas properties of the Partnership that constitute Proved Developed Producing Reserves for the three-year period following the Effective Date (the “Minimum Hedging Threshold”). Commencing the sixtieth (60th) day after the Effective Date and thereafter, unless otherwise agreed to by the Institutional Investor, the Partnership shall maintain Hedging Arrangements with Approved Counterparties with respect to at least fifty percent (50%) of its reasonably estimated projected crude oil and natural gas production (calculated separately with respect to natural gas and crude oil) (excluding natural gas liquids) from the oil and gas properties of the Partnership that constitute Proved Developed Producing Reserves (determined as of the last day of each Fiscal Quarter) for the two-year period following the last day of each Fiscal Quarter. Unless approved in writing by the Institutional Investor, Hedging Arrangements entered into by the Partnership or any of its Subsidiaries shall consist of either (i) fixed price swaps executed at then prevailing NYMEX prices with no upfront payment or receipt of proceeds, (ii) costless collars (with no upfront payment or receipt of proceeds) with a floor price not less than eighty-five percent (85%) of the then-prevailing NYMEX prices, or (iii) put options with a floor price as may be mutually agreed by the Institutional Investor and the Sanchez Investor.

ARTICLE VII

BOOKS, RECORDS, ACCOUNTING AND REPORTS; INSPECTION

7.1                        Records and Accounting.  The General Partner shall keep, or cause to be kept, appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.2 or pursuant to applicable laws. All matters concerning (i) the determination of the relative amount of allocations and distributions among the Partners pursuant to Articles III and IV not specifically and expressly provided for by the terms of this Agreement, and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner, which determination shall be final and conclusive as to all of the Partners absent manifest clerical error. Each Partner shall have the same right to inspect the books and records of the Partnership upon five (5) days’ written notice and shall have all rights that a shareholder of a Delaware corporation has to inspect and the books and records of a Delaware corporation in which such shareholder owns capital stock. In addition, the Investor Representative shall be entitled to cause the books and records of the Partnership to be audited by an independent third party; provided, however, that any such audit shall be conducted during the normal business hours of the Partnership, shall not substantially interfere with the operations of the Partnership and shall not cause the Partnership or any of the Directors, officers or employees of the General Partner to take any actions other than those reasonably necessary to facilitate such audit; provided further, that in the event any material noncompliance with GAAP or the Partnership’s stated accounting policies and procedures are discovered during any such audit or if such audit uncovers an underpayment to the Preferred Partners or uncovers any other breach of this Agreement, then the Partnership shall reimburse the Preferred Partners that requested such audit for all reasonable, documented out-of-pocket costs incurred by such Preferred Partners as a result of such audit. The audit rights contemplated by the immediately preceding sentence shall not be exercisable more than once per year.

7.2                               Reports.

(a)                         The Partnership shall cause to be delivered to each Partner, within seventy-five (75) days after the end of each Fiscal Year, an annual report containing a statement of changes, if any, in the Partner’s equity and the Partner’s Capital Account balance for such Fiscal Year, if any.

(b)                         The Partnership shall cause to be delivered, within seventy-five (75) days after the end of each Fiscal Year, to each Person who was a Partner at any time during such Fiscal Year all information necessary for the preparation of such Person’s United States federal and state income tax returns.

(c)                          The Partnership shall use commercially reasonable efforts to deliver or cause to be delivered, within seventy-five (75) days after the end of each Fiscal Year, all information requested by a Partner in order for such Partner to complete its unrelated business taxable income and FIRPTA tax filings, if any.

(d)                         The Partnership shall use commercially reasonable efforts to deliver or cause to be delivered to each Partner, within sixty (60) days after the end of each Fiscal Year, estimates of each of the items in clauses (a)-(c) immediately above to the extent such items have not then been delivered.

7.3                       Transmission of Communications.  Each Person that owns or Controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice or other communication received from the Partnership to such other Person or Persons.

ARTICLE VIII
TAX MATTERS

8.1                       Preparation of Tax Returns.  The Partnership shall cause to be prepared and timely filed all necessary federal, state and local tax returns for the Partnership. The General Partner shall cause the Partnership to make the elections described in Section 8.2 (to the extent applicable). The Partnership shall provide each Partner with (i) drafts of all income tax returns it is required to prepare at least thirty (30) days prior to the submission of such tax returns to the applicable Governmental Authority and shall incorporate all reasonable written comments into such tax returns, (ii) drafts of estimated annual K-1s no later than sixty (60) days after the end of the applicable taxable year that provide detailed information reasonably required by Partners for federal, state and local income tax reporting purposes including any information requested by a Partner in order for such Partner to complete its unrelated business taxable income and FIRPTA filings, if any, (iii) final annual K-1s no later than seventy-five (75) days after the end of the applicable tax year that provide detailed information reasonably required by Partners for federal, state and local income tax reporting purposes, including information requested by a Partner in order for such Partner to complete its unrelated business taxable income and FIRPTA filings, if any, and (iv) information reasonably requested by the Partners to allow them to calculate their federal and state quarterly estimated tax payments for the second, third and fourth quarter of the applicable taxable year no later than ten (10) days prior to the due date of the applicable federal quarterly estimated tax payment. The Partnership shall prepare or cause to be prepared all federal, state and local tax returns of the Partnership on a timely basis and shall furnish to each Partner copies of all tax returns of the Partnership that are actually filed promptly after their filing. Notwithstanding any of the foregoing to the contrary, the Partnership may delegate its responsibilities under this Section 8.1 to any Person that the General Partner determines is qualified to assume such responsibilities.

8.2                       Tax Elections.  The Taxable Year shall be the Fiscal Year unless the General Partner shall determine otherwise. Except as provided in this Section 8.2, the General Partner shall determine whether to make or revoke any available election pursuant to the Code other than the election to be treated as a partnership for federal income tax purposes. If a Distribution of Partnership property as described in Section 734 of the Code occurs or if a transfer of an “Interest,” as described in Section 743 of the Code, occurs, on request by notice from the transferring Partner (if a transfer) or any Partner (if a Distribution), the Partnership will elect, pursuant to Section 754 of the Code, to adjust the basis of Partnership properties. Each Partner will upon request supply any information necessary to give proper effect to any elections made by the Partnership.

8.3                               Tax Controversies.

(a)                         For any Taxable Year beginning before January 1, 2018, the Sanchez Investor shall be the Tax Matters Partner (subject to replacement by the General Partner) and, as such, shall be authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend the Partnership’s funds for professional services reasonably incurred in connection therewith. Each Partner agrees to cooperate with the Partnership and to do or refrain from doing any or all things reasonably requested by the Partnership with respect to the conduct of such proceedings. The Tax Matters Partner shall not (a) settle any tax controversy, (b) file a petition in respect of a tax controversy (e.g., pursuant to Section 6226 of the Code), (c) agree to extend the statute of limitations period of the Partnership in respect of any Taxes (e.g., pursuant to Section 6229(b) of the Code), (d) intervene in any action as contemplated in Code Section 6226(b)(6), or (e) file any request contemplated in Code Section 6227, in each case, without first receiving approval from the Board.

(b)                         For any Taxable Year beginning on or after January 1, 2018, the Sanchez Investor shall be the “partnership representative” (subject to replacement by the General Partner) as that term is defined in Code Section 6223(a), as added by the Bipartisan Budget Act of 2015 (the “Partnership Representative”), and each Partner shall take all actions necessary to cause such Person to be so designated in accordance with any procedures prescribed therefor. The Partnership Representative shall inform the General Partner of all significant matters that may come to his, her or its attention in his, her or its capacity as Partnership Representative by giving notice thereof within 30 days after becoming aware thereof and, within that time, shall forward to each other Partner copies of all significant written communications he, she or it may receive in that capacity. Any Person who is designated as Partnership Representative may not take any action contemplated by Code Sections 6222 through 6232 without the consent of the General Partner, and may not in any case take any action left to the determination of an individual Partner under Code Sections 6222 through 6231. If an audit results in an imputed underpayment by the Partnership as determined under Code Section 6225, the Partnership Representative, with approval of the Board, may make the election under Code Section 6226(a) within forty-five (45) days after the date of the notice of final partnership adjustment in the manner provided by the Internal Revenue Service. If such an election is made, the Partnership shall furnish to each Partner for the year under audit a statement reflecting the Partner’s share of the adjusted items as determined in the notice of final partnership adjustment, and each such Partner shall take such adjustments into account as required under Code Section 6226(b) and shall be liable for any related interest, penalty, addition to tax or additional amount.

8.4                               Unitary/Combined Tax Reporting.

(a)                         In the event the Partnership does not file its own tax report for any state tax purposes, but instead is part of an affiliated group engaged in a unitary business which files a combined group report (a “Unitary/Combined Tax Report”), the methodology set forth in this Section 8.4 shall be used to determine the amount of reimbursement due to the applicable Partner (the “Combined Reporting Partner”) as a result of having to include the Partnership in the Unitary/Combined Tax Report of such Partner (or an Affiliate of such Partner). Any Partner that is not a Combined Reporting Partner shall be referred to as a “Reimbursing Partner.”

(b)                         For each privilege or taxable period, the Combined Reporting Partner will compute (i) such Combined Reporting Partner’s actual unitary tax liability (“Actual Unitary Tax Liability”), (ii) such Combined Reporting Partner’s hypothetical unitary state tax liability excluding any tax liability arising from such Combined Reporting Partner’s ownership of the Partnership (“Stand-Alone Tax Liability”), and (iii) difference between the Actual Unitary Tax Liability and the Stand-Alone Tax Liability (“Resulting Tax Liability”). The Actual Unitary Tax Liability, Stand-Alone Tax Liability, and Resulting Tax Liability (along with any supporting workpapers) will be provided to the Reimbursing Partner for review at least thirty (30) days prior to the due date (including extensions) of the Unitary/Combined Tax Report of the Combined Reporting Partner (or its Affiliate) related to the applicable period. The Reimbursing Partner shall have ten (10) days to review the Resulting Tax Liability and provide any comments to the Combined Reporting Partner. If the Partners cannot agree on the Resulting Tax Liability, the

Partners shall engage a national accounting firm to determine the Resulting Tax Liability. Subject to Section 8.4(d), the determination of the national accounting firm shall be considered final and binding on the Partners as the Resulting Tax Liability for purposes of determining reimbursement under this Section 8.4.All costs associated with the national accounting firm shall be borne by the Partners on a pro rata basis.

(c)                          Within five (5) Business Days of any tax payment (including estimated tax payments) by the Combined Reporting Partner (or its Affiliate) with respect to a Unitary/Combined Tax Report, the Partnership shall reimburse the Combined Reporting Partner in an amount equal to the Resulting Tax Liability.

(d)                         In the event of any tax audit adjustments impacting the calculation of the Resulting Tax Liability for any privilege or taxable period, the Resulting Tax Liability for any such period shall be redetermined by the Combined Reporting Partner and any prior reimbursement under Section 8.4(c) shall be adjusted consistent with such redetermination (the “Adjusted Resulting Tax Liability”). The Adjusted Resulting Tax Liability (along with any supporting workpapers) will be provided to the Reimbursing Partner for review within thirty (30) days following the final settlement of the applicable audit. The Reimbursing Partner shall have ten (10) days to review the Adjusted Resulting Tax Liability and provide any comments to the Combined Reporting Partner. If the Partners cannot agree on the Adjusted Resulting Tax Liability, the Partners shall engage a national accounting firm to determine the Adjusted Resulting Tax Liability. The determination of the national accounting firm shall be considered final and binding on the Partners as the Adjusted Resulting Tax Liability for purposes of determining any reimbursement adjustments under this Section 8.4(d). All costs associated with the national accounting firm shall be borne by the Partners on a pro rata basis. Any payments due by the Partnership to the Combined Reporting Partner (or vice-versa) as a result of the determination of the Adjusted Resulting Tax Liability shall be made within thirty (30) days following the final determination of the Adjusted Resulting Tax Liability.

ARTICLE IX

TRANSFER OF UNITS

9.1                               Transfer Restrictions.

(a)                         General Transfer Restrictions.  No Partner shall Transfer any interest in any Units except in accordance with this Article IX. The Sanchez Investor shall not Transfer any interest in any Common Units in a single transaction or series of related transactions without the prior written consent of the Institutional Investor, other than to Permitted Transferees (provided, that in the case of a Transfer of Units to a Permitted Transferee that is not already a party hereto, such Permitted Transferee agrees in writing to be bound by this Agreement). Neither the Institutional Investor nor any other Preferred Partner shall Transfer (other than to a Permitted Transferee) any interest in any Preferred Units in a single transaction or series of related transactions without the prior written consent of the Sanchez Investor (which such consent shall not be unreasonably withheld, conditioned or delayed), except that prior to the occurrence of an Investor Redemption Event the Sanchez Investor may withhold its consent in its sole discretion to any proposed transfer as a result of which the Institutional Investor and its Permitted Transferees would own less than fifty percent (50%) of the then-outstanding Preferred Units;

provided, however, that during the period that commences upon the occurrence of an Investor Redemption Event and ends when the event giving rise to the Investor Redemption Event has been cured, the Institutional Investor and any of its Permitted Transferees may Transfer any interest in any Preferred Units without the consent of the non-transferring Partners (including the Sanchez Investor) or the General Partner. Subject to Section 14.3, any Transfers by a Limited Partner, other than to Permitted Transferees and except as set forth in the immediately preceding sentence, shall require the prior approval of the non-transferring Partners.

(b)                         Prohibited Transfers.  Notwithstanding anything to the contrary in this Article IX, no Transfer of Units shall be permitted if such Transfer would violate any other provision of this Agreement. Any Transfer of Units in violation of this Agreement or applicable law shall be void ab initio, and the General Partner has the power to rescind such Transfer.

9.2                               Effect of Transfer.

(a)                         Termination of Rights.  Any Partner who shall Transfer any Units or other Interest in the Partnership shall cease to be a Partner with respect to such Units or other Interest and shall no longer have any rights or privileges of a Partner with respect to such Units or other Interest. For the avoidance of doubt, this Section 9.2(a) shall in no way affect the rights or privileges of a Partner with respect to any Units or other Interests still held by such Partner.

(b)                         Deemed Agreement.  Any Person who acquires in any manner whatsoever any Units or other interest in the Partnership, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement to which any predecessor in such Units or other interest in the Partnership was subject to or by which such predecessor was bound.

9.3                               Additional Restrictions on Transfer.

(a)                         Execution of Counterpart.  Each Transferee of Units or other Interests who is not already a Partner that has previously signed this Agreement or a joinder to this Agreement shall, as a condition prior to such Transfer, execute and deliver to the Partnership a joinder or counterpart to this Agreement in form and substance acceptable to the General Partner pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement.

(b)                         Notice.  In connection with the Transfer of any Unit or other Interest, the holder of such Unit or Interest will deliver written notice to the Partnership describing in reasonable detail the Transfer or proposed Transfer.

(c)                          No Avoidance of Provisions.  No Partner shall engage in any action that could facilitate the Transfer of all or any portion of the direct or indirect equity or beneficial interest in such Partner by any Person (whether through Transfers or issuances of equity, assignments by operation of law by merger or consolidation of such holder into another entity or dissolution or liquidation of such Partner) with the intent to avoid the provisions of this Agreement.

(d)                          Code Section 7704 Safe Harbor.  In order to permit the Partnership to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit or economic interest shall be permitted or recognized by the Partnership or the General Partner (within the meaning of Treasury Regulation Section 1.7704-1(d)) if and to the extent that such Transfer would cause the Partnership to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).

9.4                               Legend.  If Certificated Units are issued, such Certificated Units will bear the following legend:

“THE UNITS REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [      ], HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, AS AMENDED, MODIFIED OR RESTATED FROM TIME TO TIME, OF SN EF UNSUB, LP (THE “PARTNERSHIP”), BY AND AMONG THE PARTNERSHIP AND CERTAIN INVESTORS, A COPY OF WHICH SHALL BE FURNISHED BY THE PARTNERSHIP UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

9.5                        Disposition Transaction.  In connection with any Disposition Transaction approved by the General Partner in accordance with the terms of Section 5.7 of the GP LLC Agreement (including by any consolidation, conversion, merger or other business combination involving the Partnership in which Equity Securities are exchanged for or converted into cash, securities of a corporation or other business organization or other property, and any sale of all or substantially all of the assets of the Partnership), (i) none of the Partners, the Partnership or any of its Subsidiaries shall enter into any definitive documentation relating to such Disposition Transaction unless the Partnership has delivered to the Preferred Partners a written undertaking that expressly provides that upon or prior to the closing of such Disposition Transaction, an amount of cash equal to the Base Preferred Return Amount shall be paid in respect of each Preferred Unit in redemption or liquidation of all outstanding Preferred Units, (ii) no Preferred Partner shall be obligated to be subject to any non-competition, non-solicitation, or similar restrictive covenants that may be binding on GSO or any of its Affiliates in connection with any Disposition Transaction and (iii) upon the consummation of any Disposition Transaction, the Partnership shall have paid or shall concurrently pay an amount of cash equal to the Base Preferred Return Amount with respect to each Preferred Unit in redemption in full or liquidation of all outstanding Preferred Units. No Disposition Transaction may be consummated if the redemption of the outstanding Preferred Units contemplated by the immediately preceding sentence is not consummated in accordance with the terms hereof.

9.6                        Expenses and Transfer Fees.  The Transferor and Transferee of any Units or other interest in the Partnership shall be jointly and severally obligated to reimburse the Partnership for all reasonable out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the Partnership for any Transfer or proposed Transfer, regardless of whether consummated. In addition, after the Effective Date and prior to the occurrence of an Investor Redemption Event, the Partnership shall reimburse the holders of Preferred Units for all documented reasonable out- of-pocket third party expenses incurred by any such holder (i) in responding to any request for approval or monitoring its rights hereunder, or in connection with amending this Agreement, in an amount not to exceed, collectively, $175,000 in any Fiscal Year in the aggregate unless otherwise approved by the Board. After the occurrence of an Investor Redemption Event, the Partnership shall reimburse the holders of Preferred Units for all reasonable out-of-pocket expenses incurred by any such holder in its capacity as a Preferred Partner that are paid to any unaffiliated third parties (e.g., payments to third party reserve engineers and other third party consultants); provided, that the Partnership shall not be required to pay monitoring or management fees or expenses to GSO or its Affiliates that are not reimbursements for payments to unaffiliated third parties.

9.7                        Void Transfers.  Any Transfer by any Partner of any Units or other interest in the Partnership in contravention of this Agreement or which would cause the Partnership to not be treated as a partnership for United States federal income tax purposes shall be void and ineffectual and shall not bind or be recognized by the Partnership or any other party, and no purported assignee thereof shall have any right to any Profits, Losses or Distributions of the Partnership.

ARTICLE X
ADMISSION OF PARTNERS

10.1                 Substituted Partners.  In connection with the Transfer of Units of a Partner permitted under the terms of this Agreement, the Transferee shall become a Partner (each such Partner, a “Substituted Partner”) on the later of (i) the effective date of such Transfer and (ii) the date on which the General Partner and the Sanchez Investor or the Institutional Investor, as applicable, approves such Transferee as a Substituted Partner, and such admission shall be shown on the books and records of the Partnership; provided, however, in connection with the Transfer of Units of a Partner to a Permitted Transferee permitted under the terms of this Agreement, such Permitted Transferee shall become a Substituted Partner on the effective date of such Transfer.

10.2                 Additional Partners.  A Person may be admitted to the Partnership as an additional Partner (each an “Additional Partner”) only upon furnishing to the Partnership (i) a letter of acceptance, in form satisfactory to the General Partner, of all the terms and conditions of this Agreement, and (ii) such other documents or instruments as may be deemed necessary or appropriate by the General Partner to effect such Person’s admission as a Partner. Such admission shall become effective on the date on which the General Partner determines that such conditions have been satisfied, upon any approval by the Partners required hereby and when any such admission is shown on the books and records of the Partnership.

ARTICLE XI

WITHDRAWAL AND RESIGNATION OF PARTNERS

11.1                Withdrawal and Resignation of Partners.                     No Partner shall have the power or right to resign or otherwise withdraw from the Partnership prior to the dissolution and winding up of the Partnership pursuant to Article XII, except as otherwise expressly permitted by this Agreement (e.g., upon the redemption of all Units held by a Person as provided in this Agreement). Upon a Transfer of all of a Partner’s Units in a Transfer permitted by this Agreement, such Partner shall cease to be a Partner. Notwithstanding that payment on account of a resignation or other withdrawal may be made after the effective time of such resignation or other withdrawal, any completely resigning or otherwise withdrawing Partner will not be considered a Partner for any purpose after the effective time of such complete resignation or other withdrawal.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

12.1                Dissolution.                                 The Partnership shall not be dissolved by the admission of Additional Partners or Substituted Partners. The Partnership shall dissolve, and its affairs shall be wound up upon the first of the following to occur:

(a)                         the election of the General Partner to dissolve and wind up the Partnership subject to Section 5.9 of this Agreement and Sections 5.7(a)(xxiv), 5.7(b)(vi) and 5.7(c) of the GP LLC Agreement;

(b)                         a reasonable period of time (as determined by the General Partner, taking into account, among other matters, the need to determine, pay or discharge, or make adequate provision for the payment or discharge of, contingent liabilities) after a Disposition Transaction;

(c)                          the entry of a decree of judicial dissolution of the Partnership pursuant to the provision of the Delaware Act; and

(d)                         the occurrence of any other event causing dissolution of the Partnership under the Delaware Act.

Except as otherwise set forth in this Article XII, the Partnership is intended to have perpetual existence. The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Partner, or the occurrence of any other event that terminates the continued partnership of a Partner in the Partnership, shall not, in and of itself, cause a dissolution of the Partnership.

12.2                Liquidation and Termination.  On the dissolution of the Partnership, the General Partner shall act as liquidator or may appoint one or more representatives, Partners or other Persons as liquidator(s), and any such liquidator shall constitute a “liquidating trustee” within the meaning of the Delaware Act. The liquidator(s) shall proceed diligently to wind up the affairs of the Partnership and make final Distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Partnership expense. Until final Distribution, the liquidator(s) shall continue to operate the Partnership’s properties with all of the power and authority of the General Partner with respect to the asset(s) it is liquidating. The steps to be accomplished by the liquidator(s) are as follows:

(a)                          The liquidator(s) shall pay, satisfy or discharge from the Partnership’s funds and assets all of the debts, liabilities and obligations of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent, conditional or unmatured contractual liabilities in such amount and for such term as the liquidator(s) may reasonably determine in accordance with the Delaware Act).

(b)                          As promptly as practicable after dissolution, the liquidator(s) shall (i) determine the Fair Market Value (the “Liquidation FMV”) of the Partnership’s remaining assets (the “Liquidation Assets”) in accordance with Article XIII, (ii) sell the remaining properties and other assets of the Partnership for cash as promptly as is practical while using reasonable best efforts to obtain the best price therefore; provided, however, with the consent of the Investor Representative, the liquidator may retain properties for Distribution in kind, and (iii) deliver to each Partner a statement (the “Liquidation Statement”) setting forth the Liquidation FMV and each Partner’s Capital Account balance (determined in accordance with this Section 12.2(b)), which Liquidation Statement shall be final and binding on all Partners unless (i) a Partner or Partners holding at least twenty five percent (25%) of all outstanding Units or (ii) the Investor Representative, in each case, delivers a written objection setting forth the grounds for such objection in reasonable detail within thirty (30) days after the delivery of the Liquidation Statement to the liquidators and each Partner that such Liquidation Statement was not prepared in accordance with this Section 12.2(b), it being understood that no such Partner shall object to such Liquidation Statement other than on the grounds that it was not prepared in accordance with this Section 12.2(b). Notwithstanding anything to the contrary in this Agreement, in the year in which the Partnership dissolves and winds up pursuant to Article XII and all subsequent years up to and including the year in which the Partnership’s existence terminates, all items of income, gain, loss and deduction of the Partnership, including Simulated Gain, Simulated Loss and Simulated Depletion, shall be allocated among the Partners in a manner reasonably determined by the liquidator(s) as shall cause to the nearest extent possible the Capital Account of each Partner to equal the amount that would be distributed to such Partner pursuant to Section 4.1(d)(i)-(iv).

(c)                           Subject to Sections 5.7(b) and 5.7(c) of the GP LLC Agreement, after satisfying all the Partnership’s liabilities and obligations pursuant to Section 12.2(a), the liquidator(s) shall promptly distribute the Partnership’s Liquidation Assets to the Partners in accordance with, and to the extent of, the positive balances in the Partners’ Capital Accounts, as determined after taking all Capital Account adjustments (other than those made by reason of Distributions pursuant to this Section 12.2(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such Distribution shall be made by the end of such taxable period (or, if later, within ninety (90) days after said date of such occurrence). If property is distributed in kind, the Partner receiving the property shall be deemed for purposes of this Section 12.2(c) to have received cash equal to the Fair Market Value of such property. The Distribution of cash and/or property to a Partner in accordance with the provisions of this Section 12.2 constitutes a complete return to the Partner of its Capital

Contributions and a complete Distribution to the Partner of its interest in the Partnership and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of the Delaware Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

12.3                 Securityholders Agreement.  To the extent that units or other Equity Securities of any Subsidiary are distributed to any Partners, each Partner hereby agrees to enter into a securityholders agreement with such Subsidiary and each other Partner which contains rights and restrictions in form and substance similar to the provisions and restrictions set forth herein.

12.4                 Cancellation of Certificate.  On completion of the Distribution of the Partnership’s assets as provided herein, the General Partner (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Partnership. The Partnership shall be deemed to continue in existence for all purposes of this Agreement until the effectiveness of the certificate of cancellation is filed with the Secretary of State of the State of Delaware pursuant to this Section 12.4.

12.5                 Reasonable Time for Winding Up.  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 12.2 in order to minimize any losses otherwise attendant upon such winding up.

12.6                 Return of Capital.  The liquidator(s) shall not be personally liable for the return of Capital Contributions or any portion thereof to the Partners (it being understood that any such return shall be made solely from the Partnership’s assets).

12.7                 Hart-Scott-Rodino.  If the HSR Act is applicable to any Partner, the dissolution of the Partnership shall not be consummated until such time as the applicable waiting period (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Partner.

ARTICLE XIII

VALUATION

13.1                 Valuation of Units.  The “Fair Market Value” of each Unit shall be the fair value of each such Unit determined in good faith by the Board based on the portion of the Total Equity Value to which each such Unit would be entitled as of the date of valuation; provided, however, for the purposes of clarity, any valuation of the “Fair Market Value” of each Unit shall be consistent with the priorities and preferences contemplated in Section 4.1(d).

13.2                 Valuation of Securities.  The “Fair Market Value” of any other securities shall mean the fair value thereof as of the date of valuation as determined by the Board in good faith on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all relevant factors determinative of value (giving effect to any transfer taxes payable or discounts in connection with such sale).

13.3                 Valuation of Other Assets.  The “Fair Market Value” of all other non-cash assets shall mean the fair value for such assets as between a willing buyer and a willing seller in an arm’s-length transaction occurring on the date of valuation as determined by the Board, taking into account all relevant factors determinative of value (giving effect to any transfer taxes payable or discounts in connection with such sale).

13.4                 Objection Procedure.  If any Partner objects to the Board’s determination of Fair Market Value, the Board and such Partners shall submit such objection to a mutually acceptable independent valuation firm to determine the Fair Market Value of the applicable assets. The Partnership shall bear the costs of such independent valuation firm if the independent valuation firm determines the Fair Market Value to be more than ten percent (10%) higher than the Board’s determination of Fair Market Value; otherwise, the Partner shall bear the costs of such independent valuation firm.

ARTICLE XIV

REDEMPTION AND EXIT PROVISIONS

14.1                 Optional Redemption of Preferred Units at Election of the Partnership.  The Partnership may, from time to time, redeem from the Preferred Partners such number of Preferred Units as the Partnership may elect (such Redeemed Preferred Units, the “Redeemed Preferred Units”) on the terms contemplated by this Section 14.1. The price payable with respect to each Redeemed Preferred Unit shall be an amount equal to the Base Preferred Return Amount with respect to each applicable Redeemed Preferred Unit (whether the same is deemed to be a redemption or payment in liquidation for tax purposes) and shall be paid in cash by wire transfer of immediately available funds to an account designated in writing by the applicable Preferred Partners; provided that, if mutually agreed upon by Sanchez Parent, the indirect owner of Sanchez Investor, and the Institutional Investor, the Preferred Units held by the Institutional Investor may be redeemed in exchange for the debt or equity securities of Sanchez Parent. Any election by the Partnership to redeem Preferred Units as provided in this Section 14.1 shall be made by written notice delivered to each Preferred Partner not less than two (2) Business Days before the date on which the Partnership proposes to effect such redemption or liquidation (such notice, an “Elective Redemption Notice”). Each Elective Redemption Notice shall specify (i) the aggregate number of Redeemed Preferred Units to be redeemed or liquidated with respect to such Elective Redemption Notice (which shall in no event be less than five thousand (5,000) Preferred Units), (ii) the number of such Redeemed Preferred Units to be redeemed from each Preferred Partner, and (iii) the cash purchase price payable in respect of each Redeemed Preferred Unit and a reasonably detailed calculation thereof, including a calculation evidencing that such payment shall equal the Base Preferred Return Amount. The number of Redeemed Preferred Units held by each Preferred Partner shall be equal to the product of (i) all Redeemed Preferred Units and (ii) the quotient derived by dividing (A) the number of Preferred Units held by such Preferred Partner by (B) all Preferred Units issued and outstanding. For the purposes of clarity, it is acknowledged and agreed that the price payable with respect to each Redeemed Preferred Unit (whether the same is deemed to be a redemption or payment in liquidation for tax purposes) shall be an amount equal to the Base Preferred Return Amount; accordingly, the failure of any Preferred Partner to object to the purchase price reflected in the Elective Redemption Notice or the acceptance of any funds tendered to such Preferred Partner that are less than the Base Preferred Return Amount shall not derogate from such Preferred Partner’s right to receive cash equal to the Base Preferred Return Amount (whether the same is deemed to be a redemption or payment in liquidation for tax purposes) with respect to each Redeemed Preferred Unit. If the Partnership fails to deliver an amount of cash equal to the Base Preferred Return Amount, then such number of Redeemed Preferred Units with a value equal to the difference between the aggregate Base Preferred Return Amount required to be paid in respect of all Redeemed Preferred Units and the actual payment shall remain outstanding and held of record by the applicable Preferred Partner(s). With respect to any redemption or liquidation of a Preferred Unit under this Section 14.1, it is understood and agreed that the amount paid in respect of such redemption or liquidation of a Preferred Unit shall be applied first to the amount by which the Preference Accrual exceeds the Unreturned Capital in respect of each Preferred Unit until such excess has been reduced to zero, then to the amount by which the Base Preferred Return Amount exceeds the Unreturned Capital with respect to such Preferred Unit until such excess has been reduced to zero, then to the Unreturned Capital with respect to such Preferred Unit.

14.2                Optional Redemption of Preferred Units at Election of Required Preferred Holders.  At any time after the seventh anniversary of the Effective Date or upon a Change of Control, if so requested by the Required Preferred Holders, the Partnership shall redeem all of the issued and outstanding Preferred Units owned by all holders of Preferred Units by paying an amount of cash equal to the Base Preferred Return Amount with respect to each outstanding Preferred Unit in redemption or liquidation of all outstanding Preferred Units (the “Final Cash Redemption Amount”). In order to exercise such right, the Investor Representative, upon request of the Required Preferred Holders, shall deliver a notice (a “Redemption Request Notice”) to the General Partner setting forth the request that all of the issued and outstanding Preferred Units be so redeemed. The redemption price contemplated by the first sentence of this Section 14.2 shall be paid in cash, by wire transfer of immediately available funds, to an account designated in writing by the Investor Representative, such payment to be made within five (5) Business Days of the delivery of the Redemption Request Notice.

14.3                        Exit Transactions.

(a)                         If (i) a Redemption Non-Payment shall have occurred, shall not have been cured within fifteen (15) Business Days thereof and shall be continuing; (ii) after the first anniversary of the Effective Date, the Partnership shall have failed to pay the Quarterly Distribution Amount in cash to the Preferred Units in any two quarters, regardless of whether consecutive, and such failure is continuing, (iii) the Class A Member shall have caused the General Partner, the Partnership or any Subsidiary thereof to take any action that requires Special Approval without first obtaining such Special Approval; provided that such failure has not been cured by the Class A Member within the earlier of (A) thirty (30) days following receipt of written notice of such failure from the Class B Member and (B) thirty (30) days after any Officer (as defined in the GP LLC Agreement) becomes aware of such failure; provided, further, that such cure period shall not apply if the Class A Member has caused the General Partner or the Partnership or any Subsidiary thereof to take any action that requires Special Approval pursuant the following Sections of to the GP LLC Agreement: 5.7(b)(ii) (provided that such failure relates to an aggregate amount of Indebtedness that is greater than $10.0 million), 5.7(b)(iii), 5.7(b)(iv) (with respect to the acquisition of any assets outside the Core Area (as such term is defined in the Joint Development Agreement) of the AMI), 5.7(b)(v), 5.7(b)(vi), 5.7(b)(ix) (provided that such failure relates to a sale of business or assets at a price that is greater than $5.0 million), 5.7(b)(x), 5.7(b)(xi) (provided that such failure represents a variance from the hedging plan established in compliance with Section 6.7 of greater than five percent (5%) of volumes or relates to derivative transactions other than those permitted to be entered into pursuant to Section 6.7), 5.7(b)(xv), 5.7(b)(xvi), 5.7(b)(xvii), 5.7(b)(xviii), 5.7(b)(xix), 5.7(b)(xx), 5.7(b)(xxi), 5.7(b)(xxii), 5.7(b)(xxvii) or 5.7(b)(xxix) in connection with the foregoing; (iv) Sanchez Parent suffers (A) a Specified Event of Default (as such term is defined in the Joint Development Agreement) under a Specified Credit Agreement (as such term is defined in the Joint Development Agreement) and such Specified Event of Default is continuing or (B) an event of default under the Indenture or other agreement governing any Indebtedness for borrowed money of Sanchez Parent or any of its Subsidiaries (other than the Partnership and its Subsidiaries) in an amount greater than $50.0 million and such event of default has caused the repayment of such Indebtedness to have been accelerated; or (v) Sanchez Maverick (or any successor operator under the Joint Development Agreement that is an Affiliate of Sanchez Parent) becomes a Defaulting Operator (as such term is defined in the Joint Development Agreement) and as such has been removed as Operator (as such term is defined in the Joint Development Agreement) or Sanchez Maverick (or any successor operator under the Joint Development Agreement that is an Affiliate of Sanchez Parent) has resigned as Operator at any such time as an Operator Default Event (as such term is defined in the Joint Development Agreement) exists such that such operator can then be removed as a Defaulting Operator pursuant to the Joint Development Agreement (any event in clauses (i), (ii), (iii), (iv) or (v) of this Section 14.3, an “Investor Redemption Event”), then, in each such case, the Investor Representative shall be entitled to cause (and the Common Partners and the General Partner agree to facilitate, as reasonably requested by the Investor Representative):

(A)                       a consolidation or merger of the Partnership or any of its Subsidiaries with or into any other business entity or other corporate reorganization;

(B)                       a sale of all or any portion of the outstanding Units held by the Partners; or

(C)                       a transaction in which all or substantially all of the assets of the Partnership or any Subsidiary thereof are sold, leased or otherwise disposed of.

(each of the transactions described in Sections 14.3(a)(A), 14.3(a)(B), and 14.3(a)(C) above are referred to herein as an “Exit Transaction”); provided that, solely with respect to an Investor Redemption Event described in Section 14.3(a)(ii) (i.e. resulting from the Partnership’s failure to pay the Quarterly Distribution Amount in cash to the Preferred Units in any two quarters (regardless of whether consecutive) and such failure is continuing), the Investor Representative shall only be permitted to cause the Partnership to enter into a definitive agreement for an Exit Transaction after three months following the date upon which such Investor Redemption Event in Section 14.3(a)(ii) occurred.

(b)                         If the Investor Representative elects to pursue an Exit Transaction: (i) following good faith consultation with the General Partner, the Investor Representative may exclusively identify, negotiate, structure and otherwise pursue the Exit Transaction, which Exit

Transaction may be structured and accomplished as determined by the Investor Representative in its sole discretion, whether as a merger, consolidation, sale of all or any portion of the Units, corporate reorganization, sale of assets or otherwise; and (ii) the Exit Transaction shall be effected on the terms and conditions negotiated by the Investor Representative, including any terms imposing on the Partners obligations with respect to reasonable and customary indemnities, escrows, holdbacks or other contingent obligations that are applicable to all Partners equally. In connection with any Exit Transaction, each of the Common Partners and Preferred Partners shall, if requested by the Investor Representative, waive any dissenters’ rights, appraisal rights or similar rights which such Common Partner may have in connection therewith; provided, however, that the Investor Representative shall use its reasonable good faith efforts to maximize the Exit Transaction Consideration payable to the holders of Common Units. In addition, the General Partner and the Partnership shall, and the Partnership shall cause its Subsidiaries to, take such action as the Investor Representative may reasonably request in connection with any proposed Exit Transaction, including engaging an investment banker or other advisor in connection with such Exit Transaction, providing such financial and operational information as the Investor Representative may request and causing employees and other representatives of the Partnership and its Subsidiaries to cooperate (including by participating in management presentations, preparing marketing materials and making diligence materials available in an electronic data room) with the Investor Representative in any marketing process in connection with any proposed Exit Transaction. Notwithstanding anything to the contrary herein or in the GP LLC Agreement, the Class A Units of the General Partner and the general partnership interest in the Partnership may only be sold for nominal consideration and the holders of the Class A Units shall not be entitled to receive any consideration in any such Exit Transaction in excess of the Capital Contributions (as defined in the GP LLC Agreement) made by such members to the General Partner as of the Effective Date (as defined in the GP LLC Agreement).

(c)                           If the Investor Representative elects to pursue an Exit Transaction, then the Sanchez Investor shall use its commercially reasonable efforts to obtain as promptly as practicable: (i) the consents or amendments required under the applicable contracts and leases to which the Sanchez Investor or any of its Affiliates is a party that would be necessary to transfer the assets or properties of the General Partner, any of its Subsidiaries, or of the Partnership or any of its Subsidiaries (including Sanchez Parent and its Affiliates’ approval of such transfer under the Joint Development Agreement or any Operating Agreement); and (ii) the consents or amendments to, or the direct assignment of, any purchase, marketing, transportation, storage, processing or sales contract; provided that the Sanchez Investor and its Affiliates shall not be required to expend any amounts in connection with the foregoing unless such expenditures will be reimbursed by the Partnership or any of its Subsidiaries or the potential acquirer in an Exit Transaction, in each case upon the consummation of such Exit Transaction; provided further, that the Sanchez Investor and its Affiliates shall have no liability pursuant to the immediately precedent clause (ii) of this Section 14.3(c) if a Governmental Authority or Blackstone Newco prevents the Sanchez Investor or its Affiliates from providing such consents, amendments or assignments.

(d)                          In addition, the Sanchez Investor and its Affiliates shall use their commercially reasonable efforts in order to provide any potential acquirer in an Exit Transaction with reasonable access upon at least five (5) days’ notice to all reasonably necessary information and properties to permit it to perform due diligence with respect to the proposed Exit

Transaction, including access to permits, contracts and infrastructure associated with the properties, but only to the extent that such access is requested prior to the closing of such Exit Transaction; provided, that, if so requested by the Sanchez Investor or its Affiliates, such potential acquirer may be required to enter into customary access agreements prior to being provided with such access.

(e)                          The Investor Representative shall regularly consult and cooperate with the Board with respect to the status of the sale process for such Exit Transaction; provided, however, that the Board and Common Partners shall have no consent, voting or appraisal rights with respect to the final terms of an Exit Transaction and shall have no right to object to an Exit Transaction that is completed in a manner consistent with this Section 14.3.

(f)                           At least fifteen (15) Business Days prior to consummating an Exit Transaction, the Investor Representative shall deliver to each of the Partners written notice that shall state (i) that the Exit Transaction has been structured in a manner that complies with this Section 14.3, (ii) the amount and form of consideration to be received by the Partnership or its Partners in the Exit Transaction (“Exit Transaction Consideration”) and (iii) all other material terms and conditions of the Exit Transaction (including the identity of the purchaser) and current drafts of the definitive documents related thereto.

(g)                          Each Partner hereby makes, constitutes and appoints the Investor Representative, with full power of substitution and re-substitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Partners required to give effect to this Section 14.3, including any vote or approval required under Section 17-211 of the Delaware Act and any waiver contemplated by Section 14.3(b). The proxy granted pursuant to this Section 14.3(g) is a proxy coupled with an interest and is irrevocable.

(h)                         Each of the Common Partners required to participate in an Exit Transaction (collectively, the “Participating Sellers”), whether in its capacity as a Participating Seller, Partner or otherwise, and the Partnership, its Subsidiaries and the General Partner shall take or cause to be taken all such actions as may be reasonably necessary or desirable in order expeditiously to consummate such Exit Transaction and any related transactions, including (i) making reasonable and customary representations and warranties, (ii) executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, (iii) furnishing information and copies of documents, (iv) filing applications, reports, returns, filings and other documents or instruments with Governmental Authorities and (v) otherwise using reasonable best efforts to fully cooperate with the Investor Representative. Without limiting the generality of the foregoing, each Participating Seller agrees to execute and deliver such agreements as may be reasonably specified by the Investor Representative to which all Participating Sellers will also be party, including agreements to (x) make reasonable and customary individual representations, warranties, covenants and other agreements as to the unencumbered title to its Common Units and the power, authority and legal right to Transfer such Common Units, (y) provide other reasonable and customary representations, warranties and indemnities, provided that any indemnification for representations and warranties regarding the Partnership and its assets and operations shall be limited to any escrow of proceeds that is established in connection with the Exit Transaction or be limited to the proceeds actually received by the Participating Sellers in the Exit Transaction, and (z) be severally (on a pro rata basis in proportion to the related Exit Transaction Consideration received by each of the Partners) liable (whether by purchase price adjustment, escrows, holdbacks, indemnity payments, contingent obligations or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Partnership and its Subsidiaries; provided, however, that (i) any escrow of proceeds of any such transaction shall be withheld on a pro rata basis among all Participating Sellers (in proportion to the relative Exit Transaction Consideration received by each Partner) (ii) no Common Partner shall be liable for any amount in excess of its pro rata share of any indemnification obligations (based on Exit Transaction Consideration) in excess of any amounts placed in escrow and (iii) no Common Partner shall be obligated to be subject to any non-competition, non-solicitation or similar restrictive covenants that may be binding on GSO or any of its Affiliates in connection with any Exit Transaction.

(i)                             The closing of an Exit Transaction shall take place at such time and place as the Investor Representative shall specify by notice to each Participating Seller no later than five (5) Business Days prior to the closing of such Exit Transaction. At the closing of an Exit Transaction, each Participating Seller shall deliver any documentation evidencing the Units to be sold (if any) by such Participating Seller and the assignment thereof, free and clear of any Liens, against delivery of the applicable consideration.

(j)                            In connection with any Exit Transaction, the Participating Sellers shall receive the Exit Transaction Consideration in accordance with the order of priority specified in Section 4.1(d), after deduction of the proportionate share of (A) the reasonable, documented, third-party out-of-pocket expenses associated with such sale or Exit Transaction, including the reasonable, documented out-of-pocket legal fees of the Partnership, its Subsidiaries, the Investor Representative and each Participating Seller, and reasonable, documented out-of-pocket brokers fees and other commissions and any other expenses incurred by the Investor Representative in connection with such Exit Transaction, (B) amounts paid into escrow or held back, in the reasonable determination of the Investor Representative, for indemnification or post-closing expenses and (C) amounts subject to post-closing purchase price adjustments; provided, however, that upon the determination of such purchase price adjustments, indemnification or post-closing expenses and upon release of any such escrow or hold back, as applicable, the remaining amount of the Exit Transaction Consideration, if any, shall be distributed to the Participating Sellers so that the total amount distributed is in accordance with the order or priority specified in Section 4.1(d).

(k)                         Subject to the last sentence of Section 14.3(b), the consideration to be paid to each Partner in an Exit Transaction shall be calculated by treating such Exit Transaction as a liquidation of the Partnership in which all of the assets of the Partnership (including goodwill) were sold in exchange for the Exit Transaction Consideration (including any deemed assumption of liabilities), as the case may be, and the proceeds of that sale, together with the Profits, Losses, items of income, gain, loss and deduction, and distributions were applied, allocated and distributed in accordance with the principles and priorities set forth in Section 4.1(d).

(l)                             No action may be taken under this Section 14.3(l) if such action would result in the breach of any Senior Debt Agreement, Replacement Credit Agreement or any other agreement related to material Indebtedness of the Partnership or its Subsidiaries; provided, however, that the Partnership and the Partners shall use their commercially reasonable efforts to obtain a waiver of any such breach or otherwise amend or cause to be amended the terms of any such agreement in a manner which permits such actions; and provided further, however, that this Section 14.3(l) shall not apply if the proceeds from any Exit Transaction are sufficient to, and are used to, pay in full any outstanding borrowing under any such applicable agreements.

(m)                     Notwithstanding anything to the contrary provided herein, if an Investor Redemption Event has occurred and given rise to the Preferred Partner’s rights under this Section 14.3 and (i) has been cured by the Partnership prior to the earlier of (A) one hundred eighty (180) days following the first occurrence of such Investor Redemption Event and (B) the execution of a bona fide binding definitive purchase agreement with a bona fide purchaser or (ii) all Preferred Units have been redeemed in full for an amount of cash equal to the Base Preferred Return Amount per Preferred Unit prior to the execution of a bona fide binding definitive purchase agreement with a bona fide purchaser, then the provisions of this Section 14.3 will be suspended and the Exit Transaction process shall terminate, provided that, in such case, the Partnership shall pay the reasonable and documented fees and expenses of any investment bank or other advisors (including legal counsel) engaged by the Investor Representative prior to such suspension and termination.

ARTICLE XV

GENERAL PROVISIONS

15.1                Amendments.  This Agreement may be amended or modified, or any provisions hereof waived, only upon approval of the General Partner; provided, however, that: (i)(A) if there are any Preferred Units outstanding, any amendment to (x) the definitions of “Affiliate,” “Available Cash,” “Disposition Transaction,” “Distribution,” “Excluded Amounts,” “Indebtedness,” “IRR,” “Material Contract,” “Preference Amount,” “Preferred Payment Date,” “Replacement Credit Agreement,” “Return on Investment,” or “Unreturned Capital” in Article I, or Sections 2.4, 3.1(a), 3.1(b), 3.1(c), 4.1, 4.2, 4.3(h), 5.1, 5.3(b), 5.7, 5.8, 6.3(b), 6.5, 6.6, 6.7, 7.1. 7.2, 9.1, 9.5, 9.6, 12.2, Article XIV, 15.1, 15.12, 15.20 or 15.22, or (y) this Agreement that adversely affects the rights, obligations, privileges or preferences of the Preferred Units or the holders thereof (it being agreed that any amendment or modification to, or any waiver of any provisions of, this Agreement that derogates from the economic rights of a Preferred Partner or the governance or consent rights of a Preferred Partner or the Investor Representative (including upon the occurrence of an Investor Redemption Event or the right to elect to pursue an Exit Transaction) shall be deemed to adversely affect the rights, obligations, privileges and preferences of the Preferred Units and the holders thereof for the purposes hereof) must be approved in writing by the Investor Representative, (B) an amendment or modification redeeming or cancelling a Partner’s Units or reducing a Partner’s interest in Distributions and (C) an amendment or modification increasing any other obligation of a Partner to the Partnership pursuant to this Agreement shall be effective only with such Partner’s consent; and (ii) the Schedule of Limited Partners attached hereto may be updated by the General Partner as needed and in compliance with this Agreement; provided further, however, any modifications, amendments or waivers (including by any restatement or supplements) (a) effecting the obligations to appoint, and the rights of, an Independent Director, including without limitation under Section 5.9(a), and (b) to Sections 5.1, 5.2, 5.3, 5.9, 15.1 and 15.22 shall require the prior written consent of the Credit Agreement Agent, and the Credit Agreement Agent shall be a third party beneficiary hereunder to enforce such provisions.

15.2                Remedies.  Each Partner and the Partnership shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any applicable law.  Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to seek enforcement of such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

15.3                Successors and Assigns.    All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

15.4                Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein or if such term or provision could be drawn more narrowly so as not to be illegal, invalid, prohibited or unenforceable in such jurisdiction, it shall be so narrowly drawn, as to such jurisdiction, without invalidating the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of such term or provision in any other jurisdiction.

15.5                Counterparts; Binding Agreement.  This Agreement may be executed in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.  This Agreement and all of the provisions hereof shall be binding upon and effective as to each Person who (i) executes this Agreement in the appropriate space provided in the signature pages hereto notwithstanding the fact that other Persons who have not executed this Agreement may be listed on the signature pages hereto and (ii) may from time to time become a party to this Agreement by executing a counterpart of or joinder to this Agreement.

15.6                Applicable Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All claims shall be resolved in accordance with Section 15.15.

15.7                Addresses and Notices.    All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (i) delivered personally to the recipient, (ii) telecopied or sent via electronic mail to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied or sent via electronic mail before 5:00 p.m. Houston, Texas time on a Business Day, and otherwise on the next Business Day, or (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid).  Such notices, demands and other communications shall be sent to the address for such recipient set forth in the Partnership’s books and records, or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  Any notice to the General Partner or the Partnership shall be deemed given if received by the Chief Executive Officer at the principal office of the Partnership designated pursuant to Section 2.5.

15.8                Creditors.  Other than as set forth in Section 15.1, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership or any of its Affiliates.  No creditor of the Partnership or any of its Affiliates may, as a result of making a loan to the Partnership or any of its Affiliates, acquire at any time any direct or indirect interest in the Partnership’s Profits, Losses, Distributions, capital or property, other than as a secured creditor (except pursuant to the terms of a separate agreement executed by the Partnership in favor of such creditor).  For the purposes of clarity, this Section 15.8 shall not be construed to derogate from the rights of the Preferred Partners under this Agreement.

15.9                No Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

15.10         Further Action.  The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

15.11         No Offset Against Amounts Payable.  No amounts that any Partner or any of its Affiliates or related Person owes or is alleged to owe to the Partnership or any of its Subsidiaries may be offset or deducted against any payments owed by the Partnership or its Subsidiaries.

15.12         Entire Agreement; Integrated Transaction.   This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter, including, without limitation, the Original Partnership Agreement.  Each of the parties hereto acknowledges and agrees that in executing this Agreement (i) the intent of the parties in this Agreement and the other Basic Documents shall constitute an unseverable and single agreement of the parties with respect to the transactions contemplated hereby and thereby, (ii) it waives, on behalf of itself and each of its Affiliates, any claim or defense based upon the true single agreement relating to such matters and (iii) the matters set forth in this Section 15.12 constitute a material inducement to enter into this Agreement and the other Basic Documents and to consummate the transactions contemplated hereby and thereby.  Each of the parties hereto stipulates and agrees (i) not to challenge the validity, enforceability or characterization of this Agreement and the other Basic Documents as a single, unseverable instrument pertaining to the matters that are the subject of such agreements, (ii) this Agreement and the other Basic Documents shall be treated as a single integrated and indivisible agreement for all purposes, including the bankruptcy of any party and (iii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 15.12.

15.13          Delivery by Facsimile.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

15.14          Survival.  Articles I, VIII and XV and Sections 3.3, 4.6, 6.1, 6.3, 6.5, 6.6, 7.1, 12.2 through 12.7, 13.2 and 13.3 of this Agreement shall survive and continue in full force in accordance with their respective terms notwithstanding any termination of this Agreement or the dissolution or cancellation of the Partnership.

15.15          Consent to Jurisdiction; Waiver of Trial by Jury.

(a)                          Each Partner and the Partnership irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court from thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware, and (iv) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware.  Each Partner and the Partnership agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Partner and the Partnership irrevocably consents to service of process in the manner provided for notices in Section 15.7.  Nothing in this Agreement will affect the right of any Partner or the Partnership to serve process in any other manner permitted by applicable law.

(b)                         EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.16         Construction; Interpretation.  The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  Unless otherwise specified, all references to days or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” shall mean “including, without limitation.”   Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  Whenever required by the context, references to a Fiscal Year shall refer to a portion thereof.  The use of the words “or,” “either” and “any” shall not be exclusive.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

15.17         No Third Party Beneficiaries.  Except as set forth in Sections 15.1 and 15.20, the provisions of this Agreement are for the exclusive benefit of the Partners and the Partnership and their respective successors and permitted assigns and, solely with respect to Section 6.3, the Indemnified Persons and, solely with respect to Section 6.3(b), the Fund Indemnitors.  Except for the foregoing, this Agreement is not intended to benefit or create rights in any other Person.

15.18         Outside Counsel.  Each party to this Agreement acknowledges and agrees that such party has been represented by separate outside counsel in connection with the transactions contemplated hereby and further acknowledges and agrees that (a) Andrews Kurth Kenyon LLP has acted as counsel solely to GSO in connection with the transactions contemplated hereby and (b) Kirkland & Ellis LLP has acted as counsel solely to the Sanchez Investor in connection with the transactions contemplated hereby.

15.19         Time is of the Essence.    Time is of the essence in the performance of all obligations under this Agreement.

15.20         No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Partner may be a partnership or limited liability company, each Partner hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Partners shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, Controlling Person, fiduciary, representative or employee of any Partner (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Partner (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, Controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member (or, in each case, any financing source for any of the foregoing) of any of the foregoing, but in each case not including the Partners, whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against such Persons, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Persons, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith or in connection or contemplation hereof, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

15.21         Public Disclosure.  Unless required by law (or the reasonable opinion of counsel to the Partnership), no press release or public announcement related to the Partnership, this Agreement or the transactions contemplated herein or any other announcement or communication shall be issued or made by any Partner, a Director, or the Partnership without the advance approval of the General Partner (with the consent of the Investor Representative), in which case the General Partner and the Investor Representative shall be provided a reasonable opportunity to review and provide suggested comments concerning the disclosure contained in such press release, announcement or communication prior to issuance, distribution or publication.  The foregoing shall not limit the Sanchez Investor or its Affiliates from publicly filing this Agreement and making additional disclosures therewith, in each case as required by applicable law and securities regulations or in connection with filing any publicly filed reports to the extent relating to the Partnership’s or any of its Subsidiaries’ operations and assets (provided that the disclosure of such information in a publicly filed report is required by applicable law or regulation to be included therein).

15.22          Partnership Covenants, Representations and Warranties.

(a)                          Notwithstanding anything in this Agreement to the contrary, for so long as any Preferred Units or any obligation under the Senior Debt Agreements remain outstanding, the Partnership shall not:

(i)                              fail to observe all partnership formalities and other formalities required by its organizational documents or the laws of the State of Delaware, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Delaware Act;

(ii)                           commingle its funds or assets with the funds or assets of any other Person; provided, however, that distributions made by the Partnership not in violation of this Agreement or any Senior Debt Agreement shall not be considered assets of the Partnership for purposes of this subsection (ii);

(iii)                        fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including, without limitation, any Affiliates);

(iv)                       maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(v)                          hold itself out to be responsible for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person (other than pursuant to the arrangements provided for in (a) the APC/KM PSA, (b) the [redacted] PSA, (c) the MSA, (d) the Hydrocarbons Marketing Agreement, (e) the Sanchez Letter Agreement, (f) the Drilling Commitment Agreement and (g) financing fees paid at the Anadarko Closing and [redacted] Closing or Dual Closing, as applicable);

(vi)                       fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity (provided, the Partnership may authorize agents pursuant to the MSA, in their own name as agents for the Partnership, to perform management services on behalf of the Partnership);

(vii)                    fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks;

(viii)                fail to pay its own liabilities from its own funds (other than pursuant to the arrangements provided for in the (a) the APC/KM PSA, (b) the [redacted] PSA, (c) the MSA, (d) the Hydrocarbons Marketing Agreement, (e) the Sanchez Letter Agreement, (f) the Drilling Commitment Agreement and (g) financing fees paid at the Anadarko Closing and [redacted] Closing or Dual Closing, as applicable);

(ix)                      identify its partners or other Affiliates, as applicable, as a division or part of it;

(x)                         guarantee, or otherwise become a restricted Subsidiary pursuant to any agreement governing, the Indebtedness of the Sanchez Investor or any of its Affiliates;

(xi)                      fail to be adequately capitalized to engage in its business separate and apart from the Sanchez Investor and its Affiliates and to remain solvent; provided the foregoing shall not be construed as imposing an obligation on any Partner to contribute or loan additional capital, property or services to the Partnership; or

(xii)                   fail to ensure that all material transactions between the Partnership and its Subsidiaries, on the one hand, and the Sanchez Investor and its Affiliates on the other hand, whether currently existing or hereafter entered into, will be only on an arm’s length basis.

(b)                         The Partnership’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that the General Partner’s and the Partnership’s assets may be consolidated for financial reporting purposes with Sanchez Parent and its Subsidiaries, provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Partnership and such Affiliates and to indicate that the Partnership’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on the Partnership’s own separate balance sheet. Such consolidation shall not affect the status of the Partnership or the General Partner as a separate legal entity with its separate assets and separate liabilities. The Partnership has maintained and will maintain its books, records, resolutions and agreements as official records.  Failure by the General Partner or the Partnership to comply with any of the obligations set forth in this Section 15.22 shall not affect the status of the Partnership as a separate legal entity, with its separate assets and separate liabilities.

(c)                          The Partners acknowledge and agree that Partnership and each of its Subsidiaries is a special purpose, non-guarantor, unrestricted indirect Subsidiary of Sanchez Parent and shall be bankruptcy remote from Sanchez Parent and each of Sanchez Parent’s Affiliates other than the Partnership and its Subsidiaries.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

SN EF UnSub GP, LLC

By:
Name: Patricio D. Sanchez
Title: Chief Executive Officer

SN EF UnSub Holdings, LLC

By:
Name: Patricio D. Sanchez
Title: Chief Executive Officer

GSO ST HOLDINGS LP

By:	GSO ST Holdings Associates LLC, its general partner

By:
Name: [•]
Title: [•]

Signature Page to the Amended and Restated

Agreement of Limited Partnership of SN EF UnSub, LP

Exhibit A

Form of Purchase and Sale Agreement

See attached.

Schedule A

SCHEDULE OF LIMITED PARTNERS

	Preferred Units	Common Units	Capital Account
SN EF UnSub Holdings, LLC	—	[•]	$	[•]
GSO ST Holdings LP	[•]	—	$	[•]

EXHIBIT B

FORM OF AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

SN EF UNSUB GP, LLC

[Attached.]

EXHIBIT B TO

SECURITIES PURCHASE AGREEMENT

SN EF UnSub GP, LLC

A Delaware Limited Liability Company

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [•], 2017

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5.13	Company Covenants, Representations and Warranties	29
5.14	Tag-Rights Control	31
5.15	Certain Workover and Recompletion Operations	31

ARTICLE VI BOOKS, REPORTS AND COMPANY FUNDS		32
6.1	Records and Accounting	32
6.2	Reports	32
6.3	Inspection by Members	32
6.4	Public Disclosure	33

ARTICLE VII TAX MATTERS		33
7.1	Tax Controversies	33

ARTICLE VIII EXCULPATION AND INDEMNIFICATION		34
8.1	Performance of Duties; No Liability of Members, Directors and Officers	34
8.2	Right to Indemnification	34
8.3	Advance Payment	35
8.4	Indemnification of Employees and Agents	35
8.5	Appearance as a Witness	35
8.6	Nonexclusivity of Rights	36
8.7	Insurance	36
8.8	Savings Clause	36
8.9	Fund Indemnitors	36

ARTICLE IX UNITS, TRANSFERS, AND OTHER EVENTS		37
9.1	Unit Certificates	37
9.2	Record Holders	38
9.3	Restrictions on Transfers of Units	38
9.4	Disposition Transactions	39
9.5	Exit Transactions	39
9.6	Expenses	44
9.7	Transfers Generally; Substitute Members	44
9.8	Closing Date	45
9.9	Effect of Incapacity	45
9.10	No Appraisal Rights	45
9.11	Effect of Non-Compliance	46

ARTICLE X DISSOLUTION, LIQUIDATION AND TERMINATION		46
10.1	Dissolution	46
10.2	Liquidation and Termination	46

ARTICLE XI DEFINITIONS		48
11.1	Definitions	48
11.2	Construction	60

ARTICLE XII MISCELLANEOUS		61
12.1	Notices	61
12.2	Confidential Information	61

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12.3	Entire Agreement; Integrated Transaction	62
12.4	Effect of Waiver or Consent	63
12.5	Amendment or Modification	63
12.6	Binding Effect	63
12.7	Consent to Jurisdiction; Waiver of Trial by Jury	63
12.8	Governing Law	64
12.9	Further Assurances	64
12.10	Waiver of Certain Rights	64
12.11	Notice to Members of Provisions	64
12.12	Counterparts	64
12.13	Headings	65
12.14	Remedies	65
12.15	Severability	65
12.16	No Recourse	65

EXHIBITS

Exhibit A	Members, Capital Contributions and Units Held
Exhibit B	Board Designations
Exhibit C	Officers
Exhibit D	Approved Successor Independent Auditors and Independent Reservoir Engineers
Exhibit E	Form of Purchase Agreement
Exhibit F	LTM EBITDA Levels

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

SN EF UnSub GP, LLC

A Delaware Limited Liability Company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of SN EF UnSub GP, LLC, a Delaware limited liability company (the “Company”), effective as of [•], 2017 (the “Effective Date”), is made and entered into by the Company; GSO ST Holdings Associates LLC, a Delaware limited liability company (the “GSO Investor”); and SN UR Holdings, LLC, a Delaware limited liability company (the “Sanchez Investor”), as the initial Members of the Company.

R E C I T A L S:

WHEREAS, the Company was formed as a limited liability company under the Delaware Act, pursuant to the filing of the Certificate of Formation of the Company (the “Delaware Certificate”) filed with the Secretary of State of the State of Delaware on December 21, 2016; and

WHEREAS, the Sanchez Investor, as the sole initial Member, executed the Limited Liability Company Agreement of SN EF UnSub GP, LLC, effective December 21, 2016 (the “Original LLC Agreement”); and

WHEREAS, the Company owns the non-economic general partner interest in, and serves as the sole general partner of, the Partnership; and

WHEREAS, the Company is a party to that certain Securities Purchase Agreement, dated as of January 12, 2017 (the “Securities Purchase Agreement”), pursuant to which the Company, the Partnership, the Sanchez Parent, SN EF UnSub Holdings, LLC, a Delaware limited liability company, the Sanchez Investor, GSO ST Holdings LP, a Delaware limited partnership, and the GSO Investor agreed, among other things, that the Original LLC Agreement would be amended and restated by this Agreement; and

WHEREAS, the Company caused the Partnership to enter into each of the Sanchez Letter Agreement and the Hydrocarbons Marketing Agreement on January 12, 2017; and

WHEREAS, the Sanchez Investor and the GSO Investor deem it advisable to amend and restate the Original LLC Agreement in its entirety as set forth herein; and

WHEREAS, as part of the Anadarko Closing, the Company, in its capacity as the general partner of the Partnership, shall cause the Partnership to enter into the MSA and the Joint Development Agreement, and will amend and restate the agreement of limited partnership of the Partnership by entering into the Partnership Agreement in the form attached as Exhibit A to the Securities Purchase Agreement; and

WHEREAS, unless the context otherwise requires, capitalized terms used herein shall have the respective meanings ascribed to them in Section 11.1.

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NOW, THEREFORE, for and in consideration of the premises, the covenants and the agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby amend and restate the Original LLC Agreement in its entirety as follows:

ARTICLE I

ORGANIZATION

1.1                        Continuation of the Company.  The Company was formed as a Delaware limited liability company on December 21, 2016 by the filing of the Delaware Certificate in the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.   The Members desire to continue the Company for the purposes and upon the terms and conditions set forth herein.  As of the Effective Date, the GSO Investor and the Sanchez Investor constitute the sole Members of the Company.  Except as provided herein, the rights, duties and liabilities of each Member will be as provided in the Delaware Act.

1.2                        Name.   The name of the Company is “SN EF UnSub GP, LLC”.   Company business will be conducted in such name or such other names that comply with applicable Law as the Board may select from time to time.

1.3                        Registered Office; Registered Agent.  The registered office of the Company in the State of Delaware will be the initial registered office designated in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law.    The registered agent of the Company in the State of Delaware will be the initial registered agent designated in the Delaware Certificate, or such other Person or Persons as the Board may designate from time to time in the manner provided by law.

1.4                        Principal Place of Business.  The principal place of business of the Company will be at 1000 Main Street, Suite 3000, Houston, Texas 77002, or such other location as the Board may designate from time to time, which need not be in the State of Delaware.  The Company may have such other offices as the Board may determine appropriate.

1.5                        Fiscal Year.  The fiscal year of the Company (the “Fiscal Year”) for financial statement and federal and applicable state and local income tax purposes will end on December 31 unless otherwise determined by the Board or required under the Code.

1.6                        Foreign Qualification.  The Board is authorized to cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business or elsewhere where such qualification may be necessary or advisable for the protection of the limited liability of the Members or to permit the Company to lawfully own property or transact business, and to obtain similar qualifications for the Company’s Subsidiaries.  Each Officer is authorized, on behalf of the Company, to execute, acknowledge, swear to and deliver all certificates and other instruments as may be necessary or appropriate in connection with the foregoing qualifications.  Further, upon request of the Board, each Member

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will execute, acknowledge, swear to and deliver all certificates and other instruments that are reasonably necessary or appropriate to obtain, continue, modify or terminate such qualifications.

1.7                       Term.   The term of the Company commenced on the date the Delaware Certificate was filed with the office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved as determined under Section 10.1.

1.8                       No State-Law Partnership.  Except to the extent provided in the next sentence, the Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or Officer shall be a partner or joint venturer of any other Member or Officer, for any purposes, and this Agreement shall not be construed to the contrary.  Notwithstanding the foregoing, the Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes.  Except to the extent otherwise provided herein, each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment unless otherwise required by law.

1.9                       Purposes.  The nature or purposes of the business to be conducted or promoted by the Company is to own the non-economic general partner interest in, and to serve as the general partner of, SN EF UnSub, LP, a Delaware limited partnership (the “Partnership”), and to engage in the operation and management of the Partnership in accordance with this Agreement and the Partnership Agreement, including actions that the Partnership may undertake with respect to its Subsidiaries (the Partnership and its Subsidiaries, collectively, the “Partnership Group Companies”) and in any other lawful act or activity incidental or related thereto authorized by the Board and for which limited liability companies may be organized under the Delaware Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing.  In furtherance of its purpose, (a) the Company shall have and may exercise all of the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Delaware Act and (b) the Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company.    Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company formed under the laws of the State of Delaware.

ARTICLE II

MEMBERS

2.1                       Members.  The names, addresses, Capital Contribution balances and Percentage Interests of each Member are set forth on Exhibit A attached hereto and incorporated herein. The Board, or any appropriate Officer of the Company, is hereby authorized and directed to complete, supplement, modify, correct or amend Exhibit A to reflect the creation or issuance of any Additional Units, the admission of any additional Members, the withdrawal of any Member, the change of address of any Member, the Capital Contributions of any Member, the Units held by any Member and other information called for by Exhibit A in conformity with this Agreement.  Such completion, supplementation, modification, correction or amendment may be

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made from time to time as and when the Board or such Officer considers it appropriate in accordance with this Section 2.1.

2.2                        No Liability of Members.  Except as otherwise required by applicable Law and as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.  Each Member shall be liable only to make such Member’s Capital Contribution to the Company and the other payments and covenants provided expressly herein.   Except as otherwise provided in this Agreement, a Member’s liability (in its capacity as a Member) for debts, liabilities and losses of the Company shall be limited to such Member’s pro rata share of the Company’s assets in accordance with each Member’s respective Percentage Interests.

2.3                        Representations and Warranties.  Each Member hereby represents and warrants to the Company and each other Member that:

(a)                          Power and Authority.  Such Member has full power and authority to enter into this Agreement and to perform its obligations hereunder;

(b)                          No Conflicts.  The execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which such Member is a party or by which it is or its assets are bound;

(c)                           Contributed Property.  All property contributed to the Company by such Member, and any property thereafter to be contributed to the Company by such Member, has been or will be duly and lawfully acquired;

(d)                          Own Account.    Such Member has acquired or is acquiring its interest in the Company for investment purposes only for its own account and not with a view to any distribution, reoffer, resale or other disposition that is not in compliance with the Securities Act or any applicable state securities laws;

(e)                           Expertise.      Such Member alone, or together with its representatives, possesses such expertise, knowledge and sophistication in financial and business matters generally, and in the type of transactions in which the Company proposes to engage in particular, that such Member is capable of evaluating the merits and economic risks of acquiring and holding the Units, and that such Member is able to bear all such economic risks now and in the future;

(f)                            Awareness of Economic Risk.  Such Member is aware that it must bear the economic risk of such Member’s investment in the Company for an indefinite period of time because Units have not been registered under the Securities Act or under the securities laws of any state, and, therefore, such Units cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available;

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(g)                           No Registration Rights.   Such Member is aware that only the Company can take action to register Units in the Company under the Securities Act and that the Company is under no such obligation and does not propose or intend to attempt to do so;

(h)                          Transfer Restrictions.  Such Member is aware that this Agreement provides restrictions on the ability of a Member to Transfer Units, and such Member will not seek to effect any Transfer other than in accordance with such restrictions; and

(i)                              Accredited Investor.   Such Member is, and at such time that it makes any additional Capital Contributions to the Company, will be an “accredited investor” within the meaning of Rule 501 under the Securities Act (an “Accredited Investor”) unless such status as an Accredited Investor is not required in order for the Transfer of Units to such Member to be exempt from registration under the Securities Act.

ARTICLE III

UNITS AND CAPITAL CONTRIBUTIONS

3.1                               Membership Interests.

(a)                          The Units issued by the Company shall consist of Class A Units and Class B Units.  As of the Effective Date, the Company is authorized to issue up to 99 Class A Units and 1 Class B Unit. Subject to the terms and conditions set forth in this Agreement and the Securities Purchase Agreement, and after giving effect to the transactions contemplated by the Securities Purchase Agreement, as of the Effective Date, the Company has issued 99 Class A Units to the Sanchez Investor and 1 Class B Unit to the GSO Investor.   Additional Units (or series or classes of Units) or securities convertible into or exercisable for additional Units or rights to purchase additional Units (which for purposes of this Agreement shall be “Additional Units”) may be issued from time to time as may be determined by the Board pursuant to Sections 5.7(a)(xii) and 5.7(b)(x), with such relative rights, powers and duties as the Board may determine in accordance with this Agreement.  The Company may issue fractional Units.

(b)                                 Units shall constitute “securities” governed by Article 8 of the Delaware Uniform Commercial Code, as amended from time to time after the Effective Date.

(c)                           Upon the redemption or liquidation in full of all outstanding Preferred Units pursuant to the Partnership Agreement, each Unit then outstanding that is held by any Class B Member, GSO or any of its Affiliates shall be terminated and extinguished (including all rights and obligations associated therewith) and, other than the right to indemnification pursuant to Section 8.2 for the time period in which such Member was a Member of the Company, such Member shall not have any interest in the Company or any rights pursuant to this Agreement following such termination.

3.2                        Capital Contributions.  All Members acknowledge and agree that the Capital Contributions set forth on Exhibit A as of the Effective Date represent the amount of money contributed by the Members to the Company as of the Effective Date.

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3.3                       Return of Contribution.   No Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions.    Any Capital Contribution that has not been repaid is not a liability of the Company or of the other Members.  A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return the other Members’ Capital Contributions.

3.4                       Withdrawal of Capital.   No Member has the right to withdraw any part of its Capital Contribution from the Company or to receive the return of any part of its Membership Interest in the Company prior to the Company’s liquidation and termination pursuant to Article X hereof.

3.5                       Additional Capital Contributions.  No Class A Member or Class B Member shall be obligated to make additional Capital Contributions to the Company, and no Member is obligated to make any Capital Contributions except as the Members may otherwise expressly agree to in writing.

3.6                       Additional Members.  In order for a Person to be admitted as a Member of the Company with respect to any Additional Units and the exercise of any rights hereunder relating thereto, such Person shall be required to have first delivered to the Company a written undertaking to be bound by the terms and conditions of this Agreement, together with such other documents and instruments as the Board reasonably determines to be necessary or appropriate in connection with the issuance of such Additional Units to such Person or to effect such Person’s admission as a Member.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

4.1                       Distributions.    All distributions by the Company shall be allocated to the Members pro rata in accordance with each Member’s respective Percentage Interests (at the time the amounts of such distributions are determined) and in such aggregate amounts and at such times as shall be determined by the Board.  Subject to the limitations set forth in the Delaware Act and any other applicable Law, prior to the dissolution, winding-up and liquidation of the Company, the Board may, in its discretion, direct the Company to make distributions of cash or other property to the Members.  Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Board, on behalf of the Company, shall be required or permitted to make a distribution to any Member on account of its Membership Interest if such distribution would violate the Delaware Act or other applicable Law.  Any distributions pursuant to this Article IV made in error or in violation of Section 18-607(a) of the Delaware Act will, upon demand by the Board, be returned to the Company.

4.2                       Allocations.  Unless otherwise required by the Allocation Regulations, all items of income, gain, loss, deduction and credits will be allocated to the Members pro rata in accordance with their respective Percentage Interests.

4.3                               Capital Accounts.  The Company shall establish and maintain for each Member a separate capital account (“Capital Account”) in accordance with the Allocation Regulations.

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ARTICLE V

MANAGEMENT

5.1                        Management by the Board of Directors.  The powers, business and affairs of the Company and its Subsidiaries, including, without limitation, the powers, business and affairs of the Company that relate to management and Control of any of its Subsidiaries or the Partnership Group Companies, shall be exercised by or under the authority or direction of a board of directors (the “Board of Directors” or the “Board”), except for cases in which the approval of the Members is expressly required by non-waivable provisions of applicable law, including the Delaware Act, or in accordance with the express provisions of this Agreement.  The Company shall cause the Partnership Group Companies to comply with contracts and agreements to which they are a party.

5.2                        Actions by the Board; Delegation of Authority and Duties; Reliance by Third Parties.

(a)                          In managing the business and affairs of the Company and exercising its powers, the Board may act through meetings and written consents pursuant to Sections 5.4 and 5.5, respectively, and through any Officer of the Company to whom authority and duties have been delegated pursuant to Section 5.6.

(b)                          Any Person dealing with the Company may rely on the authority of any Officer in taking any action in the name of the Company authorized by the Board without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

5.3                               Board Composition.

(a)                                 Composition.

(i)                              The Board shall initially be composed of five (5) directors (or such other number of directors as the Board may unanimously determine) that are natural persons (each, a “Director” and, collectively, the “Directors”).   The Directors shall be “managers”  within the meaning of Section 18-101 of the Delaware Act.   No Director in his or her individual capacity shall have the authority to manage the Company or approve matters relating to, or otherwise to bind the Company, such powers being reserved to the Directors acting through the Board and to such other committees of the Board, and Officers and agents of the Company, as designated by the Board.   Three (3) Directors shall be designated from time to time by the Class A Member (any Director so designated by the Class A Member, a “Sanchez Director”) and, subject to Section 5.3(d) and Section 5.3(e), two (2) Directors shall be designated from time to time by the Class B Member (any Director so designated by the Class B Member, a “GSO Director”).   The Sanchez Directors and the GSO Directors as of the Effective Date are set forth on Exhibit B.  Notwithstanding anything to the contrary provided herein and subject to Section 5.3(e), at any time during which the Class B Member is not entitled to appoint any GSO Directors, the Board does not

7

include a representative of the GSO Investor or the consent of such representative is not required for the Company or any Partnership Group Company to take any act described in Section 5.7(b)(vi), the Class A Member shall appoint an Independent Director to the Board no later than five (5) Business Days after the occurrence of such triggering event.   The Independent Director may only be removed for Cause and no resignation or removal of the Independent Director shall be effective until (i) the Class A Member has provided the Credit Agreement Agent with five (5) Business Days’ prior written notice of such resignation or removal, and (ii) a successor Independent Director is appointed.  No appointment of a successor Independent Director shall be effective until such successor shall have accepted his or her appointment as the Independent Director by a written instrument. In the event of a vacancy in the position of the Independent Director, the Class A Member shall, as soon as practicable, appoint a successor Independent Director.

(ii)                           Each Member having the right to designate a Director to the Board hereunder shall also have the right to designate one natural person to act as its Board observer at all meetings of the Board, which designation shall be made by written notice to the Company.  No Board observer shall be entitled to vote on any matter presented to the Board.  After receipt of each such designation under this Section 5.3(a)(ii), the Company will (A) give timely advance notice to each such Board observer of all such meetings of the Board and all proposals to such body for action without a meeting, (B) allow each such Board observer to attend all such meetings and (C) provide each such Board observer with copies of all written materials distributed to the Board, in connection with such meetings or proposals for action without a meeting, including but not limited to all minutes of previous actions and proceedings; provided, however, that each such Board observer shall agree to hold in confidence and trust all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude each such Board observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets.

(b)                          Removal; Vacancies.   Subject to Section 5.3(a)(i), no Director may be removed from the Board except at the written direction of the Member(s) entitled to designate such Director, which Member(s) will upon any such removal be entitled to appoint an alternative Director to fill the vacancy.  A Director may resign at any time, such resignation to be made in writing and to take effect immediately or on such later date as may be specified therein.  Each of the Members may change or replace any of its respective Directors on the Board upon twenty- four (24) hours’ prior written notice to the Board and the other Members.  Any vacancy in the Board, whether created by the removal, resignation, retirement of a Director or otherwise, shall be filled only by the Member entitled to designate such Director in accordance with this Section 5.3.

(c)                                  Subsidiaries.   To the extent any Subsidiary of the Company is not a member-managed limited liability company or partnership of which a Partnership Group

8

Company is the managing general partner, the Company shall take all necessary action to ensure that the board of directors, board of managers, partnership committee or similar governing body of such Subsidiary of the Company shall be comprised of designees of each of the Class A Member(s), the Class B Member(s) and the Independent Director, if applicable, that, as nearly as is practicable, are in proportion to the number of their respective designees on the Board and require the vote, consent or decision (and presence for quorum) of each such designee to the same extent as would be required for comparable actions and meetings at the Board.

(d)                         Board Restructuring.  Following an Investor Redemption Event and solely for so long as such Investor Redemption Event remains uncured, the size and composition of the Board shall automatically, and without further action by the Board or the Members, be increased in size to seven (7) Directors such that there shall be two (2) additional Directors that shall be designated by the Class B Member, and as a result of which there shall be four (4) GSO Directors in total and three (3) Sanchez Directors in total;  provided that, once all pending Investor Redemption Events have been cured, the composition of the Board shall automatically, and without further action by the Board or the Members, be reconstituted in accordance with Section 5.3(a)(i) and the Class B Member shall notify the Company which two (2) natural persons will serve as the GSO Directors, unless Section 5.3(e) would apply at such time.

(e)                          Automatic Resignation.      Notwithstanding anything to the contrary contained herein, upon the redemption or liquidation in full of all outstanding Preferred Units pursuant to the Partnership Agreement, (i) all GSO Directors shall automatically be deemed to resign from the Board at the time of such redemption, (ii) the right of the Class B Member to appoint Directors pursuant to Section 5.3(a)(i) or Section 5.3(d), as applicable, shall be null and void and shall be of no further force and effect, (iii) the Class A Member shall have the right to appoint all members of the Board following such redemption and (iv) the Class A Member shall designate one natural person to serve as the Independent Director; provided however, that the Independent Director shall only vote on matters set forth in Section 5.7(c).

5.4                               Board Meetings; Quorum; Vote Required.

(a)                         Meetings.  The Board shall meet at least quarterly at the offices of the Company (or such other place as determined by the Board).  Special meetings of the Board, to be held at the offices of the Company (or such other place as shall be determined by the Board), shall be called at the direction of any one Director, upon reasonable advance notice, but in any event upon not less than forty-eight (48) hours’ prior written notice, to all Directors.  Subject to the requirements of the Delaware Act, the Delaware Certificate or this Agreement for notice of meetings, the Directors may participate in and hold a meeting of the Board by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened or is not called or convened in accordance with this Agreement.  Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that such meeting is not properly called or convened.  All meetings of the Board shall be presided over by the chairman of the

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meeting, who shall be a Person designated by a majority of the Directors.  The chairman of the meeting of the Board shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as determined by him or her to be in order.

(b)                          Quorum.  At all meetings of the Board, the presence of a majority of the number of Directors fixed by this Agreement, including at least one GSO Director, or for so long as the Board has seven (7) Directors pursuant to Section 5.3(d), at least one Sanchez Director (such Director, as applicable, the “Minority Director”), shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board; provided, however, that if at least one Minority Director is not present at a meeting of the Board called in accordance with the terms of this Agreement and is not present at the rescheduled meeting of the Board, then no Minority Director(s) shall be required in order to establish a quorum at any meeting that is rescheduled after the initially rescheduled meeting.   Notwithstanding the foregoing, at any meeting which will require a vote under Section 5.7(c), the Independent Director must be present to establish a quorum. Participation by a Director in a meeting in accordance with Section 5.4(a), or pursuant to a valid written consent pursuant to Section 5.5, shall constitute presence in person at a meeting.  If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time for a period not to exceed sixty (60) days, without notice other than announcement at the meeting, until a quorum is present.  A Director may be counted as present for purposes of a quorum of the Board pursuant to a valid written proxy delivered to another Director who is present at such Board meeting.

(c)                           Board Voting.  On all matters requiring the vote or action of the Board, each Director shall be entitled to one vote.   Subject to Sections 5.7(b) and 5.7(c), all actions undertaken by the Board must be authorized by the affirmative vote of a majority of Directors at any meeting at which a quorum is present.

(d)                                 Compensation of Directors.   Directors shall not be entitled to any compensation unless otherwise determined by the Board, acting with unanimous consent.

5.5                        Action by Written Consent.  Any action permitted or required by the Delaware Act, the Delaware Certificate or this Agreement to be taken at a meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the Directors entitled to vote thereon.  Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of the State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board.

5.6                               Officers.

(a)                          The Officers of the Company shall be appointed as provided in this Section 5.6 and shall include a President and Chief Executive Officer (the “CEO”), a Chief Financial Officer and a Chief Operations Officer, and may include a Secretary, a Treasurer, one or more Vice Presidents (including, one or more Executive or Senior Vice Presidents), and such other Officers with such titles and responsibilities as the Board may from time to time determine. The Board may choose not to fill any office for any period as it may deem advisable.  Any two

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or more offices may be held by the same Person and Officers need not be employees of the Company.  The CEO shall be appointed by the Board.  The CEO shall nominate all other potential Officers of the Company, subject to the Board’s confirmation and approval in accordance with Section 5.7(a)(xvii), and any such potential Officer shall become an Officer of the Company upon receipt of such Board confirmation and approval.  Each Officer shall hold office until a successor is duly elected and qualified or until the earlier of his or her death, resignation or removal as hereinafter provided.  Any Officer of the Company may be removed at any time by the Board.  Any vacancy occurring in any office of an Officer because of death, resignation, removal, disqualification or otherwise, may be filled by the Board then in office.  In the case of the absence or disability of any Officer of the Company and of any Person hereby authorized to act in such Officer’s place during such Officer’s absence or disability, the Board may by resolution delegate the powers and duties of such Officer to any other Officer, or to any other Person whom it may select.  Subject to (i) Section 5.7, (ii) any limitations, restrictions or directions provided for in this Agreement or by the Board and (iii) the general oversight of the Board, the CEO and other Officers of the Company shall have, in a manner consistent with the management and control granted to officers of a corporation under the laws of the state of Delaware, power and authority to manage and control the day-to-day business, operations and affairs of the Company in the ordinary course of its business, to make all decisions affecting the day-to-day business, operations and affairs of the Company in the ordinary course of its business and to take all such actions as they determine necessary or appropriate to accomplish the foregoing.

(b)                                 The Officers of the Company as of the Effective Date are set forth on Exhibit C hereto.

(c)                                  Except as may otherwise be determined by the Board, the duties and responsibilities of the Officers of the Company shall be as follows:

(i)                             CEO.  The CEO shall have general and active management and control of the business and affairs of the Company, subject to the control of the Board, and shall see that all orders and resolutions of the Board are carried into effect, and shall perform all other duties incident to such office.

(ii)                          Chief Financial Officer.   The Chief Financial Officer shall have general and active management and control of the financial affairs of the Company, including assisting in the preparation of the capital budget, subject to the control of the CEO and the Board.

(iii)                       Chief Operations Officer.  The Chief Operations Officer shall have general and active management and control of the operations of the Company, subject to the control of the CEO and the Board.

(iv)                      Vice Presidents.  Vice Presidents, if any, in order of their seniority or in any other order determined by the Board, shall generally assist the CEO, the Chief Financial Officer and the Chief Operations Officer and perform such other duties as the Board or the CEO shall prescribe.

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(v)                         The Secretary.    The Secretary shall, to the extent practicable, attend all meetings of the Board and all meetings of the Members and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform the same duties for any committee of the Board when so requested by such committee.  The Secretary shall give or cause to be given notice of all meetings of the Members and of the Board, shall perform such other duties as may be prescribed by the Board or the CEO and shall act under the supervision of the CEO and the Chief Operations Officer.  The Secretary shall keep in safe custody the seal of the Company, if any, and affix the same to any instrument that requires that the seal be affixed to it and which shall have been duly authorized for signature in the name of the Company and, when so affixed, the seal shall be attested by his signature or by the signature of the Treasurer.  The Secretary shall keep in safe custody the certificate books and Member records and such other books and records of the Company as the Board or the CEO may direct and shall perform all other duties incident to the office of Secretary and such other duties as from time to time may be assigned by the Board, the CEO or the Chief Operations Officer.

(vi)                      The Treasurer.  The Treasurer shall have the care and custody of all the funds of the Company and shall deposit such funds in such banks or other depositories as the Board, or any Officer(s) or any Officer and agent jointly, duly authorized by the Board, shall, from time to time, direct or approve.   The Treasurer shall disburse the funds of the Company under the direction of the Board, the CEO, the Chief Financial Officer and the Chief Operations Officer. The Treasurer shall keep a full and accurate account of all moneys received and paid on account of the Company and shall render a statement of accounts whenever the Board, the CEO, the Chief Financial Officer or the Chief Operations Officer shall so request and shall perform such other duties incident to the office of Treasurer and such other duties as from time to time may be assigned by the Board, the CEO, the Chief Financial Officer or the Chief Operations Officer.

(d)                         The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

5.7                               Actions Requiring Approval.

(a)                         Board Approval.  In addition to such other matters as the Board may from time to time by resolution determine, none of the Company, any of its Subsidiaries, any of the Partnership Group Companies nor any Officer or agent of the Company on behalf of the Company, any of its Subsidiaries or any of the Partnership Group Companies, shall take any of the actions described in this Section 5.7(a) without the approval of the Directors constituting a majority of the Board (in accordance with Section 5.4), unless the taking of such action is expressly and specifically contemplated by any capital budget approved pursuant to this Section 5.7(a):

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(i)                                approve, amend, supplement, change or modify any semi-annual plan or budget of the Company, any of its Subsidiaries or any of the Partnership Group Companies;

(ii)                             incur general and administrative expenses including “Overhead Costs” as defined in the MSA, (A) in excess of $5.0 million each year during the two calendar years following the Effective Date and (B) thereafter, in excess of $10.0 million in any calendar year;

(iii)                          other than (A) drawings under the Credit Agreement or Replacement Credit Agreement for expenditures or other applications in each case that are items included in the then applicable plan or budget approved in accordance with Section 5.7(a)(i) above, (B) Indebtedness not to exceed an aggregate of $15.0 million at any time outstanding for capital leases and purchase money security interests or (C) the incurrence of trade payables arising in the ordinary course of business and obligations under Hedge Agreements, (1) create or incur any Indebtedness, assume any Indebtedness of, or guarantee or otherwise become responsible for the obligations of, any Person, in any single transaction or series of transactions, (2) redeem prior to maturity or refinance any Senior Debt or any other Indebtedness funded or committed at the date of either Preferred Unit Closing (other than pursuant to the mandatory prepayment or redemption provisions thereof) or (3) permit, create or suffer to exist any Lien (other than Permitted Liens) arising from Indebtedness on any material assets or properties of the Company, any of its Subsidiaries or any of the Partnership Group Companies;

(iv)                         alter, repeal, amend or adopt, or consent to the waiver of, any provision of this Agreement or the Delaware Certificate or the governing document of any of the Partnership Group Companies;

(v)                           change, amend or otherwise modify, or take action outside of, the Company’s purpose (as set forth in Section 1.9) or the Partnership’s purpose (as set forth in Section 2.4 of the Partnership Agreement), or engage in any business activity outside of the AMI;

(vi)                        effect any recapitalization, restructuring or reorganization or any Unit, Preferred Unit or Common Unit split;

(vii)                      dissolve the Company, any of its Subsidiaries or any of the Partnership Group Companies; take any action that would result in a Bankruptcy Event; adopt a plan of liquidation of the Company any of its Subsidiaries or any of the Partnership Group Companies; take any action to commence any suit, case, proceeding or other action under any existing or future Law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to the Company, any of its Subsidiaries or any of the Partnership Group Companies, or seeking to adjudicate the Company, any of its Subsidiaries or any of the Partnership Group Companies as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment,

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winding-up, liquidation, dissolution, composition or other relief with respect to the Company, any of its Subsidiaries or any of the Partnership Group Companies; appoint a receiver, trustee, custodian or other similar official for the Company, any of its Subsidiaries or any of the Partnership Group Companies, or for all or any material portion of the assets of the Company, any of its Subsidiaries or any of the Partnership Group Companies; or make a general assignment for the benefit of the creditors of the Company, any of its Subsidiaries or any of the Partnership Group Companies;

(viii)                  directly or indirectly purchase or otherwise acquire any assets or all or any part of the business of, or Equity Interests in, or invest in or make a capital contribution to, any Person (other than a wholly owned Subsidiary of the Company), including in connection with the formation of or participation in any joint venture, partnership or similar arrangement;

(ix)                         make a loan or extend credit (other than, in the ordinary course, trade credit) to any Person;

(x)                           enter into any agreement with respect to, or consummate, any sale of any business or assets, whether by sale, merger, consolidation, restructuring, conversion, recapitalization, transfer or disposition of assets (including, without limitation, entry into any contract, arrangement or other commitment in connection with any volumetric production payment or forward sale of hydrocarbon production), other than with respect to the Partnership’s sale of production in the ordinary course of business;

(xi)                         effect any merger, consolidation or other similar business combination of the Company, any of its Subsidiaries or any of the Partnership Group Companies or any sale of all or substantially all of the assets of the Company, any of its Subsidiaries or any of the Partnership Group Companies;

(xii)                      except as set forth in Section 5.8 or as set forth in the Securities Purchase Agreement, issue any Additional Units, Equity Interests or Equity Securities;

(xiii)                   enter into, amend, modify or terminate any commodity, basis or interest rate hedges or swaps or other derivative transactions, including, without limitation, any Hedging Activity in effect as of the date of the Anadarko Closing or required pursuant to Section 6.7 of the Partnership Agreement;

(xiv)                  initiate any litigation or other legal or administrative proceeding or enter into any settlement agreement with respect to any such litigation or other legal or administrative proceeding that requires the payment of any amount greater than $1,000,000 or settle any disputes related to accounts receivable or accounts payable in excess of $1,000,000;

(xv)                     change or modify any accounting policies, except as required by applicable regulatory authorities or independent accountants;

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(xvi)                  enter into, terminate, extend, enforce, amend, or modify, or waive any right under, any contract, agreement, arrangement or transaction between the Company, any of its Subsidiaries or any of the Partnership Group Companies, on the one hand, and any Member or any Affiliate of a Member, on the other hand;

(xvii)               approve the appointment, hiring, termination or removal of any Officer;

(xviii)            appoint, remove or terminate the engagement of, or cause the Company or any Subsidiary of the Company to appoint, remove or terminate the engagement of, the independent auditors or reserve engineer for the Company or such Subsidiary;  provided that, as of the date of the Effective Date, the Company’s independent auditors shall be KPMG LLP and the Company’s reserve engineer shall be Ryder Scott Company, L.P. and no further Board approval shall be required under this Section 5.7(a)(xviii) for such initial appointments;

(xix)                  (A) change or designate the Tax Matters Member or Partnership Representative or, except as contemplated by this Agreement, make any tax election or take, or cause the Company or any Subsidiary of the Company to take, any other action with respect to taxes, including causing the Company or any Subsidiary of the Company to be classified as other than a partnership for federal income tax purposes, or (B) change or designate the Tax Matters Partner or Partnership Representative (each as defined in the Partnership Agreement) pursuant to the Partnership Agreement;

(xx)                     enter into, terminate or amend any agreement that could reasonably be expected to result in obligations of more than $10.0 million in any 12-month period that are not otherwise included in the capital budget;

(xxi)                  make or declare any distribution or dividend of the Company;

(xxii)              authorize any Subsidiary to make or declare any distribution or dividend or determine the amount of Available Cash;

(xxiii)           effectuate an initial public offering of any Equity Interests of the Company or any of its Subsidiaries or any of the Partnership Group Companies;

(xxiv)   enter into an agreement with respect to or consummate any Change of Control, Disposition Transaction or any liquidation or dissolution pursuant to Section 12.2 of the Partnership Agreement;

(xxv)    approve or disapprove of a transfer of all or any part of the General Partner Interest (as defined in the Partnership Agreement) in the Partnership;

(xxvi)   make any payments or distributions to, or effect any redemptions in respect of, Common Units, or make any distributions on any Equity Interests other than in cash;

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(xxvii)    amend or modify any Senior Debt Agreement, Replacement Credit Agreement or any agreement governing Indebtedness required to be approved by the Board or related documents thereto;

(xxviii)   enter into, terminate, extend, amend, or modify any midstream or marketing agreement, including, but not limited to, the Hydrocarbons Marketing Agreement;

(xxix)     create any Subsidiary or invest in any Subsidiary that is not wholly owned by the Company;

(xxx)      appoint the UnSub Representative to the Operating Committee pursuant to the Joint Development Agreement; or

(xxxi)     take any action, authorize or approve, or enter into any binding agreement with respect to or otherwise commit to do any of the foregoing.

(b)                          Full Board and Class B Member Approval.  Notwithstanding anything to the contrary in this Agreement (including duplicative provisions in Section 5.7(a)), in addition to such other matters as the Board may from time to time by resolution determine, so long as there are any Preferred Units outstanding, none of the Company, any of its Subsidiaries, any of the Partnership Group Companies nor any Officer or agent of the Company on behalf of the Company, any of its Subsidiaries or any of the Partnership Group Companies, shall take any of the following actions without having first obtained the unanimous approval of the Directors constituting the entire Board (other than, for the avoidance of doubt, any Independent Director) and the Class B Member(s) holding a majority of the then-outstanding Preferred Units (together, “Special Approval”):

(i)                              incur general and administrative expenses, including “Overhead Costs” as defined in the MSA, (A) in excess of $5.0 million each year during the two calendar years following the Effective Date and (B) thereafter, in excess of $10.0 million in any calendar year;   provided that no such general and administrative costs may be incurred without Special Approval if such general and administrative costs do not constitute actual costs (on a cost pass-through and no profit basis) incurred by the “Manager” (as such term is defined under the MSA) or its Affiliates that are incremental costs (over and above cost structure prior to the Anadarko Closing) incurred in connection with the businesses of the Company, its Subsidiaries and Partnership Group Companies, and, to the extent such general and administrative costs relate to the management of properties or assets in which any of the (x) Partnership Group Companies and (y) Sanchez Vehicles and/or Blackstone Newco own an interest, such costs are allocated 60% to the Partnership and 40% to the Sanchez Vehicles, respectively, after taking into account reimbursements of such costs from Blackstone Newco, if applicable;

(ii)                           other than (A) any drawings under the Senior Debt Agreement(s) (1) at the time of the [redacted] Closing or Dual Closing, if any, and for the first year thereafter under the Demand Facility not to exceed an aggregate of $500.0 million (provided that exchange into a Demand Facility

16

pursuant to the terms of the Fee Letter as of the date hereof with the first year of the closing shall be permitted hereunder), or (2) at the time of the Anadarko Closing that occurs in a Separate Closing, and for the first year thereafter (subject to increase at the [redacted] Closing, if applicable, pursuant to clause (ii)(A)(1)) under the Demand Facility not to exceed an aggregate of $330.0 million (provided that exchange into a Demand Facility pursuant to the terms of the Fee Letter as of the date hereof with the first year of the closing shall be permitted hereunder), in each case such amount to be reduced by the value of the Initial Debt Replacement Units, if any, and Final Debt Replacement Units, if any, funded in accordance with Section 2.01(c) or Section 2.02(b), respectively, of the Securities Purchase Agreement), (B) any drawings under the Credit Agreement or Replacement Credit Agreement(s) following the Anadarko Closing, provided that (I) after giving effect to such drawing(s), the remaining undrawn committed capacity under the Credit Agreement or Replacement Credit Agreement(s) is not less than twenty percent (20%) of the total committed borrowing base then available under the Credit Agreement or Replacement Credit Agreement(s) and (II) pro forma for such drawing and the application of such proceeds as approved by the Board, the Partnership will not have more than $25.0 million of cash on hand;  provided further that total outstanding Indebtedness under clauses (A) and (B) of this Section 5.7(b)(ii) shall not exceed $700.0 million if the Tag Right Interests are transferred or conveyed in connection with the exercise of the Tag Right, or $466.0 million if the Tag Right Interests are not so transferred or conveyed, at any time without Special Approval, (C) Indebtedness not to exceed $15.0 million at any time outstanding for capital leases and purchase money security interests and (D) the incurrence of trade payables arising in the ordinary course of business and obligations under Hedge Agreements, (1) create or incur any Indebtedness, assume any Indebtedness of, or guarantee or otherwise become responsible for the obligations of, any Person, in any single transaction or series of transactions, (2) redeem prior to maturity utilizing Indebtedness or refinance any Senior Debt or any other Indebtedness funded or committed at the date of either Preferred Unit Closing (other than pursuant to the mandatory prepayment or redemption provisions thereof) or (3) permit, create or suffer to exist any Lien (other than Permitted Liens) arising from Indebtedness on any material assets or properties of the Company, any of its Subsidiaries or any of the Partnership Group Companies; provided that, notwithstanding anything to the contrary in this Section 5.7(b)(ii), neither the unanimous approval of the Directors constituting the entire Board nor the approval of the Class B Member shall be required in connection with the incurrence of any Indebtedness if the proceeds of such Indebtedness are used to redeem the outstanding Preferred Units in full, inclusive of an amount of cash equal to the Base Preferred Return Amount with respect to each outstanding Preferred Unit, as may be required pursuant to the Partnership Agreement;

(iii)                         amend or modify any Senior Debt Agreement, Replacement Credit Agreement or any other agreement governing other Indebtedness, including any document related thereto, other than as relating to the

17

incurrence of Indebtedness under Section 5.7(a)(iii)(B) or Section 5.7(b)(ii)(C) that does not require Special Approval;

(iv)                        change, amend or otherwise modify, or take action outside of, the Company’s purpose (as set forth in Section 1.9) or the Partnership’s purpose (as set forth in Section 2.4 of the Partnership Agreement), or engage in any business activity outside of the Core Area of the AMI;

(v)                           effect any recapitalization, restructuring or reorganization or any Unit, Preferred Unit or Common Unit split; provided that the foregoing shall not restrict the issuance of additional Common Units pursuant to the terms of the Partnership Agreement;

(vi)                        dissolve the Company, any of its Subsidiaries or any of the Partnership Group Companies; take any action that would result in a Bankruptcy Event of the Company, any of its Subsidiaries or any of the Partnership Group Companies; adopt a plan of liquidation of the Company any of its Subsidiaries or any of the Partnership Group Companies; take any action to commence any suit, case, proceeding or other action under any existing or future Law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to the Company, any of its Subsidiaries or any of the Partnership Group Companies, or seeking to adjudicate the Company, any of its Subsidiaries or any of the Partnership Group Companies as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Company, any of its Subsidiaries or any of the Partnership Group Companies; appoint a receiver, trustee, custodian or other similar official for the Company, any of its Subsidiaries or any of the Partnership Group Companies, or for all or any material portion of the assets of the Company, any of its Subsidiaries or any of the Partnership Group Companies; or make a general assignment for the benefit of the creditors of the Company, any of its Subsidiaries or any of the Partnership Group Companies;

(vii)                     directly or indirectly purchase or otherwise acquire any assets or all or any part of the business of, or Equity Interests in, or invest in or make a capital contribution to, any Person (other than a wholly owned Subsidiary of the Company), including in connection with the formation of or participation in any joint venture, partnership or similar arrangement;

(viii)                  make a loan or extend credit (other than in the ordinary course trade credit) to any Person;

(ix)                        enter into any agreement with respect to, or consummate, any sale of any business or assets, whether by sale, merger, consolidation, restructuring, conversion, recapitalization, transfer or disposition of assets (including, without limitation, any exercise of tag rights of the Partnership or the occurrence of a Sale Transaction, in each case, under the Joint Development Agreement, or entry into

18

any contract, arrangement or other commitment in connection with any volumetric production payment or forward sale of hydrocarbon production), other than with respect to the Partnership’s sale of production in the ordinary course of business or a sale that occurs concurrent with the redemption of the outstanding Preferred Units in full, inclusive of an amount of cash equal to the Base Preferred Return Amount with respect to each outstanding Preferred Unit (as may be required pursuant to the Partnership Agreement);

(x)                           (A) create, grant or issue any Additional Units or Equity Interests of the Company or (B) create, grant or issue (1) a General Partner Interest (as defined in the Partnership Agreement) or (2) any Equity Securities of the Partnership that (w) have a liquidation preference or any rights senior to or on parity with the Preferred Units, (x) require the Partnership to pay dividends or distributions that will have priority to or parity with dividends or distributions payable on the Preferred Units, (y) have rights to dividends or distributions that would reduce the Preferred Units’ distributions under the Partnership Agreement or that would be permitted to receive cash distributions prior to liquidation or redemption of the outstanding Preferred Units in full, inclusive of an amount of cash equal to the Base Preferred Return Amount with respect to each outstanding Preferred Unit (as may be required pursuant to the Partnership Agreement), or (z) results in Sanchez Parent and its Affiliates beneficially owning less than 51.0%  of the economic interest in the Partnership (excluding any economic interest related to the Preferred Units);

(xi)                        enter into, amend, modify or terminate any commodity, basis or interest rate hedges or swaps or other derivative transactions other than those permitted to be entered into pursuant to Section 6.7 of the Partnership Agreement;

(xii)                     initiate, compromise or settle any litigation, administrative proceeding or other dispute involving an amount greater than $2,500,000;

(xiii)                  enter into, terminate, extend, enforce, amend, or modify, or waive any right under, any contract, agreement, arrangement or transaction between the Company, any of its Subsidiaries or any of the Partnership Group Companies, on the one hand, and any Member or any Affiliate of a Member, on the other hand; provided, that (A) with respect to any contract, agreement, arrangement or transaction between any of the Partnership Group Companies, on the one hand, and an Affiliate of a Member (other than, with respect to the Sanchez Investor, SPP), on the other hand, no such approval shall be required under this Section 5.7(b)(xiii) if the entry into, termination, extension, enforcement, amendment or modification of, or waiver of any right under, such contract, agreement, arrangement or transaction (x) is on terms no less favorable to the Partnership Group Companies than would be obtained in a comparable arm’s length transaction with an independent third party and (y) (I) such action would not be reasonably expected to (and does not ultimately) result in revenue to, or costs or expenses incurred by, the Company, any of its Subsidiaries or the Partnership Group Companies of more than $5.0 million or (II) such action together with all prior such action(s) in respect of any Member or Affiliate of any Member would not be reasonably expected to result in revenue to, or costs or

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expenses incurred by, the Company, any of its Subsidiaries or the Partnership Group Companies when considered in the aggregate of more than $25.0 million for any period of time (the immediately preceding clauses (I) and (II) collectively, the “Affiliate Threshold”) and (B) with respect to any contract, agreement, arrangement or transaction between any of the Partnership Group Companies, on the one hand, and SPP, on the other hand, that is in excess of the Affiliate Threshold, the approval of the Class B Member required under this Section 5.7(b)(xiii) shall not be unreasonably withheld, conditioned or delayed; provided that it is expressly acknowledged that the Class B Member may withhold such approval or consent if the contract, agreement, arrangement or transaction with SPP (x) is on terms less favorable to the Partnership Group Companies than would be obtained in a comparable arm’s length transaction with an independent third party or (y) is not approved in writing by the independent members of the board of directors of Sanchez Parent, the conflicts committee of the board of directors of the general partner of SPP and Blackstone Newco, or (z) Sanchez Parent and its Affiliates and Blackstone Newco, respectively, are not assuming a proportional share of such contract, agreement, arrangement or transaction, based on each party’s respective working interests associated with the related contract or expenditure, on the same terms and conditions as the Partnership;  provided that, notwithstanding anything to the contrary in this Section 5.7(b)(xiii), neither the unanimous approval of the Directors constituting the entire Board nor the approval of the Class B Member shall be required in connection with any sale of any business or assets to any Member or any Affiliate of a Member if the proceeds of such sale are used to redeem the outstanding Preferred Units in full, inclusive of an amount of cash equal to the Base Preferred Return Amount with respect to each outstanding Preferred Unit, as may be required pursuant to the Partnership Agreement.

(xiv)                 appoint, remove or terminate the engagement of, or cause the Company or any Subsidiary of the Company or Partnership Group Company to appoint, remove or terminate the engagement of, the independent auditors or reserve engineer for the Company or such Subsidiary; provided that, as of the Effective Date, the Company’s and the Partnership’s independent auditors shall be KPMG LLP and the Company’s reserve engineer shall be Ryder Scott Company, L.P.  and no further approval shall be required under this Section 5.7(b)(xiv) for such initial appointments; provided further, that following the Effective Date, no approval shall be required under this Section 5.7(b)(xiv) for the appointment of any entity that is listed in Exhibit D hereto as a successor of the independent auditor or reserve engineer, as applicable, provided that the entity designated as the successor independent auditor or reserve engineer is the then- current independent auditor or independent reserve engineer for the Class A Member;

(xv)                    (A) change or designate the Tax Matters Member or Partnership Representative or make any tax election or take, or cause the Company or any Subsidiary of the Company to take, any action with respect to taxes that would cause the Company or any Subsidiary of the Company to be classified as other than a partnership for federal income tax purposes, or (B) change or designate the Tax Matters Partner or Partnership Representative (each as defined in the

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Partnership Agreement) pursuant to the Partnership Agreement;

(xvi)                 enter into an agreement with respect to or consummate any Change of Control, Disposition Transaction or any liquidation or dissolution pursuant to Section 12.2 of the Partnership Agreement unless, upon the consummation of such Change of Control, Disposition Transaction or liquidation or dissolution, as the case may be, all outstanding Preferred Units will be redeemed in full, inclusive of an amount of cash equal to the Base Preferred Return Amount with respect to each outstanding Preferred Unit (as may be required pursuant to the Partnership Agreement);

(xvii)              transfer all or any part of the General Partner Interest (as defined in the Partnership Agreement) in the Partnership;

(xviii)    make any payments or distributions to, or effect any redemptions in respect of, Common Units, in each case, prior to the redemption in full of all Preferred Units by the Partnership, inclusive of an amount of cash equal to the Base Preferred Return Amount with respect to each outstanding Preferred Units (as may be required pursuant to the Partnership Agreement), or make any distributions on any Equity Interests other than in cash;

(xix)                 terminate, extend, amend, or modify the Hydrocarbons Marketing Agreement and the Sanchez Letter Agreement;

(xx)                    create any Subsidiary;

(xxi)                 make or agree to make any amendment, supplement, modification or waiver of any provision of the Joint Development Agreement that, if implemented, would adversely impact the Company, any of its Subsidiaries or any of the Partnership Group Companies in any material respect, including, without limitation, the spacing protections set forth in Section 5.3 of the Joint Development Agreement;

(xxii)              make or agree to make any amendment, supplement, modification or waiver of any provision in either of the Springfield Gathering Agreements that, if implemented, would adversely impact the Partnership Group Companies in any material respect, including any increase in fees or extension of any applicable duration of the demand charge period;

(xxiii)           make any election for capital expenditures on behalf of any Partnership Group Company that is different than the election made by a Sanchez Vehicle with respect to operations on assets in which the Partnership Group Companies and Sanchez Vehicles both own an interest (i.e., non-consent for the Partnership and consent for Sanchez Vehicle, or vice versa);

(xxiv)          if, as of the end of a calendar quarter preceding the date of determination, the PDP PV-10 Ratio is less than the then-effective Test Level, elect to non-consent for greater than five percent (5%) of the gross wells proposed by Persons other than the Sanchez Vehicles in any rolling twelve-month period;

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provided that regardless of whether the PDP PV-10 Ratio is equal to or greater than the then-effective Test Level, except pursuant to the rights of the Operating Committee under the Joint Development Agreement, Special Approval shall be required to non-consent to greater than five percent (5%) of gross wells proposed by Blackstone Newco or its Affiliates (or successor owners of its working interests) in any rolling twelve-month period;

(xxv)             make capital expenditures for drilling and completion of wells in any quarterly period commencing twenty-four (24) months after the Effective Date in which as of the end of the calendar quarter preceding the date of determination the PDP PV-10 Ratio was less than the then-effective Test Level, provided that if such capital expenditures constitute an “Approved Operation” (as defined in the Joint Development Agreement) pursuant to the Joint Development Agreement, then the required approval pursuant to this Section 5.7(b)(xxv) will only be applicable to an amendment or modification of such “Approved Operation” or approval of a subsequent “Approved Operation”;

(xxvi)          if, as of the end of a calendar quarter preceding the date of determination, the PDP PV-10 Ratio is less than the then-effective Test Level, make any elections under the Joint Development Agreement or any Operating Agreement in respect of the Partnership’s properties with respect to the operation or series of related operations on Existing Producing Wells in excess of $25.0 million in any year;

(xxvii)       admit or accept any Obligation (as such term is defined in the APC/KM PSA) contained in any Claim Notice (as such term is defined in the APC/KM PSA) received pursuant to the APC/KM PSA;

(xxviii)    provide consent to any transaction pursuant to Section 4(d) or Section 4(f) of the Sanchez Letter Agreement; or

(xxix)          take any action, authorize or approve, or enter into any binding agreement with respect to or otherwise commit to do any of the foregoing.

(c)                          Notwithstanding anything to the contrary in this Agreement, at any time during which an Independent Director is required to be appointed, none of the Company, any of its Subsidiaries, any of the Partnership Group Companies nor any Officer or agent of the Company on behalf of the Company, any of its Subsidiaries or any of the Partnership Group Companies, shall, without the consent of the entire Board, including the Independent Director, take any action that would result in a Bankruptcy Event of the Company, any of its Subsidiaries or any of the Partnership Group Companies; adopt a plan of liquidation of the Company any of its Subsidiaries or any of the Partnership Group Companies; take any action to commence any suit, case, proceeding or other action under any existing or future Law of any jurisdiction relating

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to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to the Company, any of its Subsidiaries or any of the Partnership Group Companies, or seeking to adjudicate the Company, any of its Subsidiaries or any of the Partnership Group Companies as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Company, any of its Subsidiaries or any of the Partnership Group Companies; appoint a receiver, trustee, custodian or other similar official for the Company, any of its Subsidiaries or any of the Partnership Group Companies, or for all or any material portion of the assets of the Company, any of its Subsidiaries or any of the Partnership Group Companies; or make a general assignment for the benefit of the creditors of the Company, any of its Subsidiaries or any of the Partnership Group Companies.

5.8                        Issuance of Preferred Units and Certain Debt Matters.  If after the Effective Date, (a) an event of default or borrowing base deficiency (or analogous term or event) under any of the Senior Debt Agreements or any other agreements governing any material Indebtedness of any of the Partnership Group Companies (including, without limitation, any Replacement Credit Agreement) has occurred and such event of default remains uncured by the applicable Partnership Group Company for ten (10) Business Days following receipt by the Company of notice of such event of default or (b) any of the Senior Debt Agreements, Replacement Credit Agreements or any other agreements governing any material Indebtedness of any of the Partnership Group Companies prohibits the payment by the Partnership of any Tax Distributions (as defined in the Partnership Agreement) or, following the date that is twelve (12) months following the Effective Date, Distributions in cash on the Preferred Units pursuant to Section 4.1(b) of the Partnership Agreement and such prohibition persists for ten (10) Business Days after the date such distribution is due to be paid, then, notwithstanding Section 5.7, the Class B Member shall have the right, in its sole discretion, to cause the Partnership to issue additional Preferred Units, which number of Preferred Units shall be determined by the Class B Member, in its sole discretion following consultation with the Board, to the GSO Partner on the same terms and conditions that the Preferred Units were issued to the GSO Partner on the Effective Date.  In order to exercise such right, the Class B Member shall deliver a written notice (an “Additional Preferred Units Notice”) to the Company setting forth the request and the number of Preferred Units to be issued by the Partnership.  Notwithstanding Section 5.7, upon receipt of the Additional Preferred Units Notice, the Company and the Board shall be required to cause the Partnership (A) to enter into a purchase agreement with the GSO Partner in substantially the form attached hereto as Exhibit E (with any such changes to the extent the parties thereto may mutually agree) and (B) to issue the number of Preferred Units set forth in the Additional Preferred Units Notice within five (5) Business Days of receipt of the Additional Preferred Units Notice.  The Partnership shall use the proceeds from the issuance of such Preferred Units to the GSO Partner solely to repay outstanding Indebtedness of any of the Partnership Group Companies under any of the Senior Debt Agreements or any other agreements governing any material Indebtedness of any of the Partnership Group Companies (including a Replacement Credit Agreement) so as to remedy the applicable condition(s) described in clauses (a) and (b) of this Section 5.8.

5.9                        Enforcement of Affiliate Contracts.  Notwithstanding anything to the contrary in Section 5.7, each of the Members agree that any term or condition of any arrangement, agreement or contract between the Company, any of its Subsidiaries or any of the Partnership

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Group Companies, on the one hand, and any Affiliate of a Member or Affiliate of the Company (excluding at any pertinent time, any Subsidiary of the Company or Partnership Group Company), on the other hand, other than the APC/KM PSA, shall be exercised or enforced by the Company, the applicable Subsidiary or the applicable Partnership Group Company as directed by the non-Affiliated Member, without the requirement of the approval by the Board or any other Person; provided, however, that any such exercise or enforcement shall not entitle such non-Affiliated Member to vary any obligation of the Company or of such Affiliate under such arrangement, agreement or contract.  The Company will provide to the non-Affiliated Member copies of all formal notices or material correspondence under any of such arrangements, agreements or contracts at the same time as delivery to any counterparty under such arrangements, agreements or contracts.  For clarity, the foregoing shall not permit the Class B Member to enforce the rights and obligations of any Partnership Group Company under the Joint Development Agreement or any Operating Agreement to the extent that the term or condition of such arrangement, agreement or contract relates solely to a party that is not an Affiliate of a Member or Affiliate of the Company (provided, for the avoidance of doubt, the foregoing shall not limit the Class B Member, or the rights of its designees to the Board, under Sections 5.7(a) and 5.7(b)); provided further that, for clarity, the Class B Member shall be entitled to direct the exercise and enforcement by the Company, the applicable Subsidiary or the applicable Partnership Group Company under the Joint Development Agreement or any Operating Agreement to the extent that (i) the term or condition of such arrangement, agreement or contract relates to a party that is an Affiliate of a Member or an Affiliate of the Company and the Class B Member reasonably determines in good faith that there is a conflict of interest by the applicable member of the Sanchez Group in exercising or enforcing such term or condition or (ii) either the applicable member of the Sanchez Group or the Partnership is then in breach of the applicable arrangement, agreement or contract.

5.10                        Limitation of Duties and Corporate Opportunities.

(a)                         To the fullest extent permitted by law, the Directors (each in his or her capacity as a Director) and the UnSub Representative shall owe no fiduciary or similar duty or obligation whatsoever to the Company, any Member (other than for a Director (other than the Independent Director), the Member designating such Director) or the other Directors, except as required by any provisions of the Delaware Act or other applicable Law that cannot be waived. Subject to the foregoing, each of the Company and the Members acknowledge and agree that (i) each Director may decide or determine any matter subject to the Board’s approval in the sole and absolute discretion of such Director, it being the intent of all Members that such Director (other than the Independent Director) shall have the right to make such determination solely on the basis of the interests of the Member that designated such Director, (ii) the UnSub Representative shall act at the direction of the Board and (iii) the Independent Director shall only consider the interests of the Company, its Subsidiaries and the Partnership Group Companies, as applicable, when making a determination under Section 5.7(c) and shall not consider the interests of any Members or partners.  Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against any Director or the UnSub Representative for or in connection with any such decision or determination, in each case whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement) or otherwise, are in each case expressly released and waived by the Company and each Member, to the fullest extent permitted by law, as

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a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurring by the Members of the obligations provided in such agreements.

(b)                         Each Director and, except as expressly provided herein, each Member and each of their respective Affiliates, shall be free to engage or invest in, and devote its and their time to, any other business venture or activity of any nature and description, regardless of whether such activities are considered competitive with the Company, and neither the Company nor any other Person shall have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Person (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity shall not be deemed wrongful or improper.  No notice, approval or other sharing of any such other opportunity or activity shall be required and the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines shall not be applied to any such competitive venture or activity.

(c)                          Notwithstanding anything in this Agreement to the contrary, the Company and each of the Members acknowledges and agrees that certain of the GSO Investor’s Affiliates (which, solely for purposes of this Section 5.10(c), shall include The Blackstone Group L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group L.P.) (x) have made, prior to the date hereof, and are expected to make, on and after the date hereof, investments (by way of capital contributions, loans or otherwise), and (y) have engaged, prior to the date hereof, and are expected to engage, on and after the date hereof, in other transactions with and with respect to, in each case, Persons engaged in businesses that directly or indirectly compete with the business of the Company, its Subsidiaries and the Partnership Group Companies as conducted from time to time.  The Company and the Members agree that, subject only to the limitations provided in Section 5.10(d) below, any involvement, engagement or participation of the GSO Investor and its Affiliates (including any Director designated to the Board by the GSO Group) in such investments, transactions and businesses, even if competitive with the Company, its Subsidiaries or the Partnership Group Companies, shall not be deemed wrongful or improper or to violate any duty express or implied under applicable Law or this Agreement and shall not be deemed a conflict of interest.  For the purposes of clarity, the GSO Investor shall be deemed not to violate this Section 5.10 if it or any of its Affiliates shall invest in a fund or other entity, whether or not the GSO Investor Controls such fund or entity that makes an investment that directly or indirectly competes with the Company, its Subsidiaries or the Partnership Group Companies.

(d)                         Each of the Company and the Sanchez Investor (on behalf of itself and its respective Affiliates) hereby renounces any co-participation right, expectancy and any other rights (including information rights) with respect to any business opportunity in which the GSO Investor participates or desires or seeks to participate that either (x) is not within the purposes of the Company as set forth in Section 1.9 or (y) is within such purposes of the Company but is not a business opportunity that (i) the Company presents to a Director solely in such individual’s capacity as a Director or (ii) is identified to the Director solely through the disclosure of information by or on behalf of the Company to the Director (each business opportunity other than those referred to in clauses (x), (y)(i) or (y)(ii) are referred to as a “Renounced Business Opportunity”); for clarity, the GSO Investor and any other member of the GSO Group can

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pursue other opportunities in the AMI.  Neither the GSO Investor nor any GSO Director nor any Affiliate of any of the foregoing (solely for purposes of this Section 5.10(d), Affiliates of the GSO Investor shall include The Blackstone Group L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group L.P.) shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or the Sanchez Investor, and the GSO Investor may pursue for itself or direct, sell, assign or transfer to a Person other than the Company any Renounced Business Opportunity, and any such action shall not be deemed a conflict of interest, a breach of this Agreement, or a breach of any duty.  Notwithstanding anything to the contrary in this Agreement, any business opportunity that is within the purpose of the Company (as set forth in Section 1.9) and which is presented to the GSO Investor solely by the Company (as distinguished from opportunities presented by multiple Persons), will not be pursued by the GSO Investor or by GSO unless otherwise agreed to in writing by a majority of the Sanchez Directors.

(e)                          Each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the GSO Investor or any of its Affiliates (including any GSO Director and solely for purposes of this Section 5.10(e), Affiliates of the GSO Investor shall include The Blackstone Group L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group L.P.) for or in connection with any such investment activity or other transaction activity or other matters made in compliance with Section 5.10(c) or Section 5.10(d)), or activities related to any of the foregoing, whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement) or otherwise, are expressly released and waived by the Company and each Member, in each case to the fullest extent permitted by applicable law; provided, however, that the foregoing shall not release any claims for actual fraud, willful misconduct, or a breach of this Agreement.

(f)                           Notwithstanding anything in this Agreement to the contrary, each of the Company and the Members acknowledges and agrees that the GSO Investor and its Affiliates (including any GSO Director and solely for purposes of this Section 5.10(f), Affiliates of the GSO Investor shall include The Blackstone Group L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group L.P.) have obtained, prior to the date hereof, and are expected to obtain, on and after the date hereof, confidential information from other companies in connection with the activities and transactions described in this Section 5.10 or otherwise. The Company and each of the Members hereby agree that (x) none of the GSO Investor or any of its Affiliates (including any GSO Director and solely for purposes of this Section 5.10(f), Affiliates of the GSO Investor shall include The Blackstone Group L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group L.P.) has any obligation to use in connection with the business, operations, management or other activities of the Company or to furnish to the Company, its Subsidiaries, the Partnership Group Companies or any Member any such confidential information, and (y) any claims against, actions, rights to sue, other remedies or other recourse to or against the GSO Investor or any of its Affiliates (including any GSO Director and solely for purposes of this Section 5.10(f), Affiliates of the GSO Investor shall include The Blackstone Group L.P. and all private equity funds, portfolio companies, parallel

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investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group L.P.) for or in connection with any such failure to use or to furnish such confidential information, whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement) or otherwise, are expressly released and waived by each of the Company and the Members to the fullest extent permitted by applicable law.

(g)                                  Notwithstanding anything in this Agreement to the contrary:

(i)                             the Company and each of the Members acknowledge and agree that as of the Effective Date, SN Maverick, an Affiliate of Sanchez Parent, and Blackstone Newco purchased from Anadarko Petroleum Corporation and Kerr McGee Oil and Gas Onshore LP certain oil, gas and mineral interests in the AMI, in connection therewith entered into the Joint Development Agreement and related Operating Agreements and on and after the Effective Date, Sanchez Investor’s Affiliates (including Sanchez Parent and its Subsidiaries) will engage in oil and gas activities in the AMI related to such assets and agreements including, but not limited to, acquiring oil and gas assets, drilling and completing wells, producing oil and gas, gathering, processing, transporting and marketing oil and gas both for its own account and for the account of Blackstone Newco (the “Additional Sanchez Activities”) and the Additional Sanchez Activities may directly or indirectly compete with the business of the Company, the Partnership Group Companies and any other Subsidiary of the Company as conducted from time to time; and

(ii)                          except as set forth in the Joint Development Agreement, the Sanchez Letter Agreement or Section 5.11, the GSO Investor shall not be entitled to and hereby renounces any co-participation right in any business opportunities pursued by SN Maverick and its Affiliates (other than the Company or any of the Partnership Group Companies).

5.11                AMI and Participation in Future Acquisitions.  Upon receipt by the Partnership of an offer from Sanchez Parent or any of its Affiliates of forty percent (40%) of the interest of Sanchez Parent and its Affiliates to be acquired in an AMI Acquisition or other AMI Participation Opportunity, in each case, as such offer is required to be so presented under the Joint Development Agreement or Sanchez Letter Agreement, the Partnership shall automatically, without the need for any further action by the Board or any Member, be deemed to have approved such acquisition of the offered portion of such AMI Acquisition or AMI Participation Opportunity, unless the Class B Member declines such acquisition pursuant to Section 5.7(b), in which case the Partnership Group Companies shall be deemed to have irrevocably waived their right to acquire any properties and assets comprising the AMI Acquisition or other AMI Participation Opportunity if such acquisition is consummated on the terms and subject to the conditions presented to the Partnership within one-hundred fifty (150) days from the date that the Class B Member declines such acquisition.  If the Partnership has been deemed to approve any AMI Acquisition or other AMI Participation Opportunity, then (a) the Company shall cause the Partnership to consummate the AMI Acquisition or other AMI Participation Opportunity on the terms and conditions required by the Joint Development Agreement or the Sanchez Letter

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Agreement and such acquisition shall be funded by the Partnership (and the Members agree to cause their respective Affiliates who are limited partners in the Partnership to comply with the following) as follows, unless otherwise mutually determined by the Board acting with unanimous consent: (i) first, with cash on hand at the Partnership Group Companies, provided that the Partnership has not then failed to pay when due any Tax Distributions or any quarterly Distributions to the Preferred Units in cash pursuant to Section 4.1(b) of the Partnership Agreement and such failure is continuing, (ii) second, by incurring Indebtedness by drawing upon the Credit Agreement (or any Replacement Credit Agreement), provided that, with respect to any funding of such acquisition under either the immediately preceding clause (i) or this clause (ii), (A) the use of cash on hand at the Partnership Group Companies and any such drawing upon the Credit Agreement (or any Replacement Credit Agreement) does not result in undrawn committed borrowing capacity of less than sixty percent (60%) of the total committed borrowing base to then be available under the Credit Agreement (or any Replacement Credit Agreement), and (B) the ratio of (x) the sum of outstanding Indebtedness of the Partnership Group Companies and the Base Preferred Return Amount to (y) LTM EBITDA (as defined in the Credit Agreement) shall not exceed the levels set forth on Exhibit F immediately prior to and pro forma for such acquisition, (iii) third, by causing the Partnership to issue additional Preferred Units to Affiliates of the Class B Member designated by the Class B Member in an amount equal to 60% of the remaining purchase price and additional Common Units to Affiliates of the Class A Member designated by the Class A Member in an amount equal to 40% of the remaining purchase price; provided that the Class A Member and its Affiliates shall not be required to fund any amounts pursuant to this clause (iii) if prohibited from doing so pursuant to any agreement governing any Indebtedness of such entities and their Affiliates and (iv) fourth, any remaining amounts shall be satisfied by causing the Partnership to issue additional Preferred Units to Affiliates of the Class B Member designated by the Class B Member pursuant to a purchase agreement in substantially the form attached hereto as Exhibit E (with any such changes to the extent the parties thereto may mutually agree).

5.12                 Meetings of the Members.  Meetings of the Members may be called by the Board, but shall not otherwise be required for any purpose, except as may be required by applicable Law.

(a)                          Place of Meetings.  The Board may designate any place as the place of meeting for any meeting of the Members.

(b)                          Notice of Meetings.  Written or printed notice stating the place, day and hour of the meeting and the purposes for which the meeting is called shall be delivered to each Member entitled to vote thereat not less than five (5) Business Days (or forty-eight (48) hours in the case of a telephonic meeting) before the meeting.

(c)                           Manner of Acting.   When a vote on any matter is required by the Members, each Member shall be entitled to one vote for each Unit held by such Member within a specified class or series of Units entitled to vote on such matter.  Unless otherwise provided by Law or this Agreement, the affirmative vote of a majority of the Units having the right to vote on the matter or action subject to such vote shall constitute the act of the Members and the affirmative vote of a specified class or series shall constitute the act of the Members holding that class or series of Units.

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(d)                          Proxies.  At any meeting of the Members of a specified class or series of Units, a Member may vote by proxy executed in writing by such Member or by its duly authorized representative.

(e)                           Written Actions.  Any action required to be, or which may be, taken by Members may be taken without meeting if consented thereto in a writing setting forth the action so taken and signed by all of the Members entitled to vote who are required to take such action.

(f)                            Telephonic Participation in Meetings.  Members may participate in any meeting through telephonic or similar communications equipment by which all Persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.

5.13                        Company Covenants, Representations and Warranties.

(a)                          Notwithstanding anything in this Agreement to the contrary, for so long as any Preferred Units remain outstanding or any obligations under the Senior Debt Agreements remain outstanding, the Company shall not, and shall cause each of the Partnership Group Companies not to:

(i)                              fail to observe all corporate, limited liability company or partnership formalities and other formalities required by their respective organizational documents or the laws of the jurisdiction where such entity is organized, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Delaware Act (or such other applicable Law in the jurisdiction where such entity is organized);

(ii)                           commingle its funds or assets with the funds or assets of any other Person; provided, however, that distributions made by the Partnership not in violation of the Partnership Agreement or any Senior Debt Agreement shall not be considered assets of the Partnership for purposes of this Section 5.13(a)(ii);

(iii)                        fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including, without limitation, any Affiliates);

(iv)                       maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(v)                          hold itself out to be responsible for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person (other than pursuant to the arrangements provided for in (A) the APC/KM PSA, (B) the [redacted] PSA, (C) the MSA, (D) the Hydrocarbons Marketing Agreement, (E) the Sanchez Letter Agreement, (F) the Drilling Commitment Agreement and (G) financing fees paid at the Anadarko Closing and [redacted] Closing or Dual Closing, as applicable);

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(vi)                       fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity (provided, the Partnership may authorize agents pursuant to the MSA, in their own name as agents for the Partnership, to perform management services on behalf of the Partnership);

(vii)                    fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks;

(viii)                 fail to pay its own liabilities from its own funds (other than pursuant to the arrangements provided for in (A) the APC/KM PSA, (B) the [redacted] PSA, (C) the MSA, (D) the Hydrocarbons Marketing Agreement, (E) the Sanchez Letter Agreement, (F) the Drilling Commitment Agreement and (G) financing fees paid at the Anadarko Closing and [redacted] Closing or Dual Closing, as applicable);

(ix)                       identify its partners or other Affiliates, as applicable, as a division or part of it;

(x)                          guarantee, or otherwise become a restricted subsidiary pursuant to any agreement governing, the Indebtedness of the Sanchez Investor or any of its Affiliates (other than the Company or the Partnership Group Companies);

(xi)                       fail to be adequately capitalized to engage in its business separate and apart from Sanchez Parent and its Affiliates and to remain solvent; provided the foregoing shall not be construed as imposing an obligation on any Member to contribute or loan additional capital, property or services to the Company;

(xii)                    fail to ensure that all material transactions between the Company, its Subsidiaries or the Partnership Group Companies, on the one hand, and any member of the Sanchez Group, on the other hand, whether currently existing or hereafter entered into, will be on an arm’s length basis; or

(xiii)                 have the same slate of Persons serving as officers of Sanchez Parent or any of its Affiliates (excluding the Company, any of its Subsidiaries and the Partnership Group Companies) also serve in the same capacities with the Company, any of its Subsidiaries or any of the Partnership Group Companies.

(b)                          The assets of the Company and its Subsidiaries or the Partnership Group Companies have not been and will not be listed as assets on the financial statement of any other Person; provided, however, that the assets of the Company and its Subsidiaries or the Partnership Group Companies may be included in a consolidated financial statement of Sanchez Parent and its Affiliates, provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company and its Subsidiaries or the Partnership Group Companies and the Members and their Affiliates and to indicate that the Company’s and its Subsidiaries or the Partnership Group Companies’ assets and credit are not available to satisfy

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the debts and other obligations of the Members and their Affiliates or any other Person and (ii) such assets shall be listed on the Company’s and its Subsidiaries or the Partnership Group Company’s own separate balance sheet(s). Such consolidation shall not affect the status of the Company and its Subsidiaries or the Partnership Group Companies as separate legal entities with its separate assets and separate liabilities. The Company (in its capacity as the general partner of the Partnership) and the Partnership Group Companies have maintained and will maintain their respective books, records, resolutions and agreements as official records.  Failure by the Company (in its capacity as the general partner of the Partnership) or the Partnership Group Companies to comply with any of the obligations set forth in this Section 5.13(b) shall not affect the status of the Company, the Partnership and each other Partnership Group Company as a separate legal entity, each with its separate assets and separate liabilities.

(c)                          The Members acknowledge and agree that the Company and each of the Partnership Group Companies are special purpose, non-guarantor, unrestricted Subsidiaries of Sanchez Parent or any Affiliate thereof and shall be bankruptcy remote from Sanchez Parent or any Affiliate of Sanchez Parent that is not the Company or is not included in the Partnership Group Companies.

5.14                Tag-Rights Control.  With respect to a transfer by Blackstone Newco, at any time (a) following the fifth anniversary of the Effective Date or (b) during any calendar quarter in which the PDP PV-10 Ratio is less than the then-effective Test Level, if any Partnership Group Company receives a Tag-Along Offer (as such term is defined in the Joint Development Agreement) pursuant to the Joint Development Agreement, the Class B Member shall be permitted to cause the Partnership Group Companies to participate in the subject Tag-Along Transaction (as such term is defined in the Joint Development Agreement) in accordance with the terms of the Joint Development Agreement. With respect to a transfer by SN Maverick or any Sanchez Vehicle, the Class B Member shall be permitted to cause the Partnership Group Companies to participate in the subject Tag-Along Transaction (as such term is defined in the Joint Development Agreement and the Sanchez Letter Agreement) pursuant to the Joint Development Agreement or the Sanchez Letter Agreement.

5.15                Certain Workover and Recompletion Operations.  If, as of the end of any calendar quarter preceding a date of determination, the PDP PV-10 Ratio is less than the then-effective Test Level, the Class B Member shall be entitled to (a) propose in writing to Sanchez Investor from time to time workover or recompletion operations relating to the Partnership Group Companies’ assets, in each case pursuant to the terms of the Joint Development Agreement or any applicable Operating Agreement and (b) cause the Partnership to deliver such proposal in writing to Sanchez Parent.  Upon receipt of such proposal, the Board will instruct the UnSub Representative to propose such operations to the Operating Committee in accordance with the terms of the Joint Development Agreement and vote in favor of such operations. Notwithstanding anything to the contrary contained herein, upon compliance with the foregoing terms of this Section 5.15, there shall be no liability on behalf of the Partnership or the UnSub Representative if such proposed operations are rejected or otherwise not approved by the Blackstone Representatives (as defined under the Joint Development Agreement) of the Operating Committee.

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ARTICLE VI

BOOKS, REPORTS AND COMPANY FUNDS

6.1                       Records and Accounting.  The Company shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles (“GAAP”).  All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Board.

6.2                       Reports.

(a)                                   The Company shall use commercially reasonable efforts to deliver or cause to be delivered to each Member, within seventy-five (75) days after the end of each Fiscal Year, an annual report containing a statement of changes, if any, in the Member’s equity and the Member’s Capital Account balance for such Fiscal Year, if any.

(b)                                   The Company shall use commercially reasonable efforts to deliver or cause to be delivered, within seventy-five (75) days after the end of each Fiscal Year, to each Person who was a Member at any time during such Fiscal Year all information necessary for the preparation of such Person’s United States federal and state income tax returns.

(c)                                    The Company shall use commercially reasonable efforts to deliver or cause to be delivered, within seventy-five (75) days after the end of each Fiscal Year, all information requested by a Member in order for such Member to complete its unrelated business taxable income and FIRPTA tax filings, if any.

(d)                                   The Company shall use commercially reasonable efforts to deliver or cause to be delivered to each Member, within sixty (60) days after the end of each Fiscal Year, estimates of each of the items in Sections 6.2(a), 6.2(b) and 6.2(c) to the extent such items have not then been delivered.

(e)                                    The Company shall cause the Partnership to deliver or cause to be delivered to each of the Members no later than the time delivered to the Partners (as defined in the Partnership Agreement) those reports that are required to be delivered to the Partners pursuant to Section 7.2 of the Partnership Agreement. The Company shall cause the Partnership to deliver or cause to be delivered to the Class B Member no later than the time delivered to the holders of Preferred Units the information that is required to be delivered to such holders pursuant to Section 5.7 of the Partnership Agreement.

6.3                       Inspection by Members.  Except as may be necessary to preserve attorney-client or similar privilege of the Company, any Member, and any accountants, attorneys, financial advisors and other representatives of such Member, may from time to time at such Member’s sole expense for any reasonable purpose, visit and inspect the respective properties of the Company, any of its Subsidiaries or any of the Partnership Group Companies, examine (and make copies and extracts of) the Company’s, any of its Subsidiaries’ or any of the Partnership Group Companies’ respective books, records and documents of any kind, and discuss the Company’s, any of its Subsidiaries’ or any of the Partnership Group Companies’ respective

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affairs with its employees or independent accountants, all at such reasonable times as such Member may request upon reasonable notice.

6.4                        Public Disclosure.  Unless required by Law, including the rules and regulations of any securities exchange (with the advice of counsel to the Company), no press release or public announcement related to the Company, any of the Company’s Subsidiaries, any of the Partnership Group Companies, this Agreement or the transactions contemplated herein or any other announcement or communication shall be issued or made by any Member, a Director, the Company, any of its Subsidiaries or any of the Partnership Group Companies without the advance approval of the Board (including any Directors appointed by the GSO Group), in which case the Board shall be provided a reasonable opportunity to review and provide suggested comments concerning the disclosure contained in such press release, announcement or communication prior to issuance, distribution or publication. The foregoing shall not limit Sanchez Parent or its Affiliates from publicly filing the Partnership Agreement and making additional disclosures in connection therewith, in each case as required by applicable Law and securities regulations.

ARTICLE VII

TAX MATTERS

7.1                        Tax Controversies.  Subject to Sections 5.4 and 5.7, for any taxable year beginning before January 1, 2018, the Class A Member is designated as the “Tax Matters Member” as defined in Code Section 6231 (the “Tax Matters Member”) as of the date hereof, and for any taxable year beginning on or after January 1, 2018, the Class A Member is designated as the “Partnership Representative” as defined in Code Section 6223(a), as added by the Bipartisan Budget Act of 2015 (the “Partnership Representative”). The Tax Matters Member or the Partnership Representative shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns, if any, required to be filed by the Company. The Company shall bear the costs of the preparation and filing of its returns.  Subject to Sections 5.4 and 5.7, the Tax Matters Member or the Partnership Representative shall determine whether to make any elections on behalf of the Company.  Without consent of the Board, the Tax Matters Member or the Partnership Representative shall not extend the statute of limitations, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Company administrative adjustment or enter into any settlement agreement relating to any Company item of income, gain, loss, deduction or credit for any Fiscal Year. In the event the “TEFRA audit provisions” of Code Section 6221 et seq. apply by their terms, the Tax Matters Member shall ensure that each other Member is a notice partner within the meaning of Section 6231(a)(8) of the Code. Each Member agrees to cooperate with the Tax Matters Member or the Partnership Representative and to do or refrain from doing any and all things required by the Tax Matters Member or the Partnership Representative to conduct such proceedings. Subject to Sections 5.4 and 5.7, the designation of the Tax Matters Member or the Partnership Representative may be changed from time to time as determined by the Board.

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ARTICLE VIII

EXCULPATION AND INDEMNIFICATION

8.1                       Performance of Duties; No Liability of Members, Directors and Officers.  No Member or Director (in their respective capacities as such) shall have any duty to the Company or any Member of the Company except as expressly set forth herein or in other agreements to which such Persons are party or as required by applicable law. No Member, Director or Officer of the Company (in their respective capacities as such) shall be liable to the Company, and no Director or Officer of the Company (in their respective capacities as such) shall be liable to any Member, for any loss or damage sustained by the Company or such Member (as applicable), unless such loss or damage shall (as finally determined by a court of competent jurisdiction) have resulted from such Person’s fraud, intentional misconduct or, in the case of any Member, willful breach of this Agreement or, in the case of any Director or Officer of the Company, knowing and intentional breach of this Agreement or, in the case of an Officer, breach of such Person’s duties pursuant to Section 5.6(d). In performing such Person’s duties, each such Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: one or more Officers or employees of the Company, any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or any other Person who has been selected with reasonable care by or on behalf of the Company, in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Delaware Act. No Member, Director or Officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member, Director or Officer of the Company or any combination of the foregoing.  Nothing in this Agreement shall limit the liabilities and obligations of the Members, or entitle any Member to indemnification hereunder from the Company with respect to any claims made under, when acting in any capacity for or on behalf of the Company other than those expressly described above. For the avoidance of doubt, nothing in this Agreement shall limit the liability of any Member to any other Member for breach of this Agreement.

8.2                       Right to Indemnification.  Subject to the limitations and conditions as provided in this Article VIII, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (“Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member, a Director or Officer or, in each case, a representative thereof (each, an “Indemnified Person”) shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law

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permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (“Loss”), unless (a) such Loss shall have been finally determined by a court of competent jurisdiction to have resulted from such Person’s fraud, intentional misconduct or, in the case of any Member, willful breach of this Agreement or, in the case of any Director or Officer, knowing and intentional breach of this Agreement or (b) in the case of an Officer, such Loss shall have been finally determined by a court of competent jurisdiction to have resulted from such Person’s failure to act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company or other failure to comply with such Officer’s duties pursuant to Section 5.6, or such Officer had reasonable cause to believe his or her conduct was unlawful. Indemnification under this Article VIII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VIII, including the rights to advancement granted under Section 8.3, shall be deemed contract rights, and no amendment, modification or repeal of this Article VIII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. The foregoing indemnification is for the benefit of the Persons identified above acting in the capacities described above and not in any other capacity. For the avoidance of doubt and notwithstanding anything in this Article VIII to the contrary, nothing in this Agreement shall provide for any indemnification of any Member or any legal representative thereof in respect of any Proceeding by any other Member against such Member for breach of this Agreement.

8.3                       Advance Payment.  The right to indemnification conferred in this Article VIII shall include the right to be paid or reimbursed by the Company for the reasonable documented, out-of-pocket, third-party expenses incurred by a Person (other than an Officer of the Company in respect of claims by the Company against such Officer in such Officer’s capacity as such) entitled to be indemnified under Section 8.2 who was, or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he has met the standard of conduct necessary for indemnification under this Article VIII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.

8.4                       Indemnification of Employees and Agents.  The Company, at the direction of the Board, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Sections 8.2 and 8.3.

8.5                       Appearance as a Witness.  Notwithstanding any other provision of this Article VIII, the Company may pay or reimburse reasonable out-of-pocket expenses incurred by a Director, Member, Officer, employee or agent in connection with his appearance as a witness or

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other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

8.6                        Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Article VIII shall not be exclusive of any other right that a Member, Director, Officer or other Person indemnified pursuant to this Article VIII may have or hereafter acquire under any Law (common or statutory) or provision of this Agreement.

8.7                        Insurance.  The Board may obtain and maintain, at the Company’s or a Partnership Group Company’s expense, insurance to protect the Members, Directors, Officers, employees and agents from any expense, liability or loss arising out of or in connection with such Person’s status and actions as a Member, Director, Officer, employee or agent. In addition, the Board may cause the Company to purchase and maintain insurance, at the Company’s expense, to protect the Company and any other Member, Director, Officer or agent of the Company who is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of a foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VIII.

8.8                        Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court or other Governmental Authority of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article VIII as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

8.9                        Fund Indemnitors.  The Company hereby acknowledges that certain Indemnified Persons have certain rights to indemnification, advancement of expenses or insurance provided by The Blackstone Group L.P. and certain of its Affiliates or GSO and certain of its Affiliates (collectively, the “Fund Indemnitors”, and the Indemnified Persons benefitting from such rights to indemnification, and other rights, from the Fund Indemnitors, the “Fund Indemnified Persons”).  The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to the Fund Indemnified Persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Fund Indemnified Persons are secondary), (b) that it shall be required to advance the full amount of expenses incurred by an applicable Fund Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, without regard to any rights any Fund Indemnified Person may have against the Fund Indemnitors, and (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any Fund Indemnified Person with respect to any claim for which a Fund Indemnified Person has sought indemnification from the Company shall

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affect the foregoing and the Fund Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of a Fund Indemnified Person against the Company.  The Company acknowledges and agrees, notwithstanding anything herein to the contrary, that the Fund Indemnitors are express third- party beneficiaries of the terms of this Section 8.9.

ARTICLE IX

UNITS, TRANSFERS, AND OTHER EVENTS

9.1                               Unit Certificates.

(a)                          Units in the Company may be evidenced by certificates in a form approved by the Board (“Certificates”) but there shall be no requirement that the Company issue certificates to evidence the Units. Any Certificate will bear the following legend reflecting the restrictions on the Transfer of such securities:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “33 ACT”), AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE 33 ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE 33 ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THAT CERTAIN AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF [•], 2017, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE COMPANY AND THE MEMBERS IDENTIFIED THEREIN, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER.  A COPY OF SUCH LIMITED LIABILITY COMPANY AGREEMENT HAS BEEN FILED WITH THE SECRETARY OF THE COMPANY AND IS AVAILABLE UPON REQUEST.”

(b)                          If Certificates have been issued, upon any Transfer of all or a portion of the Units hereunder, the Transferor shall surrender the Certificate(s) representing the Units so Transferred to the Company for cancellation. If a Certificate represents a greater portion of the Transferor’s Units than that intended for Transfer, upon surrender of such certificate for cancellation the Company shall issue to the Transferor a new Certificate which represents the Units being retained by such Transferor. Upon a determination by the Board, the Company shall issue to each Transferee who is Transferred Units pursuant to this Agreement and who is admitted to the Company as a Substitute Member in accordance with Section 9.7, a Certificate evidencing the Units held by such Transferee.  Such Certificate shall indicate the Units then owned by such Transferee and shall represent the Units owned by such Transferee from time to time thereafter as set forth in the then effective Exhibit A hereto, regardless of the Units indicated in the Certificate.  Upon receipt of written notice or other evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Certificate and, in

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the case of any such loss, theft or destruction upon receipt of the Member’s unsecured indemnity agreement, or in the case of any other holder of a Certificate or Certificates, other indemnity reasonably satisfactory to the Board or in the case of any such mutilation upon surrender or cancellation of such Certificate, the Company will make and deliver a new Certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Certificate.

9.2                       Record Holders.  The Company shall keep a register or other records which reflect the Units and any Certificates. Except as otherwise required by law, the Company shall be entitled to, and shall only, recognize the exclusive right of a Person registered on its books as the record holder of a Unit, whether or not represented by a Certificate, to receive distributions in respect of such Unit, to vote as the owner of such Unit and to be entitled to the benefits, and subject to the obligations, of this Agreement with respect to such Unit.

9.3                       Restrictions on Transfers of Units.

(a)                                     General Transfer Restrictions.  No Member shall Transfer any interest in any Units except in accordance with this Section 9.3. The Class A Member shall not Transfer any interest in any Class A Units in a single transaction or series of related transactions without the prior written consent of the Class B Member, other than to Permitted Transferees (provided, that in the case of a Transfer of Class A Units to a Permitted Transferee that is not already a party hereto, such Permitted Transferee agrees in writing to be bound by this Agreement). The Class B Member shall not Transfer any interest in any Class B Units in a single transaction or series of related transactions without the prior written consent of the Class A Member (which consent shall not be unreasonably withheld, conditioned or delayed, provided that the Class A Member may withhold such consent if any such Transfer would result in the Class B Member and its Permitted Transferees owning less than a majority of the outstanding Class B Units), other than to Permitted Transferees, provided, however, that following the occurrence and during the continuance of an Investor Redemption Event, the Class B Member may Transfer any interest in any Units without the consent of the Class A Member or the Board.  Subject to Section 9.4, any Transfers by a Member, other than to Permitted Transferees and except as set forth in the provisions of the immediately preceding sentence, shall require the prior approval of the Board.

(b)                                             Prohibited Transfers.  Notwithstanding anything to the contrary in this Article IX, no Transfer of Units shall be permitted or made if such Transfer would:

(i)                             violate the then applicable federal or state securities laws or rules and regulations of the Securities Exchange Commission, any state securities commission or any other Governmental Authority with jurisdiction over such Transfer;

(ii)                          terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation;

(iii)                       cause the Company to be treated as an association taxable as a corporation or otherwise not to be treated as a partnership for U.S. federal income tax purposes;

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(iv)                       cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended, or subject the Company , any of its Subsidiaries or any of the Partnership Group Companies to the Investment Advisers Act of 1940, as amended, or the Employee Retirement Income Security Act of 1974, as amended; or

(v)                                 violate any other provision of this Agreement.

Any Transfer of Units in violation of this Agreement or applicable Law shall be void ab initio, and the Company has the power to rescind such Transfer.

9.4                        Disposition Transactions.  In connection with any Disposition Transaction (including by any consolidation, conversion, merger or other business combination involving the Partnership in which Equity Securities are exchanged for or converted into cash, securities of a corporation or other business organization or other property, and any sale of all or substantially all of the assets of the Partnership), (a) none of the Members, the Company or the Partnership Group Companies shall enter into any definitive documentation relating to such Disposition Transaction unless the Partnership has delivered to the Class B Member a written undertaking that expressly provides that upon or prior to the closing of such Disposition Transaction, an amount of cash equal to the Base Preferred Return Amount shall be paid in respect of each Preferred Unit in redemption or liquidation of all outstanding Preferred Units, (b) the Class B Member shall not be obligated to be subject to any non-competition, non-solicitation, or similar restrictive covenants that may be binding on GSO or any of its Affiliates in connection with any Disposition Transaction and (c) upon the consummation of any Disposition Transaction, the Partnership shall have paid or shall concurrently pay an amount of cash equal to the Base Preferred Return Amount with respect to each Preferred Unit in redemption in full or liquidation of all outstanding Preferred Units. No Disposition Transaction may be consummated if the redemption of the outstanding Preferred Units contemplated by the immediately preceding sentence is not consummated in accordance with the terms hereof.

9.5                               Exit Transactions.

(a)                          If (i) a Redemption Non-Payment shall have occurred, shall not have been cured within fifteen (15) Business Days thereof and shall be continuing; (ii) after the first anniversary of the Effective Date, the Partnership shall have failed to pay the Quarterly Distribution Amount in cash to the Preferred Units in any two quarters, regardless of whether consecutive, and such failure is continuing; (iii) the Class A Member shall have caused the Company or any Partnership Group Company to take any action that requires Special Approval without first obtaining such Special Approval, provided that such failure has not been cured by the Class A Member within the earlier of (A) thirty (30) days following receipt of written notice of such failure from the Class B Member and (B) thirty (30) days after any Officer becomes aware of such failure; provided further that such cure period shall not apply if the Class A Member has caused the Company or any Partnership Group Company to take any action that requires Special Approval pursuant to Sections 5.7(b)(ii) (provided that such failure relates to an aggregate amount of Indebtedness that is greater than $10.0 million), 5.7(b)(iii), 5.7(b)(iv) (with respect to the acquisition of any assets outside the Core Area of the AMI), 5.7(b)(v), 5.7(b)(vi), 5.7(b)(ix) (provided that such failure relates to a sale of business or assets at a price that is

39

greater than $5.0 million), 5.7(b)(x), 5.7(b)(xi) (provided that such failure represents a variance from the hedging plan established in compliance with Section 6.7 of the Partnership Agreement of greater than five percent (5%) of volumes or relates to derivative transactions other than those permitted to be entered into pursuant to Section 6.7 of the Partnership Agreement), 5.7(b)(xv), 5.7(b)(xvi), 5.7(b)(xvii), 5.7(b)(xviii), 5.7(b)(xix), 5.7(b)(xx), 5.7(b)(xxi), 5.7(b)(xxii), 5.7(b)(xxvii) or 5.7(b)(xxix) in connection with the foregoing; (iv) Sanchez Parent suffers (A) a Specified Event of Default (as such term is defined in the Joint Development Agreement) under a Specified Credit Agreement (as such term is defined in the Joint Development Agreement) and such Specified Event of Default is continuing or (B) an event of default under the Indenture or other agreement governing any Indebtedness for borrowed money of Sanchez Parent and its Subsidiaries (other than the Company and the Partnership Group Companies) in an amount greater than $50.0 million and such event of default has caused the repayment of such Indebtedness to have been accelerated or (v) SN Maverick (or any successor operator under the Joint Development Agreement that is an Affiliate of Sanchez Parent) becomes a Defaulting Operator (as such term is defined in the Joint Development Agreement) and as such has been removed as Operator (as such term is defined in the Joint Development Agreement) pursuant to the Joint Development Agreement or SN Maverick (or any successor operator under the Joint Development Agreement that is an Affiliate of Sanchez Parent) has resigned as Operator at any such time as an Operator Default Event (as such term is defined in the Joint Development Agreement) exists such that SN Maverick (or any successor operator under the Joint Development Agreement that is an Affiliate of Sanchez Parent) can then be removed as a Defaulting Operator pursuant to the Joint Development Agreement (any event in clauses (i), (ii), (iii), (iv) or (v) of this Section 9.5(a), an “Investor Redemption Event”), then, in each such case, the Class B Member shall be entitled to cause (and the Class A Member and the Company agree to facilitate, as reasonably requested by the Class B Member):

(1)                         a consolidation or merger of the Company, any of its Subsidiaries or any of the Partnership Group Companies with or into any other business entity or other corporate reorganization;

(2)                     a sale of all or any portion of the outstanding Units held by the Members; or

(3)                         a transaction in which all or substantially all of the assets of the Company, any of its Subsidiaries or any of the Partnership Group Companies are sold, leased or otherwise disposed of

(each of the transactions described in Sections 9.5(a)(1), 9.5(a)(2) and 9.5(a)(3) are referred to herein as an “Exit Transaction”), provided that, solely with respect to an Investor Redemption Event described in Section 9.5(a)(ii) above (i.e. resulting from the Partnership’s failure to pay the Quarterly Distribution Amount in cash to the Preferred Units in any two quarters (regardless of whether consecutive) and such failure is continuing), the Investor Representative (as such term is defined in the Partnership Agreement) shall only be permitted to cause the Partnership to enter into a definitive agreement for an Exit Transaction after three months following the date upon which such Investor Redemption Event in Section 9.5(a)(ii) occurred.

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(b)                         If the Class B Member elects to pursue an Exit Transaction: (i) following good faith consultation with the Board, the Class B Member may exclusively identify, negotiate, structure and otherwise pursue the Exit Transaction, which Exit Transaction may be structured and accomplished as determined by the Class B Member in its sole discretion, whether as a merger, consolidation, sale of all or any portion of the Units, corporate reorganization, sale of assets or otherwise; and (ii) the Exit Transaction shall be effected on the terms and conditions negotiated by the Class B Member, including any terms imposing on the Members’ obligations with respect to reasonable and customary indemnities, escrows, holdbacks or other contingent obligations that are applicable to all Members equally. In connection with any Exit Transaction, each of the Members shall, if requested by the Class B Member, waive any dissenters’ rights, appraisal rights or similar rights that such Member may have in connection therewith; provided, however, that the Class B Member shall use its reasonable good faith efforts to maximize the Exit Transaction Consideration payable to the holders of Common Units. In addition, the Company shall, and the Company shall cause its Subsidiaries and the Partnership Group Companies to, take such action as the Class B Member may reasonably request in connection with any proposed Exit Transaction, including engaging an investment banker or other advisor in connection with such Exit Transaction, providing such financial and operational information as the Class B Member may request and causing employees and other representatives of the Company, its Subsidiaries or the Partnership Group Companies to cooperate (including by participating in management presentations, preparing marketing materials and making diligence materials available in an electronic data room) with the Class B Member in any marketing process in connection with any proposed Exit Transaction. Notwithstanding anything to the contrary herein or in the Partnership Agreement, the Units of the Company and the general partnership interest in the Partnership may only be sold for nominal consideration and the holders of the Units shall not be entitled to receive any consideration in any such Exit Transaction in excess of the Capital Contributions made by such members to the Company as of the Effective Date.

(c)                          If the Class B Member elects to pursue an Exit Transaction, then the Sanchez Investor and its Affiliates shall use their commercially reasonable efforts to obtain as promptly as practicable: (i) the consents or amendments required under the applicable contracts and leases to which the Sanchez Investor or any of its Affiliates is a party that would be necessary to transfer the assets or properties of the Company, any of its Subsidiaries or any of the Partnership Group Companies (including the approval of Sanchez Parent or any of its Affiliates of such transfer under the Joint Development Agreement or any Operating Agreement); and (ii) the consents or amendments to, or the direct assignment of, any purchase, marketing, transportation, storage, processing or sales contract; provided that the Sanchez Investor and its Affiliates shall not be required to expend any amounts in connection with the foregoing unless such expenditures will be reimbursed by the Partnership Group Companies or the potential acquirer in an Exit Transaction, in each case upon the consummation of such Exit Transaction; provided further, that the Sanchez Investor and its Affiliates shall have no liability pursuant to the immediately preceding clause (ii) of this Section 9.5(c) if a Governmental Authority or Blackstone Newco prevents the Sanchez Investor or its Affiliates from providing such consents, amendments or assignments.

(d)                                 In addition, the Sanchez Investor and its Affiliates shall use their commercially reasonable efforts in order to provide any potential acquirer in an Exit Transaction

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with reasonable access upon at least five (5) days’ notice to all reasonably necessary information and properties to permit it to perform due diligence with respect to the proposed Exit Transaction, including access to permits, contracts and infrastructure associated with the properties, but only to the extent that such access is requested prior to the closing of such Exit Transaction; provided, that, if so requested by the Sanchez Investor or its Affiliates, such potential acquirer may be required to enter into customary access agreements prior to being provided with such access.

(e)                          The Class B Member shall regularly consult and cooperate with the Board with respect to the status of the sale process for such Exit Transaction; provided, however, that the Board and the Class A Member shall have no consent, voting or appraisal rights with respect to the final terms of an Exit Transaction and shall have no right to object to an Exit Transaction that is completed in a manner consistent with this Section 9.5.

(f)                           At least fifteen (15) Business Days prior to consummating an Exit Transaction, the Class B Member shall deliver to each of the other Members written notice that shall state (i) that the Exit Transaction has been structured in a manner that complies with this Section 9.5, (ii) the amount and form of consideration to be received by the Company or its Members in the Exit Transaction (“Exit Transaction Consideration”) and (iii) all other material terms and conditions of the Exit Transaction (including the identity of the purchaser) and current drafts of the definitive documents related thereto.

(g)                          Each other Member hereby makes, constitutes and appoints the Class B Member, with full power of substitution and re-substitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Members required to give effect to this Section 9.5, including any vote or approval required under Section 18-209 of the Delaware Act and any waiver contemplated by Section 9.5(b). The proxy granted pursuant to this Section 9.5(g) is a proxy coupled with an interest and is irrevocable.

(h)                         Each of the Members required to participate in an Exit Transaction (collectively, the “Participating Sellers”), whether in its capacity as a Participating Seller, Member or otherwise, and the Company, its Subsidiaries, the Partnership Group Companies and the Board, shall take or cause to be taken all such actions as may be reasonably necessary or desirable in order expeditiously to consummate such Exit Transaction and any related transactions, including (i) making reasonable and customary representations and warranties, (ii) executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, (iii) furnishing information and copies of documents, (iv) filing applications, reports, returns, filings and other documents or instruments with Governmental Authorities and (v) otherwise using reasonable best efforts to fully cooperate with the Class B Member. Without limiting the generality of the foregoing, each Participating Seller agrees to execute and deliver such agreements as may be reasonably specified by the Class B Member to which all Participating Sellers will also be party, including agreements to (x) make reasonable and customary individual representations, warranties, covenants and other agreements as to the unencumbered title to its Units and the power, authority and legal right to Transfer such Units, (y) provide other reasonable and customary representations, warranties and indemnities, provided that any indemnification for representations and warranties regarding any of the

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Partnership Group Companies and their respective assets and operations shall be limited to any escrow of proceeds that is established in connection with the Exit Transaction or be limited to the proceeds actually received by the Participating Sellers in the Exit Transaction, and (z) be severally (on a pro rata basis in proportion to the related Exit Transaction Consideration to be received by each Member) liable (whether by purchase price adjustment, escrows, holdbacks, indemnity payments, contingent obligations or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company, its Subsidiaries and the Partnership Group Companies; provided, however, that (i) any escrow of proceeds of any such transaction shall be withheld on a pro rata basis among all Participating Sellers (in proportion to the relative Exit Transaction Consideration to be received by each Member), (ii) no Class A Member shall be liable for any amount in excess of its pro rata share of any indemnification obligation (based on Exit Transaction Consideration) in excess of any amounts placed in escrow and (iii) no Class A Member shall be obligated to be subject to any non-competition, non- solicitation, or similar restrictive covenants that may be binding on GSO or any of its Affiliates in connection with any Exit Transaction.

(i)                             The closing of an Exit Transaction shall take place at such time and place as the Class B Member shall specify by notice to each Participating Seller no later than five (5) Business Days prior to the closing of such Exit Transaction. At the closing of an Exit Transaction, each Participating Seller shall deliver any documentation evidencing the Units to be sold (if any) by such Participating Seller and the assignment thereof, free and clear of any liens, against delivery of the applicable consideration.

(j)                            In connection with any Exit Transaction, the Participating Sellers shall receive the Exit Transaction Consideration in accordance with the order of priority specified in Section 4.1(d) of the Partnership Agreement, after any payments required under the Senior Debt Agreements and deduction of the proportionate share of (A) the reasonable, documented, third- party out-of-pocket expenses associated with such sale or Exit Transaction, including the reasonable, documented out-of-pocket legal fees of the Company, its Subsidiaries, the Partnership Group Companies, the Class B Member and each Participating Seller, and reasonable, documented out-of-pocket brokers fees and other commissions and any other expenses incurred by the Class B Member in connection with such Exit Transaction, (B) amounts paid into escrow or held back, in the reasonable determination of the Class B Member, for indemnification or post-closing expenses and (C) amounts subject to post-closing purchase price adjustments; provided, however, that upon the determination of such purchase price adjustments, indemnification or post-closing expenses and upon release of any such escrow or hold back, as applicable, the remaining amount of the Exit Transaction Consideration, if any, shall be distributed to the Participating Sellers so that the total amount distributed is in accordance with the order of priority specified in Section 4.1(d) of the Partnership Agreement.

(k)                         Subject to the last sentence of Section 9.5(b), the consideration to be paid to each Member in an Exit Transaction shall be calculated by treating such Exit Transaction as a liquidation of the Company in which all of the assets of the Company (including goodwill) were sold in exchange for the Exit Transaction Consideration (including any deemed assumption of liabilities), as the case may be, and the proceeds of that sale, together with the profits, losses, items of income, gain, loss and deduction, and distributions were applied, allocated and

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distributed in accordance with the principles and priorities set forth in Section 4.1(d) of the Partnership Agreement.

(l)                             No action may be taken under this Section 9.5 if such action would result in the breach of any Senior Debt Agreement, Replacement Credit Agreement or any other agreement relating to material Indebtedness of the Partnership Group; provided, however, that the Company and the Members shall use their commercially reasonable efforts to obtain a waiver of any such breach or otherwise amend or cause to be amended the terms of any such agreement in a manner which permits such action; and provided further, however, that this Section 9.5(l) shall not apply if the proceeds from any Exit Transaction are sufficient to, and are used to, pay in full any outstanding borrowings under any such applicable agreements.

(m)                     Notwithstanding anything to the contrary provided herein, if an Investor Redemption Event has occurred and given rise to the Class B Member’s rights under this Section 9.5 and (i) has been cured by the Company prior to the earlier of (A) one hundred eighty (180) days following the first occurrence of such Investor Redemption Event and (B) the execution of a bona fide binding definitive purchase agreement with a bona fide purchaser or (ii) all Preferred Units have been redeemed in full for an amount of cash equal to the Base Preferred Return Amount per Preferred Unit prior to the execution of a bona fide binding definitive purchase agreement with a bona fide purchaser, then the provisions of this Section 9.5 will be suspended and the Exit Transaction process shall terminate, provided that, in such case, the Partnership shall pay the reasonable and documented fees and expenses of any investment bank or other advisors (including legal counsel) engaged by the Class B Member prior to such suspension and termination.

9.6                                 Expenses. The Transferor and Transferee of any Units or other interest in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the Company for any Transfer or proposed Transfer, regardless of whether consummated.

9.7                               Transfers Generally; Substitute Members.

(a)                         Additional Procedural Conditions to Transfers.   Without limiting Section 9.3(a), any Transfer of Units shall be valid hereunder only if:

(i)                                     The Transferor and the Transferee execute and deliver to the Company such documents and instruments of conveyance as may be reasonably requested by the Board to effect such Transfer and to confirm the agreement of the Transferee to be bound by the provisions of this Agreement;

(ii)                                  The Transferor and the Transferee provide to the Board the Transferee’s taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns; and

(iii)                               The Company is reimbursed by the Transferor and/or the Transferee for all costs and expenses that the Company reasonably incurs in connection with the Transfer as required by Section 9.6.

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(b)                          Rights and Obligations of Transferees and Transferors.  Subject to Section 9.7(c), the Transferee of any Transfer permitted pursuant to this Agreement shall be a Transferee only, and only shall receive, to the extent Transferred, the Economic Interest associated with the Units so Transferred, and such Transferee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such Units remaining with the Transferring Member. The Transferring Member shall remain a Member even if it has Transferred all of its Units to one or more Transferees until such time as all such Transferees are admitted to the Company as Substitute Members pursuant to Section 9.7(c), as applicable. In the event any Transferee desires to make a further Transfer of all or any portion of its Units, such Transferee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as the Member who initially held such Units.

(c)                           Admission of Transferee as Substitute Member.  Subject to the other provisions of this Article IX, a Transferee shall be admitted to the Company as a Substitute Member following a Transfer of Units in accordance with this Article IX upon satisfaction of all of the following conditions, upon which the Transferee shall have all of the rights and powers, and be subject to all of the restrictions and liabilities, of a Member under the Delaware Act and this Agreement with respect to the Units Transferred: (i) the Transferee shall become a party to this Agreement as a Member by executing a joinder or counterpart signature page to this Agreement and executing such other documents and instruments as the Board may reasonably request for the sole purpose of confirming such Transferee’s admission as a Member and agreement to be bound by the terms and conditions of this Agreement and (ii) the Transferee pays or reimburses the Company for all reasonable costs that the Company incurs in connection with the admission of the Transferee as a Member as required by Section 9.6.

(d)                          Effect on Transferor and Company.  Upon the admission of a Transferee as a Substitute Member, (i) the Transferor shall (A) cease to be a Member with respect to the portion of the Units so Transferred and (B) be released from any obligations arising after the date of such Transfer with respect to the Units so Transferred and (ii) the Transferee will become a Member hereunder with respect to such Units with all the rights and obligations of a Member held by the Transferor in respect of such Units immediately prior to the time of Transfer.

9.8                        Closing Date.  Any Transfer and any related admission of a Person as a Member in compliance with this Article IX shall be deemed effective on such date that the Transferee or successor in interest complies with the requirements of this Agreement.

9.9                        Effect of Incapacity.  Except as otherwise provided herein, the Incapacity of a Member shall not dissolve or terminate the Company. In the event of such Incapacity, the executor, administrator, guardian, trustee or other personal representative of the Member that has experienced such Incapacity shall be deemed to be the assignee of such Member’s Economic Interest and may, subject to the terms and conditions set forth in this Article IX, become a Substitute Member.

9.10                 No Appraisal Rights.  No Member shall be entitled to any valuation, appraisal or similar rights with respect to such Member’s Units, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, sale of the Company or other

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transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

9.11                        Effect of Non-Compliance.

(a)                          Improper Transfers Void.  ANY ATTEMPTED TRANSFER NOT STRICTLY IN ACCORDANCE WITH THE PROVISIONS OF THIS ARTICLE IX WILL BE VOID AB INITIO AND OF NO FORCE OR EFFECT WHATSOEVER, PROVIDED, THAT ANY SUCH ATTEMPTED TRANSFER MAY BE A BREACH OF THIS AGREEMENT, NOTWITHSTANDING THAT SUCH ATTEMPTED TRANSFER IS VOID.

(b)                          Other Consequences.  Without limiting the foregoing, if any Unit or Certificate representing a Unit is purported to be Transferred in whole or in part in contravention of this Article IX, the Person to whom such purported Transfer was made shall not be entitled to any rights as a Member whatsoever, including, without limitation, any of the following rights:

(i)                              to participate in the management, business or affairs of the Company;

(ii)                           to receive any reports pursuant to Section 6.2 hereof or obtain information concerning the Company pursuant to Section 6.3 or any other provision hereof;

(iii)                        to inspect or copy the Company’s books or records;

(iv)                       to receive any Economic Interest in the Company; or

(v)                          to receive upon the dissolution and winding up of the Company the net amount otherwise distributable to the Transferor pursuant to Section 10.2(c)(iii) hereof.

ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION

10.1                 Dissolution.  The Company will dissolve and its affairs will be wound up only upon the approval of the Board and, if applicable, the Class B Member in accordance with Section 5.7.

10.2                 Liquidation and Termination.  On dissolution of the Company, a majority of the Board may appoint one or more other Persons as liquidator(s). The liquidator will proceed diligently to wind up the affairs of the Company and liquidate the Company’s assets and make final distributions as provided herein. The costs of liquidation will be borne as a Company’s expense. Until final distribution, the liquidator will continue to operate the Company properties with all of the power and authority of the Members. Subject to Section 18-804 of the Delaware Act, the steps to be accomplished by the liquidator are as follows:

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(a)                           Accounting.  As promptly as possible after dissolution and again after final liquidation, the liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)                           Payments.  The liquidator will pay from Company funds all of the debts and liabilities of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c)                            Disposition of Assets.  The Company will dispose of all remaining assets as follows:

(i)                                     the liquidator may sell any or all Company property, and any resulting gain or loss from each sale will be computed and allocated to the Members pursuant to Section 4.2;

(ii)                                  with respect to all Company property that has not been sold, the fair market value of that property will be determined and the Capital Accounts of the Members will be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable Transfer of that property for the fair market value of that property on the date of distribution; and

(iii)                               thereafter, Company property will be distributed among the Members in accordance with Section 4.1. All distributions made pursuant to this clause (iii) will be made by the end of such taxable year (or, if later, within ninety (90) days after the date of such liquidation).

(d)                           Distributions.  All distributions in kind to the Members will be made subject to the liability of each distributee for its allocable share of costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities will be allocated to the distributee pursuant to this Section 10.2.

(e)                            Cancellation of Filing.  On completion of the distribution of Company assets as provided herein, the Company will be terminated, and the Board (or such other Person or Persons as may be required) will cause the cancellation of any other filings made as provided in Section 1.6 and will take such other actions as may be necessary to terminate the Company.

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ARTICLE XI

DEFINITIONS

11.1                        Definitions.  As used in this Agreement, the following terms have the following meanings:

“Accredited Investor” has the meaning set forth in Section 2.3(i).

“Additional Preferred Units Notice” has the meaning set forth in Section 5.8.

“Additional Sanchez Activities” has the meaning set forth in Section 5.10(g)(i).

“Additional Units” has the meaning set forth in Section 3.1(a).

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person. For the purposes of this Agreement, The Blackstone Group L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group L.P. or its Affiliates that are not part of the credit-related businesses of The Blackstone Group L.P. shall not be considered or otherwise deemed to be an “Affiliate” of GSO or its Affiliates that are part of the credit- related businesses of The Blackstone Group L.P., but any fund or account managed, advised or subadvised by or Controlled by GSO or its Affiliates within the credit-related businesses of The Blackstone Group L.P. shall be considered an Affiliate of GSO. For the avoidance of doubt, (i) GSO or its Affiliates or any fund or account managed, advised or subadvised by or Controlled by GSO or its Affiliates shall not be considered an Affiliate of the Partnership or the Company, and (ii) Affiliates of the Sanchez Investor shall include any member of the Sanchez Group.

“Affiliate Threshold” has the meaning set forth in Section 5.7(b)(xiii).

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as it may be amended, modified, supplemented or restated from time to time.

“Allocation Regulations” means Treasury Regulation §§1.704-1(b), 1.704-2 and 1.704-3, as such regulations may be amended and are in effect from time to time and any corresponding provisions of succeeding regulations.

“AMI” has the meaning given to such term in the Joint Development Agreement.

“AMI Acquisition” has the meaning given to the term “Acquisition” in the Joint Development Agreement.

“AMI Participation Opportunity” has the meaning given to such term in the Sanchez Letter Agreement.

“Anadarko Closing” has the meaning set forth in the Securities Purchase Agreement.

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“APC/KM PSA” means that certain Purchase and Sale Agreement among Anadarko E&P Onshore LLC, Kerr-McGee Oil and Gas Onshore LP, SN Maverick, the Partnership and Blackstone Newco, dated January 12, 2017, as it may be amended, modified, supplemented or restated from time to time.

“Available Cash” has the meaning given to such term in the Partnership Agreement.

“Bankruptcy Event” means, with respect to any Person, the occurrence of one or more of the following events: (a) such Person (i) admits in writing its inability to pay its debts as they become due, (ii) files, or consents or acquiesces by answer or otherwise to the filing against it of a petition for relief or reorganization or rearrangement, readjustment or similar relief or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, dissolution, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as bankrupt or as insolvent or to be liquidated, (vi) gives notice to any Governmental Authority of insolvency or pending insolvency, or (vii) takes corporate action for the purpose of any of the foregoing; or (b) a court of Governmental Authority of competent jurisdiction enters an order appointing, without consent by such Person, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of such Person, or a petition or involuntary case with respect to any of the foregoing shall be filed or commenced against such Person.

“Base Preferred Return Amount” has the meaning given to such term in the Partnership Agreement.

“Basic Documents” has the meaning assigned to such term in the Securities Purchase Agreement.

“Blackstone Newco” means Aguila Production, LLC.

“Board of Directors” or “Board” has the meaning set forth in Section 5.1.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in Houston, Texas.

“Capital Account” has the meaning set forth in Section 4.3.

“Capital Contribution” means, with respect to any Member, the total amount of money contributed to the capital of the Company by such Member, whether as an initial Capital Contribution or as an additional Capital Contribution.

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“Cause” means, with respect to the Independent Director, (a) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties under this Agreement, bad faith or gross negligence, (b) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (c) that such Independent Director is unable to perform his or her duties as Independent Director due to disability or incapacity or (d) that such Independent Director no longer meets the definition of Independent Director.

“CEO” has the meaning set forth in Section 5.6.

“Certificates” has the meaning set forth in Section 9.1.

“Change of Control” has the meaning set forth in the Indenture.

“Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. or any of their respective affiliates, as may be applicable.

“Class A Member” means any Member holding Class A Units with regard to such Person’s particular limited liability company equity interest designated by Class A Units.

“Class A Unit” means a limited liability company Equity Interest in the Company designated as a “Class A Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Class A Unit in this Agreement.

“Class B Member” means any Member holding Class B Units with regard to such Person’s particular limited liability company equity interest designated by Class B Units.

“Class B Unit” means a limited liability company Equity Interest in the Company designated as a “Class B Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Class B Unit in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Common Unit” has the meaning given to such term in the Partnership Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Confidential Information” has the meaning set forth in Section 12.2.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of, the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Core Area” has the meaning given to such term in the Joint Development Agreement.

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“Credit Agreement” means the credit agreement governing the up to $500 million senior secured, first-lien, reserve-based revolving credit facility, among the Partnership, as borrower, and JPMorgan Chase Bank, N.A. and Citi, as joint lead arrangers and joint book runners, JPMorgan Chase Bank, N.A. as administrative agent, and JPMorgan Chase Bank, N.A., Citi and the syndicate of banks and financial institutions named therein as the lenders, as amended or modified from time to time.

“Credit Agreement Agent” means the administrative agent under the Credit Agreement or a Replacement Credit Agreement.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as it may be amended from time to time, and any successor statute thereto.

“Delaware Certificate” has the meaning set forth in the Recitals hereto.

“Demand Facility” has the meaning given to such term in that certain Project Lightning Fee Letter, dated January 12, 2017, among J.P. Morgan, Citi and the Partnership, as in effect on the date thereof.

“Director” or “Directors” has the meaning set forth in Section 5.3(a)(i).

“Disposition Transaction” has the meaning given to such term in the Partnership Agreement.

“Distributions” has the meaning given to such term in the Partnership Agreement.

“Drilling Commitment Agreement” has the meaning given to such term in the Securities Purchase Agreement.

“Dual Closing” has the meaning set forth in the Securities Purchase Agreement.

“Economic Interest” means a Person’s right to share in the income or loss or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote, consent or otherwise participate in the management of the Company, the right to designate Directors to the Board, or, except as specifically provided in this Agreement or required under the Delaware Act, any right to information concerning the business and affairs of the Company.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Equity Interests” has the meaning given to such term in the Partnership Agreement.

“Equity Securities” has the meaning given to such term in the Partnership Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Existing Producing Wells” has the meaning given to such term in the Joint Development Agreement.

“Exit Transaction” has the meaning set forth in Section 9.5(a)

“Exit Transaction Consideration” has the meaning set forth in Section 9.5(f).

“FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980.

“Fiscal Year” has the meaning set forth in Section 1.5.

“Fund Indemnified Persons” has the meaning set forth in Section 8.9.

“Fund Indemnitors” has the meaning set forth in Section 8.9.

“GAAP” has the meaning set forth in Section 6.1.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States of America, the United States of America or a foreign entity or government.

“GSO” means GSO Capital Partners LP, a Delaware limited partnership.

“GSO Director” has the meaning set forth in Section 5.3(a)(i).

“GSO Group” means the GSO Investor and its Affiliates, other than the Company, the Partnership and their respective Subsidiaries.

“GSO Investor” has the meaning set forth in the preamble to this Agreement.

“GSO Partner” means GSO ST Holdings LP.

“Hedge Agreements” has the meaning given to such term in the definition of “Indebtedness”.

“Hedging Activity” has the meaning given to such term in the Partnership Agreement.

“Hydrocarbons Marketing Agreement” means the Hydrocarbons Purchase and Marketing Agreement, dated as of the Effective Date, by and between SN Maverick and the Partnership.

“Incapacity” means with respect to any Person, the bankruptcy (as defined in the Delaware Act), liquidation, dissolution or termination of such Person.

“Indebtedness” means, with respect to any specified Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations

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of such Person for a deferred purchase price (other than trade payables incurred in the ordinary course of such Person’s business, consistent with past practice), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person under capital leases, (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, regardless of whether drawn, (f) all obligations of such Person created or arising under any conditional sale or title retention agreement, (g) all net obligations of such Person payable under any rate, currency, commodity or other swap, option or derivative agreement (collectively, “Hedge Agreements”), (h) all obligations secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, regardless of whether such Person has assumed or become liable for the payment of such obligation and (i) all obligations of others guaranteed by such Person.

“Indemnified Person” has the meaning set forth in Section 8.2.

“Indenture” means that certain Indenture, dated as of June 27, 2014, among the Sanchez Parent, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee, as amended or supplemented on or prior to the date hereof, but without giving effect to any amendment or supplement entered into after the date hereof and regardless of whether the Indenture remains in effect.

“Independent Director” means an individual who (1) has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience, (2) is either provided by (x) CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, or Lord Securities Corporation or (y) if none of those companies is then providing professional Independent Directors, a nationally recognized company reasonably approved by the Credit Agreement Agent that provides professional Independent Directors and other corporate services in the ordinary course of its business, and (3) is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(a)                                a member, partner, equityholder, manager, director, officer or employee of the Company or the Partnership Group Companies or Affiliates thereof;

(b)                                a creditor, supplier or service provider (including provider of professional services) to the Company, any Partnership Group Company, the Member or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to the Company, the Member or any of its Affiliates in the ordinary course of its business);

(c)                                  a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

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(d)                                 a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

“Investor Redemption Event” has the meaning set forth in Section 9.5(a).

“Joint Development Agreement” means the Joint Development Agreement, dated as of the Effective Date, among the Partnership, Blackstone Newco and SN Maverick, as it may be amended, modified, supplemented or restated from time to time.

“Joint Properties” means the properties in which Sanchez Parent and its Affiliates (other than, for the avoidance of doubt, the Partnership Group Companies), on the one hand, and any of the Partnership Group Companies, on the other hand, jointly own working interests.

“[redacted] Closing” has the meaning set forth in the Securities Purchase Agreement.

“[redacted] PSA” has the meaning set forth in the Securities Purchase Agreement.

“Law” means any federal, state and local statute, law (including common law and the Delaware Act), rule, regulation, code, order, ordinance, license, writ, injunction, judgment, award (including awards of any arbitrator) and decree and other legally enforceable requirement enacted, adopted, issued or promulgated by any Governmental Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, right of first refusal or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract or agreement to give any of the foregoing.

“Loss” has the meaning set forth in Section 8.2.

“Member” means each Person identified as a holder of Units on Exhibit A hereto as of the date hereof who has executed this Agreement or a counterpart hereof and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act, in each case so long as such Person is shown on the Company’s books and records as the owner of one or more Units. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Membership Interest” means a Member’s ownership interest in the Company, which may be expressed as one or more Units, including such Member’s right to share in distributions, profits and losses and the right, if any, to participate in the management of the business and affairs of the Company, including the right, if any, to vote on, consent to or otherwise participate in any decision or action of or by the Members, the right to designate Directors to the Board, and the right to receive information concerning the business and affairs of the Company, in each case to the extent expressly providing in this Agreement or otherwise required by the Delaware Act.

“Minority Director” has the meaning set forth in Section 5.4(b).

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“MSA” means the Management Services Agreement, dated as of the Effective Date, by and between Sanchez Oil and Gas Corporation and the Partnership, as it may be amended, modified, supplemented or restated from time to time.

“NYMEX Pricing” means, as of any date of determination with respect to any month (i) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for each month, and (ii) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at www.nymex.com or any successor thereto (as such pricing may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).

“Officer” means each Person designated as an officer of the Company pursuant to Section 5.6 for so long as such Person remains an officer pursuant to the provisions of Section 5.6.

“Operating Agreement” has the meaning given to such term in the Joint Development Agreement.

“Operating Committee” has the meaning given to such term in the Joint Development Agreement.

“Original LLC Agreement” has the meaning set forth in the Recitals hereto.

“Participating Sellers” has the meaning set forth in Section 9.5(h).

“Partnership” has the meaning set forth in Section 1.9.

“Partnership Agreement” means the Partnership’s Amended and Restated Agreement of Limited Partnership, as it may be amended from time to time.

“Partnership Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period of the Partnership as may be established by the Company. It is understood and agreed that the first Partnership Fiscal Quarter shall be deemed the period of time commencing on the Effective Date and concluding on the date that is the last day of the Fiscal Quarter during which the Effective Date occurs.

“Partnership Fiscal Year” means the calendar year ending on December 31, or such other annual accounting period for the Partnership as may be established by the Company.

“Partnership Group Companies” has the meaning set forth in Section 1.9.

“Partnership Representative” has the meaning set forth in Section 7.1.

“PDP PV-10” means the net present value, discounted at ten percent (10%) per annum, of the future net revenues (using NYMEX forward curve pricing for the next five (5) years as of the date of determination and flat prices from the fifth calendar year thereafter)

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expected to accrue to the Partnership’s collective interest in any Proved Developed Producing Reserves (as defined in the Partnership Agreement) (in each case determined as of the last day of the most recent Partnership Fiscal Year or Partnership Fiscal Quarter for which a reserve report prepared under Section 5.7 of the Partnership Agreement is available) during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues shall take into account the mark-to- market value of all Hedge Agreement of the Partnership Group Companies relating to the Partnership’s production and shall be made as of the date requested in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (b) the pricing assumptions used in determining PDP PV-10 for any particular reserves shall be based upon the Strip Price for the next five (5) years and (c) the cash-flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential.

“PDP PV-10 Ratio” means, as of any date of determination, the ratio of (i) PDP PV-10 (determined as of the last day of the most recent Partnership Fiscal Year or Partnership Fiscal Quarter for which a reserve report prepared by an independent reservoir engineering firm is available) to (ii) the sum of the outstanding Indebtedness of the Partnership Group Companies and the Base Preferred Return Amount (as defined in the Partnership Agreement) (disregarding for purposes of this determination clause (ii) in the definition of Base Preferred Return Amount), in each case determined as of the last day of the most recent Partnership Fiscal Year or Partnership Fiscal Quarter (as each are defined in the Partnership Agreement) for which financial statements of the Partnership are available.

“Percentage Interest” means, as of the date of determination (a) with respect to any Member and particular class or series of Unit, that percentage corresponding with the ratio that such Member’s relative number of Units within such class or series bears to the total outstanding number of Units of such class or series held by all Members and (b) with respect to any Member and all Units, that percentage corresponding with the ratio that such Member’s relative Membership Interests represented by its Units bears to the total Membership Interests of all Members represented by their outstanding Units, in each case, as set forth in Exhibit A.

“Permitted Lien” means (i) Liens for taxes not yet due and payable or which are being actively contested in good faith by appropriate proceedings with appropriate reserves therefor; (ii) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’ or landlords’ Liens or other like Liens and security obligations that are not delinquent; (iii) matters of record, zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, in each case, which do not materially interfere with the ordinary conduct of business of the Company and its Subsidiaries and do not materially detract from the value or use of the property subject thereto, (iv) Liens securing Indebtedness incurred under any Senior Debt, including pursuant to the Credit Agreement or Replacement Credit Agreement or any other Senior Debt Agreement and (v) Liens permitted under any Senior Debt,

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including the Credit Agreement or Replacement Credit Agreement or any other Senior Debt Agreement or Replacement Credit Agreement.

“Permitted Transferee” means, with respect to any Person, (i) any of such Person’s Affiliates (it being understood that in the case of (a) the GSO Investor, such Affiliate must be an entity or fund managed, advised or sub-advised by or Controlled by GSO or its Affiliates, and (b) the Sanchez Investor, such Affiliate must be wholly owned, directly or indirectly, by Sanchez Parent for purposes of being deemed a Permitted Transferee), or (ii) any transferee in connection with an Exit Transaction.

“Person” means an individual or a corporation, partnership, limited liability company, trust, estate, unincorporated organization, association, “group” (as such term is defined in Section 13(d) of the Exchange Act) or other entity.

“Preferred Unit Closings” has the meaning set forth in the Securities Purchase Agreement.

“Preferred Units” has the meaning given to such term in the Partnership Agreement.

“Proceeding” has the meaning set forth in Section 8.2.

“Quarterly Distribution Amount” has the meaning given to such term in the Partnership Agreement.

“Redemption Non-Payment” has the meaning given to such term in the Partnership Agreement.

“Renounced Business Opportunity” has the meaning set forth in Section 5.10(d).

“Replacement Credit Agreement” means a credit agreement that provides for revolving loans to the Partnership and is established among the Partnership and one or more commercial banks and other commercial lenders in replacement of the current Credit Agreement, which credit agreement shall be on terms and conditions that are generally considered market for a company similarly situated to the Partnership and that, in the aggregate, are at least as favorable to the Partnership as the Credit Agreement; provided that the financial covenants, voluntary prepayments, mandatory prepayments, and provisions relating to events of default, interest costs (including upfront lender fees and discounts), call protection or costs associated with voluntary or mandatory repayment, and restricted payments (including restrictions on Distributions) shall each be at least as favorable to the Partnership as the Credit Agreement; provided, further, that such credit agreement shall in no way limit or restrict the payment of distributions or redemption of the Preferred Units other than as permitted by the terms of the Partnership Agreement as in effect on the Effective Date.

“Sale Transaction” has the meaning given to such term in the Joint Development Agreement.

“Sanchez Director” has the meaning set forth in Section 5.3(a)(i).

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“Sanchez Group” means the Sanchez Parent and its Affiliates, Sanchez Investor, SPP, Sanchez Oil & Gas Corporation, Blackstone Newco, and any Person Controlled by any one or more of the foregoing (other than the Company, the Partnership and their respective Subsidiaries).

“Sanchez Investor” has the meaning set forth in the preamble to this Agreement.

“Sanchez Letter Agreement” means that certain Letter Agreement between SN Maverick, Sanchez Parent and the Partnership, dated as of the Effective Date.

“Sanchez Parent” means Sanchez Energy Corporation, a Delaware corporation.

“Sanchez Vehicle” means SN Maverick or Sanchez Parent or any of its Affiliates (other than the Company or its Subsidiaries or any Partnership Group Company) that holds title to any of the properties acquired by SN Maverick at the “Closing” (as defined in the APC/KM PSA) pursuant to the APC/KM PSA or any Joint Properties.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” has the meaning set forth in the Recitals hereto.

“Senior Debt” means credit or other debt facilities or issuances, including, but not limited to, the credit facility provided pursuant to the Credit Agreement.

“Senior Debt Agreements” means the Credit Agreement and any other credit agreement, note purchase agreement, indenture or other agreements evidencing Senior Debt, collectively, and any documents related thereto.

“Separate Closing” has the meaning set forth in the Securities Purchase Agreement.

“SN Maverick” means SN EF Maverick, LLC, a Delaware limited liability company.

“Special Approval” has the meaning set forth in Section 5.7(b).

“SPP” means Sanchez Production Partners LP, a Delaware limited partnership.

“Springfield Gathering Agreements” means (i) the Amended and Restated Lease Dedication and Gas Gathering Agreement, dated effective as of January 1, 2016, between Springfield Pipeline LLC, a Texas limited liability company (“Springfield”), and Anadarko Onshore (as defined in the Securities Purchase Agreement) and (ii) the Amended and Restated Lease Dedication and Oil Gathering Agreement, dated effective as of January 1, 2016, between Springfield and Anadarko Onshore, of which, to the extent related to the properties acquired by SN Maverick and the Partnership at the Anadarko Closing or Dual Closing, as applicable, the rights and obligations of Anadarko Onshore with respect to operations from and after such Anadarko Closing or Dual Closing, as applicable, will be assigned by Anadarko Onshore to Sanchez Parent.

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“Strip Price” means, at any time, (i) for the remainder of the current calendar year, the average NYMEX Pricing for the remaining contracts in the current calendar year, (ii) for each of the succeeding three (3) complete calendar years, the average NYMEX Pricing for the twelve (12) months in each such calendar year, and (iii) for the succeeding fourth complete calendar year, and for each calendar year thereafter, the average NYMEX Pricing for the twelve (12) months in such fourth calendar year.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability, partnership or other similar ownership interests thereof with voting rights at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control, directly or indirectly, the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity.

“Substitute Member” means any Transferee that has been admitted as a Member of the Company pursuant to Section 9.7(c) by virtue of such Transferee receiving all or a portion of a Member’s Units from a Member.

“Tag Right” has the meaning given to such term in the APC/KM PSA.

“Tag Right Interests” has the meaning given to such term in the APC/KM PSA.

“Tax Matters Member” has the meaning set forth in Section 7.1.

“Test Level” means (i) for any quarter in 2017, 1.0x, (ii) for any quarter in 2018, 1.10x, (iii) for any quarter in the period commencing January 1, 2019 and ending December 31, 2021, 1.25x, and (iv) for any quarter in the period commencing January 1, 2022 and ending December 31, 2023, 1.40x.

“Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, gift, grant of a security interest or other direct or indirect disposition or encumbrance (whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof, including derivative or similar transactions or arrangements whereby a portion or all of the Economic Interest in, or risk of loss or opportunity for gain with respect to, Units is transferred or shifted to another Person; provided that any indirect transfer of Equity Interests in Sanchez Parent that does

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not result in a Change of Control shall not be deemed a “Transfer” for purposes of this Agreement.

“Transferee” means a Person that acquires all or any portion of a Member’s Units as a result of a Transfer.

“Transferor” means a Person that Transfers all or any portion of such Person’s Units as a result of a Transfer.

“Unit” means a limited liability company Equity Interest in the Company comprising a Member’s Membership Interest in the Company and designated as a Class A Unit, Class B Unit or any other class of Units designated by the Board.

“UnSub Representative” has the meaning given to such term in the Joint Development Agreement.

11.2      Construction. Whenever the context requires, (a) the gender of all words used in this Agreement includes the masculine, feminine, and neuter and (b) terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement, and such words do not refer to the Delaware Act or any particular section, clause or provision of this Agreement. All references to a Person include such Person’s successors and permitted assigns. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes. The use herein of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The term “or” is not exclusive. The definitions set forth or referred to in Section 11.1 will apply equally to both the singular and plural forms of the terms defined and derivative forms of defined terms will have correlative meanings. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person. All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with GAAP and, except as expressly provided herein, all accounting determinations will be made in accordance with GAAP. The parties acknowledge that this Agreement has been negotiated by such parties with the benefit of counsel and, accordingly, any principle of law that provides that any ambiguity in a contract or agreement shall be construed against the party that drafted such contract or agreement shall be disregarded and is expressly waived by all of the parties hereto.

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ARTICLE XII
MISCELLANEOUS

12.1                Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by (a) depositing such writing with a reputable overnight courier for next day delivery, (b) depositing such writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or (c) delivering such writing to the recipient in person, by courier or by electronic mail transmission; and a notice, request or consent given under this Agreement is effective upon receipt against the Person who receives it. All notices, requests and consents to be sent to a Member must be sent to or made at the address given for that Member on Exhibit A, or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company or the Board must be given to the Board or, if appointed, the secretary of the Company at the Company’s chief executive offices. Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

12.2                Confidential Information. Each Member recognizes and acknowledges that it has received and may in the future receive certain confidential and proprietary information and trade secrets of Sanchez Parent and its Subsidiaries, the Company and its Subsidiaries, the Partnership Group Companies and the Members (including their respective predecessors) (the “Confidential Information”). Except as otherwise consented to by the Company in writing, each Member agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, use any Confidential Information for any purposes other than in connection with its investment in the Company or disclose any Confidential Information for any reason or purpose whatsoever, except for disclosures: (i) to authorized directors, managers, officers, representatives, agents and employees of such Member or its Affiliates (other than portfolio companies of the GSO Investor), the Company, its Subsidiaries or the Partnership Group Companies and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement and the agreements expressly contemplated hereby, provided, that each such Person is informed of the confidential nature of such Confidential Information, agrees to hold such Confidential Information confidential and that the disclosing Member remains liable for any breach of this provision by such Persons; (ii) made to the limited partners, owners, co-investors, and prospective investors in funds managed, advised or sub-advised by the Class B Member or its Affiliates; provided that if such limited partners, owners, co-investors, and prospective investors are receiving Confidential Information (other than with respect to high-level summary information regarding the operations of the Company, any of its Subsidiaries or any of the Partnership Group Companies (e.g., total production volumes, total revenues, etc.)), such receiving Person shall be subject to confidentiality obligations to the GSO Investor or its Affiliates; (iii) to any bona fide prospective purchaser of the equity or assets of the Company, any of its Subsidiaries, any of the Partnership Group Companies or their respective Affiliates or the Units held by such Member, to prospective financing sources, or a prospective merger partner of such Member, the Company, its Subsidiaries, the Partnership Group Companies or any of their respective Affiliates and, except in connection with transactions contemplated under Section 9.5 and except as may be precluded

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by contractual restrictions on disclosure, following prior written notice of such disclosure to the Company or the Partnership, provided, that such purchaser, financing sources, or merger partner agrees in writing to be bound by the provisions of this Section 12.2 or other confidentiality agreement that includes confidentiality and use provisions at least as restrictive as the provisions herein; (iv) to attorneys, accountants and other professionals of such Member or its Affiliates; (v) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation or in connection with any disclosure to regulatory or Governmental Authority that regulates the Class B Member, provided, that the Member shall provide to the Company prompt notice of any such requirement to enable the Company to seek an appropriate protective order or confidential treatment (except no such opportunity shall be afforded in the case of any law, rule or regulation or a routine audit or examination by, or a blanket document request from, a governmental or regulatory entity that does not reference the Company or this Agreement or if notifying the Company in advance of such disclosure is prohibited by applicable law) and shall disclose only that portion of such Confidential Information so required to be disclosed and (vi) by Sanchez Parent in connection with any publicly filed reports to the extent (A) relating to the Partnership Group Companies’ operations and assets and (B) the disclosure of such information is required by applicable law or regulation to be included therein. For purposes of this Section 12.2, the term “Confidential Information” shall not include any information that (x) a Person learns from a source other than the Company, its Subsidiaries or the Partnership Group Companies, or any of their respective representatives, employees, agents or other service providers, (y) is disclosed to the public or is available in the public domain or (z) was in a Person’s possession prior to disclosure hereunder; provided such information is not known by such Person to be subject to an obligation of confidentiality owed to the other Members. Furthermore, the Members understand that Members and their representatives who have access to the Confidential Information may retain mental impressions of some aspects of the Confidential Information and the Members agree that neither the Members nor any of their representatives shall have any liability hereunder for use of such mental impressions in evaluating other business opportunities, except as otherwise expressly provided in this Agreement or any ancillary agreement thereto.

12.3                 Entire Agreement; Integrated Transaction.  This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein are intended by the Members as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter. Each of the Members acknowledges and agrees that in executing this Agreement (i) the intent of the parties in this Agreement and the other Basic Documents shall constitute an unseverable and single agreement of the parties with respect to the transactions contemplated hereby and thereby, (ii) it waives, on behalf of itself and each of its Affiliates, any claim or defense based upon the characterization that this Agreement and the other Basic Documents are anything other than a true single agreement relating to such matters and (iii)  the matters set forth in this Section 12.3 constitute a material inducement to enter into this Agreement and the other Basic Documents and to consummate the transactions contemplated hereby and thereby. Each of the Members stipulates and agrees (i)  not to challenge the validity, enforceability or

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characterization of this Agreement and the other Basic Documents as a single, unseverable instrument pertaining to the matters that are the subject of such agreements, (ii) this Agreement and the other Basic Documents shall be treated as a single integrated and indivisible agreement for all purposes, including the bankruptcy of any party and (iii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 12.3.

12.4                Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder or with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder or with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

12.5                Amendment or Modification.  Except for amendments authorized by Section 2.1, this Agreement and any provision hereof may be amended, waived (except as otherwise provided herein), or modified from time to time only by a unanimous written instrument signed by the Members; provided any modifications, amendments or waivers (including by any restatement or supplements) (a) effecting the obligations to appoint, and the rights of, an Independent Director, including without limitation under Sections 5.3(a)(i), 5.3(c), 5.3(e), 5.4(b)  and 5.7(c)  that adversely affect the Lenders (as defined in the Credit Agreement) under the Credit Agreement, (b) to the definitions of “Independent Director” and “Cause”, and (c) to Sections 5.13, 12.5 and 12.6 shall require the prior written consent of the Credit Agreement Agent, and the Credit Agreement Agent shall be a third party beneficiary hereunder to enforce such provisions.

12.6                Binding Effect.  Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Transferees, Substitute Members or otherwise. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than the Credit Agreement Agent for the matters described in Section 12.5.

12.7                        Consent to Jurisdiction; Waiver of Trial by Jury.

(a)                         Each Member and the Company irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, (iii) waives, to the fullest extent it may legally and effectively do so,

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any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware, and (iv) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware. Each Member and the Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Member and the Company irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any Member or the Company to serve process in any other manner permitted by applicable law.

(b)                          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.8                 Governing Law.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without regard to the principles of conflicts of law (whether of the State of Delaware or otherwise) that would result in the application of the laws of any other jurisdiction. In the event of a direct conflict between the provisions of this Agreement and any provision of the Delaware Certificate or any mandatory provision of the Delaware Act, the applicable provision of the Delaware Certificate or the Delaware Act shall control.

12.9                 Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

12.10          Waiver of Certain Rights.  Each Member irrevocably waives any right it may have to demand any distributions or withdrawal of property from the Company except as provided herein or to maintain any action for dissolution (whether pursuant to Section 18-802 of the Delaware Act or otherwise) of the Company or for partition of the property of the Company and confirms that such waivers are a material term of this Agreement.

12.11          Notice to Members of Provisions.  By executing this Agreement, each Member acknowledges that it has actual notice of (a) all of the provisions hereof (including, without limitation, the restrictions on the transfer set forth in Article IX) and (b) all of the provisions of the Delaware Certificate.

12.12          Counterparts.  This Agreement may be executed in multiple counterparts, any of which may be delivered via facsimile or PDF, with the same effect as if all signing parties had

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signed the same document. All counterparts shall be construed together and constitute the same instrument.

12.13         Headings.  The headings used in this Agreement are for the purpose of reference only and will not otherwise affect the meaning or interpretation of any provision of this Agreement.

12.14         Remedies.  The Company and the Members shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise any and all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Member may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation or threatened violation of the provisions of this Agreement.

12.15         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.16         No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Member may be a partnership or limited liability company, each Member hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Members shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Member (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Member (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member (or, in each case, any financing source for any of the foregoing) of any of the foregoing, but in each case not including the Members, whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against such Persons, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Persons, as such, for any obligations of the applicable party under this

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Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith or in connection or contemplation hereof, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

[Separate Signature Page Attached]

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IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the Effective Date.

COMPANY:

SN EF UNSUB GP, LLC

By:
Name:	Patricio D. Sanchez
Title:	Chief Executive Officer

MEMBERS:

SN UR HOLDINGS, LLC

By:
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

GSO ST HOLDINGS ASSOCIATES LLC

By:
Name:	[•]
Title:	[•]

Signature Page to Amended and Restated

Limited Liability Company Agreement of SN EF UnSub GP, LLC

Exhibit A

Members, Capital Contributions and Units Held

Member	Capital Contribution	Capital Account Balance	Units	Percentage Interest
Sanchez Investor	$990	$990	99 Class A Units	99%
GSO Investor	$10	$10	1 Class B Units	1%
Total	$1,000	$1,000	100 Units	100%

Members’ Address for Notices

Sanchez Investor	c/o Sanchez Energy Corporation
SN UR Holdings, LLC
1000 Main Street, Suite 3000
Houston, TX 77002
Attention: Gregory Kopel
Email: gkopel@sanchezog.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
600 Travis, Suite 3300
Houston, TX 77002
Attn: John D. Pitts
Email: john.pitts@kirkland.com

GSO Investor	GSO ST Holdings Associates LLC
c/o GSO Capital Partners
1111 Bagby Street, Suite 2050
Houston, TX 77002
Attention: Robert Horn
Email: Robert.horn@gsocap.com

Exhibit A-1

With a copy to:

c/o GSO Capital Partners
345 Park Avenue, 31st Floor
New York, NY 10154
Email: GSO Legal@gsocap.com
GSOValuationsGroup@gsocap.com

With a copy to (which shall not constitute notice):

Andrews Kurth Kenyon LLP
600 Travis Street, Suite 4200
Houston, TX 77002
Attn: G. Michael O’Leary
Jon W. Daly
Email: moleary@andrewskurth.com jondaly@andrewskurth.com

Exhibit A-2

The Company	SN EF UnSub GP, LLC
1000 Main Street, Suite 3000
Houston, TX 77002
Attention: Gregory Kopel
Email: gkopel@sanchezog.com

With copies to:

Sanchez Energy Corporation
1000 Main Street, Suite 3000
Houston, TX 77002
Attention: Gregory Kopel
Email: gkopel@sanchezog.com

and

GSO ST Holdings Associates LLC
c/o GSO Capital Partners
1111 Bagby Street, Suite 2050
Houston, TX 77002
Attention: Robert Horn
Email: Robert.horn@gsocap.com

Exhibit A-3

Exhibit B

Board Designations

Sanchez Directors:

Patricio D. Sanchez

Cameron W. George

Daniel Furbee

GSO Directors:

Robert Horn

Anthony Borreca

Exhibit B-1

Exhibit C

Officers

President and Chief Executive Officer:  Patricio D. Sanchez

Chief Financial Officer and Treasurer:  Cameron W. George

Chief Operating Officer:  Daniel Furbee

Secretary:  Alfredo Gutierrez

Exhibit C-1

Exhibit D

Approved Successor Independent Auditors and

Independent Reservoir Engineers

Approved Independent Auditors

1.   Pricewaterhouse Coopers, LLP

2.   Deloitte LLP

3.   Ernst & Young Global Limited

Approved Independent Reservoir Engineers

4.   DeGolyer & MacNaughton

5.   Netherland Sewell & Associates

6.   Cawley, Gillespie & Associates

Exhibit D-1

Exhibit E

Form of Purchase Agreement

(Attached.)

Exhibit E-1

Exhibit F

LTM EBITDA Levels

Exhibit F-1

EXHIBIT C

FORM OF WARRANT AGREEMENT

[Attached.]

EXHIBIT C TO

SECURITIES PURCHASE AGREEMENT

SANCHEZ ENERGY CORPORATION
WARRANT TO PURCHASE COMMON SHARES

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, SUCH WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF SUCH WARRANTS MAY ONLY BE TRANSFERRED IF THE ISSUER AND, IF APPLICABLE, THE TRANSFER AGENT FOR SUCH WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF SUCH WARRANTS HAS RECEIVED DOCUMENTATION SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

THIS WARRANT AGREEMENT, dated as of [•], 2017 (this “Agreement”), is by and between (a) SANCHEZ ENERGY CORPORATION, a Delaware corporation (the “Corporation”), and (b) the funds specified on the signature pages hereof (collectively, the “GSO Funds” or the “Holders” and individually, a “GSO Fund” or a “Holder”).  The Corporation and the Holders are sometimes referred to herein collectively as the “Parties” or individually as a “Party.”

R E C I T A L S:

WHEREAS, the Corporation has entered into that certain Securities Purchase Agreement, dated as of January 12, 2017 (the “Purchase Agreement”), among the Corporation, SN EF UnSub GP, LLC, a Delaware limited liability company (the “General Partner”), SN EF UnSub, LP, a Delaware limited partnership (the “Partnership”), SN UR Holdings, LLC, a Delaware limited liability company, SN EF UnSub Holdings, LLC, a Delaware limited liability company, GSO ST Holdings Associates, LLC, a Delaware limited liability company, and GSO ST Holdings, LP, a Delaware limited partnership (“GSO Holdings”), pursuant to which the parties thereto have agreed, on the terms and subject to the conditions set forth therein, that GSO Holdings will contribute from time to time up to $800 million to the Partnership to purchase from the Partnership, and the Partnership will issue and sell to GSO Holdings upon such contribution(s), preferred limited partner interests of the Partnership (“Preferred Units”) having the rights, privileges, powers and preferences set forth in the amended and restated agreement of limited partnership of the Partnership of even date herewith; and

WHEREAS, the proceeds received by the Partnership from GSO Holdings’ contribution at the Anadarko Closing (as defined in the Purchase Agreement; which contribution amount will not be less than $500 million) will be used by the Partnership, together with funds from other sources, to purchase the Acquired Properties (as defined in the Purchase Agreement) pursuant to the APC/KM PSA (as defined in the Purchase Agreement); and

WHEREAS, in connection with the contributions to be made at the Anadarko Closing and that GSO Holdings may make in the future in accordance with the Purchase Agreement and the issuances by the Partnership to the Investors of Preferred Units in consideration therefor, the Corporation has agreed to issue to the GSO Funds warrants to purchase an aggregate of 2,000,000 shares of common stock, par value $0.01 per share of the Corporation, subject to adjustment as set forth herein; and

WHEREAS, the number of Warrants to be issued to each of the GSO Funds is set forth on the signature pages of this Agreement opposite the name of such GSO Fund; and

WHEREAS, this Agreement is intended to set forth the terms and conditions of the Warrants; and

WHEREAS, this Agreement is being executed by the Corporation and the GSO Funds at the Closing.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

Definitions and References

Section 1.01.  Definitions.  As used herein, the following terms have the respective meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 2.02, multiplied by (b) the Exercise Price.

“Agreement” has the meaning set forth in the preamble.

“Basic Documents” has the meaning assigned to such term in the Purchase Agreement.

“Board” means the board of directors of the Corporation.

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“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of Houston, Texas are authorized or obligated by law or executive order to close.

“Closing” has the meaning assigned to such term in the Purchase Agreement.

“Common Shares” means the shares of Common Stock, par value $0.01 per share, of the Corporation, including a Right associated with each Common Share.

“Corporation” has the meaning set forth in the preamble.

“Equity Interests” means shares of capital stock (including, with respect to the capital stock of the Corporation, Preferred Stock), partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Exercise Agreement” has the meaning assigned to such term in Section 3.01(a).

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3.01 shall have been satisfied at or prior to 5:00 p.m., Central Time, on a Business Day, including, without limitation, the receipt by the Corporation of the Exercise Agreement, the Warrant and the Aggregate Exercise Price.

“Exercise Price” means $10.00 per Common Share, subject to adjustment as set forth in this Agreement.

“Expiration Date” means [•], 2032.

“Fair Market Value” means, as of any particular date: (a) the VWAP Price of the Common Shares for such day on all domestic securities exchanges on which the Common Shares may at the time be listed; (b) if there have been no sales of the Common Shares on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Shares on all such exchanges at the end of such day; (c) if on any such day the Common Shares are not listed on a domestic securities exchange, the VWAP Price of the Common Shares as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Shares on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for Common Shares quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of the day; in each case, averaged over the fifteen consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided that, if the Common Shares are listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.  If at any time the Common Shares are not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Shares shall be the fair market value per Common Share as determined in good faith by the Board.

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“GAAP” means generally accepted accounting principles in the United States, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board, as in effect from time to time.

“General Partner” has the meaning set forth in the recitals.

“GSO Fund” and “GSO Funds” have the meanings set forth in the preamble.

“GSO Holdings” has the meaning set forth in the recitals.

“Holder” and “Holders” have the meanings set forth in the preamble.

“NYSE” means New York Stock Exchange.

“Original Issue Date” means [•], 2017, the date on which this Warrant was issued by the Corporation pursuant to the Purchase Agreement, which was concurrently with the Closing.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Partnership” has the meaning set forth in the recitals.

“Party” and “Parties” have the meanings set forth in the preamble.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Pink OTC Markets” means the OTC Markets Group Inc.  electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Preferred Units” has the meaning set forth in the recitals.

“Purchase Agreement” has the meaning set forth in the recitals.

“Right” has the meaning assigned to such term in the Rights Agreement.

“Rights Agreement” means that certain Rights Agreement, dated as of July 28, 2015, between the Corporation and Continental Stock Transfer & Trust Company, as rights agent, including the exhibits attached thereto, as such Rights Agreement may be amended, modified or supplemented from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“VWAP Price” as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Share.

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“Warrant” means this warrant and all warrants issued upon division or combination of, or in substitution for, this warrant.

“Warrant Register” has the meaning assigned to such term in Section 5.07.

“Warrant Shares” means the Common Shares purchasable upon exercise of this Warrant in accordance with the terms of this Agreement (without taking into account any limitations or restrictions on the exercisability of this Warrant, other than with respect to Section 2.02, Section 2.03 or Section 3.01 of this Warrant).  Each Warrant Share issued upon the exercise in whole or in part, of this Warrant shall include a Right.

Section 1.02.  Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided:

(i)                             an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(ii)                          “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision;

(iii)                       all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Agreement unless otherwise indicated; and

(iv)                      references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations).

ARTICLE 2

EXERCISE OF WARRANT

Section 2.01.  Issuance of Warrant.  Subject to the terms and conditions hereof, this Warrant shall represent the right to purchase from the Corporation 2,000,000 Warrant Shares (subject to adjustment as provided herein) in whole or in part.

Section 2.02.  Exercise of Warrant. Subject to the terms and conditions hereof, at any time on any Business Day and from time to time during the period that begins on the Original Issue Date and ends at 5:00 p.m., Central Time, on the Expiration Date, any Holder may exercise this Warrant with respect to the Warrant Shares to which it is entitled (as set forth on the signature pages of this Agreement) in whole or in part for any number of the Warrant Shares purchasable hereunder in respect thereof (subject to adjustment as provided herein) as provided in Section 3.01.

Section 2.03.  Expiration of Warrant.  This Warrant shall terminate and become void as of 5:00 p.m., Central Time, on the Expiration Date.

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ARTICLE 3

EXERCISE PROCEDURE

Section 3.01.  Conditions to Exercise.  Any Holder may exercise this Warrant only upon:

(a)                          surrender of this Warrant to the Corporation at its then principal executive offices, together with an Exercise Agreement in the form attached hereto as Exhibit A each, an “Exercise Agreement”), duly completed (including specifying the number of Warrant Shares to which such Holder is entitled to purchase hereunder and the number of Warrant Shares to be purchased) and executed;

(b)                                 payment to the Corporation of the Aggregate Exercise Price in accordance with Section 3.02; and

(c)                           to the extent any withholding tax on the exercise of a Warrant is required, such Holder shall nonetheless be entitled to exercise the Warrant; provided that such Holder shall make a cash payment to the Corporation in an amount sufficient to satisfy any such applicable withholding tax.

Section 3.02.  Payment of the Aggregate Exercise Price.  Payment of the Aggregate Exercise Price shall be made, at the option of the Holder exercising the Warrant as expressed in the Exercise Agreement, only by the following methods:

(a)                          by delivery to the Corporation of a certified or official bank check payable to the order of the Corporation or by wire transfer of immediately available funds to an account designated in writing by the Corporation, in the amount of such Aggregate Exercise Price;

(b)                          by instructing the Corporation to withhold from such Holder a number of Warrant Shares then issuable upon exercise by such Holder of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price; or

(c)                           any combination of the foregoing.

In the event of any withholding of Warrant Shares pursuant to clause (b) or (c) of this Section 3.02 where the number of Common Shares whose Fair Market Value is equal to the Aggregate Exercise Price is not a whole number, the number of Common Shares withheld by or surrendered to the Corporation shall be rounded up to the nearest whole Common Share and the Corporation shall make a cash payment to such exercising Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a Common Share being so withheld by or surrendered to the Corporation from such Holder in an amount equal to the product of (x) such incremental fraction of a Common Share being so withheld or surrendered multiplied by (y) the Fair Market Value of one whole Warrant Share as of the Exercise Date.

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Section 3.03.  Delivery of Certificates.   To the extent any Common Shares of the Corporation are at the time of exercise represented in certificated form, then, at the election of a Holder as set forth in the Exercise Agreement, the Corporation shall, as promptly as practicable, and in any event within three Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to such Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a Common Share, as provided in Section 3.04 hereof.  Such certificate(s) shall be delivered to the address specified by such Holder in the applicable Exercise Agreement.  The certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Agreement and shall be registered in the name of such Holder or, subject to compliance with Section 3.06(f) and Section 5.06, such other Person’s name as shall be designated in the Exercise Agreement. Upon the exercise of this Warrant by any Holder, this Warrant shall be deemed to have been exercised by such Holder and such certificate or certificates for Warrant Shares shall be deemed to have been issued, and such Holder or any other Person so designated to be named therein in compliance with Section 3.06(f) and Section 5.06 shall be deemed to have become a holder of record of such Warrant Shares for all purposes, immediately prior to 5:00 p.m., Central Time, on the Exercise Date.

Section 3.04.  Fractional Shares.   The Corporation shall not be required to issue a fractional Warrant Share upon exercise of any Warrant.  As to any fraction of a Warrant Share that a Holder would otherwise be entitled to purchase upon such exercise, the Corporation shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction of a Warrant Share multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.

Section 3.05.  Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have been fully exercised, the Corporation shall, at the time of delivery of the Warrant Shares being issued in accordance with this Article 3, provide by notation in the Warrant Register the number, if any, of Warrant Shares that remain subject to purchase by such Holder upon exercise.

Section 3.06.  Valid Issuance of Warrant and Warrant Shares; Payment of Taxes. With respect to each exercise of this Warrant, the Corporation hereby represents, covenants and agrees:

(a)                         This Warrant is, and any warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(b)                         Each Warrant Share (including the Right associated therewith) issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Corporation shall take all such actions as may be necessary or appropriate in order that each Warrant Share is, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Corporation and free and clear of all taxes, liens and charges.

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(c)                          The Corporation shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Corporation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Common Shares or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

(d)                         The Corporation shall use commercially reasonable efforts to cause the Warrant Shares, immediately upon such exercise, to be listed on the NYSE or any domestic securities exchange upon which Common Shares or other securities constituting Warrant Shares are listed at the time of such exercise.

(e)                          The Corporation has taken such action as is necessary to reserve for issuance such number of Common Shares as are subject to issuance upon the exercise in whole of the Warrant.

(f)                           The Corporation shall pay all expenses in connection with, and all taxes (other than income taxes) and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided that the Corporation shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than a Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

Section 3.07.  Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant by any Holder is to be made in connection with a sale of the Corporation (pursuant to a merger, sale of Common Shares, or otherwise), such exercise may at the election of such Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

ARTICLE 4

ADJUSTMENT TO NUMBER OF WARRANT SHARES

Section 4.01.  Adjustment to Number of Warrant Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the number of Warrant Shares issuable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as provided in this Article 4 (in each case, after taking into consideration any prior adjustments pursuant to this Article 4).  If, at any time as a result of the provisions of this Article 4, the Holders shall become entitled upon subsequent exercise to receive any shares of Equity Interests of the Corporation other than Common Shares, the number of such other Equity Interests so receivable upon exercise of this Warrant shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

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Section 4.02.  Adjustment to Number of Warrant Shares Upon Dividend, Subdivision, Combination or Reclassification of Common Shares.

(a)                         If the Corporation shall, at any time or from time to time after the Original Issue Date and prior to the exercise in whole or expiration of the Warrant, (i) pay a dividend or make any other distribution upon the Common Shares or any other capital stock of the Corporation payable in Common Shares, (ii) subdivide (by any split, recapitalization or otherwise) its outstanding Common Shares into a greater number of Common Shares, or (iii) combine (by combination, reverse split or otherwise) its outstanding Common Shares into a smaller number of Common Shares, then the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to any such dividend, distribution, subdivision or combination shall be proportionately adjusted so the Holders will thereafter receive upon exercise of this Warrant the aggregate number and kind of shares of Equity Interests of the Corporation that the Holders would have owned immediately following such action if the Warrant had been exercised immediately before the record date for such action.  Any adjustment under this Section 4.02 shall become effective at the close of business on the date the dividend, distribution, subdivision or combination becomes effective.

(b)                         If the Corporation shall, at any time or from time to time after the Original Issue Date and prior to the exercise in whole or expiration of the Warrant, issue by reclassification of its Common Shares any shares of its capital stock, then such a reclassification shall be deemed to be (i) a distribution by the Corporation to the holders of its Common Shares of such shares of such other class of capital stock for the purposes and within the meaning of Section 4.04(a) and (ii) if the outstanding Common Shares shall be changed into a larger or smaller number of Common Shares as part of such reclassification, such change shall be deemed to be a subdivision or combination, as the case may be, of the outstanding Common Shares for the purposes and within in the meaning of Section 4.02(a).

Section 4.03.                 Adjustment for Rights Issue.

(a)                         If the Corporation, prior to the exercise in whole or part, or expiration, of this Warrant distributes any rights, options or warrants (excluding Rights issued under the Rights Agreement) to all holders of its Common Shares entitling them for a period expiring within 45 days after the record date specified below to purchase Common Shares or securities convertible into, or exercisable or exchangeable for, Common Shares, at a price per share less than the Fair Market Value per share on that record date, then the number of Warrant Shares issuable upon the exercise of the Warrant shall be adjusted in accordance with the formula:

where:

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W’ =                      the adjusted number of Warrant Shares issuable upon exercise of the Warrant;

W =                          the number of Warrant Shares then issuable upon exercise of the Warrant;

O =                             the number of Common Shares outstanding on the applicable record date;

N =                             the number of additional Common Shares issuable pursuant to such rights, options or warrants;

P =                               the aggregate price per share of the additional Common Shares issuable upon exercise of the rights, options or warrants; and

M =                          the Fair Market Value per Common Share on the applicable record date.

(b)                          The adjustment pursuant to this Section 4.03 shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options or warrants.  If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the number of Warrant Shares subject to issuance under the Warrant shall be immediately readjusted to what it would have been if “N” in the above formula had been the number of shares actually issued.

Section 4.04.  Adjustment for Other Distributions.

(a)                          If the Corporation, prior to the exercise in whole or part, or expiration, of this Warrant, pays a cash distribution to all holders of its Common Shares or distributes to all holders of its Common Shares any shares of its capital stock, evidences of indebtedness or any of its assets or any rights, warrants or other securities of the Corporation (other than distributions to which Section 4.02 or Section 4.03 apply), then the number of Warrant Shares issuable upon the exercise of this Warrant shall be adjusted in accordance with the formula:

where:

W’ =                      the adjusted number of Warrant Shares issuable upon exercise of the Warrant;

W =                          the number of Warrant Shares then issuable upon exercise of the Warrant;

M =                          the Fair Market Value per Common Share on the record date specified below; and

F =                               the amount of cash or fair market value on the record date specified below of the evidences of indebtedness, assets, rights, warrants or other securities to be distributed in respect of one Common Share as determined in good faith by the Board.

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(b)                                 The adjustment pursuant to this Section 4.04 shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of holders entitled to receive the distribution.

(c)                                  This Section 4.04 does not apply to rights, options or warrants referred to in Section 4.03 hereof.

Section 4.05.  Dissolution, Liquidation or Winding Up.    If,  on or prior to the Expiration Date, the Corporation (or any other Person controlling the Corporation) shall propose a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, the Holders of this Warrant shall receive the kind and number of other securities or assets which the Holders would have been entitled to receive if the Holders had exercised this Warrant in full and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant) immediately prior to the time of such dissolution, liquidation or winding up and the right to exercise this Warrant shall terminate on the date on which the holders of record of Common Shares shall be entitled to exchange their Common Shares for securities or assets deliverable upon such dissolution, liquidation or winding up.

Section 4.06.  When De Minimis Adjustment May Be Deferred. No adjustment in the number of Warrant Shares subject to a Warrant need be made unless the adjustment would require an increase or decrease of at least 1% of the then applicable number of Warrant Shares subject to a Warrant.  Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Article 4 shall be made to the nearest 1/10,000th of a whole Common Share, it being understood that no such rounding shall be made under Section 4.12 (and, in calculations made pursuant to such paragraph, the adjusted number of Warrant Shares subject to a Warrant shall refer to such adjusted number before rounding).

Section 4.07.  When No Adjustment Required.  No adjustment need be made for a transaction referred to in Sections 4.02 through 4.04, if each of the Holders is to participate (without being required to exercise the Warrants) in the transaction on a basis and with notice that the Board and the Holders of a majority of the then outstanding Warrants determine to be fair and appropriate in light of the basis and notice on which holders of Common Shares participate in the transaction.  No adjustment need be made for rights to purchase Common Shares pursuant to a Corporation plan for reinvestment of dividends or interest.  To the extent the Warrants become convertible into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

Section 4.08.  Notice of Adjustment. Whenever the number of Warrant Shares subject to the Warrant is adjusted, the Corporation shall provide the notices required by Section 5.01.

Section 4.09.  Reorganization of Corporation. If, prior to the exercise in whole or part, or expiration, of this Warrant, the Corporation consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any Person, upon consummation of such transaction, the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the Holders of this Warrant would have owned immediately after the

11

consolidation, merger, transfer or lease if each Holder had exercised the Warrant immediately before the effective date of the transaction, assuming that each Holder failed to exercise its rights of election, if any, as to the kind of amount of securities, cash or other assets receivable upon such a transaction.  Concurrently with the consummation of such transaction, the Person formed by or surviving any such consolidation or merger if other than the Corporation, or the Person to which such transfer or lease shall have been made, shall enter into a supplemental Agreement so providing and further providing for adjustments that shall be as nearly equivalent as may be practical to the adjustments provided for in this Article 4.  The successor to the Corporation shall mail to each Holder a notice describing the supplemental Agreement.  If the issuer of securities deliverable upon exercise of Warrants under the supplemental Agreement is an Affiliate of the formed, surviving, transferee or lessee Person, that issuer shall join in the supplemental Agreement.  If this Section 4.09 applies to a transaction, Sections 4.02 through 4.04 shall not apply.

Section 4.10.  Company Determination Final. Any determination that the Corporation or the Board must make pursuant to Sections 4.02 through 4.09 hereof is conclusive in the absence of manifest error or bad faith.

Section 4.11.  When Issuance or Payment May Be Deferred.  In any case in which this Article 4 shall require that an adjustment in number of Warrant Shares subject to a Warrant be made effective as of a record date for a specified event, the Corporation may elect to defer until the occurrence of such event issuing to the Holders of any Warrant exercised after such record date the Warrant Shares and other Equity Interests of the Corporation, if any, issuable upon such exercise over and above the Warrant Shares and other Equity Interests of the Corporation, if any, issuable upon such exercise on the basis of the then applicable number of Warrant Shares subject to a Warrant; provided that the Corporation shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional Warrant Shares, other capital stock and cash upon the occurrence of the event requiring such adjustment.

Section 4.12.  Exercise Price in the Event of an Adjustment in Number of Warrant Shares. Upon any adjustment of the number of Warrant Shares subject to the Warrant pursuant to this Article 4, the Exercise Price per Warrant Share subject to issuance upon exercise of the Warrant shall be adjusted concurrently thereto to equal the product of (a) $10.00 (or if the Exercise Price has been previously adjusted, then such as adjusted Exercise Price) times (b) a fraction, of which the numerator is the total number of Warrant Shares subject to issuance upon the exercise of the Warrant before giving effect to the adjustment, and the denominator is the total number of Warrant Shares subject to issuance upon the exercise of the Warrants as so adjusted.

ARTICLE 5

NOTICES TO WARRANT HOLDERS

Section 5.01.  Notice of Adjustment.  (a) Upon any adjustment of the number of Warrant Shares subject to a Warrant and the Exercise Price pursuant to Article 4 hereof, the Corporation shall promptly thereafter cause to be given to each of the Holders written notice of such adjustments by email or by first-class mail, postage prepaid.   Where appropriate, such

12

notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 5.01.

(b)                                 In case:

(i)                                     the Corporation shall authorize the issuance to all holders of Common Shares of rights, options or warrants to subscribe for or purchase shares of Common Shares or of any other subscription rights or warrants;

(ii)                                  the Corporation shall authorize the distribution to all holders of Common Shares of evidences of its indebtedness or assets;

(iii)                               of any consolidation or merger to which the Corporation is a party, or of the transfer or lease of all or substantially all assets of the Corporation, or of any reclassification or change of Common Shares issuable upon exercise of the Warrants, or any tender offer or exchange offer for shares of Common Shares by the Corporation;

(iv)                              of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

(v)                                 the Corporation proposes to take any action which would require an adjustment of the number of Warrant Shares subject to a Warrant pursuant to Article 4 hereof;

then the Corporation shall cause to be given to each of the Holders, at least 10 days prior to any applicable record date, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (x) the date as of which the holders of record of Common Shares shall be entitled to receive any such rights, options, warrants or distribution are to be determined, (y) the initial expiration date set forth in any tender offer or exchange offer for Common Shares, or (z) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of Common Shares shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up.  The failure to give the notice required by this Section 5.01 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

Section 5.02.  Transfer of Warrant. Subject to Section 5.06, this Warrant and all rights hereunder are transferable, in whole or in part, by each of the Holders without charge to such Holder, upon surrender of this Warrant to the Corporation at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B.  Notwithstanding the foregoing, any such transferring Holder shall be liable for any and all taxes, fees and third party expenses incurred by the Corporation as a result of such transfer and such Holder shall pay the Corporation, in cash or by wire transfer of immediately available funds any amounts necessary to pay any such taxes, fees and third party expenses incurred by the Corporation in connection with the making of such transfer.   Upon such compliance, surrender and delivery and, if required, such payment, the Corporation shall execute

13

and deliver a new warrant or warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

Section 5.03.  Holder Not Deemed a Stockholder; Limitations on Liability.  Except as described in the certificate of incorporation or bylaws of the Corporation, or otherwise specifically provided herein, prior to the issuance to any Holder of any Warrant Shares upon the due exercise by such Holder of this Warrant, such Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Shares for any purpose, nor shall anything contained in this Warrant be construed to confer upon any Holder, as such, any of the rights of a stockholder of the Corporation or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of capital stock, reclassification of capital stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise.  In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on any Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Corporation, whether such liabilities are asserted by the Corporation or by creditors of the Corporation.   Notwithstanding this Section 5.03, (a) the Corporation shall provide the Holders with copies of the same notices and other information given to holders of Common Shares generally, contemporaneously with the giving thereof to such holders.

Section 5.04.  Replacement on Loss; Division and Combination.

(a)                          Replacement of Warrant on Loss.     Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement with an affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Corporation, the Corporation at its own expense shall execute and deliver to the Holders, in lieu hereof, a new warrant of like tenor and exercisable for an equivalent number of Warrant Shares as this Warrant so lost, stolen, mutilated or destroyed; provided that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Corporation for cancellation.

(b)                          Division and Combination of Warrant.     Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant and other warrants to the Corporation at its then principal executive offices, together with a written notice specifying the names and denominations in which new warrants are to be issued, signed by the respective Holders or their agents or attorneys.  Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Corporation shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice.  Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

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Section 5.05.  No Impairment.  The Corporation shall not, by amendment of its certificate of incorporation or bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder.

Section 5.06.  Agreement to Comply with the Securities Act; Legend.  Each of the Holders, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 5.06 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell, assign, transfer or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act.  Each of the Holders will cause any proposed purchaser, assignee, transferee or pledgee of this Warrant or any Warrant Shares to agree to take and hold such securities subject to the provisions of this Section 5.06.  All Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, SUCH SECURITIES MAY ONLY BE TRANSFERRED IF THE ISSUER AND, IF APPLICABLE, THE TRANSFER AGENT FOR SUCH SECURITIES HAS RECEIVED DOCUMENTATION SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.”

Section 5.07.  Warrant Register. The Corporation shall keep and properly maintain at its principal executive offices books for the registration of this Warrant and any transfers thereof (the “Warrant Register”).  The Corporation may deem and treat each Person in whose name this Warrant is registered on the Warrant Register as a holder thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of this Warrant effected in accordance with the provisions of this Warrant.

Section 5.08.  Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours

15

of the recipient; or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.08).

If to the Corporation:	Sanchez Energy Corporation
1000 Main Street, Suite 3000
Houston, Texas 77002
Attention: Gregory Kopel
Email: gkopel@sanchezog.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
600 Travis Street, Suite 3300
Houston, Texas 77002
Attention: Matthew R. Pacey
Email: matt.pacey@kirkland.com

If to the Holders:	[Insert Name of Applicable GSO Fund]
c/o GSO Capital Partners
1111 Bagby Street, Suite 2050
Houston, Texas 77002
Attention: Robert Horn
Email: robert.horn@gsocap.com

with a copy to (which shall not constitute notice):

c/o GSO Capital Partners
345 Park Avenue, 31st Floor
New York, New York 10154
Email: GSOLegal@gsocap.com
GSOValuationsGroup@gsocap.com

with a copy to (which shall not constitute notice):

Andrews Kurth Kenyon LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: G. Michael O’Leary
Jon Daly
Email: moleary@akllp.com jondaly@andrewskurth.com

16

Section 5.09.  Cumulative Remedies. The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

Section 5.10.  Equitable Relief.  Each of the Corporation and each of the Holders acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

Section 5.11.  Entire Agreement. This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 5.12.  Successor and Assigns.  This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Corporation and the successors and permitted assigns of each of the Holders.  Such successors and/or permitted assigns of a Holder shall be deemed to be such Holder for all purposes hereunder.

Section 5.13.  No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Corporation and the Holders and their respective successors and, in the case of each of the Holders, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

Section 5.14.  Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

Section 5.15.  Amendment and Modification; Waiver.  Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by the Corporation or any of the Holders of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

17

Section 5.16.  Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 5.17.  Governing Law.  This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 5.18.  Submission to Jurisdiction. The parties hereby submit to the exclusive jurisdiction of any U.S. federal or state court located in the State of Delaware in any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of process, summons, notice or other document by certified or registered mail to such party’s address for receipt of notices pursuant to Section 5.08 shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 5.19.  Waiver of Jury Trial.   Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

Section 5.20. Counterparts.  This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

Section 5.21.  No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[Signature pages follow.]

18

IN  WITNESS WHEREOF, the Corporation has duly executed this Warrant on the Original Issue Date.

SANCHEZ ENERGY CORPORATION

By:
	Name:	Antonio R. Sanchez, III
	Title:	Chief Executive Officer

SIGNATURE PAGE

TO

WARRANT AGREEMENT

Accepted and agreed by,			Number of Warrant Shares of each GSO Fund

GSO CAPITAL OPPORTUNITIES FUND III LP

By:	GSO Capital Opportunities Associates III, LLC, its general partner
By:	GSO Holdings I L.L.C., its member

By:			Warrant Shares:	[redacted]
	Name:	[•]
	Title:	[•]

GSO ENERGY SELECT OPPORTUNITIES FUND LP

By:	GSO Energy Select Opportunities Associates LLC, its general partner
By:	GSO Holdings I L.L.C., its member

By:			Warrant Shares:	[redacted]
	Name:	[•]
	Title:	[•]

GSO ENERGY PARTNERS-A LP

By:	GSO Energy Partners-A Associates LLC, its general partner

By:			Warrant Shares:	[redacted]
	Name:	[•]
	Title:	[•]

GSO ENERGY PARTNERS-B LP

By:	GSO Energy Partners-B Associates LLC, its general partner

By:			Warrant Shares:	[redacted]
	Name:	[•]
	Title:	[•]

SIGNATURE PAGE

TO

WARRANT AGREEMENT

GSO ENERGY PARTNERS-C LP

By:	GSO Energy Partners-C Associates LLC, its general partner

By:			Warrant Shares:	[redacted]
	Name:	[•]
	Title:	[•]

GSO ENERGY PARTNERS-C II LP

By:	GSO Energy Partners-C Associates II LLC, its general partner

By:			Warrant Shares:	[redacted]
	Name:	[•]
	Title:	[•]

GSO ENERGY PARTNERS-D LP

By:	GSO Energy Partners-D Associates LLC, its General Partner

By:			Warrant Shares:	[redacted]
	Name:	[•]
	Title:	[•]

GSO CREDIT ALPHA FUND LP

By:	GSO Capital Partners LP, its investment manager

By:			Warrant Shares:	[redacted]
	Name:	[•]
	Title:	[•]

SIGNATURE PAGE

TO

WARRANT AGREEMENT

GSO HARRINGTON CREDIT ALPHA FUND (CAYMAN) L.P.

By:	GSO Capital Partners LP, its investment manager

By:			Warrant Shares:	[redacted]
	Name:	[•]
	Title:	[•]

GSO CAPITAL SOLUTIONS FUND II LP

By:	GSO Capital Solutions Associates II LP, its general partner
By:	GSO Capital Solutions Associates II (Delaware) LLC, its general partner

By:			Warrant Shares:	[redacted]
	Name:	[•]
	Title:	[•]

SIGNATURE PAGE

TO

WARRANT AGREEMENT

EXHIBIT A

SANCHEZ ENERGY CORPORATION WARRANT EXERCISE AGREEMENT

To [Name]:

As of the date hereof, the undersigned Holder has the right under the Warrant to Purchase Common Shares, dated as of [•], 2017, by and between Sanchez Energy Corporation and the  funds specified on the signature pages thereto (the “Warrant”) to purchase                                Warrant Shares (as defined in the Warrant).  Upon payment of the applicable Aggregate Exercise Price (as defined in the Warrant) and surrender of the Warrant included herewith, the undersigned Holder hereby irrevocably, except as set forth  in Section 3.07 of the Warrant, elects to exercise its  right  represented  by  the  Warrant  to  purchase                                                            Warrant Shares, and requests that the Warrant Shares be issued in the following name:

Name

Address

Federal Tax Identification or Social Security No.

and delivered by (certified mail to the above address, or

(other ) (specify);

Aggregate Exercise Price

Paid by(check one):	☐ Certified or official bank check

☐ Wire transfer

A-1

and, if the number of Warrant Shares shall not be all the Warrant Shares purchasable by the undersigned Holder upon exercise of the Warrant, that the Corporation make appropriate notation in the Warrant Register (as defined in the Warrant) to reflect the Warrant Shares that remain subject to purchase upon exercise of the Warrant after giving effect to this Warrant Exercise Agreement.

Yes / No (Please Circle):   The undersigned Holder requests that certificates be issued for the Warrant Shares.

If the undersigned Holder would like more than one certificate, please indicate the number of certificates and the number of shares to be represented by each certificate:

Number of Certificates:

Number of Warrant Shares to be represented by each certificate:

	Certificate 1	Certificate 2	Certificate 3	Certificate 4
Number of Warrant Shares

Dated: ,

Note:         The signature must correspond with the name of the Holder as set forth on the signature page of the Warrant Agreement in every particular, without alteration or enlargement or any change whatever, unless this Warrant has been assigned.

Signature:
Name (please print)

Address

Federal Tax Identification or Social Security No.

Assignee:

A-2

EXHIBIT B

SANCHEZ ENERGY CORPORATION

ASSIGNMENT

For value received                                hereby sells, assigns and transfers unto                                   its rights under the Warrant to Purchase Common Shares, dated as of [•], 2017, by and between Sanchez Energy Corporation and the funds specified on the signature pages thereto (the “Warrant”) to purchase Warrant Shares (as defined in the Warrant) on the terms and subject to the conditions set forth therein(1), together with all right, title and interest therein, and does hereby irrevocably constitute and appoint attorney, to transfer said rights to purchase Warrant Shares under the Warrant on the books of the within-named Corporation, with full power of substitution in the premises.

The contact information of the assignee is as follows:

[•]
[Address]
[City, State, Zip]
Attention:	[•]
Facsimile:	[•]
Email:	[•]

with a copy to (which shall not constitute notice):

[•]
[Address]
[City, State, Zip]
Attention:	[•]
Facsimile:	[•]
Email:	[•]

Date:

Signature:

Note:                   The above signature must correspond with the name as written upon the face of the enclosed Warrant in every particular, without alteration or enlargement or any change whatever.

(1) For partial assignment, indicate portion assigned.

5-1

EXHIBIT D

FORM OF MANAGEMENT SERVICES AGREEMENT

[Attached.]

EXHIBIT D TO

SECURITIES PURCHASE AGREEMENT

MANAGEMENT SERVICES AGREEMENT

Between

Sanchez Oil & Gas Corporation

and

SN EF UnSub, LP

Dated

[                          ]

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”), dated as of [                ], is made by and between Sanchez Oil & Gas Corporation, a Delaware corporation (“Manager”), and SN EF UnSub, LP, a Delaware limited partnership (“Partnership”); provided, that Partnership may be replaced as a party hereunder by a Qualified Foreclosure Transferee in accordance with Section 6(b) below and such Qualified Foreclosure Transferee shall be a party hereunder for all purposes (with all references to “Partnership” being deemed references to “Qualified Foreclosure Transferee”).

RECITALS:

WHEREAS, under that certain Purchase and Sale Agreement, dated as of January 12, 2017, by and among Anadarko E&P Onshore LLC, Kerr-McGee Oil & Gas Onshore LP, BX Newco, SN Maverick and Partnership (together with any purchase agreement entered into with [redacted] pursuant to certain tag-along rights, the “Purchase Agreement”), Partnership acquired, directly or indirectly, working interests in certain developed and undeveloped oil and gas assets in Maverick, Dimmit, Webb, and LaSalle Counties, Texas (collectively, the “Initial Acquired Assets”);

WHEREAS, Partnership wishes for Manager to provide certain management and general and administrative support services to Partnership with respect to the Properties and Manager wishes to provide such management and services to Partnership as provided herein;

WHEREAS, Manager has determined that its execution, delivery and performance of this Agreement may reasonably be expected to benefit Manager, directly or indirectly, and is in the best interests of Manager; and

WHEREAS, Partnership has determined that its execution, delivery and performance of this Agreement may reasonably be expected to benefit Partnership, directly or indirectly, and is in the best interests of Partnership.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, of the premises in the Recitals set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1.                                           Definitions. The following terms shall have the following meaning when used herein:

“Administrative Fee” means an administrative fee equal to 2.00% of the Management Fee, excluding its third party out-of-pocket costs with respect to non-Affiliates, or such other amount as is approved by Partnership.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this Agreement, “control,” when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings. Notwithstanding the foregoing, solely for the purposes of this Agreement, Partnership and its Subsidiaries will be deemed not to be Affiliates of Manager, and vice versa.

“Agreement” has the meaning given to it in the Preamble.

“Anadarko Closing” has the meaning given to it in the LLC Agreement.

“Aguila” means Aguila Production, LLC, a Delaware limited liability company.

“Asset Acquisition” means any direct or indirect acquisition or proposed asset acquisition by Partnership or any of its Subsidiaries.

“Asset Disposition” means any direct or indirect disposition or proposed disposition by Partnership or any of its Subsidiaries.

“Basic Documents” has the meaning given to it in the LLC Agreement.

“Board” means the board of directors of the General Partner.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Class B Member” has the meaning set forth in the LLC Agreement.

“Confidential Information” has the meaning given to it in Section 10(a).

“COPAS” means  the COPAS Accounting  Procedures attached  to  each Operating Agreement covering operations conducted on the Properties.

“Cure Right” has the meaning given to it in Section 6(d)(i).

“Development Agreement” has the meaning given to it in the Purchase Agreement.

“Drilling Commitment Agreement” has the meaning given to it in the LLC Agreement.

“Dual Closing” has the meaning given to it in the LLC Agreement.

“Environment” means (i) the navigable waters, the waters of the contiguous zone, and the ocean waters of which the natural resources are under the exclusive management authority of the United States under the Magnuson-Stevens Fishery Conservation and Management Act 16 U.S.C. 1801 et seq., and (ii) any other surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air within the United States or under the jurisdiction of the United States.

“Environmental Law” means all Legal Requirements or common law theories applicable to Partnership or its Subsidiaries arising from, relating to, or in connection with the Environment,

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health or safety, including without limitation (a) CERCLA; (b) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata or other natural resources; (c) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (d) exposure to pollutants, contaminants, hazardous or toxic substances, materials or wastes; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Financing” means any form of direct or indirect debt or equity financing obtained or incurred by Partnership or any of its Subsidiaries.

“Force Majeure” has the meaning given to it in Section 27.

“General Partner” means SN EF UnSub GP, LLC, a Delaware limited liability company and the general partner of Partnership.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority,  instrumentality, regulatory body, court, central bank or  other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies).

“Hedging Activities” has the meaning provided in the Partnership Agreement.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium and any and all minerals, ores or substances of value and the products and proceeds therefrom.

“Initial Acquired Assets” has the meaning given to it in the Recitals.

“Inventions” has the meaning given to it in Section 5(f).

“JDA” means that certain Joint Development Agreement, dated as of the date hereof, among Partnership, SN Maverick and Aguila, as such agreement may be amended from time to time.

“JDA Budget and Work Plan” means the Budget and Work Plan (as defined in the JDA) adopted by the Operating Committee (as defined in the JDA) from time to time under the JDA.

“JDA Records” has the meaning given to such term in Section 2(q).

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“[redacted] Closing” has the meaning given to it in the LLC Agreement.

“Law” has the meaning given to it in the LLC Agreement.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement,  order,  judgment,  rule or regulation (or official interpretation of any of the foregoing) of, and the terms of any Permit, in each case, to which such Person is subject.

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale, agreement, synthetic lease or other title retention agreement).

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of the date hereof, as such agreement may be amended from time to time.

“Losses” means losses, liabilities, claims (including, without limitation, third party claims), demands, suits, causes of action, judgments, awards, damages, interest, fines, fees, penalties, costs and expenses (including, without limitation, all reasonable attorneys’ fees and other costs and expenses incurred in defending any such claims or other matters or in asserting or enforcing any indemnity obligation under Section 7) of whatsoever kind and nature.

“Management Fee” has the meaning set forth in Section 4(a).

“Manager” has the meaning given to it in the Preamble.

“Manager Confidential Information” means any and all nonpublic information provided by or on behalf of Manager in the performance of the Services (in each case irrespective of the form of communication and whether such information is furnished on or after the date hereof).

“Marketing Agreement” means the Hydrocarbons Purchase and Marketing Agreement, dated as of the date hereof, between Partnership and SN.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farmouts, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under or attributable to the foregoing, in each case relating to Hydrocarbons.

“Operating Agreement” has the meaning set forth in the JDA.

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“Overhead Costs” means the actual costs (on a cost pass-through and no profit basis) incurred by the Manager or its Affiliates that are incremental costs (over and above costs incurred prior to the Closing under the Purchase Agreement) incurred in connection with the businesses of the General Partner, the Partnership, and their Subsidiaries, and, to the extent such general and administrative costs relate to the management of properties or assets in which any of the General Partner, the Partnership, their Subsidiaries, the Sanchez Vehicles and/or Aguila own an interest, the actual costs shall be allocated 40% to the Partnership and 60% to the Sanchez Vehicles, respectively, after taking into account reimbursements from Aguila, if applicable, with such actual costs including, without limitation, (i) direct costs, (ii) indirect administrative costs, (iii) the allocable portion of salary, bonus, and incentive compensation, (iv) severance expenses paid to employees of Manager (or Affiliates of Manager to the extent such employees provide Services on behalf of Partnership) in connection with the termination of such employees by Manager or its Affiliates due to the termination of this Agreement or the reduction in Services performed under this Agreement and (v) other amounts paid by Manager to any other Person to provide the Services hereunder; provided, however that “Overhead Costs” shall exclude (A) amounts disbursed by Manager to third parties from the Partnership Account to discharge and pay liabilities and obligations of Partnership and (B) other amounts as set forth in Section 2(r), Section 3(e) or Section 3(g).

“parent” has the meaning given to it in the definition of Subsidiary.

“Partnership” has the meaning given to it in the Preamble.

“Partnership Account” has the meaning given to it in Section 2(o).

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Partnership, dated as of the date hereof, as such agreement may be amended from time to time.

“Partnership Confidential Information” means all nonpublic information (i) furnished to Manager or its representatives by or on behalf of Partnership or (ii) prepared by or at the direction of General Partner on behalf of Partnership or any of its Subsidiaries (in each case irrespective of the form of communication and whether such information is furnished on or after the date hereof).

“Partnership’s Records” has the meaning set forth in Section 5(e).

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

“Permitted Actions” means all actions permitted to be taken by Manager under this Agreement or by the General Partner on behalf of Partnership and its Subsidiaries under the Partnership Agreement and the LLC Agreement, including entering into contracts and agreements on behalf of Partnership, in each case that do not expressly require approval of the Board or any committee of the Board or Special Approval, or if such approval is required, which have been so approved.

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“Permitted Encumbrances” means and includes: (a) lessor’s royalties, overriding royalties, production payments, and carried interests; (b) sales contracts covering oil, gas, or associated liquid or gaseous hydrocarbons that individually or in the aggregate are not such as to materially detract from the value of or materially interfere with the ownership of the Properties; (c) preferential rights to purchase and required third party consents to assignments and similar agreements (x) with respect to which waivers or consents are obtained from the appropriate parties or required notices have been given to the holders of such rights and the appropriate time period for asserting such rights has expired without an exercise of such rights or (y) which are not applicable to, or exercisable in connection with, the execution and delivery of this Agreement and the LLC Agreement or the consummation of the transactions contemplated hereunder or thereunder; (d) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance; (e) liens for taxes or assessments not due or not delinquent on the date hereof; (f) defects or irregularities of title arising out of events that have been barred by limitations; and (g) any matter waived in writing by Partnership.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a Governmental Authority or any trustee, receiver, custodian or similar official.

“Preferred Units” has the meaning set forth in the Partnership Agreement.

“Properties” means, collectively, the Initial Acquired Assets and all other Oil and Gas Properties and all interests in other real and personal property owned by Partnership or any of its Subsidiaries, including, without limitation, (A) all wellhead equipment, fixtures (including, without limitation, field separators and liquid extractors), pipe, casing, and tubing; (B) all production, gathering, treating, processing, compression, dehydration, salt water disposal, injection, gathering line and pipeline equipment and facilities; and (C) all tanks, machines, equipment, tools, dies, vessels and other facilities.

“Purchase Agreement” has the meaning given to it in the Recitals.

“Purchase Agreement Records” means the Records as defined in the Purchase Agreement.

“Qualified Foreclosure Transfer” has the meaning set forth in the JDA.

“Qualified Foreclosure Transferee” has the meaning set forth in the JDA.

“Redemption Date” means the date of redemption of all outstanding Preferred Units in cash at the Base Preferred Return Amount under the Partnership Agreement.

“Related Contracts” means any Operating Agreements, contracts or agreements between Manager, SN or any of their respective Affiliates, on the one hand, and Partnership (or any Subsidiary of Partnership), on the other, relating to the operation or development of any of the Properties, the drilling and completion of wells on the Properties, or the gathering, treating,

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storage, processing, compressing, transporting, and handling of Hydrocarbons produced from any of the Properties, or otherwise, including, without limitation, the JDA.

“Required Reports” has the meaning given to such term in Section 2(m).

“Sanchez Letter Agreement” has the meaning given to it in the LLC Agreement.

“Sanchez Vehicles” means SN Maverick or any other Affiliate of SN (other than the General Partner, the Partnership or any of their respective Subsidiaries) that holds title to any of the portion of the Initial Acquired Assets acquired by SN Maverick at the “Closing” (as defined in the Purchase Agreement) pursuant to the Purchase Agreement.

“Services” has the meaning given to such term in Section 2.

“SN” means Sanchez Energy Corporation, a Delaware corporation.

“SN Maverick” means SN EF Maverick, LLC, a Delaware limited liability company.

“Special Approval” has the meaning given to it in the LLC Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Partnership.

“Transaction” means an Asset Acquisition, Asset Disposition or Financing.

“UnSub Agent” has the meaning set forth in the JDA.

“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person and (c) with respect to any limited liability company, membership certificates or interests representing the equity interests of such Person or, if such Person is manager-managed, having general voting power under ordinary circumstances to elect managers of such limited liability company.

Section 2.                                   Management Services.  During the term hereof, Manager shall, at its own cost and to the extent not directly provided by Partnership for its own account as mutually agreed by Partnership and Manager, (i) advise and consult with Partnership regarding all aspects of the ownership, development, and operation by Partnership of the Properties,

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(ii) provide (or cause to be provided) management, technical expertise, and other services necessary to permit Partnership to participate in drilling wells, installing facilities, and the other activities contemplated by the JDA, Development Agreement, Operating Agreements, LLC Agreement, and Partnership Agreement, and (iii) provide (or cause to be provided) administrative support services to Partnership, including, without limitation, investor relations services, human resources and benefits administration services and general executive management, as necessary or useful for the operations of the business of Partnership and Partnership’s Subsidiaries, as reasonably determined by Manager (collectively, the “Services”), including, but not limited to, the following specific Services:

(a)                                  Overhead Services.  Manager will provide all general and administrative overhead materials and services and other general and administrative materials and services.

(b)                          Technical.  Manager will provide in-house geological, geophysical and reserve engineering services that are required to determine the optimum exploration, development and operation of the Properties, including but not limited to, the use and interpretation of any seismic data owned by, licensed to or otherwise available to Manager or Partnership relating to the Properties.

(c)                           Lease and Land Administration.  Manager will provide all necessary or useful Lease and land administration services, including, but not limited to, administering all Leases and division orders, and maintaining all land, Lease and other related records, providing associated services, and timely paying rentals, shut-in payments and other Lease payments.

(d)                          Elections Under Operating Agreements.  Manager shall act for and on behalf of Partnership with respect to all approvals, consents, elections, and votes under the Operating Agreements in a manner that is consistent with this Agreement and the JDA Budget and Work Plan then in effect, in each case, subject to compliance with the LLC Agreement and Partnership Agreement.

(e)                           Discharge of Obligations.  Manager shall pay and discharge, on behalf of Partnership, Partnership’s share of all expenses incurred under the Operating Agreements, arrange for the timely and proper payment of severance taxes to any Governmental Authorities, make timely payment to royalty owners and third party working interest owners, and pay and discharge, on behalf of Partnership, all other liabilities related to the Properties and the sale of Hydrocarbons produced therefrom, in the manner as provided for herein.

(f)                            Marketing and Sale of Hydrocarbons.  Manager will perform the services necessary to market and sell the Hydrocarbons produced from the Properties on behalf of Partnership and its Subsidiaries and to collect such proceeds under the Marketing Agreement as the agent of Partnership and its Subsidiaries in accordance with the Marketing Agreement. Manager shall cause all proceeds received under the Marketing Agreement to be deposited in the Partnership Account.

(g)                           Accounting.  Manager will perform all revenue and joint interest accounting functions attributable to the Properties, including but not limited to:

(i)                                     royalty and other lease payments,

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(ii)                                  payment of accounts payable,

(iii)                               collection of production proceeds as provided in the Marketing Agreement,

(iv)                              computation and payment of severance and other taxes based on production,

(v)                                 gas balancing, and

(vi)                              general ledger and financial reporting activities.

(h)                         Operations.  To the extent any Properties subject to development and operation are not subject to an Operating Agreement, Manager will enter into an Operating Agreement, or cause (on behalf of Partnership) an Operating Agreement to be entered into, with respect to such Properties in accordance with the terms of the JDA.

(i)                             Information Systems.  Manager will provide computer use and/or facilities necessary to manage and operate the Properties and to conduct the Services and maintain the Partnership’s Records.

(j)                            Budgets and Forecasts.  In addition to and separate from the JDA Budget and Work Plan, Manager will (i) establish a budget pursuant to which the Services will be provided, subject to approval thereof by the Board pursuant to the LLC Agreement and (ii) monitor and reconcile the receipts, income and expenditures to such Services budget.

(k)                         Compliance.  Manager will take all actions, file all reports and notices and obtain all necessary Permits to cause the operations of Partnership and its Subsidiaries, including with respect to the Properties, to be in compliance with all applicable Legal Requirements in all material respects; provided, however, that Manager shall not be obligated to undertake any remedial or similar action in regard to such compliance unless Partnership has previously advanced or otherwise made available to Manager sufficient funds specifically for such use.

(l)                             Claims and Actions.  Manager shall take reasonable steps to defend against any adverse claim or demand, and to pursue claims of Partnership against third parties with respect to the Properties, including the use of counsel on behalf of Partnership for the prosecution or defense of litigation and the contest, settlement, release, or discharge of any such claim or demand.

(m)                             Reports.  Manager will provide the General Partner and Partnership, as applicable, with the reports and tax information set forth in Section 6.2 of the LLC Agreement and Sections 5.7, 7.2 and 8.1 of the Partnership Agreement within the time periods set forth therein along with all reports and information required to be provided to Partnership under the JDA, Operating Agreements, and Marketing Agreement (the “Required Reports”).

(n)                                 Accounting.  Manager will maintain a general ledger with respect to the business and attendant accounting matters of Partnership and its Subsidiaries.

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(o)                                 Bank Accounts.  Manager will open and maintain bank accounts (the “Partnership Account”) on behalf of Partnership and its Subsidiaries.

(p)                                 Hedging Activity.  Manager will enter into Hedging Activities on behalf of Partnership as contemplated by Section 6.7 of the Partnership Agreement.

(q)                                 Receipt of Notices and Other Communication.  Manager shall review all notices, correspondence, reports, documents, claims, records, invoices, and other communications (the “JDA Records”) received by Manager on behalf of Partnership from operators, other non-operators, co-owners, counterparties to the contracts subject to the Marketing Agreement and Operating Agreements for Partnership, and from other parties on other matters related to the Properties, and shall respond in a timely manner to the foregoing as necessary in the reasonable discretion of Manager on behalf of Partnership and shall maintain reasonably detailed files regarding the JDA Records.

(r)                                    Acquisition, Disposition and Financing Services.  Manager will assist Partnership in connection with Transactions.  No Services shall be required to be rendered by Manager in connection with a Transaction which Manager determines, in its sole discretion, would result in a violation of Legal Requirements or require a Permit not then in the possession of Manager. Overhead Costs will include Manager’s costs related to, and Partnership will be required to reimburse Manager for any third party costs incurred with respect to, due diligence and negotiations for any Transaction that the Partnership has approved pursuing under the LLC Agreement, provided, however, that such costs will not be included in Overhead Costs for any Transaction that the Partnership has not approved pursuing under the LLC Agreement.

(s)                                   Outside Professionals.  Manager will manage and supervise the outside accountants and attorneys of Partnership and coordinate the annual audit of Partnership’s books and records and the preparation of Partnership’s tax returns (but subject in any event to the ultimate authority of the Board or the audit committee thereof, as applicable). It is understood and agreed by Partnership that certain of the Services may be provided directly or indirectly by other Persons.

(t)                                    Protection from Liens.  Manager shall not place any Liens on the Properties, except for Permitted Encumbrances, or to the extent Partnership directs Manager to do so or such liens or encumbrances arise as a result of any contract or agreement entered into or any action or inaction taken by the Manager at the direction or with the consent of Partnership, such consent not to be unreasonably withheld, conditioned or delayed.

Section 3.                                           Performance and Authority.

(a)                                 Standard of Care.  Manager shall provide the Services acting in good faith, and conduct itself with a degree of care, diligence, and skill, as the same may change from time to time, but applied in light of the facts known at the time, of a reasonably prudent operator, consistent with general industry-standard practices applied or used in comparable circumstances in the oil and gas industry, and in the geographic region where the Properties are located, and in compliance with all material Legal Requirements and the Related Contracts and all other

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contracts, Leases, and agreements to which Partnership is a party or to which the Properties are subject or bound.

(b)                                 Prohibited Acts.  In connection with the performance of the Services and its duties and obligations hereunder and under the Operating Agreements and Marketing Agreement, neither Manager nor any of its officers, employees, personnel, or other agents or representatives acting on its behalf, shall have the authority or be permitted to take any action, in the name or on behalf of either Partnership or any subsidiary of Partnership (if any) without the consent of Partnership unless such action is a Permitted Action.

(c)                                  Independent Contractor Relationship.  With respect to its performance of the Services, Manager is an independent contractor, with the authority to control, oversee and direct the performance of the details of, and the means and manner of performance of, the Services free of control and supervision by Partnership, Partnership having contracted herein solely for the result of such Services.  Neither Manager nor any Person used or employed by Manager shall be deemed for any purpose to be the employee or servant of Partnership or any of its Subsidiaries in performance of any work or services, or any part thereof, under this Agreement.

(d)                                 No Joint Venture or Partnership.  This Agreement is not intended to and shall not be construed as creating a joint venture, partnership, agency or other association within the meaning of the common law or under the laws of any state.

(e)                                  Performance of Services by Third Parties.  The parties to this Agreement understand and agree that Manager may, in the performance of the Services, engage or retain, as agent on Partnership’s behalf, any necessary third party consultants, advisers, accountants, auditors and attorneys, including, without limitation:

(i)                                     reservoir engineering consultants, and accountants, auditors and other third parties required for preparation of the Required Reports; and

(ii)                                  attorneys for issues related directly to the business of Partnership.

Partnership shall reimburse Manager for any costs and expenses arising from or related to such engagement or retention that have been paid with funds of Manager rather than funds of Partnership or its Subsidiaries, provided that the costs under this provision shall be shared 40% to Partnership and 60% to SN, after the benefit of reimbursement from Aguila. Any and all payments made to Manager for reimbursements incurred pursuant to this Section 3(e) shall be in addition to, and not considered to be a part of, the Overhead Costs included in calculating the Management Fee to be paid in accordance with Section 4. For the avoidance of doubt, payments to Manager, SN and any Affiliate of Manager or SN in connection with this Agreement or a Related Contract shall not be deemed incurred pursuant to this Section 3(e).

(f)                                   Partnership Information.  It is contemplated by the parties that, during the term of this Agreement, Partnership will be required to provide certain notices, information and data necessary for Manager to perform the Services and its obligations under this Agreement. Manager shall be permitted to rely on any information or data provided by Partnership to

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Manager in connection with the performance of its duties and provision of Services under this Agreement.

(g)                                  Accounts Receivable.  The parties understand and agree that Manager or an Affiliate thereof, in the performance of the Services, may incur accounts receivable in connection with the management of Properties hereunder or under a Related Contract, to the extent Partnership has operations thereon and non-working interest owners are billed with respect thereto. In such event, Partnership shall be billed for such amounts and receive credit therefor if and to the extent that third parties remit payment for such amounts to Manager or such Affiliate directly. Manager and its Affiliates shall use commercially reasonable efforts to collect all known amounts due to Partnership from third parties; provided, however, that Manager shall not be liable to Partnership for any failure to collect such amounts due after exercising such efforts. Any and all payments made to Manager or an Affiliate thereof for reimbursements incurred pursuant to this Section 3(g) shall be in addition to, and not considered to be a part of, the Management Fee or Administrative Fee to be paid in accordance with Section 4(a).

(h)                                 Dealing with Partnership Assets.  Without limiting any other powers or duties of Manager provided in this Agreement, Manager is hereby authorized to act as agent of Partnership and each Partnership Subsidiary for the procurement of all Services to be procured for Partnership or any of its Subsidiaries by Manager pursuant to this Agreement, and to, in Partnership’s name or in the name of Partnership’s Subsidiaries and on its or such Subsidiary’s behalf or in the name of Manager but subject to the terms of this Agreement, to take all Permitted Actions in connection with the performance of the Services and, to the extent a Permitted Action, to execute, deliver, accept, assign, amend, extend, terminate, license or release (all of the foregoing, either manually or electronically):

(i)                             for Partnership, contracts for the purchase of goods or services wholly or partially including, without limitation, purchase contracts, localization documents, purchase orders, releases for goods or services, licensing agreements or letters of intent or memoranda of understanding associated with negotiations for contracts for the purchase of goods or services;

(ii)                          certificates, licenses and reports of any nature and permits and other governmental authorizations of any kind and documents related thereto; and

(iii)                       site access agreements and other documents customary or advisable associated with environmental compliance and control.

Section 4.                                           Compensation and Reimbursement.

(a)                                 Charge for Services.  Partnership shall compensate Manager for the provision of the Services by paying Manager an amount equal to Manager’s Overhead Costs (the “Management Fee”) plus the Administrative Fee. To the extent costs and expenses described under Section II 3 and II 4 of COPAS and any overhead charges described under Section III of COPAS have been allocated to Partnership or any Subsidiary under COPAS and paid by Partnership pursuant to the terms of the JDA or any Operating Agreement, Manager shall credit such amounts to Partnership against the Management Fee, but such amounts shall be subject to

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the Administrative Fee. Notwithstanding anything to the contrary contained herein, Manager shall not be entitled to any Management Fee in each of the two calendar years following the date hereof in excess of $5,000,000 per calendar year and thereafter, in excess of $10,000,000 per calendar year and the Administrative Fee shall not exceed 2.00% of the Management Fee unless the incurrence of any such excess Management Fee or Administrative Fee has been approved with Special Approval under Section 5.7(b)(i) of the LLC Agreement.

(b)                          Taxes.  In addition to the other sums payable under this Agreement, Partnership shall pay, and hold Manager harmless against, all sales, use or other taxes, or other fees or assessments imposed by any Legal Requirement in connection with the provision of the Services, other than income, franchise or margin taxes measured by Manager’s net income or margin and other than any gross receipts or other privilege taxes imposed on Manager. Manager and Partnership shall cooperate with each other and use commercially reasonable efforts to assist the other in entering into such arrangements as the other may reasonably request in order to minimize, to the extent lawful and feasible, the payment or assessment of any taxes relating to the transactions contemplated by this Agreement; provided, however, that nothing in this Section 4(b) shall obligate Manager to cooperate with, or assist, Partnership in any arrangement proposed by Partnership that would, in Manager’s sole discretion, have a material detrimental effect on Manager.

(c)                           Invoicing and Payment.  Manager will invoice Partnership from time to time, as determined by Manager in its sole discretion, including, without limitation, advance requests for the current month’s estimated costs, fees, and expenses, as determined by Manager in its sole discretion. Any over or under payments will be reconciled in subsequent invoices with appropriate credits or deductions, as applicable. Partnership shall pay invoiced amounts promptly, and in any event within 30 days, after the receipt of each such invoice. Notwithstanding the foregoing or anything else in this Agreement to the contrary, Manager may elect to retain proceeds that it receives on behalf of Partnership to the extent it would otherwise invoice Partnership for such amounts and in such event it shall show any such retained amounts as a credit on such invoice. Failure by Manager to submit an invoice for any amounts due hereunder shall not relieve Partnership of its payment obligations under this Agreement when due hereunder.

(d)                           Disputed Charges.

(i)                              PARTNERSHIP (OR ON BEHALF OF THE PARTNERSHIP, THE BOARD, CLASS B MEMBER, OR THE AUDIT COMMITTEE OF THE BOARD, AS APPLICABLE) MAY, WITHIN 120 DAYS AFTER THE END OF THE CALENDAR YEAR DURING WHICH PARTNERSHIP RECEIVED AN INVOICE FROM MANAGER, TAKE WRITTEN EXCEPTION TO ANY CHARGE THEREIN, ON THE GROUND THAT THE SAME WAS NOT AN ACTUAL (OR, IF APPLICABLE, REASONABLE) COST, FEE OR EXPENSE INCURRED BY OR DUE TO MANAGER IN CONNECTION WITH THE PROVISION OF SERVICES, OR ON ACCOUNT OF ANY ERROR OR INACCURACY ON ANY INVOICE. PARTNERSHIP SHALL NEVERTHELESS PAY MANAGER ANY INVOICED OR OTHER AMOUNT IN FULL WHEN DUE OR REQUESTED, OR DEPOSIT SUCH AMOUNTS

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INTO THE PARTNERSHIP ACCOUNT WHEN SO REQUESTED FOR WITHDRAWAL BY MANAGER. SUCH PAYMENT OR DEPOSIT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF PARTNERSHIP TO RECOUP OR RECEIVE CREDIT FOR ANY CONTESTED PORTION OF ANY AMOUNT SO PAID. IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF,IS ULTIMATELY DETERMINED NOT TO BE AN ACTUAL (OR,IF APPLICABLE, REASONABLE) COST, FEE OR EXPENSE INCURRED BY OR DUE TO MANAGER, OR IS OTHERWISE AN ERROR OR INACCURACY IN CONNECTION WITH THE PROVISION OF SERVICES AND SUCH AMOUNT IS LESS THAN OR EQUAL TO $100,000, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE CREDITED AGAINST FUTURE AMOUNTS DUE HEREUNDER OR, UPON EXPIRATION OR TERMINATION OF THIS AGREEMENT AFTER ALL SUCH CREDITS HAVE BEEN APPLIED OR IF SUCH AMOUNT EXCEEDS $100,000, PROMPTLY REFUNDED BY MANAGER TO PARTNERSHIP. PARTNERSHIP SHALL HAVE NO RIGHT TO DISPUTE ANY PAYMENT,INVOICE OR WITHDRAWAL AFTER SUCH 120 DAY PERIOD AND SHALL BE DEEMED TO HAVE WAIVE ANY CLAIMS OR RIGHTS WITH RESPECT TO SUCH AMOUNTS TO THE EXTENT NOT DISPUTED WITHIN SUCH PERIOD.

(ii)                           If, within 20 days after receipt of any written exception pursuant to Section 4(d)(i), Partnership (or the Board, the Class B Member or the audit committee of the Board, as applicable) and Manager have been unable to resolve any dispute, and if (1) such dispute relates to whether amounts were properly charged or Services actually performed and (2) the aggregate amount in dispute exceeds $100,000, either of Partnership (or the Board or the audit committee of the Board, as applicable) or Manager may submit the dispute to an independent third party auditing firm that is mutually agreeable to the Board (or the audit committee of the Board, or the Class B Member as applicable), on the one hand, and Manager, on the other hand. The parties shall cooperate with such auditing firm and shall provide such auditing firm access to such books and records as may be reasonably necessary to permit a determination by such auditing firm. The resolution by such auditing firm shall be final and binding on the parties. If the amounts in dispute do not reach the thresholds to be submitted to an independent third party auditing firm as provided in this Section 4(d), then at the end of such 20 day period, Manager shall adjust the invoiced amount as Manager, in good faith, reasonably deems necessary and such adjustment, if any, shall be final and binding on the parties.

(e)                                         Account Access. In addition to the foregoing, Manager may pay (i) all costs and expenses incurred in connection with its performance of the Services and (ii) all financial obligations of Partnership or its Subsidiaries that may be due and owing either out of the Partnership Account or out of its own funds; provided, however, that Partnership shall reimburse Manager for any and all costs and expenses Manager pays out of its own funds subject to and in accordance with the terms of this Agreement. Partnership shall ensure Manager is duly

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authorized to draw upon the Partnership Account (and shall make all necessary arrangements with its financial institution(s)) for purposes of permitting Manager to pay (or reimburse itself for) any costs, expenses or fees due and owing to Manager hereunder, as reasonably determined by Manager. In the event Manager reasonably anticipates that the funds in the Partnership Account are not sufficient to pay (or reimburse itself for) any costs, expenses or fees due for any month or other period, then Manager shall request Partnership to cause sufficient funds to be deposited in the Partnership Account to cover all such anticipated costs, expenses and fees and shall provide Partnership with reasonable documentation to support such request. Partnership shall cause such funds to be deposited in the Partnership Account within 30 days of Manager’s request; it being understood that if Partnership fails to make such deposits, Manager shall not be liable in any manner for any costs, expenses or other liabilities Partnership, its Subsidiaries or Manager may incur as a result of Partnership’s failure to timely deposit such funds. Notwithstanding anything to the contrary contained herein, Manager shall have no obligation to pay any costs and expenses referenced above out of its own funds (and seek reimbursement from Partnership), it being intended instead that Partnership, at Manager’s request, will ensure that the funds to pay such costs and expenses are deposited in the Partnership Account as described above.

Section 5.                                           Representations and Warranties; Covenants.

(a)                                 Partnership Representations. Partnership represents and warrants to Manager, as of the date hereof, as follows:

(i)                              Organization; Requisite Power and Authority. Partnership (a) is validly existing and in good standing under the laws of the State of Delaware or other applicable jurisdiction of organization or formation, as the case may be, (b) has all requisite power and authority, and is duly authorized, to enter into this Agreement and the Related Contracts and to carry out the transactions contemplated hereby and thereby, and (c) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its business and operations as required by applicable Legal Requirements.

(ii)                           Due Authorization. The execution, delivery and performance of this Agreement and the Related Contracts and the consummation of the transactions contemplated by this Agreement and the Related Contracts have been duly authorized by all necessary action on the part of Partnership.

(iii)                        No Conflict. The execution, delivery and performance by Partnership of this Agreement and by Partnership of the Related Contracts and the consummation of the transactions contemplated by this Agreement and the Related Contracts do not (a) violate in any material respect any provision of any Legal Requirement applicable to Partnership, or violate its organizational documents or any order, judgment or decree of any court or other Governmental Authority binding on Partnership; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract or agreement to which Partnership is a party or by which its assets are bound; (c) result in or require the creation or imposition of any Lien upon any of

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the properties or assets of Partnership or result in the acceleration of any indebtedness owed by Partnership; (d) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any Permit material to Partnership’s operations or any of its properties; or (e) require any approval of equityholders or any approval or consent of any Person under any contractual obligation or the organizational documents of Partnership, except in the case of each of the foregoing clauses for such approvals or consents which have been obtained or are otherwise contemplated by this Agreement.

(iv)                       Binding Obligation.  This Agreement and each Related Contract has been duly executed and delivered by Partnership and is the legal, valid and binding obligation of Partnership, enforceable against Partnership in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

(b)                                 Manager Representations.  Manager represents and warrants to Partnership, as of the date hereof, as follows:

(i)                              Organization;  Requisite Power and Authority; Qualification. Manager (a) is validly existing and in good standing under the laws of the state of Delaware or other applicable jurisdiction of organization or formation, as the case may be, (b) has all requisite power and authority, and is duly authorized, to enter into this Agreement and the Related Contracts and to carry out the transactions contemplated hereby and thereby, including, in the case of Manager, providing the Services, and (c) is qualified to do business and in good standing in every jurisdiction where necessary to carry out its business and operations as required by applicable Legal Requirements.

(ii)                           Due Authorization.  The execution, delivery and performance of this Agreement and the Related Contracts and the consummation of the transactions contemplated by this Agreement and the Related Contracts have been duly authorized by all necessary action on the part of Manager, if a party thereto.

(iii)                        No Conflict.  The execution, delivery and performance by Manager of this Agreement and by Manager, if a party thereto, of the Related Contracts, and the consummation of the transactions contemplated by this Agreement and the Related Contracts, including providing the Services, do not, (A) violate in any material respect any provision of any Legal Requirement applicable to Manager, or violate its organizational documents or any order, judgment or decree of any court or other Governmental Authority binding Manager; (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract or agreement to which Manager is a party or by which its assets are bound; (C) result in or require the creation or imposition of any Lien upon any of the properties or assets of Manager or result in the acceleration of any indebtedness owed by Manager; (D) result in any default, noncompliance,

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suspension, revocation, impairment, forfeiture or nonrenewal of any Permit material to Manager’s operations or any of its properties; or (E) require any approval of equity holders or any approval or consent of any Person under any contractual obligation or the organizational document of Manager, except for such approvals or consents which have been obtained or otherwise contemplated by this Agreement.

(iv)                       Binding Obligation.  This Agreement and each Related Contract has been duly executed and delivered by Manager, if a party thereto, and is the legal, valid and binding obligation of Manager and enforceable against Manager in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

(c)                                  Compliance with Legal Requirements.  Manager will comply with applicable Legal Requirements in all material respects in its provision of the Services.

(d)                                 Separateness Covenants.  Notwithstanding anything in this Agreement to the contrary, for so long as any Preferred Units or obligations under Senior Debt Agreement (as defined in the LLC Agreement) remain outstanding, Manager shall not:

(i)                              fail to observe all corporate formalities and other formalities required by its organizational documents or the laws of the State of Delaware, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Delaware General Corporation Law;

(ii)                              commingle its funds or assets with the funds or assets of Partnership or any of its Subsidiaries;

(iii)                        fail to maintain all of its books, records, financial statements and bank accounts separate from those of Partnership and any of its Subsidiaries;

(iv)                       maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of Partnership or its Subsidiaries;

(v)                          hold itself out to be responsible for the debts of the Partnership or its Subsidiaries or hold out its credit as being available to satisfy the obligations of Partnership or its Subsidiaries (other than pursuant to the arrangements provided for in (A) the Purchase Agreement, (B) this Agreement, (C) the Marketing Agreement, (D) the Sanchez Letter Agreement, (E) the Drilling Commitment Agreement and (F) financing fees paid at the Anadarko Closing and [redacted] Closing or Dual Closing, as applicable);

(vi)                       fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from Partnership and its Subsidiaries and not as a division or part of Partnership or its Subsidiaries, (B) conduct its

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business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity (provided, Partnership may authorize agents pursuant to this Agreement, in their own name as agents for Partnership, to perform management services on behalf of Partnership);

(vii)                    fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks from that of Partnership (except to the extent Manager is permitted to act on behalf of Partnership pursuant to the terms of this Agreement);

(viii)                 fail to pay its own liabilities from its own funds (other than pursuant to the arrangements provided for in (A) the Purchase Agreement, (B) this Agreement, (C) the Marketing Agreement, (D) the Sanchez Letter Agreement, (E) the Drilling Commitment Agreement and (F) financing fees paid at the Anadarko Closing and [redacted] Closing or Dual Closing, as applicable);

(ix)                       identify its partners or other Affiliates, as applicable, as a division or part of it;

(x)                          fail to be adequately capitalized to engage in its business separate and apart from Partnership and its Affiliates and to remain solvent;

(xi)                       fail to ensure that all material transactions between Manager, on the one hand, and Partnership and/or its Subsidiaries, on the other hand, whether currently existing or hereafter entered into, will be on an arm’s length basis; or

(xii)                    have the same slate of Persons serving as officers of Manager also serve in the same capacities with the General Partner, any of its Subsidiaries or any of Partnership’s Subsidiaries.

The assets of the General Partner or Partnership have not been and will not be listed as assets on the financial statement of Manager. Manager and Partnership have maintained and will maintain their respective books, records, resolutions and agreements as official records. Failure by Manager or Partnership to comply with any of the obligations set forth in this Section 5(d) shall not affect the status of Partnership as a separate legal entity, with its separate assets and separate liabilities.

(e)                           Partnership Records; Audit Rights.  At all times during the term of this Agreement, Manager shall maintain (i) the Purchase Agreement Records, (ii) the JDA Records, (iii) reasonably detailed records related to the sale of Partnership’s Hydrocarbons, including those sold under the Marketing Agreement, and (iv) books of account, receipts, disbursements, Permits and all other records relating to the Services performed hereunder (collectively, the “Partnership’s Records”). All accounting records shall be maintained in all material respects in accordance with generally accepted accounting principles. Partnership shall have the right, upon 30 days’ prior notice to Manager, and at reasonable times during usual business hours of Manager or its Affiliates to, no more than twice per year review and audit the Partnership’s Records; provided, however, that such review and audit does not unreasonably interfere with the

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operations of Manager or its Affiliates. Partnership shall bear all costs and expenses incurred in connection with any review or audit. Manager shall, and shall cause its Affiliates to, subject to the provisions of Section 4(d), review and respond in a timely manner to any claims or inquiries made by Partnership regarding matters revealed by any such review or audit. Seismic and other reserve related data Manager or its Affiliates have access to, solely to the extent such data is relevant to the Properties, shall be made available to Partnership subject to and in accordance with the terms of a geophysical seismic data use license agreement in a form reasonably acceptable to Manager to be entered into by Manager (or one or more of its Affiliates) and Partnership (provided such access does not breach, conflict or violate any third party licensing agreement or other contract). Notwithstanding anything herein to the contrary, Manager shall not be obligated to disclose or make available to Partnership any information prohibited by Legal Requirement or restricted by contractual obligations of confidentiality. The rights under this Section 5(e) shall survive termination or expiration of this Agreement for a period of two years.

(f)                           Inventions and IP Ownership.  The parties agree that any inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets (whether or not patentable, copyrightable or protectable as trade secrets or other intellectual property rights) that, in each case, are conceived, first reduced to practice, or created, by Manager in connection with providing the Services, either alone or jointly with others (“Inventions”), will be the sole and exclusive property of Manager. Partnership hereby assigns, and agrees to assign, to Manager any and all rights that Partnership may have in any such Inventions and in any intellectual property rights therein or related thereto. Partnership agrees to assist Manager and any Manager designee in obtaining, enforcing, and perfecting, Manager’s rights in the Inventions in any and all countries, including by executing any intellectual property assignment agreements. Partnership hereby appoints Manager as Partnership’s attorney-in-fact to execute documents on Partnership’s behalf for the purposes set forth in this paragraph.

(g)                          Certain Actions Prior to Redemption Date.  Until the Redemption Date, Manager and its Affiliates will not take any action in performing the Services that is not a Permitted Action or that is inconsistent with the LLC Agreement, and Manager agrees to, and to cause its Affiliates to, comply with the LLC Agreement; provided that Manager and its Affiliates shall be deemed to have acted consistently with the LLC Agreement and to have complied with the LLC Agreement when following the express directions of the Board or when clarification is otherwise requested and received from the Board.

(h)                         Partnership Account.  Manager agrees to maintain the Partnership Account and to deposit all revenues and payments received from the sale of the Partnership’s Hydrocarbons in the Partnership Account. Manager will direct all purchasers of production of Partnership to pay all revenues due in respect of the sale of Partnership’s Hydrocarbons directly into the Partnership Account. If Manger or its Affiliates inadvertently receive any revenues attributable to Partnership, Manager shall promptly pay and deposit such revenues into the Partnership Account.

Section 6.                                           Term; Qualified Foreclosure Transfer; Termination.

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(a)                                 Term.  The respective rights, duties, and obligations of the parties hereunder shall commence on the date hereof and, unless terminated as provided herein, (a) shall continue initially until [                ], 2024(1) and (b) shall be renewed and shall continue automatically thereafter for additional one year terms unless either party provides written notice to the other party hereto of its desire not to renew this Agreement at least 180 days prior to such anniversary date.

(b)                                 Qualified Foreclosure Transfer.  In the event of a Qualified Foreclosure Transfer, Qualified Foreclosure Transferee (i) shall provide written notice to Manager and Partnership of such Qualified Foreclosure Transfer, (ii) shall be bound by, and sign on to and join, this Agreement and (iii) shall become a party (and replace Partnership as a party with all references to “Partnership” being deemed references to “Qualified Foreclosure Transferee”) for all purposes hereof.

(c)                                  Termination by Manager and Partnership.  This Agreement may be terminated at any time by Manager or Partnership on or after 90 days following any Qualified Foreclosure Transfer by providing written notice of termination to the other party.

(d)                                 Termination by Manager.  This Agreement may be terminated at any time by Manager by providing written notice of termination to Partnership:

(i)                             upon Partnership’s material breach of this Agreement (unless such breach is caused by Affiliates of Manager), if (a) such breach is not remedied within 60 days (or 30 days in the event of a failure to make any payment hereunder, which shall be deemed a material breach hereunder) after Partnership’s and UnSub Agent’s receipt of notice thereof, or such longer period (except for a material breach arising out of a failure to make payment hereunder) as is reasonably required to cure such breach; provided, however, that Partnership or UnSub Agent commences to cure such breach within the applicable period and proceeds with due diligence to cure such breach, and (b) such breach is continuing at the time notice of termination is delivered to Partnership; provided, further that UnSub Agent shall also have the right (but not the obligation) to remedy any such failure to the same extent as Partnership within the applicable time periods set forth above (the “Cure Right”); and

(ii)                          upon the transfer by Partnership of all of Partnership’s Properties (provided that if such transfer is in connection with a Qualified Foreclosure Transfer, then this Agreement may only be terminated on or after 90 days following such Qualified Foreclosure Transfer), in which case Partnership shall have the option to cause Manager to enter into a transition services agreement with the transferee of such Properties covering the Services hereunder for a period not to exceed six (6) months from the effective date of such transfer and for a fee not to exceed the then current Management Fee, proportionately reduced for the term of such transition services agreement.

(1)                                         Note to Form: This date should be seven years from the Anadarko Closing.

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(e)                           Termination by Partnership.  This Agreement may be terminated at any time by Partnership, subject to, prior to a Qualified Foreclosure Transfer, approval of the Board and the Class B Member of Partnership by providing written notice of termination to Manager,

(i)                              upon Manager’s material breach of this Agreement, if (A) such breach is not remedied within 60 days after Manager’s receipt of notice thereof, or such longer period as is reasonably required to cure such breach; provided, however, that Manager commences to cure such breach within the applicable period and proceeds with due diligence to cure such breach, and (B) such breach is continuing at the time notice of termination is delivered to Manager;

(ii)                           upon the transfer by Partnership of all of Partnership’s Properties (provided that if such transfer is in connection with a Qualified Foreclosure Transfer, then this Agreement may only be terminated on or after 90 days following such Qualified Foreclosure Transfer), in which case Partnership shall have the option to cause Manager to enter into a transition services agreement with the transferee of such Properties covering the Services hereunder for a period not to exceed six (6) months from the effective date of such transfer and for a fee not to exceed the then current Management Fee, proportionately reduced for the term of such transition services agreement; and

(iii)                        at any time following an Investor Redemption Event (as defined in the LLC Agreement) upon not less than 30 days prior written notice by Partnership to Manager.

(f)                            Return of Records.  Upon the termination or expiration of this Agreement: (i) Manager shall, as promptly as reasonably possible, deliver to Partnership all of the Partnership’s Records and other books and records maintained by Manager on behalf of Partnership or its Subsidiaries that does not constitute Manager Confidential Information and (ii) Manager will reasonably cooperate with Partnership, at Partnership’s expense, to cause an orderly and timely transition of the Services to a successor manager.

(g)                           Termination Payment.  Notwithstanding anything herein to the contrary, in the event of expiration or termination of this Agreement for any reason, each party shall pay to the other party any accrued but unpaid obligations of such party as of the date of termination or expiration, in addition to any severance costs incurred by Manager and its Affiliates prior to or after termination or expiration, as provided in the definition of Overhead Costs, provided such severance payments may not exceed Partnership’s allocable share of salaries for such terminated employees included in the Management Fee for the 6-month period prior to such termination.

Section 7.                                           Limitation of Liability; Indemnification.

(a)                          Limitation of Manager Party Liability.  Notwithstanding Manager’s agreement to perform, or cause to be performed, the Services in accordance with the provisions hereof, Partnership acknowledges, on its own behalf and on behalf of its Subsidiaries, that performance by Manager or any other Person of the Services pursuant to this Agreement will not subject Manager, its Affiliates or their respective equityholders, directors, officers, members, agents or

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employees (each, a “Manager Party”) to any Losses whatsoever, except as directly caused by the bad faith, gross negligence, willful misconduct, or actual fraud on the part of a Manager Party; provided, however, if any of such Losses are covered by any insurance policy of Partnership or its Affiliates (to the extent such insurance policy covers Partnership), the aggregate liability of such Manager Party with respect to such Losses shall be reduced by the amount recovered by Partnership under such policy in respect of such Losses.

(b)                         Partnership Indemnification.  Except as specifically set forth in this Agreement, Partnership, on its own behalf and on behalf of its Subsidiaries, hereby releases, and agrees to indemnify and hold harmless, the Manager Parties from any and all Losses arising from or relating to (i) the provision or use of any Service or product provided hereunder to the extent not directly caused by the bad faith, gross negligence, willful misconduct, or actual fraud of a Manager Party or (ii) any material breach, violation or inaccuracy of any covenant, representation or warranty of Partnership or its Affiliates hereunder.

(c)                          Manager Indemnification.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE PROVISIONS OF SECTION 7(a) AND SECTION 7(b), MANAGER HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS PARTNERSHIP AND ITS SUBSIDIARIES AND AFFILIATES AND EACH OF THEIR RESPECTIVE EQUITY HOLDERS, MANAGERS, OFFICERS, UNITHOLDERS, AGENTS AND EMPLOYEES FROM ANY AND ALL LOSSES TO THE EXTENT ARISING FROM, IN CONNECTION WITH, OR RELATING TO A MANAGER PARTY’S BAD FAITH, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR ACTUAL FRAUD IN MANAGER’S PERFORMANCE OF THE SERVICES.

(d)                         Negligence; Strict Liability.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7(a) AND SECTION 7(b), THE INDEMNITY OBLIGATION IN SECTION 7(b) SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY INDEMNIFIED PARTY OR ANY PRE-EXISTING DEFECT; PROVIDED, HOWEVER, THAT SOLELY WITH RESPECT TO SECTION 7(b) THIS PROVISION SHALL NOT APPLY TO THE BAD FAITH, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR ACTUAL FRAUD OF ANY INDEMNIFIED PARTY OR IN ANY WAY LIMIT OR ALTER ANY QUALIFICATIONS SET FORTH IN SUCH INDEMNITY OBLIGATION EXPRESSLY RELATING TO BAD FAITH, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR ACTUAL FRAUD. BOTH PARTIES AGREE THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT KNOWN AS THE “EXPRESS NEGLIGENCE RULE” TO EXPRESSLY STATE IN A CONSPICUOUS MANNER AND TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANOTHER PARTY.

(e)                                  Exclusion of Damages; Disclaimers.

(i)                                     NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY HERETO UNDER THIS AGREEMENT OR ANY RELATED CONTRACT

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FOR EXEMPLARY, PUNITIVE, CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT; PROVIDED, HOWEVER, THAT THIS SECTION 7(e)(i) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER SECTION 7(b) OR SECTION 7(c) FOR ANY DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER SECTION 7(b) OR SECTION 7(c), AS THE CASE MAY BE.

(ii)                           OTHER THAN AS SET FORTH IN SECTION 3(a) HEREOF OR IN THE RELATED CONTRACTS, MANAGER DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO SERVICES RENDERED OR PRODUCTS PROCURED FOR PARTNERSHIP OR ITS SUBSIDIARIES, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER MANAGER KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.

(iii)                        MANAGER MAKES NO EXPRESS OR IMPLIED WARRANTY, GUARANTY OR REPRESENTATION, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, SUITABILITY OR MERCHANTABILITY REGARDING ANY EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES ACQUIRED FROM VENDORS, SUPPLIERS OR SUBCONTRACTORS. PARTNERSHIP’S AND ITS SUBSIDIARIES’ EXCLUSIVE REMEDIES WITH RESPECT TO EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES OBTAINED BY MANAGER FROM VENDORS, SUPPLIERS AND SUBCONTRACTORS SHALL BE THOSE UNDER THE VENDOR, SUPPLIER AND SUBCONTRACTOR WARRANTIES, IF ANY, AND MANAGER’S ONLY OBLIGATION, ARISING OUT OF OR IN CONNECTION WITH ANY SUCH WARRANTY OR BREACH THEREOF, SHALL BE TO USE DILIGENT EFFORTS TO ENFORCE SUCH WARRANTIES ON BEHALF OF PARTNERSHIP, AND PARTNERSHIP (AND ITS SUBSIDIARIES) SHALL HAVE NO OTHER REMEDIES AGAINST MANAGER WITH RESPECT TO EQUIPMENT, MATERIALS, SUPPLIES OR SERVICES OBTAINED BY MANAGER FROM ITS VENDORS, SUPPLIERS AND SUBCONTRACTORS.

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(f)                                   Claims; Defense and Settlement.

(i)                             Whenever any claim arises for indemnification hereunder, the indemnified Person shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim, except that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, except as otherwise expressly provided in this Section 7, such notice shall specify, if known, the amount or an estimate of the amount of the Losses asserted by such third party.

(ii)                          In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party, the indemnifying party, may, upon notice to the indemnified Person, assume the defense of any such claim or legal proceeding. Except with the written consent of the indemnified Person, the indemnifying party shall not consent to the entry of any judgment or settlement arising from any such claim or legal proceedings which, in each case, provides for any non-monetary relief or does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified Person of a release from all Losses in respect thereof, unless in the latter case the indemnifying party has actually paid to the indemnified Person the full amount of such judgment or settlement. Any indemnified Person shall be entitled to participate in (but not control) the defense of any such claim or litigation resulting therefrom. If the indemnifying party does not elect to control the litigation as provided above, the indemnified Person may defend against such claim or litigation in such manner as it may deem appropriate, including, without limitation, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as such indemnified Person may deem appropriate, and the indemnifying party shall promptly reimburse the indemnified Person (subject to Section 7(a)) from time to time as such Losses are incurred. All indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification Losses.

(iii)                       Except as provided above, all claims for Losses brought by third parties against Partnership or any Subsidiary (x) arising out of or in any way relating to the provision of Services hereunder and (y) not discharged by insurance required hereunder, shall only be settled or, with Manager’s concurrence, defended by Manager, at Partnership’s expense.

(g)                                  The remedies of each party set forth herein are in addition to any other remedy to which it may be entitled, at law or in equity.

Section 8.                                   Insurance.  Manager shall obtain and maintain from insurers who are reliable and reasonably acceptable to Partnership and authorized to do business in the state or states or jurisdictions in which Services are to be performed by Manager or other Service provider, insurance coverages in the types and minimum limits as the Manager reasonably determines to be appropriate and as is consistent with standard industry practice and Manager’s

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past practices. Manager agrees upon Partnership’s reasonable request from time to time or at any time to provide Partnership with certificates of insurance and copies of such policies evidencing such insurance coverage. Except with respect to workers’ compensation coverage, the policies shall name Partnership as an additional insured and shall contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against Partnership. Manager shall use commercially reasonable efforts to ensure that the policies shall provide that they will not be cancelled or reduced without giving Partnership at least 30 days’ prior written notice of such cancellation or reduction. Manager shall, at Partnership’s expense and as directed by Partnership from time to time, take reasonable steps to arrange for and obtain such additional insurance coverages as Partnership may reasonably request for the Properties owned by Partnership.

Section 9.                                   Competition and Corporate Opportunities.  Subject to Section 10, Manager and its Affiliates are and shall be free to engage in any business activity whatsoever, including, without limitation, those that may be in direct competition with Partnership and its Affiliates. The parties further understand and agree that Manager and its Affiliates provide or may provide services similar to the Services provided hereunder to certain of its present and former Affiliates. To the extent of any conflict of interest between the parties or their Affiliates or in the event of any other corporate or business opportunity (including, without limitation, a corporate or business opportunity that might otherwise constitute, an Asset Acquisition opportunity), the parties agree that Manager and its Affiliates may resolve any such conflict in a manner and on terms that it deems appropriate, in its sole discretion and without any further liability to Partnership or any other Person. Partnership, on its own behalf and on behalf of its Subsidiaries, hereby waives any interest with respect to any such matter to the same extent as if such matter had been presented to and rejected by Partnership and its Subsidiaries and Partnership and its Subsidiaries had then consented to Manager or any of Manager’s Affiliates acting as it determines in its sole discretion and whether on behalf of itself or any of its present or former Affiliates.

Section 10.                                    Confidential Information.

(a)                                 Manager acknowledges that it may receive Partnership Confidential Information, and Partnership acknowledges that it may receive Manager Confidential Information (collectively, and as further defined below in this Section 10(a), “Confidential Information”), the release of which would be damaging to the parties or Persons with which the parties conduct business. Each party shall hold in strict confidence any Confidential Information that such party receives from the other party, and each party shall not disclose such Confidential Information to any Person, or use such information for any purpose other than to perform the Services or as contemplated hereby, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), provided, that, if permitted by applicable Law, a party must notify the other party promptly of any disclosure of Confidential Information which is required by Law, and any such disclosure of Confidential Information shall be to the minimum extent required by Law, (ii) to Affiliates, partners, members, stockholders, investors, directors, officers, employees, agents, attorneys, consultants, lenders, professional advisers or representatives of the party or its Affiliates; provided, that such party shall be responsible for assuring such Affiliates,’ partners,’ members,’ stockholders,’ investors,’ directors,’ officers,’ employees,’ agents,’ attorneys,’ consultants,’ lenders,’ professional advisers’ and

25

representatives’ compliance with the terms hereof (and such party shall be liable for any non- compliance by such Persons as if such Persons were bound as a party hereto), except to the extent any such Person who is not an Affiliate, partner, member, stockholder, director, officer or employee has agreed in writing addressed to the other party to be bound by customary undertakings with respect to confidential and proprietary information similar to this Section 10(a), (iii) to Persons to which Partnership’s Properties may be transferred, but only if the recipients of such information have agreed to be bound by customary confidentiality and non-use undertakings similar to this Section 10(a), (iv) of information that a party also has received from a source independent of the other party and that such party reasonably believes such source obtained such information without breach of any obligation of confidentiality to the other party or its Affiliates, (v) that have been or become independently developed by a party or its Affiliates, or on their behalf without using any of the Confidential Information, (vi) that are or become generally available to the public (other than as a result of a prohibited disclosure by such party or Persons for which such party is responsible for under clause (ii) above), (vii) in connection with any proposed transfer of all or part the Properties, the proposed sale of all or substantially all of a party or its direct or indirect parent or the proposed Financing of a party or its direct or indirect parent, to Persons to which such interest may be directly or indirectly transferred or which may provide such Financing (and their respective advisors or representatives), but only if the recipients of such information have agreed to be bound by customary undertakings with respect to confidential and proprietary information similar to this Section 10(a) (unless, in the case of advisors or representatives, such Persons are otherwise bound by a duty of non-disclosure and non-use with respect to confidential and proprietary information), (viii) to third parties to the extent necessary for such third parties to provide the Services hereunder, or (ix) to the extent the non-disclosing party shall have consented to such disclosure in writing. The parties agree that breach of the provisions of this Section 10(a) by such party would cause irreparable injury to the other party for which monetary damages (or other remedy at Law) would be inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a party to comply with such provisions and (ii) the uniqueness of the Services and the confidential nature of the Confidential Information. Accordingly, the parties agree that the provisions of this Section 10(a) may be enforced by either party by temporary or permanent injunction (without the need to post bond or other security, therefor), specific performance or other equitable remedy and by any other rights or remedies that may be available at law or in equity. The term “Confidential Information” shall include any information pertaining to the identity of the parties and the Properties, which is not available to the public, whether written, oral, electronic, visual form or in any other media, including, such information that is proprietary, confidential or concerning the parties’ ownership and operation of the Properties, provision of the Services, or related matters, including any actual or proposed operations or development project or strategies, other operations and business plans, actual or projected revenues and expenses, finances, contracts and books and records. Notwithstanding anything herein to the contrary, if a party has approved or been consulted with respect to any disclosures as required hereunder, the other party or its Affiliates shall be entitled to make disclosures substantially similar (as to form and content) to those prior disclosures that the non-disclosing party has approved or been consulted with respect to, as applicable.

(b)                                 The parties acknowledge and agree that neither of the parties shall furnish or otherwise provide a copy of this Agreement (or any part hereof) to any Person (other than the

26

parties and their Affiliates, and their respective representative(s) and adviser(s)), unless (i) otherwise agreed in writing by each of the parties, (ii) required by applicable Laws (and if required by applicable Laws, a copy of the applicable portions of this Agreement shall be furnished only to the extent necessary to comply with such applicable Laws), (iii) by either party, as required to implement any of the hedging arrangements and financings, and (iv) in compliance with clauses (i)-(ix) of Section 10(a), as if this Agreement were Confidential Information.

Section 11.                            Obligations Hereunder Not Affected; Waivers.  No action which a party may take or omit to take in connection with this Agreement or any Related Contract, no course of dealing by a party, its Affiliates or any other Person with the other party, its Affiliates or any other Person, and no change of circumstances shall release or diminish a party’s obligations, liabilities, agreements or duties hereunder, affect this Agreement in any way, or afford a party or its Subsidiaries any recourse or setoff against the other party, regardless of whether any such action or inaction may be detrimental in any way to such other party, its Affiliates or any of the Properties.

Section 12.                            Notices.  Any notice, request, consent, payment, demand (other than an invoice) which may be given hereunder shall be ineffective unless in writing and either delivered by electronic mail or facsimile or registered or certified mail with return receipt requested to the addresses set out below or delivered by hand with written acknowledgment of receipt. The addresses for notice are as follows:

If to Partnership:

1000 Main Street, Suite 3000

Attention:                                  Antonio R. Sanchez III

Telephone:                            (713) 783-8000

Fax:                                                                (713) 783-0915

Email:                                                     tony@sanchezog.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

600 Travis St, Suite 3300

Attention:                                 John D. Pitts

Telephone:                            (713) 835-3542

Email:                                                    john.pitts@kirkland.com

If to Manager:

1000 Main Street, Suite 3000

Houston, TX 77002

Attention:                                         Antonio R. Sanchez III

Telephone:                                   (713) 783-8000

Fax:                                                                       (713) 783-0915

Email:                                                            tony@sanchezog.com

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With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, TX 77002

Attn:                                                                    David Elder

Telephone:                                   713-220-5881

Facsimile:                                         713-236-0822

Email:                                                            delder@akingump.com

If to UnSub Agent:

[              ]

[               ]

[               ]

Attention: [              ]

Telephone: [              ]

Fax: [              ]

Email: [              ]

Any such address may be changed at any time by written notice in accordance herewith. Each notice hereunder shall be treated as being effective or having been given (i) when delivered if delivered personally, (ii) when sent, if sent by electronic mail or facsimile on a business day (or, if not sent on a business day, on the next business day after the date sent by electronic mail or facsimile), (iii) on the next business day after dispatch, if sent by a nationally recognized overnight courier guaranteeing next business day delivery, or, (iv) if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

Section 13.                            Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that, other than in connection with a Qualified Foreclosure Transfer, each of the parties may not assign its rights hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld, except that Manager may assign any such rights and obligations to any of its Affiliates; provided, further, that nothing herein shall be deemed to prohibit Manager from subcontracting its obligations hereunder to third parties or delegating the performance of any Services hereunder to Affiliates or third parties to the extent permitted herein.

Section 14.                            Jointly Drafted.  This Agreement, and all the provisions of this Agreement, shall be deemed drafted by both of the parties, and shall not be construed against either party on the basis of that party’s role in drafting this Agreement.

Section 15.                            Further Assurances.  In connection with this Agreement, each party shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement.

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Section 16.                            No Third-Party Beneficiaries; Subsidiary Obligation.  Nothing in this Agreement shall provide any benefit to any third party (including, for the avoidance of doubt, any Subsidiary of Partnership) or entitle any third party to any claim, cause of action, remedy or right of any kind (except for Affiliates of Manager under Section 3(f), indemnitees under Section 7), it being the intent of the parties that this Agreement shall not be construed as a third-party beneficiary contract. Notwithstanding the foregoing, the parties acknowledge that (i) the Class B Member is an express third party beneficiary under this Agreement, entitled to enforce this Agreement on Partnership’s behalf and (ii) UnSub Agent is an express third party beneficiary in respect of the Cure Right. To the extent applicable, Partnership shall cause its Subsidiaries to comply with each such Subsidiary’s respective obligations, covenants and agreements hereunder.

Section 17.                            Amendment.  No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by all parties hereto and no waiver of any provision of this Agreement, and no consent to any departure by any party hereto therefrom, shall be effective unless it is in writing and signed by the other parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 18.                            Unenforceability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 19.                            Survival of Agreements.  Partnership’s and Manager’s various representations, warranties, covenants, agreements and duties in and under this Agreement shall survive the execution and delivery of this Agreement and terminate upon termination or expiration of this Agreement, except for Section 4 and Section 5(a)(ii) (in each case, with respect to any accrued but unpaid obligations as of the date of termination or expiration (and including, without limitation, any severance costs incurred prior to or after termination or expiration, as provided in the definition of Overhead Costs)), Section 6(d)(i), Section 7, Section 9, Section 10, Section 11, Section 12, Section 16, Section 20, Section 21, Section 24, and Section 28, which shall survive termination or expiration of this Agreement.

Section 20.                                    Governing Law; Submission to Process.

(a)                         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

(b)                         EACH OF MANAGER AND PARTNERSHIP (I) SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN HARRIS COUNTY, TEXAS, (II) AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR ANY RELATED CONTRACT BY ANY MEANS ALLOWED UNDER TEXAS OR FEDERAL LAW, AND (III) WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH PROCEEDING BEING IN SUCH A COURT

29

AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 21.                            Waiver of Jury Trial.  EACH OF MANAGER AND PARTNERSHIP HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY:

(a)                         WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH;

(b)                         CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND

(c)                          ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

Section 22.                            Entire Agreement.  This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and any prior agreements, understandings, negotiations, and discussions, written or oral, relating thereto are hereby superseded.

Section 23.                            Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, no party shall be required to take any act, or fail to take any act, under this Agreement or any Related Contract if the effect thereof would be to cause such party to be in violation of any applicable Legal Requirements.

Section 24.                            No Recourse Against Officers, Directors, Managers or Employees.  For the avoidance of doubt and notwithstanding anything herein to the contrary, the provisions of this Agreement or any Related Contract shall not give rise to any right of recourse against any officer, director, manager or employee of Manager, Partnership or any of their respective Affiliates.

Section 25.                            Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if both of the signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 26.                            Conspicuousness of Provisions.  The parties acknowledge and agree that the provisions contained in this Agreement that are set out in capital letters or “bold” satisfy the requirement of the “express negligence rule” and any Legal Requirement or equitable doctrine that provisions contained in a contract be conspicuously marked or highlighted.

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Section 27.                            Force Majeure.  If Manager is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, the obligations of Manager shall be suspended during, but no longer than, the continuance of the Force Majeure. Manager shall use commercially reasonable diligence to remove the Force Majeure as reasonably promptly as practicable. The requirement that any Force Majeure shall be remedied as reasonably promptly as practicable shall not require the settlement of strikes, lockouts, other labor difficulty or a lawsuit by the affected party, contrary to its wishes; how all such and other difficulties shall be handled shall be entirely within the discretion of the affected party and shall not require more than commercially reasonable efforts on the part of Manager. The term “Force Majeure”, as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment or personnel (including, without limitation, Partnership or Subsidiary personnel), acts or omissions of employees of Partnership and its Subsidiaries and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension; such term shall likewise include the inability of Manager to acquire, or delays on the part of Manager in acquiring at reasonable cost and by the exercise of reasonable diligence, servitudes, rights-of-way grants, permits, permissions, licenses, materials, personnel or supplies which are required to enable Manager to fulfill its obligations hereunder.

Section 28.                            Entire Agreement; Integrated Transaction.  This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein or therein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement, the other Basic Documents, and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter. Each of the parties acknowledges and agrees that in executing this Agreement (i) the intent of the parties is this Agreement and the other Basic Documents shall constitute an unseverable and single agreement of the parties with respect to the transactions contemplated hereby and thereby, (ii) it waives, on behalf of itself and each of its Affiliates, any claim or defense based upon the characterization that this Agreement and the other Basic Documents are anything other than a true single agreement relating to such matters and (iii) the matters set forth in this Section 28 constitute a material inducement to enter into this Agreement and the other Basic Documents and to consummate the transactions contemplated hereby and thereby. Each of the parties stipulates and agrees (i) not to challenge the validity, enforceability or characterization of this Agreement and the other Basic Documents as a single, unseverable instrument pertaining to the matters that are the subject of such agreements, (ii) this Agreement and the other Basic Documents shall be treated as a single integrated and indivisible agreement for all purposes, including the bankruptcy of any party and (iii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 28.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MANAGER:	Sanchez Oil & Gas Corporation

By:
	Name:	Antonio R. Sanchez, III
	Title:	President

PARTNERSHIP:	SN EF UnSub, LP

	By:	SN EF UnSub GP, LLC, its general partner

By:
	Name:	Patricio D. Sanchez
	Title:	Chief Executive Officer

[Signature Page to Management Services Agreement]

EXHIBIT E

FORM OF JOINT DEVELOPMENT AGREEMENT

[Attached.]

EXHIBIT E TO

SECURITIES PURCHASE AGREEMENT

EXHIBIT F

APC/KM PSA

[Attached.]

EXHIBIT F TO

SECURITIES PURCHASE AGREEMENT

EXHIBIT G

HYDROCARBON MARKETING AGREEMENT

[Attached.]

EXHIBIT G TO

SECURITIES PURCHASE AGREEMENT

Execution Version

HYDROCARBONS PURCHASE AND MARKETING AGREEMENT

Between

SN EF MAVERICK, LLC

and

SN EF UNSUB, LP

Dated as of January 12, 2017

i

8.7.	Notices	11
8.8.	Remedies	12
8.9.	Disputes	12
8.10.	Expenses	13
8.11.	Third Party Beneficiaries	14
8.12.	Conflict	14
8.13.	Subchapter K	14
8.14.	Entire Agreement; Integrated Transaction	14
8.15.	Sanchez Support	15

Annex I	Definitions

Exhibit A	Springfield Agreements Allocable Share

Exhibit B	Midstream Contracts

ii

HYDROCARBONS PURCHASE AND MARKETING AGREEMENT

This HYDROCARBONS PURCHASE AND MARKETING AGREEMENT (this “Agreement”), dated as of January 12, 2017 (the “Effective Date”), is between SN EF Maverick, LLC, a Delaware limited liability company (“Marketer”), SN EF UnSub, LP, a Delaware limited partnership (“Producer”), and solely for purposes of Sections 8.15 and 8.16 hereof, Sanchez Energy Corporation, a Delaware corporation (“Sanchez”). Each of Marketer and Producer is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.                            The Parties entered into that certain Purchase and Sale Agreement, dated effective as of July 1, 2016, by and among Anadarko E&P Onshore LLC and Kerr-McGee Oil & Gas Onshore LP (together, “Anadarko”), Aguila Production, LLC (“Aguila”), and the Parties, (together with any purchase agreement that may be entered into with [redacted] (“[redacted]”) pursuant to certain tag-along rights, the “Purchase Agreement”), pursuant to which Aguila and the Parties collectively purchased all of the working interests of Anadarko and [redacted] to the extent that it exercises its tag-along rights, collectively in certain developed and undeveloped oil and gas assets in Maverick, Dimmit, Webb, and LaSalle Counties, Texas (collectively, the “Assets”).

B.                            Marketer desires to purchase from Producer, and Producer desires to sell to Marketer, the oil, gas and other Hydrocarbons produced from and attributable to the Working Interests in the Assets acquired by Producer under the Purchase Agreement as well as other Working Interests acquired by Producer after the Effective Date that are gathered, processed or transported pursuant to the Midstream Contracts (such interests, “Producer’s Interests”), which Marketer will gather, process, transport, market and sell, as applicable, on the terms and conditions set forth in this Agreement and the Midstream Contracts.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby confirmed and acknowledged), the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1.                    Specific Definitions. Capitalized terms used in this Agreement have the meanings assigned to such terms in Annex I.

1.2.                    Construction. Unless the context otherwise requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, the singular includes the plural, and the plural includes the singular. Any references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits, Annexes and Schedules are to exhibits, annexes and schedules attached hereto, each of which is incorporated herein for all purposes. Article and section titles or headings are for convenience only, and neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or subdivisions thereof refer to the corresponding article, section or subdivision of this Agreement unless specific reference is made to articles, sections or subdivisions of another document or

1

instrument. Unless the context of this Agreement clearly requires otherwise, the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation,” and the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

ARTICLE II

PURCHASE AND SERVICES

2.1.                     Purchase by Marketer. On each Day during the Term, Producer shall sell and deliver to Marketer, and Marketer shall purchase and receive from Producer, at the Receipt Points, all Hydrocarbons produced from and attributable to Producer’s Interests, in accordance with the terms and conditions of this Agreement, other than Producer’s Reserved Hydrocarbons.

2.2.                     Limitations. Marketer shall not, without Producer’s prior written consent (such consent not to be unreasonably withheld) and only to the extent relating to or affecting Producer’s Hydrocarbons, (1) enter into, terminate, waive any material rights under or amend any Midstream Contract, to the extent any such actions would (a) (i) materially increase rates and charges applicable to Producer’s Hydrocarbons, (ii) impose minimum volume, take or pay, demand charges, reservation fees, or deficiency payments obligations or extensions thereof, or (iii) fix prices for the resale of Producer’s Hydrocarbons for a term longer than six months (or that cannot be terminated without penalty upon six months’ notice or less) or (b) otherwise have an adverse effect, in any material respect, on Producer, in each case, except to the extent the items set forth in in clauses (a) or (b) are required by Law, (2) enter into any contract with an Affiliate of Marketer that is on terms materially less favorable to Producer than terms that could have been obtained at the time such contract was entered into in an arm’s length transaction with a Third Party or that would involve projected liabilities of Producer that are in excess of $20 million in any calendar year or (3) enter into any Midstream Contract after the Effective Date if such contract (a) is not also applicable to Sanchez’s Hydrocarbons and Aguila’s Hydrocarbons on a proportional basis (based upon reasonable forecasts of anticipated production that pertain to the Midstream Contract) or (b) has not been expressly approved by the independent members of the Sanchez board of directors or by the working interest owners that are subject to production marketing agreements or elections applicable to such Midstream Contract; provided that, if Producer does not consent or object in writing to Marketer’s written request to undertake any of the actions described in preceding clauses (1) through (3) within 10 Business Days of Producer’s receipt of such written request from Marketer, Producer shall be deemed to have consented to such action for purposes of this Section 2.2.

2.3.                     Standard of Care. Marketer shall purchase and provide services for Producer’s Hydrocarbons delivered hereunder in accordance with all applicable Laws and in compliance with the terms of the applicable Midstream Contracts, and shall use commercially reasonable efforts to (a) obtain market rates in the area under any new contracts for the resale of Producer’s Hydrocarbons, and (b) avoid any imbalances or scheduling variances and any penalty charges associated therewith under the Midstream Contracts. Producer’s Hydrocarbons must be gathered, processed, transported and sold on terms and conditions no less favorable to Producer than the terms and conditions applicable to Sanchez’s Hydrocarbons.

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2.4.                     Repurchase Right. From and after April 1, 2023, for so long as the Springfield Agreements are in force and effect, Producer shall have the right for any Month, exercisable from time to time upon written notice to Marketer at least ten (10) days prior to the first day of such Month, to repurchase from Marketer at the applicable Delivery Point (as defined in the applicable Springfield Agreement) all volumes of Producer’s Hydrocarbons delivered to Marketer at the Receipt Points in such Month less any LAUF or Line Fill deducted under the Springfield Agreements. If Producer exercises the repurchase right for any Month as to all or part of Producer’s Hydrocarbons, then (a) Marketer shall redeliver, or cause to be redelivered, such volumes of Producer’s Hydrocarbons to Producer at such applicable Delivery Point and transfer title to such Producer’s Hydrocarbons to Producer at such applicable Delivery Point and (b) Producer shall pay Marketer an amount equal to Producer’s Allocable Share of the Springfield Agreements for that Month attributable to such Hydrocarbons repurchased by Producer in such month. Notwithstanding the above, if Marketer has entered into Midstream Contracts that are attributable to Producer’s Hydrocarbons and such contracts were approved by Producer prior to the exercise of its repurchase right hereunder, then Producer will not be entitled to exercise its repurchase rights hereunder for the portion of Producer’s Hydrocarbons committed to such approved Midstream Contracts during the term of such Midstream Contracts.

2.5.                     Reporting. Marketer shall consult with and provide reports to Producer on a quarterly basis regarding marketing activities concerning Producer’s Hydrocarbons. Such reports will contain such information, details, and supporting documentation as Producer may reasonably request, and shall include (a) a schedule identifying the markets into which each of Producer’s Hydrocarbons and Sanchez’s Hydrocarbons are being sold and the realized net back pricing being received by each, broken down by sales point and by each Midstream Contract, (b) amendments to any of the Midstream Contracts pursuant to which Producer’s Hydrocarbons are being gathered, processed, transported or sold, (c) upon request from Producer, any reports or other information provided to Marketer under the terms of any of the Midstream Contracts and (d) any material issues or disputes arising under such agreements. In addition to the foregoing reporting requirements, and the provisions of Section 2.6, prior to the Redemption Date, Marketer shall promptly deliver to GSO copies of all material notices delivered to Marketer under any Marketing Contract and Midstream Contract by the applicable counterparty with respect to Producer’s Hydrocarbons.

2.6.                     Right to Cure. If Marketer defaults in the performance of any of its obligations under the Midstream Contracts, or upon the occurrence or non-occurrence of any event or condition under the Midstream Contracts that would immediately or with the passage of any applicable grace period or the giving of notice, or both, enable the applicable counterparty to terminate or suspend its obligations or exercise any other right or remedy under such contracts or under applicable Law (a “Marketer Event”), then Marketer shall (a) promptly notify Producer of such Marketer Event, (b) use its commercially reasonable efforts to cause the applicable counterparty to allow Producer to cure such Marketer Event with respect to Producer’s Hydrocarbons, and (c) use its commercially reasonable efforts to continue to perform each of Marketer’s other obligations under the Midstream Contracts.

3

ARTICLE III

PRICE AND PAYMENT

3.1.                     Price. For each Month, in full consideration for Marketer’s purchase of Producer’s Hydrocarbons hereunder, Marketer shall pay to Producer an amount equal to (i) the payments received by Marketer from Third Parties upon the resale of Producer’s Hydrocarbons and all constituents thereof (including any residue gas, condensate, and natural gas liquids, as applicable) during such Month after being gathered, treated, transported, and processed under the Midstream Contracts less (ii) Producer’s Allocable Share of Midstream Charges for such Month less any actual or estimated deductions for the amounts set forth in Section 3.2(c)(ii) and (iii) (such amount, the “Net Amount”). Positive or negative adjustments to the Net Amount for prior Months shall be made as soon as practicable following receipt of available information.

3.2.                        Statements and Payments.

(a)                             Statements and Payments. Marketer shall pay to Producer the Net Amount for any given Month consistent with Marketer’s normal business practice under similar circumstances, on or before the date that is 10 days after the date on which Marketer actually receives readily available funds for Producer’s Hydrocarbons sold by Marketer or its Affiliates for such calendar Month from the applicable purchasers of such Producer’s Hydrocarbons (such date, the “Due Date”), along with a detailed statement describing such amounts payable to Producer hereunder in such Month.

(b)                             Late Payments. Any amounts not paid in full by the Due Date will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from and including the Due Date to but excluding the date the delinquent amount is paid in full.

(c)                              Collection and Payment. Marketer shall use commercially reasonable efforts to (i) collect all production funds from the purchasers of such Producer’s Hydrocarbons, (ii) arrange for the timely payment of severance taxes to any Governmental Authorities, (iii) make timely payment to royalty owners and third party working interest owners, and (iv) remit to Partnership its net proceeds from the sale of Producer’s Hydrocarbons after making all necessary or appropriate allocations and distributions in connection with the receipt of such proceeds in accordance with Section 3.1. The Parties recognize that the calculation and payment of severance taxes and royalty payments set forth above may be based upon estimates at the time of the payment of the Net Amount in accordance with Section 3.1 and that positive or negative adjustments to the Net Amount for prior Months shall be made as soon as practicable following receipt of available information regarding actual severance tax and royalty payments.

(d)                             Notices.  Marketer shall provide written notice to Producer not less than five Business Days prior to entering into, amending, or terminating any Midstream Contract.

3.3.                        Audit Rights. Upon not less than 10 Days’ prior written notice to the other Party, either Party or its or representative, at reasonable times during business hours and at its own expense, may audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, charge or computation made under or pursuant to this Agreement.

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3.4.                        Statement Errors. If an error is discovered in the amount shown to be due on any statement rendered by Marketer hereunder, such error shall be adjusted without interest or penalty as soon as reasonably possible, but no later than 30 Days after the discovery of the error. If a dispute arises as to the amount payable in any invoice rendered hereunder, the disputed statement must nevertheless be paid in full, but payment will not waive the payor’s right to dispute such statement in accordance with this Section 3.4. Any invoice dispute or statement adjustment must be in writing and must state the basis for the dispute or adjustment. Upon the resolution of the dispute, any required payment must be made within 15 Days after such resolution, along with interest accrued at the Interest Rate from and including the Due Date to but excluding the date paid. All undisputed statements rendered hereunder shall be deemed to be final and not subject to audit two years after the date on which the statement is rendered. The provisions of Section 3.3 and this Section 3.4 will survive the termination of this Agreement for the later of (a) 24 Months following the date on which such termination occurred, or (b) until a dispute initiated within such 24-Month period is finally resolved.

3.5.                        Setoff and Recoupment. Upon the occurrence of either or both of (a) an Event of Default of a Party, or (b) a circumstance under clauses (a), (b), (c) of Section 3.6(a), either Party may with respect to Section 3.5(a) and Producer may with respect to Section 3.5(b), in its sole discretion and without limiting any other rights or remedies, undertake any one or all of the following actions: (i) such Party may exercise recoupment by retaining, freezing, holding, and/or liquidating any proceeds that would otherwise be payable to the other Party to satisfy and apply to any amounts owed by such other Party under this Agreement or applicable Law as of the time of such recoupment or at any later time; and/or (ii) such Party may exercise setoff by retaining, freezing, holding, and liquidating any proceeds that would be otherwise deliverable or payable to such other Party under this Agreement as a setoff or offset against any amounts that are due or may become due from such other Party to the other Party under this Agreement or applicable Law as of the time of the setoff or offset or at any later time. Should a Party elect to exercise its rights under this Section 3.5, such Party shall notify the other Party in writing, within 10 Days of such recoupment, setoff, and/or offset; provided, however, such Party will not be required to provide such other Party with any advance notice whatsoever before exercising the rights of recoupment, setoff, and/or offset as set forth herein. Each Party hereby agrees to (x) a lifting of the automatic stay in bankruptcy under 11 U.S.C. § 362 and other applicable Law to the extent necessary to allow for the recoupment, setoff, and/or offset provided for under this Agreement and (y) not oppose a motion by a Party seeking authority to do same. Each Party further agrees that, without limiting the scope of any recoupment that may be exercised under the terms of this Section 3.5, that any recoupment exercised as provided for herein will be considered to be within a single transaction. The rights granted to the Parties pursuant to this Section 3.5 are in addition to any rights of recoupment, setoff, and/or offset the Parties may be otherwise entitled.

3.6.                     Deposit of Producer’s Proceeds and Security Interest.

(a)                             Deposit of Producer Proceeds. If (a) an Investor Redemption Event occurs, (b) Marketer has failed to pay amounts owed to Producer under this Agreement within five (5) days of the applicable Due Date or (c) Producer otherwise has reasonable grounds for insecurity regarding the performance by Marketer of any obligation under this Agreement (with clause (c) being a “Basis For Requesting Assurance”), then, within 10 Business Days after written notice from Producer, Marketer and its Affiliates will direct all purchasers of Producer’s Hydrocarbons

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to deposit amounts owed by such purchasers for Producer’s Hydrocarbons into (a) a bank account or accounts designated by Producer (in which case Producer shall remit to Marketer Producer’s Allocable Share of Midstream Charges or any other costs owed by Producer to Marketer) or (b) a mutually agreed escrow account (in which case Producer shall be entitled to receive amounts due each month under Section 3.1 and Marketer shall be entitled to the remainder of the amounts from such account). A Basis for Requesting Assurance will include, without limitation, any reasonable grounds for insecurity with respect to the performance of Marketer and/or any grounds that might constitute a basis for requesting adequate assurance of performance under Section 2.609 of the Uniform Commercial Code.

(b)                            Security Interest. Marketer is marketing Producer Hydrocarbon’s on Producer’s behalf and holding all proceeds from the sale of Producer’s Hydrocarbons in trust on behalf of Producer. In addition, Producer retains, and Marketer grants to Producer, a first priority lien and security interest (subject to Permitted Liens (as defined below)) on (a) all of Producer’s Hydrocarbons purchased under this Agreement, (b) all proceeds resulting from the resale of such Producer’s Hydrocarbons by Marketer and (c) all accounts receivable now or hereafter owing to Marketer upon and by reason of any such resale by Marketer (the “Collateral”). Marketer shall have the right to resell all of Producer’s Hydrocarbons without obtaining a release of the lien or other permission from Producer. Upon the resale of Producer’s Hydrocarbons, the lien and security interests retained and granted above shall be completely and automatically released by Producer without the need for execution of any document or instrument and, in lieu thereof, shall affix to the proceeds and accounts receivable resulting from the resale of Producer’s Hydrocarbons to such purchasers. Producer may enforce its lien and security interest and exercise any and all of the rights and remedies available to a secured party under the Uniform Commercial Code, in addition to all of the rights and remedies otherwise provided by Law. Producer may file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Marketer, in each case where permitted by Law, and may take any and all other actions necessary to secure its interest in the Collateral. In addition, Marketer agrees that from time to time it will promptly execute and deliver all instruments and documents, and take all further actions, that Producer may reasonably request as being necessary or desirable to perfect and protect the security interest granted or purported to be granted hereby or to enable Producer to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Marketer will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as Producer may request as being necessary or desirable in order to perfect and preserve the security interests granted or purported to be granted hereby. The lien and security interest granted herein are in addition to any statutory or common law liens on Producer’s Hydrocarbons in favor of Producer. Marketer warrants that, except as set forth in the sentence after this sentence, it has not consensually granted and will not consensually grant any liens or security interests on the Collateral to any other Person. Without affecting any priority of the liens and security interests on the Collateral granted to it under this Agreement or arising pursuant to Section 9.343 of the Texas Business and Commerce Code, Producer agrees and acknowledges that Marketer may, as security for the “Obligations” as defined in the Credit Agreement (defined below) and any refinancing thereof or as security for any obligations under any junior lien indebtedness that is subject to a security grant consistent with such Credit Agreement or the refinancing thereof, grant a security interest over all of Marketer’s assets, including, without limitation, Producer’s Hydrocarbons purchased under this

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Agreement, any deposit account of Marketer in which proceeds resulting from the resale of such Producer’s Hydrocarbons by Marketer may be deposited and any accounts receivable now or hereafter owing to Marketer upon and by reason of any such resale by Marketer. As used in the preceding sentence, “Credit Agreement” means the Second Amended and Restated Credit Agreement among Sanchez, as borrower, Royal Bank of Canada, as administrative agent, and others, as amended to date and as the same may hereafter be amended, modified, refinanced, replaced, restated or supplemented. As used in this Section 3.6(b), “Permitted Liens” means (a) liens for taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like liens arising by operation of law incident to the exploration, development, operation and maintenance of oil and gas properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, (c) Liens (as defined in the Credit Agreement) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board (as defined in the Credit Agreement) and no such deposit account is intended by the Borrower (as defined in the Credit Agreement) or any of its Subsidiaries (as defined in the Credit Agreement) to provide collateral to the depository institution and (d) judgment liens.

3.7.                       Marketing Transition Services Agreement. Pursuant to the terms of the Marketing Transition Services Agreement, the Provider (as that term is defined in such agreement) will provide Marketer certain marketing transition services, including the purchase and sale of Producer’s Hydrocarbons. For avoidance of doubt, the Parties agree that the billing and payment provisions set forth in this Article III will apply during the period in which the Marketing Transition Services Agreement is in effect, including the payment of amounts to Producer for the resale of Producer’s Hydrocarbons and the allocation of demand charges under the Midstream Contracts.

ARTICLE IV

WARRANTY OF TITLE

4.1.                       Title Warranties.

(a)                            Producer represents and warrants to Marketer that Producer has title to and/or the right to sell and deliver all Producer’s Hydrocarbons delivered to Marketer hereunder, free and clear of all royalties, liens, encumbrances and all applicable federal, state and local Taxes, subject to the performance by the Manager of its obligations under the MSA.

(b)                            If Producer elects to repurchase Producer’s Hydrocarbons under Section 2.4, then Marketer shall represent and warrant to Producer that Marketer has title to and/or the right to sell

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and deliver all Producer’s Hydrocarbons delivered to Producer under Section 2.4, free and clear of all royalties, liens, encumbrances and all applicable federal, state and local Taxes.

4.2.                       Title and Risk of Loss. Title to and risk of loss of Producer’s Hydrocarbons purchased by Marketer from Producer hereunder will pass from Producer to Marketer at the inlet of Springfield’s measurement facilities at the Receipt Points under the Springfield Agreements or at such other receipt points as the Parties agree. As between the Parties, title to and risk of loss of Producer’s Hydrocarbons shall remain with Marketer thereafter unless such Producer’s Hydrocarbons are repurchased by Producer under Section 2.4, in which case title to and risk of loss of any such repurchased Producer’s Hydrocarbons shall pass to Producer at the applicable Delivery Points under the Springfield Agreements or at such other delivery points as the Parties agree.

ARTICLE V

FORCE MAJEURE

5.1.                       Suspension of Obligations. If either Producer or Marketer is rendered unable, wholly or in part, by reason of Force Majeure, from carrying out its obligations under this Agreement (other than the obligation to make payment of amounts due hereunder), then upon said Party’s giving written notice and reasonably full particulars of such Force Majeure to the other Party, which shall be done as soon as practicable after the occurrence of the cause relied on, the obligations of the Party giving such notice (other than the obligation to make payment of amounts due hereunder), so far as they are affected by such Force Majeure, will be suspended during the continuance of any inability so caused, but for no longer period, and such cause must be remedied with all reasonable dispatch.

5.2.                       Definition of Force Majeure. The term “Force Majeure” means any event or circumstance not reasonably within the control of the Party claiming suspension declared as Force Majeure by a counterparty to any of the Midstream Contracts.

ARTICLE VI

TAXES

6.1.                       Taxes. Manager under the MSA shall pay, on behalf of Producer, to the appropriate taxing authorities severance and other Taxes levied on Producer’s Hydrocarbons prior to the delivery of such Producer’s Hydrocarbons to the Receipt Points hereunder. Marketer or its Affiliates shall pay any and all Taxes levied on Producer’s Hydrocarbons after title to such Hydrocarbons has transferred to Marketer.

6.2.                       Reimbursement. If Marketer or any of its Affiliates pays or remits any Tax for or on behalf of Producer, including severance Taxes on production, then Marketer may deduct such amounts in determining the Net Amount due hereunder as shown on the Monthly statement described in Section 3.2.

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ARTICLE VII

TERM AND TERMINATION

7.1.                        Term and Termination. The term of this Agreement will commence on the Effective Date and, unless otherwise agreed by the Parties or earlier terminated in accordance with this Section 7.2, will continue until the earlier of (i) the date of termination of both Springfield Agreements and (ii) December 31, 2034 (the “Term”).

7.2.                        Early Termination.

(a)                             Either Party may terminate this Agreement effective immediately upon notice to the other Party if the other Party (or its Affiliates, with respect to Marketer) (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer in a court of competent jurisdiction seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); (vi) seeks, consents, or acquiesces to the appointment of a trustee, receiver, or liquidator of all or any substantial part of such its assets or properties; or (vii) is liquidated and dissolved; or

(b)                             Either Party may terminate this Agreement upon notice to the other Party if (i) such other Party is in material breach of this Agreement and such breach is not remedied within 30 days after such other Party’s receipt of such notice or (ii) all of the Midstream Contracts are terminated or otherwise no longer in full force and effect; provided that Marketer may not terminate this Agreement pursuant to this Section 7.1(b) (x) if at the time of such breach, Sanchez and its Affiliates hold a majority of the board of directors of SN EF UnSub, GP or (y) such breach was caused by a breach of Manager under the MSA; or

(c)                              Following an Investor Redemption Event, Producer may terminate this Agreement in whole or in part by written notice to Marketer, provided that Producer may not terminate its obligation related to the Springfield Agreements (including to pay to Marketer Producer’s Allocable Share of the Springfield Agreements) without Springfield’s prior consent, which the Parties will cooperate and use commercially reasonable efforts to obtain if requested by Producer.

7.3.                        Effect of Termination. The expiration or termination of this Agreement, for any reason, will not release either Party from any obligation or Liability to the other Party, including any payment obligation, that has already accrued hereunder. Following early termination under Sections 7.2(a), 7.2(b), or 7.2(c) upon Producer’s request, Marketer and its Affiliates shall use commercially reasonable efforts to work with Producer and the applicable counterparties to partially assign, or to enter into replacements for, any of the Midstream Contracts identified by Producer to assist in the continued delivery of Producer’s Hydrocarbons following the termination of this Agreement.

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ARTICLE VIII

GENERAL PROVISIONS

8.1.                        Waivers. Neither action taken (including any investigation by or on behalf of any Party) nor inaction pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained herein by the Party not committing such action or inaction. A waiver by any Party of a particular right, including breach of any provision of this Agreement, will not operate or be construed as a subsequent waiver of that same right or a waiver of any other right.

8.2.                        Assignment; Binding Effect. Neither Party may assign its rights or interests under this Agreement, or delegate any duties or obligations hereunder, without the prior written consent of the other Party, which consent may be withheld by the other Party in its sole discretion; provided that consent is not required for an assignment of rights or interests under this Agreement by a Party (a) to an Affiliate of a Party (without releasing the assigning Party of its obligations under this Agreement) or (b) subject to obtaining Springfield’s prior consent, which the Parties will cooperate and use commercially reasonable efforts to obtain, to a Third Party in connection with a conveyance of all or a part of Producer’s Interests. This Agreement is binding upon and inures to the benefit of the Parties and their respective legal representatives, successors, and permitted assigns.

8.3.                        Joinder. Marketer shall cause any of its Affiliates that acquire or own Working Interests in jointly owned properties with Producer after the Effective Date to ratify and become a party to this Agreement by an amendment executed and delivered by the Parties and such Affiliate or Affiliates.

8.4.                        Governing Law; Severability.

(a)                             THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AND WILL BE CONSTRUED, INTERPRETED AND GOVERNED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THAT , IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)                             In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of applicable Law, the applicable provision of Law shall control. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected thereby and that provision will be enforced to the greatest extent permitted by applicable Law.

8.5.                        Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Parties shall take or cause to be taken all such necessary action.

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8.6.                     Counterparts. This Agreement may be executed in multiple counterparts and delivered by facsimile or portable document format, each of which, when executed, will be deemed an original, and all of which will constitute but one and the same instrument.

8.7.                        Notices. Except as otherwise provided in this Agreement to the contrary, any notice or communication required or permitted to be given under this Agreement must be in writing and sent to the address of the Party set forth below, or to such other more recent address of which the sending Party actually has received written notice. Any notice or communication provided to Producer pursuant to this Agreement shall be provided concurrently to GSO by electronic email:

(a)                                 if to Marketer, to:

SN EF Maverick, LLC

c/o Sanchez Energy Corporation

1000 Main Street, Suite 3000

Houston, Texas 77002

Attn:                    James O’Connor

Tel:                           713.756.2782

Email: joconnor@sanchezog.com

(b)                                 if to Producer, to:

SN EF UnSub, LP

c/o Sanchez Energy Corporation

1000 Main Street, Suite 3000

Houston, Texas 77002

Attn:                    James O’Connor

Tel:                           713.756.2782

Email: joconnor@sanchezog.com

prior to Redemption Date, with a copy to (which shall not constitute notice):

GSO ST Holdings LP

1111 Bagby Street, Suite 2050

Houston, TX 77002

Attention: Robert Horn

Electronic Mail: Robert.horn@gsocap.com

With a copy to:

Hal Haltom

Andrews Kurth Kenyon LLP

600 Travis

Suite 4200

Houston, TX 77002

Electronic Mail: hhaltom@andrewskurth.com

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(c)                                  if to Sanchez, to:

Sanchez Energy Corporation

1000 Main Street, Suite 3000

Houston, Texas 77002

Attn:                    James O’Connor

Tel:                           713.756.2782

Email: joconnor@sanchezog.com

Each such notice or other communication must be sent by personal delivery, by registered or certified mail (return receipt requested), by national, reputable courier service (such as Federal Express or United Parcel Service) or by electronic mail.

8.8.                    Remedies. Except as provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at Law or in equity. In addition, any successful Party is entitled to costs related to enforcing this Agreement, including, reasonable and documented attorneys’ fees and court costs. Notwithstanding anything herein to the contrary, the Parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed by either Party in accordance with the terms hereof and that monetary damages, even if available, would not be an adequate remedy therefor. As a result of the preceding sentence, each Party will be entitled to specific performance to prevent breaches of this Agreement and the terms hereof (including the obligation consummate transactions contemplated herein), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy) in addition to any other remedy at Law or equity. The Parties shall not assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

8.9.                            Disputes.

(a)                                 Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN HOUSTON, TEXAS OR TEXAS STATE COURT LOCATED IN HOUSTON, TEXAS AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), WILL BE LITIGATED IN SUCH COURTS. EACH PARTY (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (ii) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (iii) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE

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AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES MUST BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY WILL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL WILL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN WILL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b)                                 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.10.                     Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear its own costs and expenses (including any legal, accounting and other professional fees and expenses) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

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8.11.                     Third Party Beneficiaries.

(a)                                  Prior to the Redemption Date, GSO and its Affiliates shall be express third party beneficiaries of Producer’s rights under this Agreement. Other than as set forth in the preceding sentence or in clause (b) below, the provisions of this Agreement are for the exclusive benefit of the Parties and their respective successors and permitted assigns, and this Agreement is not intended to benefit or create rights in any other Person, including (a) any Person to whom any debts, Liabilities or obligations are owed by a Party, or (b) any liquidator, trustee or creditor acting on behalf of any Party, and no such creditor or any other Person will have any rights under this Agreement.

(b)                                  Subject to clause (a) above, notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties will have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith may be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

8.12.                      Conflict. In the event of a conflict between the terms of this Agreement and the terms of any joint operating agreement applicable to the Producer Interests, the terms of this Agreement will control as between the Parties.

8.13.                      Subchapter K. The Parties hereby agree that any arrangement established pursuant to this Agreement be excluded from the application of Subchapter K of Chapter 1 of the Code.

8.14.                      Entire Agreement; Integrated Transaction. This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein or therein are intended by the Parties as a final expression of their agreement and intended to be a complete

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and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein and therein. This Agreement, the other Basic Documents, and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter. Each of the Parties acknowledges and agrees that in executing this Agreement (i) the intent of the Parties is this Agreement and the other Basic Documents shall constitute an unseverable and single agreement of the Parties with respect to the transactions contemplated hereby and thereby, (ii) it waives, on behalf of itself and each of its Affiliates, any claim or defense based upon the characterization that this Agreement and the other Basic Documents are anything other than a true single agreement relating to such matters and (iii) the matters set forth in this Section 8.14 constitute a material inducement to enter into this Agreement and the other Basic Documents and to consummate the transactions contemplated hereby and thereby. Each of the Parties stipulates and agrees (i) not to challenge the validity, enforceability or characterization of this Agreement and the other Basic Documents as a single, unseverable instrument pertaining to the matters that are the subject of such agreements, (ii) this Agreement and the other Basic Documents shall be treated as a single integrated and indivisible agreement for all purposes, including the bankruptcy of any party and (iii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 8.14.

8.15.                     Sanchez Support. Sanchez is executing this Agreement to evidence its agreement to cause Marketer to perform and comply with Marketer’s obligations under Section 3.1, Section 3.2, Section 3.6, and Section 8.3. Sanchez hereby guarantees the performance of Marketer under such provisions and agrees to be directly liable to Producer under such provisions in the event of any breach by Marketer.

8.16.                     Fees to Marketer and Sanchez. In consideration for (a) certain services provided by Marketer to Producer, Producer hereby agrees to pay to Marketer an annual fee equal to $50,000 and (b) certain services provided by Sanchez to Producer, Producer hereby agrees to pay to Sanchez an annual fee equal to $50,000, which such fees, in the case of preceding clauses (a) and (b), shall be due and payable by Producer to Marketer and Sanchez, as applicable, on the Effective Date and each one year anniversary of the Effective Date.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

15

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SN EF MAVERICK, LLC:

By:
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

SN EF UNSUB, LP:

By: SN EF UnSub GP, LLC, its general partner

By:
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

Solely for purposes of Sections 8.15 and 8.16,

SANCHEZ ENERGY CORPORATION:

By:
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

Signature Page to Hydrocarbons Purchase and Marketing Agreement

Annex I

Defined Terms

As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including its derivatives and similar terms) means possessing the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Notwithstanding the foregoing, Marketer and its Affiliates, on the one hand, and Producer and its Affiliates, on the other hand, will not be considered Affiliates of one another. For purposes of this Agreement, Sanchez Oil & Gas Corporation and its Affiliates, including all member of the Sanchez family, shall be deemed to be Affiliates of Marketer.

“Agreement” has the meaning set forth in the preamble.

“Aguila” has the meaning set forth in the recitals.

“Aguila’s Hydrocarbons” means the Hydrocarbons, including all constituencies thereof, produced from the interests acquired by Aguila under the Purchase Agreement.

“Anadarko” has the meaning set forth in the recitals.

“Assets” has the meaning set forth in the recitals.

“Basic Documents” has the meaning given to such term in the Securities Purchase Agreement.

“Basis for Requesting Assurance” has the meaning set forth in Section 3.6(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by applicable Law to be closed in New York, New York or Houston, Texas.

“Central Time” means Central Standard time, as adjusted for Central Daylight time.

“Claims” means all claims, demands and causes of action of any kind and all losses, damages, liabilities, costs and expenses of whatever nature (including court costs and reasonable attorneys’ fees).

“Collateral” has the meaning given to such term in Section 3.6.

“Day” or “Daily” means a period of 24 hours, commencing at 7:00 a.m., Central Time, on a calendar day and ending at 7:00 a.m., Central Time, on the next succeeding calendar day.

“Delivery Point” means the “Delivery Points” as defined and listed in the Springfield Agreements, and any future Delivery Point thereunder.

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“Due Date” has the meaning set forth in Section 3.2(a).

“Effective Date” has the meaning set forth in the preamble.

“Event of Default” means, in respect of any Party, the failure to remedy, within 30 days of receipt of written notice thereof from any other Party, the material non-performance of or material non-compliance with any agreements, obligations or undertakings of such Party contained in this Agreement.

“Force Majeure” has the meaning set forth in Section 5.2.

“Governmental Authority” means any legislature, court, tribunal, arbitrator, authority, agency, department, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental, regulatory, administrative or non-governmental body exercising similar powers of authority.

“GSO” means GSO ST Holdings LP, a Delaware limited partnership.

“Hydrocarbons” means oil, gas, natural gas liquids, condensate, and other gaseous and liquid hydrocarbons, or any combination of the foregoing.

“Interest Rate” means an annual rate of interest equal to 2% above the prime rate published by The Wall Street Journal from time to time, or the maximum legal rate, whichever is the lesser.

“Investor Redemption Event” has the meaning set forth in the LP Agreement.

“Joint Development Agreement” means the Joint Development Agreement to be entered into, among the Partnership, Aguila, and Marketer at the time of the closing pursuant to the Purchase Agreement.

“[redacted]” has the meaning given to such term in the recitals.

“LAUF” means lost, unaccounted for, fuel and other losses of Producer’s Hydrocarbons in connection with the services provided under an applicable Midstream Contract, in each case to the extent provided under the applicable Midstream Contract.

“Laws” means all federal, state and local statutes, laws (including common law), rules, regulations, codes, orders, ordinances, licenses, writs, injunctions, judgments, subpoenas, awards and decrees and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.

“Liabilities” means, as to any Person, all liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

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“Line Fill” means line fill and tank bottom inventory and working tank inventory requirements, in each case required to be delivered to the applicable counterparty under a Midstream Contract.

“Losses” mean means any liabilities, losses (including first party losses), fines, penalties, interest, damages, costs, expenses (including expenses of actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a Third Party with respect thereto and out-of-pocket expenses and reasonable attorneys’ fees, experts’ fees and expenses reasonably incurred in defending against any such action) arising from or related to an injury, illness, death, property damage, property loss or environmental pollution or contamination, and any other costs associated with control, removal, restoration and cleanup of pollution or contamination.

“LP Agreement” means the Amended and Restated Agreement of Limited Partnership of SN EF Unsub, LP to be entered into at the time of the closing pursuant to the Purchase Agreement, as may be amended.

“Manager” means the Manager under the MSA.

“Marketer” has the meaning set forth in the preamble.

“Marketing Transition Services Agreement” means the Marketing Transition Services Agreement to be entered into at the time of the closing pursuant to the Purchase Agreement by and among Marketer, Anadarko Energy Services Company, Kerr-McGeee Oil & Gas Onshore LP and Anadarko E&P Onshore LLC and Sanchez Energy Corporation solely for purposes of defined provisions in the agreement, pursuant to which certain marketing transition services will be provided to Marketer.

“Midstream Contracts” means the contracts listed on Exhibit B hereto, including any amendments thereto, and any gathering, processing, transportation or sales agreements entered into after the Effective Date, including any amendments thereto, relating to the Producer’s Interests and the Hydrocarbons produced therefrom.

“Month” or “Monthly” means a period of time beginning at 7:00 a.m., Central Time on the first Day of a calendar month and ending at 7:00 a.m., Central Time on the first Day of the next succeeding calendar month.

“MSA” means the Management Services Agreement to be entered into at the time of the closing pursuant to the Purchase Agreement between Sanchez Oil & Gas Corporation and Producer.

“Net Amount” has the meaning set forth in Section 3.1.

“Parties” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Party Affiliate” has the meaning set forth in Section 8.11(b).

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“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.

“Producer” has the meaning set forth in the preamble.

“Producer’s Allocable Share of Midstream Charges” means the sum of Producer’s Allocable Share of the Springfield Agreements, plus Producer’s Allocable Share of the Other Contracts.

“Producer’s Allocable Share of the Other Contracts” means, for all Midstream Contracts other than the Springfield Agreements, a fraction, the numerator of which is the total volumes of Producer’s Hydrocarbons delivered to the counterparties under such Midstream Contracts during a Month and the denominator of which is the total volumes of Hydrocarbons delivered by Marketer and its Affiliates to the counterparties under such Midstream Contracts during such Month, multiplied by the sum of (a) any deficiency payments or other similar fees, payments, or penalties resulting from failure to achieve minimum volume obligations that are paid by Marketer under such Midstream Contracts, (b) any commodity charges, and LAUF and Line Fill volumes incurred under such contracts that are borne by Marketer under such contracts and (c) any other amounts invoiced to Marketer under such Midstream Contracts. Notwithstanding the foregoing, (1) other than with respect to the Firm Intrastate Transportation Agreement dated January 17, 2012 between Eagle Ford Midstream, LP and Anadarko Energy Services and Transportation Services Agreement dated March 1, 2012 between Enterprise Products Operating LLC and Anadarko Energy Services Company for the Intrastate Movement of NGLs, Producer shall not be obligated to bear any deficiency payment or other similar feeds, payments or penalties in (a) above in an amount greater than 40% of any such payments, fees or penalties that are attributable to the aggregate volume of Producer’s Hydrocarbons and Marketer’s and its Affiliates’ Hydrocarbons produced from the Producer Interests and Sanchez’s Interests and (2) Marketer shall not terminate or amend the obligation of other producers under producer marketing agreements or elections applicable to such Midstream Contracts that would increase Producer’s Allocable Share of the Other Contracts in any material respect without the consent of Producer.

“Producer’s Allocable Share of the Springfield Agreements” means, for as long as Marketer remains a party to the Springfield Agreements, the sum of: (i) the product of the Allocable Springfield Demand Rate in the applicable Month multiplied by the Monthly Minimum Volume Commitment (as defined in each of the Springfield Agreements) under each Springfield Agreement for such Month; (ii) the product of the Allocable Springfield Commodity Rate in the applicable Month multiplied by the volumes of Producer’s Hydrocarbons delivered under each Springfield Agreement during such Month; (iii) any LAUF and Line Fill volumes retained by Springfield under the terms of the Springfield Agreements that are attributable to Producer’s Hydrocarbons delivered under the Springfield Agreements; and (iv) any other amounts invoiced to Marketer under Article VII of the Springfield Agreements and attributable to Producer’s Hydrocarbons being delivered under the Springfield Agreements. For purposes of this definition, (a) “Allocable Springfield Demand Rate” in any Month shall be equal to the applicable Demand Rate (as defined in each of the Springfield Agreements) multiplied by a fraction, the numerator of which is the total volumes of Producer’s Hydrocarbons delivered to

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Springfield under each applicable Springfield Agreement during such Month and the denominator of which is the total volumes of Hydrocarbons delivered by Marketer and its Affiliates to Springfield under each applicable Springfield Agreement during such Month and (c) the Allocable Springfield Commodity Rate in any Month shall be equal to the applicable Commodity Rate (as defined in each of the Springfield Agreements); provided that, in any given Month, if the Total Allocable Rate for such Month is (x) greater than the “Max Rate” for the calendar year attributable to such Month as set forth on Exhibit A, then, notwithstanding the foregoing, Producer’s Allocable Share of the Springfield Agreements for such Month shall be equal to the product of the “Max Rate” attributable to such Month as set forth on Exhibit A multiplied by Producer’s Hydrocarbons delivered under the applicable Springfield Agreement during such month or (y) less than the “Min Rate” for the calendar year attributable to such Month as set forth on Exhibit A, then, notwithstanding the foregoing, Producer’s Allocable Share of the Springfield Agreements for such Month shall be the product of the “Min Rate” attributable to such Month as set forth on Exhibit A multiplied by Producer’s Hydrocarbons delivered under the applicable Springfield Agreement during such month.

“Producer’s Hydrocarbons” means the Hydrocarbons produced from and attributable to Producer’s Interests, including all constituencies thereof.

“Producer’s Interests” has the meaning set forth in the recitals.

“Purchase Agreement” has the meaning set forth in the recitals.

“Receipt Points” means (i) the “Receipt Points” as defined and listed in the Springfield Agreements, and any future Receipt Point thereunder and (ii) for Hydrocarbons that are not delivered to Springfield, the first point at which Marketer delivers such Hydrocarbons from the wellhead to the facilities of a counterparty under a Midstream Contract.

“Redemption Date” is defined in the MSA.

“Representative” means officers, directors, employees, and other representatives of the referenced entity and its Affiliates.

“Reserved Hydrocarbons” means the volumes of Hydrocarbons that Producer does not deliver under the Springfield Agreements that are associated with field and other similar uses of Producer that are expressly reserved or excepted from the definition of Dedicated Production thereunder.

“Sanchez” has the meaning set forth in the preamble.

“Sanchez’s Hydrocarbons” the Hydrocarbons produced from Sanchez’s Interests, including all constituencies thereof.

“Sanchez’s Interests” means the interests in the Assets acquired by Marketer under the Purchase Agreement as well as other Working Interests acquired by Marketer or its Affiliates after the Effective Date that are gathered, processed or transported pursuant to the Midstream Contracts.

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“Springfield” means Springfield Pipeline LLC, or its permitted successors or assigns as party to the Springfield Agreements.

“Springfield Agreements” means (1) the Second Amended and Restated Lease Dedication and Gas Gathering Agreement between Springfield and Sanchez, and (2) the Second Amended and Restated Lease Dedication and Oil Gathering Agreement between Springfield and Sanchez, in each case to be entered into at the termination of the Marketing Transition Services Agreement and as each such contract may be amended from time to time.

“Taxes” means all current or future taxes, fees, levies, charges, assessments and/or other impositions levied, charged, imposed, assessed or collected by any Governmental Authority having jurisdiction.

“Term” has the meaning set forth in Section 7.1.

“Third Party” means any Person other than a Party or one of their Affiliates.

“Total Allocable Rate” means, for any given Month, the rate calculated separately for each of the Springfield Agreements equal to (a) the Producer’s Allocable Share of the Springfield Agreement divided by (b) the total volumes of Producer’s Hydrocarbons delivered to Springfield under such Springfield Agreement during such Month.

“Securities Purchase Agreement” the Securities Purchase Agreement, dated January 12, 2017, among Producer, Sanchez Energy Corporation, SN UR Holdings, LLC, SN EF UnSub GP, LLC, SN EF UnSub Holdings, LLC, GSO ST Holdings Associates LLC and GSO ST Holdings LP.

“Working Interest” means with respect to any lease or well or wellpad, the fractional interest in and to such lease, well or wellpad that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such lease, well, or wellpad.

*                  *                   *

6

Exhibit A

Springfield Agreements Allocable Share

	WES Gas Fee ($/mcf)
	Min Rate	Max Rate
2016	1.14	1.80
2017	1.04	1.58
2018	0.94	1.37
2019	0.86	1.20
2020	0.85	1.17
2021	0.87	1.21
2022	0.83	1.12
2023	0.80	1.04
2024	0.77	0.98
2025	0.73	0.89
2026	0.71	0.84
2027	0.69	0.79
2028	0.69	0.78
2029	0.68	0.76
2030	0.68	0.75
2031	0.70	0.78
2032	0.71	0.80
2033	0.72	0.81
2034	0.72	0.81

	WES Oil Fee ($/bbl)
	Min Rate	Max Rate
2016	2.41	3.67
2017	2.05	2.90
2018	1.82	2.42
2019	1.71	2.18
2020	1.74	2.22
2021	1.73	2.19
2022	1.73	2.15
2023	1.65	1.97
2024	1.55	1.76
2025	1.54	1.71
2026	1.53	1.68
2027	1.54	1.67
2028	1.53	1.64
2029	1.54	1.63
2030	1.56	1.66
2031	1.59	1.70
2032	1.61	1.73
2033	1.63	1.75
2034	1.64	1.76

Exhibit B

Midstream Contracts

First Party	Second Party	Contract Type	Effective Date
Anadarko Energy Services Company	Enterprise Texas Pipeline LLC	Firm Gas Transportation	10/1/2010
Anadarko Energy Services Company	Eagle Ford Midstream, LP (NET)	Firm NGPA Section 311 Gas Transportation	1/17/2012
Anadarko Energy Services Company	Eagle Ford Midstream, LP (NET)	Firm Intrastate Gas Transportation	1/17/2012
Anadarko E&P Company LP	Texas Pipleline LLC (Howard)	Firm Transportation (gas)	10/5/2010
Anadarko Energy Services Company	Enterprise Products Operating LLC	Purchase Agreement (at Brasada)	3/1/2012
Anadarko Energy Services Company	Enterprise Products Operating LLC	NGL Transportation Services Agreement (into Cotulla)	3/1/2012
Anadarko Energy Services Company	Flint Hills Resources, LP	Crude Oil Supply Agreement (Sales Tranche 1)	3/18/2011
Anadarko E&P Company LP	Arrowhead Gathering Company, L.P.	Crude Oil Throughput and Deficiency Agreement (TPT Tranche 1)	3/18/2011
Anadarko E&P Company LP	BP Products North America Inc	Crude Oil Sales Agreement (Tranche 2)	6/28/2012
Anadarko E&P Company LP	TexStar Crude Oil Pipeline, LP	Crude Oil T&D (NuStar)(TPT Tranche 2)	7/2/2012
Anadarko E&P Onshore LLC	BP Products North America Inc	Crude Oil Sales Agreement (Tranche 3)	12/13/2013
Anadarko E&P Onshore LLC	Double Eagle Pipeline LLC and KinderMorgan Crude&Condensate LLC	Crude Oil T&D (DE)(TPT Tranche 3)	12/13/2013
Anadarko E&P Onshore LLC	Plains Marketing, LP	Crude Oil Purchase Contract	4/1/2014

First Party	Second Party	Contract Type	Effective Date
Anadarko E&P Onshore LLC	Shell Trading (US) Compnay	Crude Sales Contract	12/1/2016
Anadarko E&P Onshore LLC	Plains Gas Solutions, LLC	Condensate Stabilization Agreement	7/1/2014
Anadarko E&P Onshore LLC	Plains South Texas Gathering LLC	Shipping Agreement	5/1/2014
Anadarko E&P Onshore LLC	Springfield Pipeline LLC	Firm Intrastate Transportation Service Agmnt	3/1/2013
Anadarko E&P Company LP	Springfield Pipeline LLC	Lease Dedication and Gas Gathering Agreement	3/1/2008
Anadarko E&P Company LP	Springfield Pipeline LLC	Lease Dedication and Oil Gathering Agreement	3/1/2008
Anadarko E&P Company LP	WGR Operating, LP	Gas Processing Agreement	2/27/2012
Anadarko E&P Company LP	Enterprise Hydrocarbons L.P.	Gas Processing Agreement (Tranche 1)	9/1/2010
Anadarko E&P Company LP	Enterprise Hydrocarbons L.P.	Gas Processing Agreement (Tranche 2)	2/1/2011
Anadarko E&P Company LP	ETC Texas Pipeline, Ltd	Gathering and Processing Agreement	4/1/2011
Anadarko E&P Onshore LLC	Enterprise Hydrocarbons L.P.	Gas Processing Agreement (Shoup)	3/1/2013
Anadarko E&P Onshore LLC	Eagle Ford Gathering LLC (KM)	Gas Services Agreement	1/1/2017
Anadarko E&P Company LP	Eagle Ford Gathering LLC (KM)	Gas Services Agreement	1/1/2011
Anadarko E&P Onshore LLC	Texas Pipeline LLC	NGL Bank Service Agreement	7/25/2013
Anadarko Energy Services Company	Enterprise Texas Pipeline LLC	Firm Gas Transportation Agreement for NGPA Section 311 Service, No. 9138E	10/1/2010

First Party	Second Party	Contract Type	Effective Date
Anadarko E&P Onshore LLC	JSK Holdings, Inc.	Purchase Contract	10/13/2016
Anadarko E&P Company LP	TexStar Crude Oil Services, LP (succeeded by NuStar Logistics, L.P.)	Master Terminal Services Agreement	7/2/2012
Anadarko E&P Company LP	TexStar Crude Oil Services, LP (succeeded by NuStar Logistics, L.P.)	Terminal Services Schedule No. Anadarko E&P Company LP — 001	7/2/2012
Anadarko E&P Onshore LLC	Endeavor Natural Gas LP	Gas Gathering (Clear Springs)	5/1/2015
Anadarko E&P Onshore LLC	Endeavor Natural Gas LP	Interconnection Agreement	5/1/2015
Anadarko E&P Onshore LLC	Endeavor Natural Gas LP	Interconnection Agreement	9/9/2015
Anadarko E&P Company LP	Enterprise Hydrocarbons L.P	Gas Processing Agreement	8/1/2012
Anadarko E&P Onshore LLC	Plains Gas Solutions, LLC	Raw Make (Y-Grade) Purchase and Sale Agreemment	8/1/2015
Anadarko Petroleum Corp.	Enterprise South Texas Gathering L.P.	Gathering, Processing and Purch. Agreement	9/1/2008
Anadarko E&P Company LP	Trimac Transportation Central Inc.	Crude Trucking	3/1/2012
Anadarko E&P Company LP & Anadarko Energy Services Company	[redacted]	Maverick Crude Oil Production Marketing Agreement	4/14/2011
Anadarko E&P Company LP & Anadarko Energy Services Company	[redacted]	Maverick Natural Gas Liquids Marketing Agreement	4/14/2011
Anadarko E&P Company LP & Anadarko Energy Services Company	[redacted]	Maverick Residue Gas Marketing Agreement	4/14/2011
Anadarko E&P Company LP & Anadarko Energy Services Company	Mitsui E&P Texas LP	Maverick Natural Gas Liquids Marketing Agreement	1/1/2012
Anadarko E&P Company LP & Anadarko Energy Services Company	Mitsui E&P Texas LP	Maverick Residue Gas Marketing Agreement	1/1/2012

First Party	Second Party	Contract Type	Effective Date
Anadarko E&P Company LP & Anadarko Energy Services Company	SM Energy Company	Maverick Natural Gas Liquids Marketing Agreement	10/1/2010
Anadarko E&P Company LP & Anadarko Energy Services Company	SM Energy Company	Maverick Residue Gas Marketing Agreement	10/1/2010
Anadarko E&P Onshore LLC	JSK Holdings, Inc.	NGL Marketing	10/13/2016

NAESB Contract Confirmations

Gas Sales	Counterparty	Volume (MMBtu/d)	End Date
	Air Liquide (255602)	12,500	3/31/2017
	Air Liquide (255604)	12,500	3/31/2017
	Diamond Shamrock (248974)	6,045	8/31/2017
	Kinder Morgan (255681)	10,000	3/31/2017
	Repsol (244011)	25,000	3/31/2017
	Repsol (255144)	10,000	3/31/2017
	Techgen (221544)	30,000	9/31/2021
	Valero (248973)	12,060	8/31/2017
	Valero (248975)	4,020	8/31/2017
	Wyman Gordon (232520)	4,156	3/31/2018
	Wyman Gordon (233438)	1,271	3/31/2018

EXHIBIT H

FORM OF REGISTRATION RIGHTS AGREEMENT

[Attached.]

EXHIBIT H TO

SECURITIES PURCHASE AGREEMENT

REGISTRATION RIGHTS AGREEMENT

BY AND BETWEEN

SANCHEZ ENERGY CORPORATION

AND

THE GSO FUNDS PARTY HERETO

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], 2017, by and between Sanchez Energy Corporation, a Delaware corporation (the “Corporation”), and the funds managed by GSO that are identified in Exhibit M to the Purchase Agreement (as defined below) and specified on the signature pages hereof (the “GSO Funds”).

WHEREAS, this Agreement is entered into in connection with the closing of the issuance of the SN Shares (as defined below) and the Warrants (as defined below) to the GSO Funds pursuant to the Securities Purchase Agreement, dated January 12, 2017 (the “Purchase Agreement”), by and among the Corporation, SN UR Holdings, LLC, SN EF UnSub Holdings, LLC, SN EF UnSub, LP, SN EF UnSub GP, LLC, GSO ST Holdings Associates LLC and GSO ST Holdings LP (the “Preferred Unit Purchaser”); and

WHEREAS, the Corporation has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the GSO Funds pursuant to the Purchase Agreement; and

WHEREAS, it is a condition to the obligations of the Preferred Unit Purchaser and the Corporation under the Purchase Agreement that this Agreement be executed and delivered;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement. The terms set forth below are used herein as so defined:

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person. For purposes of this Agreement, (i) The Blackstone Group LP and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group LP or its Affiliates that are not part of the credit-related businesses of The Blackstone Group LP shall not be considered or otherwise deemed to be an “Affiliate” of GSO or its Affiliates that are part of the credit-related businesses of The Blackstone Group LP, but any fund or account managed, advised or sub-advised, by GSO or its Affiliates within the credit-related businesses of The Blackstone Group LP shall constitute an Affiliate of GSO, and (ii) none of GSO or its Affiliates or any fund or account managed, advised or subadvised by GSO or its Affiliates shall constitute an Affiliate of the Corporation.

“Agreement” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Board” means the Board of Directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by law or other governmental action to close.

“BX Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and between Sanchez Energy Corporation and Aguila Production HoldCo, LLC.

“Closing Date” means [•], 2017.

“Common Share Price” means the volume weighted average closing price of Common Shares (as reported by the NYSE or, if the NYSE is not the Corporation’s primary securities exchange or market, such primary securities exchange or market) for the ten (10) trading days immediately preceding the date on which the determination is made (or, if such price is not available, as determined in good faith by the Board).

“Common Shares” means the shares of common stock, par value $0.01 per share, of the Corporation (including the attached Rights).

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether though the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Corporation” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Effective Date” means, with respect to a particular Shelf Registration Statement, the date of effectiveness of such Shelf Registration Statement.

“Effectiveness Deadline” has the meaning specified therefor in Section 2.01 of this Agreement.

“Effectiveness Period” means the period beginning on the Effective Date for the Registration Statement and ending at the time all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities.

“Electing Holders” has the meaning specified therefor in Section 2.04 of this Agreement.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 19, 2011, by and between the Corporation and Sanchez Energy Partners I, LP.

“Freely Tradable” means, with respect to any security, that such security is no longer subject to the restrictions on trading under the provisions of Rule 144 under the Securities Act (or any successor rule or regulation to Rule 144 then in force), including volume and manner of sale restrictions, and the current public information requirement of Rule 144(c) (or any successor rule or regulation to Rule 144 then in force) no longer applies.

“Governmental Authority” means any federal, state, local or foreign government, or other governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“GSO” means GSO Capital Partners LP, a Delaware limited partnership.

“GSO Funds” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Holder” means the record holder of any Registrable Securities.

“Included Registrable Securities” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, order, code, governmental restriction, decree, injunction or other requirement of law, or any judicial or administrative interpretation thereof, of any Governmental Authority.

“Losses” has the meaning specified therefor in Section 2.09(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book- running lead manager of such Underwritten Offering.

“NYSE” means The New York Stock Exchange, Inc.

“Opt-Out Notice” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Person” means an individual or a corporation, limited liability company, corporation, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Preferred Unit Purchaser” has the meaning specified therefor in the recitals of this Agreement.

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“Purchase Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Registrable Securities” means the SN Shares (including the attached Rights) and the Common Shares (including the attached Rights) issued or issuable upon the exercise of the Warrants, and includes any type of ownership interest issued to the Holder as a result of Section 3.04 of this Agreement.

“Registrable Securities Amount” means the calculation based on the product of the Common Share Price times the number of applicable Registrable Securities.

“Registration Expenses” has the meaning specified therefor in Section 2.08(b) of this Agreement.

“Registration Statement” has the meaning specified therefor in Section 2.01 of this Agreement.

“Required Holders” means Holders of greater than 50% of the Registrable Securities.

“Rights” means the preferred stock purchase rights that automatically attach to each Common Share pursuant to the SN Rights Plan.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selling Expenses” has the meaning specified therefor in Section 2.08(b) of this Agreement.

 “Selling Holder” means a Holder who is selling Registrable Securities under a registration statement pursuant to the terms of this Agreement.

“Selling Holder Indemnified Persons” has the meaning specified therefor in Section 2.09(a) of this Agreement.

“Shelf Registration Statement” means a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect).

“SN Rights Plan” means that certain Rights Agreement, dated as of July 28, 2015, between the Corporation and Continental Stock Transfer & Trust Company, as rights agent, including the exhibits attached thereto, as such Rights Agreement may be amended, modified or supplemented from time to time.

“SN Shares” means the 1,500,000 Common Shares (including the attached Rights) issued by the Corporation to the GSO Funds pursuant to the Purchase Agreement.

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“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Registrable Securities are sold to one or more underwriters on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“Underwritten Offering Notice” has the meaning specified therefor in Section 2.04 of this Agreement.

“Warrant” means the warrant, and all warrants issued upon division or combination of, or in substitution for the warrant, issued pursuant to the Warrant to Purchase Common Shares, dated as of [•], 2017, between the Corporation and the GSO Funds.

Section 1.02                     Registrable Securities. Any Registrable Security shall cease to be a Registrable Security at the earliest of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the SEC and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been sold or disposed of (excluding transfers or assignments by a Holder to an Affiliate) pursuant to Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) under circumstances in which all of the applicable conditions of Rule 144 (as then in effect) are met; (c) when such Registrable Security is held by the Corporation or one of its Affiliates; or (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.11 hereof. In addition, any Registrable Security will cease to be a Registrable Security upon the date that such security is Freely Tradable.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01                     Shelf Registration. Within eighteen (18) months of the Closing Date, the Corporation shall use its reasonable best efforts to prepare and file a Shelf Registration Statement with the SEC to permit the public resale of all Registrable Securities on the terms and conditions specified in this Section 2.01 (a “Registration Statement”). The Registration Statement filed with the SEC pursuant to this Section 2.01 shall be on Form S-3 or, if Form S-3 is not then available to the Corporation, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities, covering the Registrable Securities, and shall contain a prospectus in such form as to permit any Selling Holder covered by such Registration Statement to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) at any time beginning on the Effective Date for such Registration Statement. The Corporation shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.01 to be declared effective no later than two (2) years after the Closing Date (the “Effectiveness Deadline”). A Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Selling Holders, including by way of an Underwritten Offering, if such an election has been made pursuant to Section 2.04 of this Agreement. During the Effectiveness Period, the Corporation shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.01 to remain effective,

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and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Registrable Securities until all Registrable Securities have ceased to be Registrable Securities. The Corporation shall prepare and file a supplemental listing application with the NYSE (or such other national securities exchange on which the Registrable Securities are then listed and traded) to list the Registrable Securities covered by a Registration Statement and shall use its reasonable best efforts to have such Registrable Securities approved for listing on the NYSE (or such other national securities exchange on which the Registrable Securities are then listed and traded) by the Effective Date of such Registration Statement, subject only to official notice of issuance. As soon as practicable following the Effective Date of a Registration Statement, but in any event within three Business Days of such date, the Corporation shall notify the Holders of the effectiveness of such Registration Statement.

When effective, a Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). If the Managing Underwriter of any proposed Underwritten Offering of Registrable Securities advises the Corporation that the inclusion of all of the Selling Holders’ Registrable Securities that the Selling Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Registrable Securities offered or the market for the Registrable Securities, then the Registrable Securities to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter advises the Corporation can be sold without having such adverse effect, with such number to be allocated (i) first, to the Selling Holders, allocated among such Selling Holders pro rata on the basis of the number of Registrable Securities held by each such Selling Holder or in such other manner as such Selling Holders may agree, and (ii) second, to any other holder of securities of the Corporation having rights of registration that are neither expressly senior nor subordinated to the Holders in respect of the Registrable Securities.

Section 2.02                             Piggyback Rights.

(a)                         Participation. So long as a Holder has Registrable Securities, if the Corporation proposes to file (i) a shelf registration statement other than a Registration Statement contemplated by Section 2.01 and other than a registration statement on Forms S-4 or S-8 and any successor forms, (ii) a prospectus supplement to an effective Shelf Registration Statement relating to the sale of equity securities of the Corporation, other than a Registration Statement contemplated by Section 2.01 and Holders may be included without the filing of a post-effective amendment thereto, or (iii) a registration statement, other than a shelf registration statement and other than a registration statement on Forms S-4 or S-8 and any successor forms, in each case, for the sale of Common Shares in an Underwritten Offering for its own account or that of another Person, or both, then promptly following the selection of the Managing Underwriter for such Underwritten Offering, the Corporation shall give notice of such Underwritten Offering to each Holder and such notice shall offer the Holders the opportunity to include in such

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Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if the Corporation has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Shares in the Underwritten Offering, then (x) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the Managing Underwriter, the Corporation shall not be required to offer such opportunity to the Holders or (y) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the Managing Underwriter, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b). Any notice required to be provided in this Section 2.02(a) to Holders shall be provided on a Business Day and receipt of such notice shall be confirmed by the Holder. Each such Holder shall then have three Business Days (or two Business Days in connection with any overnight or bought Underwritten Offering) after notice has been delivered to request in writing the inclusion of Registrable Securities in the Underwritten Offering. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Corporation shall determine for any reason not to undertake or to delay such Underwritten Offering, the Corporation may, at its election, give written notice of such determination to the Selling Holders and, (1) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities as part of such Underwritten Offering for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Corporation of such withdrawal at or prior to one Business Day before the time of pricing of such Underwritten Offering. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Corporation requesting that such Holder not receive notice from the Corporation of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing prior to one Business Day before the time of pricing of such Underwritten Offering. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Corporation shall not be required to deliver any notice to such Holder pursuant to this Section 2.02(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings by the Corporation pursuant to this Section 2.02(a).

(b)                          Priority. Other than situations outlined in Section 2.01 of this Agreement, if the Managing Underwriter of any proposed Underwritten Offering of Common Shares included in an Underwritten Offering involving Included Registrable Securities advises the Corporation that the total amount of Common Shares that the Selling Holders and any other Persons intend to include in such offering exceeds the number of Common Shares that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Shares offered or the market for the Common Shares, then the Common Shares to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter advises the Corporation can be sold without having such adverse effect,

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with such number to be allocated (i) first, to the Corporation or other party or parties requesting or initiating such registration, (ii) second, by the holders of Corporation securities that have requested participation in such Underwritten Offering under the Existing Registration Rights Agreement and (iii) third, by the Selling Holders who have requested participation in such Underwritten Offering and by the other holders of Common Shares (other than holders of Registrable Securities) with registration rights pursuant to the BX Registration Rights Agreement or otherwise entitling them to participate in such Underwritten Offering, allocated among such Selling Holders and other holders pro rata on the basis of the number of Registrable Securities or Common Shares held by each applicable Selling Holder or other holder or in such manner as they may agree.

Section 2.03                             Delay Rights.

Notwithstanding anything to the contrary contained herein, the Corporation may, upon written notice to (i) all Holders, delay the filing of a Registration Statement required under Section 2.01, or (ii) any Selling Holder whose Registrable Securities are included in a Registration Statement or other registration statement contemplated by this Agreement, suspend such Selling Holder’s use of any prospectus that is a part of such Registration Statement or other registration statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to such Registration Statement or other registration statement contemplated by this Agreement but may settle any previously made sales of Registrable Securities) if the Corporation (x) is pursuing an acquisition, merger, tender offer, reorganization, disposition or other similar transaction and the Board determines in good faith that (A) the Corporation’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in such Registration Statement or other registration statement or (B) such transaction renders the Corporation unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable, or (y) has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Board, would materially adversely affect the Corporation; provided, however, in no event shall (A) such filing of such Registration Statement be delayed under clauses (x) or (y) of this Section 2.03 for a period that exceeds 90 calendar days or (B) such Selling Holders be suspended under clauses (x) or (y) of this Section 2.03 from selling Registrable Securities pursuant to such Registration Statement or other registration statement for a period that exceeds an aggregate of 90 calendar days in any 365 calendar-day period, in each case, exclusive of days covered by any lock-up agreement executed by a Selling Holder in connection with any Underwritten Offering. Upon disclosure of such information or the termination of the condition described above, the Corporation shall provide prompt notice, but in any event within one Business Day of such disclosure or termination, to the Selling Holders whose Registrable Securities are included in such Registration Statement and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.04                     Underwritten Offerings. In the event that the Required Holders elect to include, other than pursuant to Section 2.02 of this Agreement, at least the lesser of

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(i) $25.0 million of Registrable Securities in the aggregate (calculated based on the Registrable Securities Amount) and (ii) 100% of the then outstanding Registrable Securities held by them under a Registration Statement pursuant to an Underwritten Offering, the Corporation shall, upon request by the Required Holders (such request, an “Underwritten Offering Notice” and such electing Required Holders, the “Electing Holders”), retain underwriters in order to permit the Electing Holders to effect such sale through an Underwritten Offering; provided, however, that the Required Holders shall have the option and right to require the Corporation to effect not more than three Underwritten Offerings pursuant to and subject to the conditions of this Section 2.04, subject to a maximum of two Underwritten Offerings during any 12-month period. Upon delivery of such Underwritten Offering Notice to the Corporation, the Corporation shall as soon as practicable (but in no event later than one Business Day following the date of delivery of the Underwritten Offering Notice to the Corporation) deliver notice of such Underwritten Offering Notice to all other Holders, who shall then have two Business Days from the date that such notice is given to them to notify the Corporation in writing of the number of Registrable Securities held by such Holder that they want to be included in such Underwritten Offering. For the avoidance of doubt, any Holders notified about an Underwritten Offering by the Corporation after the Corporation has received the corresponding Underwritten Offering Notice may participate in such Underwritten Offering, but shall not count toward the $25.0 million of Registrable Securities (calculated based on the Registrable Securities Amount) required under clause (i) of this Section 2.04 to request an Underwritten Offering pursuant to an Underwritten Offering Notice. In connection with any Underwritten Offering under this Agreement, the Corporation shall be entitled to select the Managing Underwriter or Underwriters, but only with the consent of Holders of a majority of the Registrable Securities being sold in such Underwritten Offering (not to be unreasonably conditioned, withheld or delayed). In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and the Corporation shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Corporation to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with the Corporation or the underwriters other than representations, warranties or agreements regarding such Selling Holder, its authority to enter into such underwriting agreement and to sell, and its ownership of, the securities whose offer and resale will be registered, on its behalf, its intended method of distribution and any other representation required by Law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to the Corporation, the Electing Holders and the Managing Underwriter; provided, however, that any such withdrawal must be made no later than the time of pricing of such Underwritten Offering. If all Selling Holders withdraw from an Underwritten Offering prior to the pricing of

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such Underwritten Offering or if the registration statement relating to an Underwritten Offering is suspended pursuant to Section 2.03, the events will not be considered an Underwritten Offering and will not decrease the number of available Underwritten Offerings the Required Holders have the right and option to request under this Section 2.04. No such withdrawal or abandonment shall affect the Corporation’s obligation to pay Registration Expenses pursuant to Section 2.08.

Section 2.05                             Sale Procedures.

In connection with its obligations under this Article II, the Corporation shall, as expeditiously as possible:

(a)                         use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b)                         if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from a Registration Statement and the Managing Underwriter at any time shall notify the Corporation in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Corporation shall use its reasonable best efforts to include such information in such prospectus supplement;

(c)                          furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC other than annual or quarterly reports on Forms 10-K or 10-Q, respectively, current reports on Form 8-K or proxy statements; provided, however, that such reports or proxy statements shall be provided at least two Business Days prior to filing in connection with any Underwritten Offering), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

(d)                         if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by a Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling

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Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Corporation shall not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e)                          promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(f)                           promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Corporation of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Corporation agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g)                          upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h)                         in the case of an Underwritten Offering, use its reasonable best efforts to furnish to the underwriters upon request, (i) an opinion of counsel for the Corporation dated the date of the closing under the underwriting agreement and (ii) a “cold comfort” letter, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under

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the underwriting agreement, in each case, signed by the independent public accountants who have certified the Corporation’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities by the Corporation and such other matters as such underwriters and Selling Holders may reasonably request;

(i)                              otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement, covering a period of twelve months beginning within three months after the Effective Date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(j)                             make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Corporation personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, that the Corporation need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Corporation;

(k)                          use its reasonable best efforts to cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which the Common Shares are then listed or quoted;

(l)                              use its reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Corporation to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m)                      provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the Effective Date of such registration statement;

(n)                          enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities (including, in the case of Underwritten Offerings of $25.0 million or greater of Registrable Securities (calculated based on the Registrable Securities Amount), making appropriate officers of the Corporation available to participate in any “road show” presentations before analysts, and other customary marketing activities (including one-on- one meetings with prospective purchasers of the Registrable Securities)); and

(o)                          if requested by a Selling Holder, (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being

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offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

The Corporation shall not name a Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act in any Registration Statement without such Holder’s consent.

Each Selling Holder, upon receipt of notice from the Corporation of the happening of any event of the kind described in Section 2.05(f), shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.05(f) or until it is advised in writing by the Corporation that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Corporation, such Selling Holder shall, or shall request the Managing Underwriter, if any, to deliver to the Corporation (at the Corporation’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.06                             Cooperation by Holders.

The Corporation shall have no obligation to include Registrable Securities of a Holder in a registration statement or in an Underwritten Offering pursuant to Section 2.02(a) who has failed to timely furnish after receipt of a written request from the Corporation such information that the Corporation determines, after consultation with its counsel, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.07                             Restrictions on Public Sale by Holders of Registrable Securities.

To the extent requested by the Managing Underwriter, each Holder of Registrable Securities that participates in an Underwritten Offering will enter into a customary letter agreement with underwriters providing such Holder will not effect any public sale or distribution of Registrable Securities during the 60 calendar-day period beginning on the date of a prospectus or prospectus supplement filed with the SEC with respect to the pricing of any Underwritten Offering, provided that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Corporation or the officers, directors or any other Affiliate of the Corporation on whom a restriction is imposed and (ii) the restrictions set forth in this Section 2.07 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder. In addition, this Section 2.07 shall not apply to any Holder that is not entitled to participate in such Underwritten Offering, whether because such Holder delivered an Opt-Out Notice prior to receiving notice of the Underwritten Offering or because the Registrable Securities held by such Holder may be disposed of without restriction pursuant to Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect).

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Section 2.08                             Expenses.

(a)                         Expenses. The Corporation shall pay all reasonable Registration Expenses as determined in good faith by the Board, including, in the case of an Underwritten Offering, the Registration Expenses of an Underwritten Offering, regardless of whether any sale is made pursuant to such Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. For the avoidance of doubt, each Selling Holder’s pro rata allocation of Selling Expenses shall be the percentage derived by dividing (i) the number of Registrable Securities sold by such Selling Holder in connection with such sale by (ii) the aggregate number of Registrable Securities sold by all Selling Holders in connection with such sale. In addition, except as otherwise provided in Sections 2.08 and 2.09 hereof, the Corporation shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

(b)                         Certain Definitions. “Registration Expenses” means all expenses incident to the Corporation’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01 or an Underwritten Offering covered under this Agreement, and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, Inc., fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes, and the fees and disbursements of counsel and independent public accountants for the Corporation, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance, and the reasonable fees and disbursements of one counsel for the Selling Holders participating in such Registration Statement or Underwritten Offering to effect the disposition of such Registrable Securities (not to exceed $75,000 per filing or offering, as applicable), selected by the Holders of a majority of the Registrable Securities initially being registered under such Registration Statement or other registration statement as contemplated by this Agreement, subject to the reasonable consent of the Corporation. “Selling Expenses” means all underwriting discounts and selling commissions or similar fees or arrangements allocable to the sale of the Registrable Securities, and fees and disbursements of counsel to the Selling Holders, except for the reasonable fees and disbursements of counsel for the Selling Holders required to be paid by the Corporation pursuant to Sections 2.08 and 2.09.

Section 2.09                             Indemnification.

(a)                         By the Corporation. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Corporation shall indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, employees, agents and Affiliates and each Person, if any, who controls such Selling Holder or its Affiliates within the meaning of the Securities Act and the Exchange Act, and its directors, officers, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or

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are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) such registration statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and shall reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Corporation shall not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in such registration statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(b)                         By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Corporation, its directors, officers, employees and agents and each Person, if any, who controls the Corporation within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents, to the same extent as the foregoing indemnity from the Corporation to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in such registration statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)                          Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.09. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.09 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the

15

indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party.

(d)                          Contribution. If the indemnification provided for in this Section 2.09 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)                           Other Indemnification. The provisions of this Section 2.09 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

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Section 2.10                             Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Corporation agrees to use its reasonable best efforts to:

(a)                          make and keep public information regarding the Corporation available, as those terms are understood and defined in Rule 144 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect), at all times from and after the date hereof;

(b)                          file with the SEC in a timely manner all reports and other documents required of the Corporation under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)                           so long as a Holder owns any Registrable Securities, furnish, unless otherwise available electronically at no additional charge via the SEC’s EDGAR system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Corporation, and such other reports and documents as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.

Section 2.11                             Transfer or Assignment of Registration Rights.

The rights to cause the Corporation to register Registrable Securities granted to the GSO Funds by the Corporation under this Article II may be transferred or assigned by the GSO Funds to one or more transferees or assignees of Registrable Securities without the consent of the Corporation; provided, however, that, other than in the case of transfers or assignments to funds or accounts managed, advised or sub-advised by GSO or its Affiliates, (a) the Corporation is given written notice prior to any said transfer or assignment, stating the name and address of each of the transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned and (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of the GSO Funds under this Agreement.

Section 2.12                             Limitation on Subsequent Registration Rights.

From and after the date hereof, the Corporation shall not, without the prior written consent of the Required Holders, enter into any agreement with any current or future holder of any equity securities of the Corporation that would allow such current or future holder to require the Corporation to include equity securities in any registration statement filed by the Corporation on a basis that is superior in any respect to the piggyback rights granted to the Holders pursuant to Section 2.02.

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ARTICLE III

MISCELLANEOUS

Section 3.01                             Communications.

All notices and other communications provided for or permitted hereunder shall be made in writing by electronic mail, courier service or personal delivery:

(a)                                 if to the GSO Funds:

c/o GSO Capital Partners

1111 Bagby Street, Suite 2050

Houston, Texas 77002

Attention: Robert Horn

Email: robert.horn@gsocap.com

with a copy to:

c/o GSO Capital Partners

345 Park Avenue, 31st Floor

New York, New York 10154

Email: GSOLegal@gsocap.com

GSOValuationsGroup@gsocap.com

with a copy to (which shall not constitute notice):

Andrews Kurth Kenyon LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

Attention: G. Michael O’Leary

Jon W. Daly

Email: moleary@akllp.com

jondaly@akllp.com

(b)                                 if to a transferee of a GSO Fund, to such Holder at the address provided pursuant to Section 2.11 above; and

(c)                                  if to the Corporation:

Sanchez Energy Corporation

1000 Main Street, Suite 3000

Houston, Texas 77002

Attention: Gregory Kopel

Email: gkopel@sanchezog.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Attention: Matthew R. Pacey

Email: matt.pacey@kirkland.com

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All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via electronic mail; and when actually received, if sent by courier service or any other means.

Section 3.02                             Successor and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03                             Assignment of Rights.

All or any portion of the rights and obligations of the GSO Funds under this Agreement may be transferred or assigned by each such GSO Fund only in accordance with Section 2.11 hereof.

Section 3.04                             Recapitalization, Exchanges, Etc. Affecting the Common Shares.

The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Corporation or any successor or assign of the Corporation (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, share splits, recapitalizations, pro rata distributions of shares and the like occurring after the date of this Agreement.

Section 3.05                             Specific Performance.

Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.06                             Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, including facsimile or .pdf counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

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Section 3.07                             Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.08                             Governing Law.

This Agreement, including all issues and questions concerning its application, construction, validity, interpretation and enforcement, shall be construed in accordance with, and governed by, the laws of the State of Delaware.

Section 3.09                             Severability of Provisions.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.10                             Entire Agreement.

This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Corporation set forth herein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.11                             Amendment.

This Agreement may be amended only by means of a written amendment signed by the Corporation and the Required Holders; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the prior written consent of such Holder.

Section 3.12                             No Presumption.

If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.13                             Obligations Limited to Parties to Agreement.

Each of the parties hereto covenants, agrees and acknowledges that no Person other than the GSO Funds (and their respective transferees and assignees) and the Corporation shall have any obligation hereunder. No recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member,

20

stockholder or Affiliate of a GSO Fund or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of a GSO Fund or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate thereof, as such, for any obligations of a GSO Fund under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any transferee or assignee of a GSO Fund hereunder.

Section 3.14                             Interpretation.

Article and Section references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The words “include,” “includes” and “including” or words of similar import shall be deemed to be followed by the words “without limitation.” Whenever any determination, consent or approval is to be made or given by the GSO Funds (and their respective transferees or assignees) under this Agreement, such action shall be in each GSO Fund’s (and its respective transferees’ or assignees’) sole discretion unless otherwise specified. Unless expressly set forth or qualified otherwise (e.g., by “Business” or “trading”), all references herein to a “day” are deemed to be a reference to a calendar day.

(Signature pages follow)

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

SANCHEZ ENERGY CORPORATION

By:
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

Signature Page to Registration Rights Agreement

GSO CAPITAL OPPORTUNITIES FUND III LP

By:	GSO Capital Opportunities Associates III, LLC, its general partner

By:	GSO Holdings I L.L.C., its member

By:
Name: [•]
Title: [•]

GSO ENERGY SELECT OPPORTUNITIES FUND LP

By:	GSO Energy Select Opportunities Associates LLC, its general partner

By:	GSO Holdings I L.L.C., its member

By:
Name: [•]
Title: [•]

GSO ENERGY PARTNERS-A LP

By:	GSO Energy Partners-A Associates LLC, its general partner

By:
Name: [•]
Title: [•]

GSO ENERGY PARTNERS-B LP

By:	GSO Energy Partners-B Associates LLC, its general partner

By:
Name: [•]
Title: [•]

GSO ENERGY PARTNERS-C LP

By:	GSO Energy Partners-C Associates LLC, its general partner

By:
Name: [•]
Title: [•]

GSO ENERGY PARTNERS-C II LP

By:	GSO Energy Partners-C Associates II LLC, its general partner

By:
Name: [•]
Title: [•]

GSO ENERGY PARTNERS-D LP

By:	GSO Energy Partners-D Associates LLC, its general partner

By:
Name: [•]
Title: [•]

GSO CREDIT ALPHA FUND LP

By:	GSO Capital Partners LP, its investment manager

By:
Name: [•]
Title: [•]

GSO HARRINGTON CREDIT ALPHA FUND (CAYMAN) L.P.

By:	GSO Capital Partners LP, its investment manager

By:
Name: [•]
Title: [•]

GSO CAPITAL SOLUTIONS FUND II LP

By:	GSO Capital Solutions Associates II LP, its general partner

By:	GSO Capital Solutions Associates II (Delaware) LLC, its general partner

By:
Name: [•]
Title: [•]

GSO COF III CO-INVESTMENT FUND LP

By:	GSO COF III Co-Investment Associates LLC, its general partner

By:	GSO Holdings I L.L.C., its member

By:
Name: [•]
Title: [•]

EXHIBITS I-1 AND I-2

OPINION MATTERS

[Form of Legal Opinions to be Attached.]

EXHIBIT I TO

SECURITIES PURCHASE AGREEMENT

EXHIBITS J-1 AND J-2

EQUITY COMMITMENT LETTERS

[Attached.]

EXHIBITS J-1 AND J-2 TO

SECURITIES PURCHASE AGREEMENT

EXHIBIT K

FORM OF NON-SOLICITATION AGREEMENT

[Attached.]

EXHIBIT K TO

SECURITIES PURCHASE AGREEMENT

NON-SOLICITATION AGREEMENT

This NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of [              ], 2017, by and among GSO Capital Partners LP, a Delaware limited partnership (“GSO”), Sanchez Energy Corporation, a Delaware corporation (“SN”), and Sanchez Oil & Gas Corporation, a Delaware corporation (“SOG” and, together with SN, the “Sanchez Parties”).

For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by all, the parties to this Agreement agree as follows:

1.                              Non-Solicitation. For a period from and after the date hereof until the earlier of date that is sixty (60) months after the date on which GSO and its affiliates no longer own any equity interests in SN EF UnSub, LP and SN EF UnSub GP, LLC (collectively, the “Operating Companies”), unless the Sanchez Parties’ provide prior written consent, GSO shall not, and GSO shall cause its controlled affiliates (including all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed or controlled by GSO) not to, directly or indirectly, (i) solicit, induce or encourage any employee or officer of the Sanchez Parties or any of their respective affiliates to leave their respective positions of employment with any Sanchez Party or any of their respective affiliates, (ii) hire or employ any of such employees or officers, whether as a consultant or otherwise or (iii) hire or employ any such former employee or officer, whether as a consultant or otherwise, within six (6) months of such person’s final employment date with a Sanchez Party or any of their respective affiliates; provided, that the foregoing shall not preclude GSO or any of its controlled qffiliates from soliciting for employment or hiring any such employee, agent or contractor who has been terminated (and not rehired) by a Sanchez Party or any of their respective qffiliates. References to a “controlled affiliate” of GSO in the first sentence of this Section 1 shall constitute a reference to affiliates in which GSO or its controlled affiliates have the power to direct or cause the direction of the management of policies of such affiliate, whether through the ownership of voting securities, by contract, the right to designate the majority of the board of directors or managers of such affiliated entities or otherwise; provided that, for purposes of clarity, GSO shall not be deemed to control any affiliate (and shall not have any liability if such affiliate acts in contravention of the foregoing restrictions) if GSO does not have the right to appoint the majority of the the board of directors or managers of such affiliate or does not otherwise have the authority, whether by contract or virtue of its equity ownership in such affiliate, to cause such affiliate to make decisions regarding the solicitation or hiring of any persons.

2.                              Specific Performance. The covenants and undertakings contained in this Agreement relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Agreement may cause irreparable injury to the Sanchez Parties, the amount of which may be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Agreement may be inadequate. Therefore, the Sanchez Parties will be entitled to seek a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Agreement without the necessity of proving actual damage. The rights and remedies provided by this Agreement are cumulative and in addition to any other rights and remedies which the Sanchez Parties may have hereunder or at law or in equity.

3.                              Unenforceability. The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period or any other relevant feature of Paragraph 1 hereof is unreasonable, arbitrary or against public policy, then a lesser period of time or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

4.                                      Governing Law; Submission to Process

(a)                         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

(b)                         EACH PARTY HERETO (I) SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN HARRIS COUNTY, TEXAS, (II) AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT BY ANY MEANS ALLOWED UNDER TEXAS OR FEDERAL LAW AND (III) WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH PROCEEDING BEING IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

5.                              Waiver of Jury Trial.                                 EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY:

(a)                         WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH;

(b)                         CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND

(c)                          ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

6.                              Amendment. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by all parties hereto and no waiver of any provision of this Agreement, and no consent to any departure by any party hereto therefrom, shall be effective unless it is in writing and signed by the other parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.                               Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if both of the signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Any facsimile or electronic copies of this Agreement or signatures on this Agreement shall, for all purposes, be deemed originals.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

GSO:

GSO CAPITAL PARTNERS LP

By:
Name:
Title:

SANCHEZ PARTIES:

SANCHEZ ENERGY CORPORATION

By:
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

SANCHEZ OIL & GAS CORPORATION

By:
Name:	Antonio R. Sanchez, III
Title:	President

[Signature Page to Non-Solicitation Agreement]

EXHIBIT L

FORM OF VOTING AGREEMENT

[Attached.]

EXHIBIT L TO

SECURITIES PURCHASE AGREEMENT

STANDSTILL AND VOTING AGREEMENT

BY AND BETWEEN

SANCHEZ ENERGY CORPORATION

AND

THE GSO FUNDS

STANDSTILL AND VOTING AGREEMENT

This STANDSTILL AND VOTING AGREEMENT (this “Agreement”) is made and entered into as of [  ], 2017, by and between (a) Sanchez Energy Corporation, a Delaware corporation (the “Company”), and (b) the funds specified on the signature pages hereof (collectively, the “GSO Funds” and individually, a “GSO Fund”. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in Article I.

RECITALS:

WHEREAS, pursuant to the Securities Purchase Agreement, dated January [12], 2017 (the “SPA”), among the Company, SN EF UnSub GP, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (the “General Partner”), SN EF UnSub, LP, a Delaware limited partnership of which the General Partner is the sole general partner (the “Partnership”), SN EF UnSub Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“SN Holdings”), SN UR Holdings, LLC, a Delaware limited liability company, GSO ST Holdings Associates LLC, a Delaware limited liability company (“GSO Associates”), and GSO ST Holdings LP, a Delaware limited partnership (“GSO Holdings”), among other things, at the Anadarko Closing, Sanchez issued to the GSO Funds the SN Shares and the Warrants in accordance with Section 2.06(a)(iv) of the SPA; and

WHEREAS, the Warrants were issued to the GSO Funds pursuant to the Warrant Agreement, dated of even date herewith (the “Warrant Agreement”), among the Company and the GSO Funds; and

WHEREAS, as a result of the issuances of the SN Shares and the Warrants to the GSO Funds, the GSO Funds are as of the date hereof deemed to Beneficially Own Common Stock representing approximately [•]% of the outstanding Company Voting Securities; and

WHEREAS, the parties hereto believe that it is desirable to establish certain provisions with respect to the Company Voting Securities that are currently held, or may be acquired, by the GSO Funds; and

WHEREAS, the Board of Directors of the Company has approved this Agreement upon the terms and subject to the conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used herein without definition shall have the meanings set forth below:

“Affiliate” means, with respect to any of the GSO Funds, any Person that is directly or indirectly Controlled by GSO and, with respect to any other specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified; provided, that no portfolio company directly or indirectly Controlled by GSO shall be deemed an Affiliate of the the GSO Funds; provided further, that, for purposes of this Agreement, The Blackstone Group, L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group, L.P., or its Affiliates that are not part of the credit-related businesses of The Blackstone Group L.P., shall neither constitute nor be considered or otherwise deemed to be an “Affiliate” of GSO, the GSO Funds or their Affiliates or any fund or account managed, advised or sub-advised by or Controlled by GSO or its Affiliates within the credit-related businesses of The Blackstone Group L.P. that are part of the credit-related businesses of The Blackstone Group L.P.

“Agreement” has the meaning specified therefor in the introductory paragraph.

“Anadarko Closing” has the meaning assigned to such term in the SPA.

“Basic Documents” shall have the meaning assigned to such term in the SPA.

“Bankruptcy Event” means, with respect to any Person, the occurrence of one or more of the following events: (a) such Person (i) admits in writing its inability to pay its debts as they become due, (ii) files, or consents or acquiesces by answer or otherwise to the filing against it of a petition for relief or reorganization or rearrangement, readjustment or similar relief or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, dissolution, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as bankrupt or as insolvent or to be liquidated, (vi) gives notice to any Governmental Authority of insolvency or pending insolvency, or (vii) takes corporate action for the purpose of any of the foregoing; or (b) a court of Governmental Authority of competent jurisdiction enters an order appointing, without consent by such Person, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of such Person, or a petition or involuntary case with respect to any of the foregoing shall be filed or commenced against such Person.

“Beneficially Own” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. For purposes of this Agreement, none of GSO, the GSO Funds or their Affiliates or any fund or account managed, advised or sub-advised by or Controlled by GSO or its Affiliates, shall constitute or be deemed to “Beneficially Own” any

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Common Stock or Voting Securities that is Beneficially Owned by The Blackstone Group, L.P. or any private equity funds, portfolio companies, parallel investment entities, or alternative investment entities owned, managed, or Controlled by The Blackstone Group, L.P. or its Affiliates that are not part of the credit-related businesses of The Blackstone Group, L.P.

“Beneficial Ownership” has a correlative meaning to Beneficially Own.

“Board” means the Board of Directors or similar governing body of any member of the Company Group, as applicable.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and any class or classes of stock resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any liquidation, dissolution or winding up of the Company. For purposes of this Agreement, references to a share or shares of Common Stock shall be deemed to include the Right(s) associated with such share or shares that are issued pursuant to the Rights Plan or any similar successor plan hereafter adopted by the Company.

“Company” has the meaning specified therefor in the introductory paragraph of this Agreement and includes any successor thereto.

“Company Group” means the Company and its Affiliates, other than the General Partner and the Partnership and its subsidiaries, if any.

“Control” (including the terms controlling, controlled by and under common control with) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder.

“General Partner” has the meaning assigned to such term in the SPA.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GSO” means GSO Capital Partners LP.

“GSO Fund” or “GSO Funds” has the meaning assigned to such term in the preamble of this Agreement.

“Joint Development Agreement” has the meaning assigned to such term in the SPA.

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“Partnership” means SN EF UnSub, LP, a Delaware limited partnership.

“Partnership Agreement” has the meaning assigned to such term in the SPA.

“Person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Rights” has the meaning assigned to such term under the Rights Plan.

“Rights Plan” means that certain Rights Agreement, dated as of July 28, 2015, between the Company and Continental Stock Transfer & Trust Company, as rights agent, including the exhibits attached thereto, as such rights agreement may be amended, modified or supplemented from time to time.

“SEC” means the U.S. Securities and Exchange Commission (or any successor agency).

“Securities” means (i) the warrant to purchase shares of Common Stock issued pursuant to the Warrant Agreement, (ii) the SN Shares and (iii) Common Stock issued or issuable pursuant to the Warrant Agreement.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended and the rules and regulations of the SEC promulgated thereunder.

“SN Shares” has the meaning assigned to such term in the SPA.

“SPA” has the meaning specified therefor in the recitals of this Agreement.

“Standstill Termination Date” means the date on which GSO, the GSO Funds and their respective Affiliates Beneficially Own less than 1.0% of the outstanding Voting Securities.

“Votes” means votes entitled to be cast generally in the election of members of the Board.

“Voting Power” means, as of any time, the ratio, expressed as a percentage, of (x) the Votes (with respect to the Board of the Company) represented by the Voting Securities Beneficially Owned by the Person in question and its Affiliates to (y) the aggregate (A) Votes (with respect to the Board of the Company) represented by all then outstanding Voting Securities plus (B) without duplication the Votes (with respect to the Board of the Company) represented by the Voting Securities underlying any other interests Beneficially Owned by the Person in question and its Affiliates.

“Voting Securities” means, together, (1) the Common Stock and (2) any shares of any class of capital stock or other equity interest (or other security or interest) of any member of the Company Group, other than the Common Stock, that are entitled to vote generally in the election of members of the Board.

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“Warrant Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Warrants” has the meaning assigned to such term in the SPA.

ARTICLE II

STANDSTILL; VOTING

Section 2.1                             Standstill. During the period commencing on the date hereof and ending on the Standstill Termination Date, without the prior consent of the Company, each of the GSO Funds agrees that neither it nor any of its Affiliates will (and such GSO Fund will cause its Affiliates to not), directly or indirectly:

(a)                          other than the acquisition of additional shares of Common Stock by any of the GSO Funds (i) pursuant to the exercise of the Warrant Agreement or (ii) pursuant to the exercise of Rights associated with Common Stock owned by such GSO Fund or its Affiliates, acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any of the Company Group’s corporate loans, debt securities, Voting Securities, other Company Group securities or all or substantially all of the assets of any member of the Company Group, or rights or options to acquire interests in any of Voting Securities or other Company Group securities of any member of the Company Group or all or substantially all of the assets of any member of the Company Group;

(b)                          (i) call a special meeting of the holders of Voting Securities of any member of the Company Group, including without limitation by written consent, (ii) seek representation on the Board of any member of the Company Group, (iii) seek the removal of any member of the Board of any member of the Company Group, (iv) solicit consents from securityholders or otherwise act or seek to act by written consent with respect to the Company Group, (v) conduct a referendum of securityholders of any member of the Company Group or (vi) make a request for any securityholder list or other Company Group books and records, whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise;

(c)                           make any statement or proposal to the Board of any member of the Company Group regarding, or make any public announcement, proposal or offer (including without limitation any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (including without limitation, for the avoidance of doubt, indirectly by means of communication with the press or media):

(i)                              any acquisition of any of the securities or all or substantially all of the assets of any member of the Company Group, or rights or options to acquire interests in any of the securities or all or substantially all of the assets of any member of the Company Group;

(ii)                           any business combination, merger, tender offer, exchange offer, similar transaction or other extraordinary transaction involving any member of the Company Group;

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(iii)                        any restructuring, recapitalization, liquidation or similar transaction involving any member of the Company Group;

(iv)                       any proposal to seek representation on the Board of any member of the Company Group or otherwise seek to control or influence the management, the Board or policies of any member of the Company Group, including, without limitation, (A) any plans or proposals to change the number or term of directors or to fill any vacancies on the Board of any member of the Company Group, (B) any material change in the capitalization or dividend policy of any member of the Company Group, (C) any other material change in any member of the Company Group’s management, business or corporate structure, (D) seeking to have any member of the Company Group waive or make amendments or modifications to its organizational documents, or other actions that may impede or facilitate the acquisition of control of any member of the Company Group by any Person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(v)                          any request or proposal to waive, terminate or amend the provisions of this Agreement if such request or proposal would require GSO, the GSO Funds or any member of the Company Group to make a public announcement;

(vi)                       any proposal, arrangement or other statement that is inconsistent with the terms of this Agreement, including without limitation this Section 2.1; or

(d)                          knowingly instigate, encourage or assist any third party (including, without limitation, forming a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any such third party, provided that the inclusion of GSO, the GSO Funds and any fund or account managed, advised or sub-advised by or Controlled by GSO or its Affiliates as members of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of which The Blackstone Group L.P. and its other Affiliates are members shall not constitute a breach or violation of this Section 2.1(d)) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in Section 2.1(c); or

(e)                           take any action which would require any member of the Company Group to make a public announcement regarding any of the actions set forth in Section 2.1(c) (provided that any public disclosure by the Company of a change of Beneficial Ownership of Common Stock by GSO and the GSO Funds or by any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of which GSO and the GSO Funds are members with The Blackstone Group L.P. as a result of a filing on Schedule 13D or Schedule 13G shall not constitute a breach or violation of this Section 2.1(e)) .

Section 2.2                                    Standstill Exceptions. Notwithstanding any other provision hereof, the parties hereto agree that the restrictions contained in Section 2.1 shall:

(a)                                 not apply to transactions in any equity or debt securities of any member of the Company Group by any pension plan, 401(k) plan or other employee benefit plan or

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discretionary investment fund administered for the benefit of the directors, officers or employees of GSO, any GSO Fund or their respective Affiliates; provided, that such activities are not in connection with any intention, plan or arrangement to influence or acquire control over any member of the Company Group’s management, Board or policies;

(b)                         not prohibit any of the GSO Funds or their respective Affiliates from privately communicating with, including without limitation making any offer or proposal to, the Board of the Company, subject to Section 2.1(f);

(c)                                  not prohibit any transfer which is otherwise permitted under Section 2.3 and/or Section 2.4; and

(d)                                 terminate and be of no further force and effect on the Standstill Termination Date.

Section 2.3                            Transfer Restrictions. Without limiting the restrictions set forth in Section 2.4, each of the GSO Funds agrees that it shall not (and such GSO Fund shall cause its Affiliates not to), without the prior written consent of the Company, transfer any Voting Securities (or any securities convertible into or exercisable for Voting Securities) directly or indirectly (by merger, consolidation, operation of law or otherwise):

(a)                         to, or in a transaction with, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) where any such Person or “group” would acquire in such transaction or, to the knowledge of such GSO Fund after reasonable inquiry, owns or would own, following such transaction, Beneficial Ownership of an aggregate number of Voting Securities representing 4.9% or more of the Voting Power or 4.9% or more of the issued and outstanding Common Stock; or

(b)                         to, or in a transaction with, any Person, or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that, to the knowledge of the GSO Funds after reasonable inquiry, competes directly or indirectly with the business of the Company in any material respect;

provided that the restrictions in this Section 2.3 shall not apply to (i) any Voting Securities (or any securities convertible into or exercisable for Voting Securities) transferred pursuant to a public distribution in compliance with any applicable requirements of U.S. federal or state securities laws (including without limitation Rule 144 under the Securities Act) and (ii) in the case of an investment fund, limited liability company or partnership which is an Affiliate of such GSO Fund, not apply to the transfer of any Voting Securities (or any securities convertible into or exercisable for Voting Securities) to a limited partner of such fund, member of such limited liability company or limited or general partner of such general or limited partnership, or to any other Affiliate of a GSO Fund that in each case agrees to be bound by the provisions contained in this Agreement.

Section 2.4                            Lockup. Without the prior written consent of the Company, except as specifically provided below, each GSO Fund shall not (and each GSO Fund shall cause its Affiliates not to), (a) during the period commencing on the date hereof and ending on the second anniversary of the date of the Anadarko Closing, (x) offer, sell, contract to sell, sell any option or

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contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Securities or (y) directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Securities, regardless of whether any transaction described in clauses (x) or (y) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. Notwithstanding the foregoing, and subject to the conditions below, each GSO Fund and its Affiliates may (a) transfer any Securities (or any securities convertible into or exercisable for Securities) to any limited partner of any investment fund, member of any limited liability company or limited or general partner of any general or limited partnership, in each case which is an Affiliate of a GSO Fund, or to any other Affiliate of a GSO Fund, provided, that that in each case such Person agrees to be bound by the provisions contained in this Agreement, (b) transfer Securities to the Company pursuant to any net exercise or net settlement of any Common Stock pursuant to the terms of the Warrant Agreement and (c) transfer Securities in connection with any foreclosure by a lender of borrowed money which was secured by a bona fide pledge of the Securities.

Section 2.5                                    Voting. During the period commencing on the date hereof and ending on the Standstill Termination Date: each of the GSO Funds

(a)                         shall (and shall cause its Affiliates to) take such action (including, without limitation, if applicable, through the execution of one or more written consents if stockholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company) at each meeting of the stockholders of the Company as may be required so that all shares of issued and outstanding Voting Securities of the Company Beneficially Owned, directly or indirectly, by it and/or by any of its Affiliates are voted in the same manner (“for,” “against,” “withheld,” “abstain” or otherwise) as recommended by the Board of the Company to the other holders of Voting Securities (including without limitation with respect to director elections) of the Company; provided, that the foregoing shall not apply in the event that the Board of the Company recommends that the other holders of Voting Securities vote against the Company’s approval of a “Sale Transaction” (as defined in the Joint Development Agreement);

(b)                         shall (and shall cause its Affiliates to) be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of issued and outstanding Voting Securities of the Company Beneficially Owned by it or them from time to time may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 2.5(a) at such meetings (including without limitation at any adjournments or postponements thereof). The foregoing provision shall also apply to the execution by such Persons of any written consent in lieu of a meeting of holders of Voting Securities of the Company; and

(c)                          subject to the proviso in Section 2.5(a), shall (and shall cause their respective Affiliates to) vote (or cause to be voted) or to act by written consent all securities of the Company Group Beneficially Owned by it that are not Voting Securities as directed or recommended by the Board of the Company and shall cause such other securities to be counted as present for the purposes of establishing a quorum, to the extent applicable.

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Section 2.6 Exceptions to Transfer Restrictions; Early Termination. Notwithstanding Section 2.3 and 2.4, each of the GSO Funds and their respective Affiliates shall be permitted to transfer Securities in any of the following transactions to the counterparties in such transactions, but not otherwise:

(a)                          the Company, with the approval of a majority of the Board of the Company, enters into an agreement with any Person or group (none of which is an Affiliate of the GSO Funds) providing for (i) an offer to be made to purchase 50% or more of the outstanding shares of Common Stock or all or substantially all of the assets of the Company; or (ii) the merger or consolidation of the Company with or into any other person in which (A) either the Company’s outstanding capital stock shall be converted into cash or other property, or a majority of the outstanding voting stock of the surviving corporation immediately following such merger or consolidation will not be owned by Persons who were stockholders of the Company immediately before the merger or consolidation, and (B) notice of a meeting of shareholders of the Company called to consider such agreement shall be given by or at the direction of the Board of the Company;

(b)                          any tender offer or exchange offer made to the holders of the Company’s outstanding Common Stock (so long as such offer is not made by the GSO Funds or any of their Affiliates) and with respect to which the Company, with the approval of a majority of the Board of the Company, has recommended that the Company’s stockholders accept such offer.

(c)                           The restrictions in Sections 2.3 and 2.4 shall terminate (i) upon any transfer in accordance with clause (i) of the proviso of Section 2.3 or a foreclosure in accordance with clause (c) of the second sentence of Section 2.4, (ii) on the occurrence of a Bankruptcy Event of the Company and (iii) with respect to any Securities which are the subject of the transactions referred to in Sections 2.6(a) or (b) which are transferred in accordance with the consummation of such transactions.

ARTICLE III

MISCELLANEOUS

Section 3.1                             Communications. All notices and other communications provided for hereunder shall be in writing and shall be given by hand delivery, electronic mail, registered or certified mail, return receipt requested, regular mail or air courier guaranteeing overnight delivery to the following addresses:

if to the Company to:

Sanchez Energy Corporation
1000 Main Street
Suite 3000
Houston, Texas 77002
Attention: Gregory Kopel
Email:	gkopel@sanchezog.com

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with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld, LLP

1111 Louisiana Street, Suite #44

Houston, TX 77002

Attention: David Elder

Facsimile: 713-236-0822

Email: delder@akingump.com

if to the GSO Funds to:

c/o GSO Capital Partners

1111 Bagby Street, Suite 2050

Houston, Texas 77002

Attention: Robert Horn

Email: robert.horn@gsocap.com

with a copy to :

c/o GSO Capital Partners
345 Park Avenue, 31st Floor
New York, New York 10154
Email: GSO Legal@gsocap.com
GSOValuationsGroup@gsocap.com

with a copy to (which shall not constitute notice):

Andrews Kurth Kenyon LLP
4200 Travis Street
Suite 4200
Houston, Texas 77002
Attention: G. Michael O’Leary
Jon Daly

or to such other address as may be specified in a notice given pursuant to this Section 3.1. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent by the sender and the recipient has read the message, if sent by electronic mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; or (iv) upon actual receipt when delivered to an air courier guaranteeing overnight delivery. The parties may change the address to which notices are to be given by giving five (5) days’ prior notice of such change in accordance herewith.

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Section 3.2                            Construction; Interpretation. The Sections and other headings and subheadings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Unless otherwise specified, all references to days or months shall be deemed to refer to a section or subsection of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” shall mean “including, without limitation.” Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

Section 3.3                            Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties. All of the terms, covenants and agreements contained in this Agreement are solely for the benefit of the parties hereto, and their respective successors and assigns, and no other parties (including, without limitation, any other Stockholders or creditor of the Company, or any director, officer or employee of the Company) are intended to be benefitted by, or entitled to enforce, this Agreement.

Section 3.4                            Assignment of Rights. No party hereto may transfer or assign any portion of its rights and obligations under this Agreement without the prior written consent of the other party hereto.

Section 3.5                            Recapitalization, Exchanges, etc. Affecting the Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all interests of the Company Group or any successor or assign of any member of the Company Group (whether by merger, consolidation, sale of assets or otherwise), which may be issued in respect of, in exchange for or in substitution of, such interests, and shall be appropriately adjusted for combinations, stock or other splits, recapitalizations, pro rata distributions and the like occurring after the date of this Agreement.

Section 3.6                            Aggregation of Securities. All equity securities of the Company Group held or acquired by Persons who are Affiliates of one another shall be aggregated together for the

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purpose of determining the availability of any rights and applicability of any obligations under this Agreement.

Section 3.7                            Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 3.8                            Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. A signed copy of this Agreement delivered by facsimile, portable document format (PDF) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement and all of the provisions hereof shall be binding upon and effective as to each Person who (i) executes this Agreement in the appropriate space provided in the signature pages hereto notwithstanding the fact that other Persons who have not executed this Agreement may be listed on the signature pages hereto and (ii) may from time to time become a party to this Agreement by executing a counterpart of or joinder to this Agreement.

Section 3.9         Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.10                     Governing Law. This Agreement is governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any law other than the law of the State of Delaware.

Section 3.11                     Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. In addition, each of the parties hereby irrevocably and unconditionally agrees (1) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (2)(A) to the extent that such party is not otherwise subject to service of process in the State of Delaware, to appoint and

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maintain an agent in the State of Delaware as such party’s agent for acceptance of legal processes and notify the other parties of the name and address of such agent, and (B) to the fullest extent permitted by law, that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (2)(A) or (B) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 3.12                      WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 3.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 3.13                      Severability of Provisions. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein or if such term or provision could be drawn more narrowly so as not to be illegal, invalid, prohibited or unenforceable in such jurisdiction, it shall be so narrowly drawn, as to such jurisdiction, without invalidating the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of such term or provision in any other jurisdiction.

Section 3.14                      Entire Agreement; Integrated Transactions. This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein as intended by the parties hereto as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject manner contained herein and therein. This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter. Each of the parties hereto acknowledges and agrees that in executing this Agreement (i) the intent of the parties in this Agreement and the other Basic Documents shall constitute an unseverable and single agreement of the parties with respect to the transactions contemplated hereby and thereby, (ii) it waives, on behalf of itself and each of its Affiliates, any claim or defense based upon the characterization that this Agreement and the other Basic Documents are anything other than a true single agreement relating to such matters and (iii) the

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matters set forth in this Section 3.14 constitute a material inducement to enter into this Agreement and the other Basic Documents and to consummate the transactions contemplated hereby and thereby. Each of the parties hereto stipulates and agrees (i) not to challenge the validity, enforceability or characterization of this Agreement and the other Basic documents as a single, unseverable instrument pertaining to the matters that are the subject of such agreements, (ii) this Agreement and the other Basic Documents shall be treated as a single integrated and indivisible agreement for all purposes, including the bankruptcy of any party and (iii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 3.14.

Section 3.15                      No Partnership. No partnership, joint venture or joint undertaking is intended to be, or is, formed between the parties hereto or any of them by reason of this Agreement or the transactions contemplated herein.

Section 3.16                      Amendment. This Agreement may be amended only by means of a written amendment signed by the Company and the GSO Funds.

Section 3.17                      No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.18                      Obligations Limited to Parties to Agreement. Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the GSO Funds (and their transferees or assignees) and the Company shall have any obligation hereunder and no recourse under this Agreement shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, securityholder or Affiliate of any of the GSO Funds or the Company or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, securityholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, securityholder or Affiliate of any of the GSO Funds or the Company or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, securityholder or Affiliate of any of the foregoing, as such, for any obligations of any of the GSO Funds or the Company under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation.

Section 3.19                      Further Assurances. The Company and each of the GSO Funds shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement. The GSO Funds agree that they shall not direct any Person to undermine or breach the terms and conditions set forth herein.

Section 3.20                             Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

SANCHEZ ENERGY CORPORATION

By:
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

GSO FUNDS:

GSO CAPITAL OPPORTUNITIES FUND III LP
By: GSO Capital Opportunities Associates III, LLC, its general partner

By:
Name:
Title:

GSO ENERGY SELECT OPPORTUNITIES FUND LP
By:	GSO Energy Select Opportunities
Associates LLC, its general partner

By:
Name:
Title:

GSO ENERGY PARTNERS-A LP
By:	GSO Energy Partners-A Associates LLC,
its general partner
By:
Name:
Title:

GSO ENERGY PARTNERS-B LP
By:	GSO Energy Partners-B Associates LLC,
its general partner
By:
Name:
Title:

GSO ENERGY PARTNERS-C LP

[Signature Page to Standstill and Voting Agreement]

By:	GSO Energy Partners-C Associates LLC,
its general partner
By:
Name:
Title:

GSO ENERGY PARTNERS-C II LP
By:	GSO Energy Partners-C Associates II LLC,
its general partner
By:
Name:
Title:

GSO ENERGY PARTNERS-D LP
By:	GSO Energy Partners-D Associates LLC,
its general partner
By:
Name:
Title:

GSO CREDIT ALPHA FUND LP
By:	GSO Capital Partners LP,
its investment manager
By:
Name:
Title:

GSO HARRINGTON CREDIT ALPHA FUND (CAYMAN) L.P.
By:	GSO Capital Partners LP,
its investment manager
By:
Name:
Title:

GSO CAPITAL SOLUTIONS FUND II LP
By:	GSO Capital Solutions Associates II LP,
its general partner
By:	GSO Capital Solutions Associates II
(Delaware LLC, its general partner

By:

16

Name:
Title:

GSO COF III CO-INVESTMENT FUND LP
By:	GSO COF III Co-Investment
Associates LLC, its general partner

By:
Name:
Title:

17

EXHIBIT M

GSO FUNDS

EXHIBIT M TO

SECURITIES PURCHASE AGREEMENT

EXHIBIT N

SN LETTER AGREEMENT

[Attached.]

EXHIBIT N TO

SECURITIES PURCHASE AGREEMENT

Execution Version

Sanchez Energy Corporation

1000 Main St, Suite 3000

Houston, Texas 77002

January 12, 2017

SN EF UnSub, LP

1000 Main Street, Suite 3000

Houston, Texas 77002

SN EF Maverick, LLC

1000 Main Street, Suite 3000

Houston, Texas 77002

Re: Letter Agreement

Reference is made to that certain Purchase and Sale Agreement, dated as of January 12, 2017 (the “APC PSA”), by and among Anadarko E&P Onshore LLC, a Delaware limited liability company (“AEP”), Kerr-McGee Oil & Gas Onshore LP, a Delaware limited partnership (“KMOG” and collectively with AEP, “Seller”), SN EF Maverick, LLC, a Delaware limited liability company (“SN”), SN EF UnSub, LP, a Delaware limited partnership (“UnSub”), Aguila Production, LLC, a Delaware limited liability company (“AcqCo” and collectively with SN and UnSub, “Buyer”), and, solely for the purposes of Section 15.22 and Schedule 13.4(a) of the APC PSA, Sanchez Energy Corporation, a Delaware corporation (“SN Parent”). Capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the APC PSA.

The purpose of this letter agreement (this “Letter Agreement”) is to set forth certain agreements of SN, SN Parent and UnSub.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all, SN, SN Parent and UnSub agree as follows:

1.                              Purchase Price Adjustment.  At the Closing, the Purchase Price to be paid by SN and UnSub shall be adjusted pursuant to the provisions of Section 3.3 and Section 3.5 of the APC PSA (herein referred to as the “Preliminary Purchase Price Adjustment”). On or before 120 days after the Closing, the Purchase Price shall be adjusted pursuant to the provisions of Section 3.6 of the APC PSA (herein referred to as the “Final Purchase Price Adjustment”). Each of the Preliminary Purchase Price Adjustment and the Final Purchase Price Adjustment are sometimes hereinafter referred to individually as a “Purchase Price Adjustment.” Pursuant to the terms of the APC PSA, Seller (a) will only be adjusting the Purchase Price pursuant to such provisions on an aggregate basis and (b) will not be providing allocations of such adjustments between SN and UnSub. The following sets forth the agreement among SN and UnSub as to allocations of such adjustments between SN and UnSub.

(a)                                 Upon receipt of the Preliminary Settlement Statement or the Final Settlement Statement from APC, on or before (i) three (3) Business Days prior to Closing (in the case of the Preliminary Settlement Statement) or (ii) seven (7) calendar days prior to the Final Payment Date (in the case of the Final Settlement Statement), SN shall use reasonable efforts to submit to UnSub a statement that allocates the Preliminary Purchase Price Adjustment or the Final

Purchase Price Adjustment, as applicable, between SN and UnSub attributable to the undivided interests in the Assets to be acquired by SN and UnSub at Closing. Prior to Closing or the Final Payment Date, whichever is applicable, SN and UnSub will in good faith attempt to agree upon such allocations.

(b)                                 If SN and UnSub are able to agree upon the allocation of the Preliminary Purchase Price Adjustment described in clause (a) above on or before two (2) Business Days prior to the Closing, then SN will notify Seller of the resulting allocation of the Preliminary Purchase Price Adjustment as between SN and UnSub prior to Closing. If SN and UnSub are able to agree upon the allocation of the Final Purchase Price Adjustment described in clause (a) above on or before two (2) Business Days prior to the Final Payment Date, then SN will notify Seller of the resulting allocation of the Final Purchase Price Adjustment as between SN and UnSub prior to the Final Payment Date.

(c)                                  If SN is unable to submit the allocations of the Preliminary Purchase Price Adjustment or the Final Purchase Price Adjustment described in clause (a) above to UnSub pursuant to the dates set forth in clause (a) above or if SN and UnSub are unable to agree upon such allocations after exercising good faith attempts to do so, then (i) if the applicable Purchase Price Adjustment would result in a payment from Seller to SN and UnSub collectively (or net downward adjustment to the Purchase Price), then such Purchase Price Adjustment shall be allocated 10% to SN and 90% to UnSub at the Closing or Final Payment Date, as applicable, and (ii) if the applicable Purchase Price Adjustment would result in a payment from SN and UnSub collectively to Seller (or net upward adjustment to the Purchase Price), then such Purchase Price Adjustment shall be allocated 90% to SN and 10% to UnSub at the Closing or Final Payment Date, as applicable, in each case, pending final settlement or agreement hereunder. SN and UnSub will continue to attempt in good faith to agree upon the allocation of the Preliminary Purchase Price Adjustment or the Final Purchase Price Adjustment for thirty (30) days after the Closing or the Final Payment Date, as applicable. If SN and UnSub are able to agree upon such allocations, then appropriate payments between SN and UnSub will be made within three (3) Business Days to reflect the agreed-upon allocation of such Purchase Price Adjustments between SN and UnSub. If SN and UnSub are unable to agree upon the allocation of the Final Purchase Price Adjustment between SN and UnSub, then SN and UnSub will resolve such disagreement according to the dispute resolution procedures set forth in Section 3.7 of the APC PSA, which shall apply mutatis mutandis to this Letter Agreement.

(d)                                 SN and UnSub agree that the allocation of Purchase Price Adjustments between SN and UnSub will be based upon the Purchase Price adjustment provisions set forth in Section 3.3, Section 3.5 and Section 3.6 of the APC PSA, which will attempt to the maximum extent practicable to allocate costs and revenues to the particular undivided interests in the Assets to be acquired by each of SN and UnSub at Closing, provided, for the avoidance of doubt, that as between SN and UnSub, Purchase Price Adjustments pursuant to Section 3.3(a)(vii) or Section 3.3(b)(vii) of the APC PSA will be allocated 100% to UnSub. If a Purchase Price Adjustment is not directly attributable to particular Assets transferred to each of SN and UnSub at Closing, then SN and UnSub agree to allocate such Purchase Price Adjustments 60% to SN and 40% to UnSub.

(e)                                  Subject to Section 1(f) below, Purchase Price Adjustments for Title Defects and Environmental Defects pursuant to Section 3.3(b)(ii) and Section 3.3(b)(iii) of the APC PSA will be allocated to each of SN and UnSub based upon the ratio of (i) the sum of (A) the Title Defect Amounts for the valid uncured Title Defects attributable to such Party plus (B) the Remediation Amounts for the valid unremediated Environmental Defects attributable to such Party, compared

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to (ii) the sum of (A) all Title Defect Amounts for all valid uncured Title Defects asserted by all Buyer Parties plus (B) all Remediation Amounts for all valid unremediated Environmental Defects asserted by all Buyer Parties.

(f)                                   Notwithstanding anything to the contrary in Section 1(e) above, the ratio described therein shall be calculated without regard to Title Defects or Environmental Defects related to Assets excluded from the transactions contemplated by the APC PSA, and SN and UnSub acknowledge that (i) the Purchase Price Adjustments for such excluded Assets will be determined pursuant to Section 3.3(b)(iv) of the APC PSA, and (ii) SN’s and UnSub’s shares of such Purchase Price Adjustments shall be based upon the undivided interest in such excluded Assets that would be acquired by such Party at Closing if such Asset was not excluded.

(g)                                  UnSub’s agreement to the allocations of the Preliminary Purchase Price Adjustment and Final Purchase Price Adjustment proposed by SN pursuant to this Letter Agreement shall require the consent of Preferred Unit Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(h)                                 The provisions of this Section 1 shall apply mutatis mutandis to any provisions of the [redacted] PSA pertaining to purchase price adjustment (only if such provisions are substantially identical to Sections 3.3, 3.5 and 3.6 of the APC PSA).

2.                   Reimbursement for Indemnification Expenses.

(a)                                 UnSub hereby agrees to reimburse SN and/or SN Parent for any payments made by SN and/or SN Parent, as applicable, in respect of any Liabilities incurred by (a) SN pursuant to SN’s Indemnity Obligations under Section 8.3 of the APC PSA, a comparable provision of the [redacted] PSA (only if such provision is substantially identical to Section 8.3 of the APC PSA) or pursuant to the Development Agreement or the License, in each case to the extent that such Liabilities are attributable to UnSub’s acquired properties thereunder, (b) SN pursuant to Section 15.23 of the APC PSA or a comparable provision of the [redacted] PSA (only if such provision is substantially identical to Section 15.23 of the APC PSA) or (c), in the case of SN Parent, incurred by SN Parent in connection with an Indemnification Obligation of SN that is paid by SN Parent as a result of the SN Parent Guaranty given by SN Parent in favor of SN pursuant to Section 15.22 of the APC PSA or a comparable provision of the [redacted] PSA (only if such provision is substantially identical to Section 15.22 of the APC PSA), in each case to the extent that such Liabilities are attributable to UnSub’s acquired properties thereunder.

(b)                                 SN Parent and SN, jointly and severally, hereby agree to reimburse UnSub for any payments made by UnSub in respect of any Liabilities incurred by UnSub pursuant to UnSub’s Indemnity Obligations under Section 8.3 or Schedule 13.4 of the APC PSA, Section 8.3 or a comparable provision of the [redacted] PSA (only if such provision is substantially identical to Section 8.3 or Schedule 13.4 of the APC PSA, as applicable) or pursuant to the Development Agreement or the License, in each case to the extent that such Liabilities are attributable to SN and/or SN Parent’s acquired properties thereunder.

(c)                                  For the avoidance of doubt, any Indemnity Obligation incurred by the SN Parties as a result of a joint breach of a covenant made by both SN and UnSub that cannot otherwise be allocated solely to either SN or UnSub shall be allocated 60% to SN and 40% to UnSub.

(d)                                 Each of SN and SN Parent hereby represents and warrants to UnSub that it is not a party to, or bound by, any contract or agreement that prohibits SN or SN Parent from making

3

indemnification payments or reimbursements pursuant to the APC PSA or this Letter Agreement. Each of SN and SN Parent shall not enter into any contract or agreement that prohibits SN or SN Parent from making indemnification payments or reimbursements pursuant to the APC PSA or this Letter Agreement.

(e)                                  In consideration for the services provided by SN and certain of its Affiliates to UnSub, UnSub hereby agrees to pay to SN an annual fee equal to $400,000, which such fee shall be due and payable in advance on the date hereof and on each one year anniversary thereafter.

3.                                      Credit Support.  If SN is required to post a letter of credit or surety bond for the benefit of Seller pursuant to Section 11.11(a)(iv) of the APC PSA or a comparable provision of the [redacted] PSA (only if such provision is substantially identical to Section 11.11(a)(iv) of the APC PSA), the costs and expenses of such letter of credit or surety bond shall be allocated 60% to SN and 40% to UnSub.

4.                                      Joint Properties.

(a)                                 Spacing Restrictions.  Without the prior written consent of UnSub, prior to the Redemption Date, SN Parent shall not, and shall cause its Affiliates (including SN) not to, vote for any successor operator under any Operating Agreement, resign or attempt to resign as the operator under any Operating Agreement, or take or omit to take any action with the intent to effectively or constructively terminate its status as operator under any Operating Agreement, unless such successor operator has agreed in writing to abide by the spacing restrictions set forth in Section 5.3 of the Joint Development Agreement.

(b)                                 AMI and Participation in Future Acquisitions.

(i)        If any Sanchez Vehicle or its Affiliate elects to participate in an AMI Acquisition pursuant to the terms of the Joint Development Agreement or acquire Oil and Gas Properties within the area of mutual interest in Exhibit A attached hereto (in either case, an “AMI Participation Opportunity”), then SN Parent shall cause the applicable Sanchez Vehicle(s) or its Affiliate to offer in writing forty percent (40%) of the interest to be acquired by the applicable Sanchez Vehicle(s) or its Affiliate in such acquisition to UnSub on the same purchase price, terms and conditions as such acquisition and otherwise in accordance with Section 5.11 of the GP LLC Agreement. In addition, if any party or parties to an Operating Agreement non-consents to an operation proposed thereunder, then UnSub shall be offered 40% of the pro rata portion of such non-consenting party’s interest in such proposed operation that becomes available to SN Parent, SN or any of their Affiliates.

(ii)                                  Notwithstanding anything in the GP LLC Agreement or Partnership Agreement to the contrary, Preferred Unit Purchaser shall have the right to act on behalf of, and enforce all rights of, UnSub in connection with Section 4.5 of the Joint Development Agreement.

(c)                                  Non-Consent Properties.

(i)                                     After receiving a capital expenditure request with respect to any property in which any Partnership Group Company, on the one hand, and any Sanchez Vehicle or any of its Affiliates (other than, for the avoidance of doubt, any Partnership Group Company), on the other hand, owns an interest, prior to responding and in no event more than ten days after receiving such request, UnSub shall or shall cause the applicable

4

Partnership Group Company to notify SN Parent as to whether or not the applicable Partnership Group Company intends to consent to such request and SN Parent shall or shall cause the applicable Sanchez Vehicle or its Affiliate to notify UnSub as to whether or not the applicable Sanchez Vehicle or its Affiliate intends to consent to such request.

(ii)                                  If, following the Closing, (A) UnSub intends to non-consent to any capital expenditure in respect of any of UnSub’s properties in which any Sanchez Vehicle also owns an interest, or UnSub intends to cause any other Partnership Group Company to non-consent to any such capital expenditure with respect to such properties, and (B) any Sanchez Vehicle intends to consent to such capital expenditure, then, subject to the terms of any applicable Operating Agreement, joint development agreement (including the Joint Development Agreement) or participation agreement or other similar agreement(s) affecting such property, UnSub shall and shall cause the Partnership Group Companies, as applicable, and SN Parent shall and shall cause its designated Affiliate, as applicable, to use their respective commercially reasonable efforts, subject to the terms of their respective organizational documents and financing arrangements, to take such actions as may be necessary or appropriate for the non-consenting Partnership Group Company to convey its interest in the affected property to SN Parent or its designated Affiliate, subject to reversion to the conveying Partnership Group Company after SN Parent or its Affiliates, as applicable, have recovered the applicable non-consent penalty set forth in the applicable Operating Agreement.

(iii)                               If, following the Closing, (A) any Sanchez Vehicle intends to non-consent to any capital expenditure in respect of any of its properties in which any Partnership Group Company owns an interest and (B) UnSub intends to consent to such capital expenditure, or intends to cause any other Partnership Group Company to consent to such capital expenditures, then, subject to the terms of the applicable Operating Agreement, joint development agreement (including the Joint Development Agreement) or participating agreement(s) or other similar agreement affecting such property, SN Parent shall cause the applicable Sanchez Vehicle(s), and UnSub shall or shall cause its designated Partnership Group Company to, use their respective commercially reasonable efforts, subject to the terms of their respective organizational documents and financing arrangements, to take such actions as may be necessary or appropriate for the non-consenting Sanchez Vehicle(s) to convey their interest in the affected property to UnSub or its designated Partnership Group Company, subject to reversion to the conveying Sanchez Vehicle after UnSub or its designated Partnership Group Company, as applicable, has recovered the applicable non-consent penalty set forth in the applicable Operating Agreement.

(d)                                 Certain Restricted Transfers by SN Parent. SN Parent shall not, and shall cause each Sanchez Vehicle not to, without the prior written consent of UnSub, sell or transfer any Joint Properties, including any of the properties acquired by any Sanchez Vehicle pursuant to the APC PSA, to any third party not affiliated with SN Parent, unless in connection with such sale all outstanding Preferred Units will be redeemed in full, inclusive of an amount of cash equal to the Base Preferred Return Amount with respect to each outstanding Preferred Unit (as may be required pursuant to the Partnership Agreement); provided, that, the foregoing restrictions shall not apply to any sale or transfer or series of sales or transfers of such assets by any Sanchez Vehicle(s) if (i) the buyer or transferee in such sale or transfer is Sanchez Production Partners LP, a Delaware limited partnership (“SPP”), or (ii)(A) the aggregate sales proceeds of all such sales (giving pro forma effect to those currently proposed) does not exceed 45% of the PDP PV-10 of the Joint Properties owned by the Sanchez Vehicles and (B) the aggregate net acreage conveyed

5

or transferred in all such sales (giving pro forma effect to those currently proposed) does not exceed 45% of the Sanchez Vehicles’ aggregate net acreage included in the properties acquired by the Sanchez Vehicle(s) at Closing pursuant to the APC PSA or any subsequently acquired Joint Properties in any Type Curve Area (as defined in Exhibit B attached hereto and incorporated herein) or in the aggregate.

(e)                                  Certain Workover and Recompletion Operations.  Upon receipt of a Workover and Recompletion Proposal from UnSub, SN Parent shall cause each Sanchez Representative to propose such operations identified in the Workover and Recompletion Proposal to the Operating Committee in accordance with the terms of the Joint Development Agreement and vote in favor of such operations. Notwithstanding anything to the contrary contained herein, upon compliance with the foregoing terms of this Section 4(e), there shall be no liability on behalf of SN Parent or any Sanchez Representative if such proposed operations are rejected or otherwise not approved by Blackstone Representatives (as defined under the Joint Development Agreement) of the Operating Committee.

(f)                                   Division of Operatorship.  SN Parent shall not, and shall cause each Sanchez Vehicle not to, agree to any “Equitable Division” (as defined in the Joint Development Agreement) that would result in a material adverse effect to “Existing Producing Wells” (as defined in the Joint Development Agreement) or related offset locations owned by the Partnership Group Companies without the prior written consent of UnSub.

(g)                                          Tag-Rights.  UnSub shall have the tag-along rights on sales of Joint Properties by SN Parent, SN or any of their Affiliates as set forth in Exhibit C attached hereto.

(h)                                 Fair Market Value.  The Parties agree that, in determining the Fair Market Value of properties to be sold by UnSub and SN, respectively, pursuant to Sections 4.2 or 4.5 of the Joint Development Agreement, SN and UnSub agree that any midstream charges and the allocations set forth in the Hydrocarbons Marketing Agreement of such midstream charges (including any minimum and maximum charges contained therein) will be used in determining the Fair Market Value of such properties. The Parties agree that, although this provision will not bind Aquila regarding any position it might take with respect to the Fair Market Value of such properties, as between the Parties, they will not assert any position in such determinations of Fair Market Value that is inconsistent with the above.

5.                                              Certain Actions.  Until the Redemption Date, each of SN Parent and SN shall not, and shall cause its Affiliates not to, take any action that is not consistent with or that violates or is prohibited by the GP LLC Agreement, and each of SN Parent and SN shall comply, and shall cause its Affiliates to comply, with the GP LLC Agreement, including Sections 5.7(b), 5.11, 5.15 and 9.5.

6.                                              No Guarantor and Restricted Subsidiary.  SN Parent shall not, and shall not permit any of its Affiliates to, take any action that would cause UnSub to become a guarantor or a restricted subsidiary pursuant to any agreement governing any material indebtedness of SN Parent, SN or any of their Affiliates.

7.                                              Tax Partnership.  In the event the Tax Partnership is not terminated as contemplated by the provisions of Section 11.14 of the APC PSA, the parties agree to use commercially reasonable efforts to cause the partnership agreement of the Tax Partnership to be revised or a new agreement of tax partnership to be entered into such that all allocations of income and deduction reflect the economic interests of the parties in the properties acquired pursuant to the APC PSA and that the parties will be in

6

the same economic position as would have occurred had the Tax Partnership been terminated prior to the Closing Date.

8.                                              Determination of Sanchez Shares and Warrants Amount.  Preferred Unit Purchaser shall propose, prior to a date that is five (5) days prior to the Anadarko Closing Date, the valuation of the SN Shares as of the Anadarko Closing Date (the “Sanchez Shares Value”) and the valuation of the Warrants as of the Anadarko Closing Date (the “Warrants Value”). Preferred Unit Purchaser shall take into account any reasonable comments received from Common Unit Purchaser within two (2) days after provision of the proposed valuations. The parties shall cooperate in good faith to resolve any differences as to the Sanchez Shares Value and the Warrants Value. In the event Common Unit Purchaser and Preferred Unit Purchaser are nonetheless unable to reach an agreement as to each of the Sanchez Shares Value and the Warrants Value prior to the Anadarko Closing Date, then the matter shall be submitted for resolution and determination to a nationally recognized independent accounting firm or nationally recognized independent investment banking firm, as determined by the Preferred Unit Purchaser and reasonably acceptable to Common Unit Purchaser, in which case the nationally recognized firm will deliver to Common Unit Purchaser and Preferred Unit Purchaser a written determination of the Sanchez Shares Value and the Warrants Value no later than one (1) day prior to the Anadarko Closing Date (the Sanchez Shares Value together with the Warrants Value, in each case as finally determined pursuant this Section 8, the “Sanchez Shares and Warrants Amount”). The fees and expenses of the nationally recognized firm shall be paid fifty percent (50%) by Common Unit Purchaser and fifty percent (50%) by Preferred Unit Purchaser. Common Unit Purchaser and Preferred Unit Purchaser agree that they will not take nor will they permit any Affiliate to take, for Tax purposes, any position inconsistent with such valuation of the Sanchez Shares and Warrants; provided, that nothing contained herein shall prevent the Common Unit Purchaser or the Preferred Unit Purchaser from settling in good faith any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Sanchez Shares and Warrants Amount, and neither Common Unit Purchaser nor Preferred Unit Purchaser shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Sanchez Shares and Warrants Amount. Common Unit Purchaser, on the one hand, or Preferred Unit Purchaser, on the other hand, shall notify Preferred Unit Purchaser or Common Unit Purchaser, respectively, within ten (10) days after notice or commencement of an examination, audit or other proceeding based upon or arising from the Sanchez Shares and Warrants Amount.

9.                                      Certain Definitions. As used in this Letter Agreement:

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, controls, is controlled by, or is under common control with, such person. For the purposes of this Letter Agreement, “control,” when used with respect to any specified person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings. Notwithstanding the foregoing, solely for the purposes of this Letter Agreement, UnSub and its subsidiaries will be deemed not to be Affiliates of SN Parent or SN, and vice versa.

“AMI Acquisition” has the meaning given to the term “Acquisition” in the Joint Development Agreement.

“Anadarko Closing Date” has the meaning set forth in the Securities Purchase Agreement.

“Base Preferred Return Amount” has the meaning set forth in the Partnership Agreement.

“Basic Documents” has the meaning set forth in the Securities Purchase Agreement.

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“Common Unit Purchaser” has the meaning set forth in the Securities Purchase Agreement.

“Core Area” has the meaning set forth in the Joint Development Agreement.

“Governmental Authority” has the meaning set forth in the Securities Purchase Agreement.

“GP LLC Agreement” has the meaning set forth in the Securities Purchase Agreement.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium and any and all minerals, ores or substances of value and the products and proceeds therefrom.

“Joint Development Agreement” has the meaning set forth in the Securities Purchase Agreement. “Joint Properties” has the meaning set forth in the GP LLC Agreement.

“[redacted] PSA” has the meaning set forth in the Securities Purchase Agreement.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Management Services Agreement” has the meaning set forth in the Securities Purchase Agreement.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farmouts, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under or attributable to the foregoing, in each case relating to Hydrocarbons.

“Operating Agreement” has the meaning set forth in the Joint Development Agreement.

“Operating Committee” has the meaning set forth in the Joint Development Agreement.

“Partnership Agreement” has the meaning set forth in the Securities Purchase Agreement.

“Partnership Group Companies” has the meaning set forth in the GP LLC Agreement.

“PDP PV-10” means the net present value, discounted at ten percent (10%) per annum, of the future net revenues (using NYMEX forward curve pricing for the next five (5) years as of the date of determination and flat prices from the fifth calendar year thereafter) expected to accrue to the Sanchez Vehicle’s collective interest in any Proved Developed Producing Reserves (as defined in the Partnership Agreement) in any Joint Properties (in each case determined as of the last day of the most recent fiscal year or fiscal quarter for which a reserve report of the Partnership is available) during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for

8

operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (b) the pricing assumptions used in determining PDP PV-10 Proved Reserves (as defined in the GP LLC Agreement) for any particular reserves shall be based upon the Strip Price (as defined under the GP LLC Agreement) for the next five (5) years, (c) the cash-flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential and (d) PDP PV-10 shall be based on the valuation of applicable properties in the Partnership reserve report as adjusted for the Sanchez Vehicles’ working interest ownership percentage in such properties.

“Preferred Unit Purchaser” has the meaning set forth in the Securities Purchase Agreement.

“Preferred Units” has the meaning set forth in the Partnership Agreement.

“Redemption Date” means the date of redemption of all outstanding Preferred Units in cash at the Base Preferred Return Amount under the Partnership Agreement.

“Sanchez Representative” has the meaning set forth in the Joint Development Agreement.

“SN Shares” has the meaning set forth in the Securities Purchase Agreement.

“Sanchez Vehicle” has the meaning set forth in the GP LLC Agreement.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the date hereof, by and among SN Parent, SN UR Holdings, LLC, a Delaware limited liability company, SN EF UnSub Holdings, LLC, a Delaware limited liability company, UnSub, SN EF UnSub GP, LLC, a Delaware limited liability company and the general partner of the Partnership, GSO ST Associates LLC, a Delaware limited liability company, and Preferred Unit Purchaser.

“Warrants” has the meaning set forth in the Securities Purchase Agreement.

“Workover and Recompletion Proposal” has the meaning set forth in the GP LLC Agreement.

10.                       Conflict of Law; Jurisdiction; Venue; Jury Waiver.  The provisions of Section 15.13 of the APC PSA shall apply mutatis mutandis to this Letter Agreement, as if such provisions were set forth in full herein.

11.                       Amendments.  This Letter Agreement may be amended, restated, modified or changed only by a written instrument signed by SN, SN Parent and UnSub.

12.                       Counterparts.  This Letter Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto (including via facsimile or other electronic transmission), it being understood that each of the parties need not sign the same counterpart.

13.                       Specific Performance.  The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Letter Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Letter Agreement would be inadequate. Accordingly, the parties hereto acknowledge and agree that each such party shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state

9

having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereby agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any other party seeking an injunction to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement in accordance with this Section 13 shall not be required to provide any bond or other security in connection with any such injunction. The specific performance or other equitable relief available pursuant to this Section 13 is not an exclusive remedy and any non-breaching party to this Letter Agreement may pursue any remedy at Law or equity available to it.

14.                       Entire Agreement; Integrated Transaction. This Letter Agreement, the Securities Purchase Agreement and the Basic Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Company set forth herein. This Letter Agreement, the Securities Purchase Agreement and the Basic Documents supersede all prior agreements and understandings between the parties with respect to such subject matter. Each of the parties hereto acknowledges and agrees that in executing this Letter Agreement (i) the intent of the parties is this Letter Agreement, the Securities Purchase Agreement and the other Basic Documents shall constitute an unseverable and single agreement of the parties with respect to the transactions contemplated hereby and thereby, (ii) it waives, on behalf of itself and each of its Affiliates, any claim or defense based upon the characterization that this Letter Agreement, the Securities Purchase Agreement and the other Basic Documents are anything other than a true single agreement relating to such matters and (iii) the matters set forth in this Section 14 constitute a material inducement to enter into this Letter Agreement, the Securities Purchase Agreement and the other Basic Documents and to consummate the transactions contemplated hereby and thereby. Each of the parties hereto stipulates and agrees (x) not to challenge the validity, enforceability or characterization of this Letter Agreement, the Securities Purchase Agreement and the other Basic Documents as a single, unseverable instrument pertaining to the matters that are the subject of such agreements, (y) this Letter Agreement, the Securities Purchase Agreement and the other Basic Documents shall be treated as a single integrated and indivisible agreement for all purposes, including the bankruptcy of any party and (z) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 14.

15.                       Notices. All notices and other communications provided for hereunder shall be in writing and shall be given by hand delivery, electronic mail, registered or certified mail, return receipt requested, regular mail or air courier guaranteeing overnight delivery to the following addresses:

if to SN or SN Parent to:

Sanchez Energy Corporation

1000 Main Street

Suite 3000

Houston, Texas 77002

Attention: Gregory Kopel

Email: gkopel@sanchezog.com

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld, LLP

10

1111 Louisiana Street, Suite #44

Houston, TX 77002

Attention: David Elder

Facsimile: 713-236-0822

Email: delder@akingump.com

if to UnSub to:

SN EF UnSub GP, LLC

1000 Main Street, Suite 3000

Houston, TX 77002

Attention:  Gregory Kopel

Email: gkopel@sanchezog.com

with a copy to:

Sanchez Energy Corporation

1000 Main Street, Suite 3000

Houston, TX 77002

Attention:  Gregory Kopel

Email: gkopel@sanchezog.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Attention: John D. Pitts

Email: john.pitts@kirkland.com

with a copy to:

c/o GSO Capital Partners

1111 Bagby Street, Suite 2050

Houston, TX 77002

Attention:  Robert Horn

Email: Robert.horn@gsocap.com

with a copy to :

c/o GSO Capital Partners

345 Park Avenue, 31st Floor

New York, New York 10154

Email: GSO Legal@gsocap.com

GSOValuationsGroup@gsocap.com

with a copy to (which shall not constitute notice):

Andrews Kurth Kenyon LLP

4200 Travis Street

Suite 4200

11

Houston, Texas 77002

Attention:  G. Michael O’Leary

Jon Daly

or to such other address as may be specified in a notice given pursuant to this Section 15.  All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent by the sender and the recipient has read the message, if sent by electronic mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; or (iv) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.  The parties may change the address to which notices are to be given by giving five (5) days’ prior notice of such change in accordance herewith.

[Signature Pages Follow]

12

SANCHEZ ENERGY CORPORATION

By:
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

Accepted and Agreed to

as of the date written above

SN EF UNSUB, LP

By: SN EF UnSub GP, LLC, its general partner

By:
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

SN EF MAVERICK, LLC

By:
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

Exhibit A

(Attached)

Exhibit B

Type Curve Areas

(Attached)

Exhibit C

Tag-Along Rights

(a)                          If at any time SN Parent, SN or any of their Affiliates proposes to transfer, directly or indirectly, all or any portion of its Joint Properties, whether in a single transaction or series of related transactions to a Third Party purchaser or purchasers (a “Proposed Sale”), such party seeking to transfer such Joint Properties (the “Transferring Party”) shall furnish to UnSub a written notice of such Proposed Sale (the “Tag-Along Notice”) and provide UnSub the opportunity to participate in such Proposed Sale on the terms described in this Exhibit C to the extent of its respective ownership interests in the assets to be transferred in such Proposed Sale. The Tag-Along Notice shall include:

(i)                              the material terms and conditions of the Proposed Sale, including (A) the Joint Properties to be transferred, (B) the name of the proposed transferee (the “Proposed Transferee”), (C) the proposed amount and form of consideration (including the proposed price on a per Working Interest percentage basis based on an allocation of value by applicable Leases, Wellpads, and other applicable assets, which will include an allocation to individual producing wells and undeveloped acreage based on the bona fide third party offer), and (D) the proposed transfer date, if known, which date shall not be less than thirty (30) Business Days after delivery of such Tag-Along Notice; and

(ii)                           an invitation to UnSub to participate in such Proposed Sale at the same per Working Interest percentage price per applicable asset, for the same form of consideration and on the same terms and conditions as those offered to the Transferring Party in the Proposed Sale. The Transferring Party shall deliver or cause to be delivered to UnSub copies of all transaction documents relating to the Proposed Sale as promptly as practicable after they become available.

(b)                          UnSub may exercise the tag-along rights provided by this Exhibit C within twenty (20) Business Days following delivery of the Tag-Along Notice by delivering a notice (the “Tag-Along Offer”) to the Transferring Party indicating UnSub’s desire to exercise its tag-along rights hereunder. If UnSub does not make a Tag-Along Offer within twenty (20) Business Days following delivery of the Tag-Along Notice, UnSub shall be deemed to have waived its rights under this Exhibit C with respect to such Proposed Sale, and the Transferring Party shall thereafter be free to transfer the applicable Joint Properties to the Proposed Transferee without the participation of UnSub, for the same form of consideration set forth in the Tag-Along Notice, at a per Working Interest percentage price no greater than the per Working Interest percentage price per applicable asset set forth in the Tag-Along Notice, and on other terms and conditions which are not more favorable to the Transferring Party than those set forth in the Tag-Along Notice. If UnSub elects to participate in the Proposed Sale pursuant to this Exhibit C, (i) the consideration to be received by the parties in such sale (a “Tag-Along Transaction”) will be calculated by taking the aggregate proceeds from such Tag-Along Transaction and allocating such proceeds between the Transferring Party and UnSub based upon the relative Fair Market Value of the Leases, Wellpads and other applicable assets and other interests included by such parties (collectively, the “Tag Interests”), as agreed by the Transferring Party and UnSub or as otherwise determined pursuant to the valuation process set forth in paragraph (g) below, taking into account (in either case) the parties’ proportionate ownership of the Working Interests in the properties transferred pursuant to the Tag-Along Transaction, the allocation of value among the Working Interests included in the sale as determined with the Third Party purchaser (but only to the extent that all parties approved in writing such allocation prior to execution of the applicable agreement), and any other relevant information, provided that the total Fair Market Value of the aggregate interests to be sold for purposes hereunder will be equal to the sale price determined by the purchaser of the interests included by the Transferring Party and UnSub in the Proposed Sale; and (ii) UnSub shall agree to make to the Proposed Transferee the same representations and warranties, covenants and indemnities as the Transferring Party agrees to make in connection with the Proposed Sale (which may be modified as necessary as to form to the extent one party is transferring Working Interests and the other party is transferring equity interests holding Working Interests, and such other distinctions as may be applicable to the parties or their interests in the Leases, Wellpads, and other applicable Assets); provided, that (A) no party shall be liable for the breach of any covenant by any other party, (B) in no event shall any party be required to make representations and warranties or provide indemnities as to any other party, and (C) in no event shall UnSub be responsible for any liabilities or indemnities in connection with such Proposed Sale in excess of the proceeds received by UnSub in the Proposed Sale.

(c)                           In the event that the consideration received in connection with a Proposed Sale consists of securities that are not registered under the Securities Act of 1933, as amended, and UnSub exercises its tag-along rights hereunder in connection with such Proposed Sale, if the Transferring Party is entitled to registration rights in respect of such securities, the Transferring Party shall ensure that UnSub will receive pro rata piggy back registration rights on any registration in which the Transferring Party is entitled to register such securities (together with a pro rata number of the total demand registrations granted to the Transferring Party).

(d)                          Any offer of UnSub contained in any Tag-Along Offer shall be irrevocable, and, to the extent such Tag-Along Offer is accepted, UnSub shall be bound and obligated to Transfer in the Proposed Sale on the same terms and conditions, with respect to each Oil and Gas Property interest transferred, as the Transferring Party; provided, however, that if the terms of the Proposed Sale change with the result that the per Working Interest percentage price shall be less than the per Working Interest percentage price set forth in the Tag-Along Notice, the form of consideration shall be different or the other terms and conditions (other than, for the avoidance of doubt, inside tax basis associated with such interests, if applicable) shall be materially less favorable to UnSub than those set forth in the Tag-Along Notice, UnSub shall be permitted to withdraw the offer contained in the applicable Tag-Along Offer by written notice to the Transferring Party and upon such withdrawal shall be released from its obligations.

(e)                           If UnSub exercises its rights under this Exhibit C, the closing of the sale of the Transferring Party’s and UnSub’s Joint Properties in the Tag-Along Transaction will take place concurrently. If the closing with the Proposed Transferee (whether or not UnSub has exercised its rights under this Exhibit C) shall not have occurred by 5:00 p.m. Eastern Time on the date that is one-hundred and twenty (120) days after the date of the Tag-Along Notice, as such period may be extended to obtain any required regulatory approvals, and on terms and conditions not more favorable to the Transferring Party than those set forth in the Tag-Along Notice, all the restrictions on transfer contained herein shall again be in effect with respect to such Oil and Gas Property interest and proposed transfer.

(f)                            The costs of any transactions contemplated by this Exhibit C shall be deducted pro rata from the proceeds to be paid to the Transferring Party and UnSub in connection with such transaction.

(g)                           In the event the Transferring Party and UnSub (for purposes of this paragraph, collectively, the “Dispute Parties”) disagree as to the relative Fair Market Value of the Tag Interests included by each party and cannot resolve such dispute (after good faith negotiations lasting no more than ten (10) Business Days), then any Dispute Party may elect for the Dispute Parties to engage one mutually-agreeable reputable national or regional investment bank or valuation firm with experience in the valuation of oil and gas interests in Eagle Ford Shale (the “Valuation Firm”) to determine the relative Fair Market Value (on a percentage basis) of the Tag Interests included by each party. The Valuation Firm shall be selected by the Dispute Parties from among the Approved Financial Advisor Arbiters and if the Dispute Parties are unable to agree then SN Parent shall chose. The Dispute Parties shall each cooperate fully with the Valuation Firm, including by providing all reasonably requested information, data and work papers of such Dispute Party and shall make available personnel and accountants to explain any such information, data or work papers. The Dispute Parties shall cause the Valuation Firm to render its determination as soon as reasonably practicable but in no event later than fifteen (15) Business Days after the Valuation Firm was engaged; provided, however, the Dispute Parties shall cause the Valuation Firm to render its determination no later than the second (2nd) Business Day prior to the expiration of the Tag-Along Offer. The Valuation Firm’s determination of the relative value of the Tag Interests (the “Final Valuation”) shall be final and binding on the Dispute Parties, and any proceeds to be received in such indirect approved sale shall be split between the Dispute Parties based upon the relative valuation percentages set forth in the Final Valuation. The fees and costs of the Valuation Firm shall allocated 50% to SN and 50% to UnSub.

Terms used in this Exhibit C but not defined elsewhere in this Letter Agreement shall have the following meanings:

“Approved Financial Advisor Arbiters” means the banks or valuation firms listed on Annex IV to the Joint Development Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by applicable Law to be closed in New York, New York or Houston, Texas.

“Fair Market Value” means the value of any specified interest or property, which shall not in any event be less than zero, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller, conveyance of operatorship associated with any specified interest or property or a control premium.

“Governmental Authority” means any legislature, court, tribunal, arbitrator, authority, agency, department, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental, regulatory, administrative or non- governmental body exercising similar powers of authority.

“Leases” means, collectively, oil, gas and mineral leases and subleases, royalties, overriding royalties, net profits interests, carried and convertible interests, and other oil and gas interests.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.

“Third Party” means any Person other than an Affiliate of SN Parent or a Permitted Holder, provided that for purposes of Section 4(g) and this Exhibit C, each of SPP and its controlled Affiliates shall be deemed a Third Party of SN Parent and its Affiliates.

“Wellpads” has the meaning set forth in the Joint Development Agreement.

“Working Interest” means with respect to any lease or well or wellpad relating to the any Joint Properties, the fractional interest in and to such lease, well or wellpad that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such lease or well.

SCHEDULE 3.07

Partnership Approvals

1.              The approval of (i) the General Partner and (ii) the sole member of the General Partner is required for the Partnership and General Partner, respectively, actions specified above, which approvals have been obtained.

2.              With respect to such other Basic Documents that are to be executed at Closing and the performance of which is to occur after Closing, any authorizations, consents, approvals, waivers, licenses, qualifications, exemptions, filings, declarations, qualifications or registrations contemplated by such Basic Documents.

SCHEDULE 3.07 TO

SECURITIES PURCHASE AGREEMENT

SCHEDULE 3.08

Liabilities

1.     Liabilities and obligations of the General Partner arising under its Limited Liability Company Agreement, dated as of December 21, 2016.

2.     Liabilities and obligation of the Partnership arising under its Agreement of Limited Partnership, dated as of December 21, 2016.

SCHEDULE 3.08 TO

SECURITIES PURCHASE AGREEMENT

SCHEDULE 4.04

Preferred Unit Purchaser Approvals

None.

SCHEDULE 4.04 TO

SECURITIES PURCHASE AGREEMENT

SCHEDULE 5.04

SN Approvals

1.     With respect to the Warrant Agreement and the Registration Rights Agreement, such of the foregoing as may be required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state and foreign securities or “blue sky” laws, The New York Stock Exchange or any other applicable self-regulatory organization.

2.     With respect to such other Basic Documents that are to be executed at Closing and the performance of which is to occur after Closing, any authorizations, consents, approvals, waivers, licenses, qualifications, exemptions, filings, declarations, qualifications or registrations contemplated by such Basic Documents.

SCHEDULE 5.04 TO

SECURITIES PURCHASE AGREEMENT